   As filed with the Securities and Exchange Commission on December 21, 2000
                                                    Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------
                                ONVIA.COM, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                               ---------------

            Delaware                              7375                          91-1859172
 (State or Other Jurisdiction of      (Primary Standard Industrial           (I.R.S. Employer
 Incorporation or Organization)        Classification Code Number)          Identification No.)

                     1260 Mercer Street, Seattle, WA 98109
                                (206) 282-5170
  (Address, Including Zip Code and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               ---------------
                               Glenn S. Ballman
                            Chief Executive Officer
                     1260 Mercer Street, Seattle, WA 98109
                                (206) 282-5170
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                  Copies to:

                Mark J. Handfelt                     Randolph H. Fields
                 John C. Morrow                          Kevin Ross
               Charles P. Carter                  Greenberg Traurig, P.A.
                Sofia Michelakis                  111 North Orange Avenue
               Venture Law Group                   Orlando, Florida 32801
           A Professional Corporation
              4750 Carillon Point
           Kirkland, Washington 98033

                               ---------------
   Approximate date of commencement of proposed sale to the public:

   As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger of a subsidiary of the Registrant with and into DemandStar.com, Inc. as described in the Agreement and Plan of Merger dated as of November 20, 2000, attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
                                                                    Proposed
                                                       Proposed     maximum
                                                       maximum     aggregate   Amount of
        Title of each class of         Amount to be offering price  offering  registration
     securities to be registered        registered     per unit     price(1)      fee
------------------------------------------------------------------------------------------
Common stock, $.0001 par value per
 share...............................   6,000,000        (1)       $7,273,125    $1,921
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c) and (f) under the Securities Act of 1933, as amended, the registration fee has been calculated based upon (a) $0.71875, which is the average of the bid and ask prices per share of DemandStar.com, Inc. on December 21, 2000 as reported on the OTC Bulletin Board multiplied by (b) 10,119,130 which is the aggregate number of DemandStar's shares of common stock (i) outstanding on the date hereof,
    (ii) issuable upon conversion of shares of preferred stock outstanding on the date hereof, and (iii) issuable upon exercise of outstanding options to purchase DemandStar's common stock vested at the time of the merger.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this proxy statement/prospectus is not complete and may be + +changed. Onvia may not issue the common stock to be issued in connection with +
+the merger described in this proxy statement/prospectus until the             +
+registration statement filed with the Securities and Exchange Commission is + +effective. Any representation to the contrary is a criminal offense. This + +proxy statement/prospectus is not an offer to sell these securities, and + +neither Onvia nor DemandStar is soliciting an offer to buy these securities +
+in any state where the offer or sale is not permitted.                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                             Subject to completion
                            Dated December 21, 2000

                            [LOGO OF DEMANDSTAR.COM]

Dear DemandStar.com, Inc. Shareholder:

  I am pleased to forward to you this proxy statement/prospectus for a special
meeting of the shareholders of DemandStar.com, Inc. to be held on       , 2001,
at     .m. local time, at       , Plantation, Florida.

  At the special meeting, you will be asked to vote upon the proposed merger of DemandStar.com, Inc. with Onvia.com, Inc. The merger will be effected pursuant to the Agreement and Plan of Merger, dated as of November 20, 2000, among Onvia, Dragon Acquisition Corporation and DemandStar. Pursuant to the merger agreement, each outstanding share of capital stock of DemandStar will be converted into the right to receive approximately 0.6 shares of Onvia's common stock. Onvia's common stock is listed on the Nasdaq National Market under the symbol "ONVI." If the merger is approved and consummated, DemandStar will become a wholly-owned subsidiary of Onvia. The merger is described more fully in this proxy statement/prospectus.

  DemandStar's board of directors has carefully reviewed and considered the terms and conditions of the merger agreement and the proposed merger and has concluded that they are fair to, and in the best interests of, DemandStar and its shareholders. In reaching this determination, DemandStar's board of directors received the opinion of Janney Montgomery Scott LLC that the merger consideration was fair, from a financial point of view, to DemandStar's shareholders on the day Onvia and DemandStar signed the merger agreement. Holders of shares of DemandStar capital stock are urged to read such opinion in its entirety. DemandStar's board of directors unanimously recommends that you vote for approval of the merger agreement and the consummation of the merger.

  The merger agreement and the consummation of the merger must be approved by the holders of a majority of the outstanding shares of common stock of DemandStar entitled to vote at the special meeting voting as a single class, a majority of the outstanding shares of preferred stock entitled to vote at the special meeting voting as a single class and a majority of the outstanding shares of common stock and preferred stock entitled to vote at the special meeting voting as a single class. You should note that shareholders of DemandStar entitled to vote at the special meeting who collectively own approximately 35.8% of DemandStar's outstanding common stock, 100% of DemandStar's outstanding preferred stock and 37.7% of the combined voting power of the common and preferred stock have already agreed to vote their shares in favor of the merger agreement and the merger. In particular, you should review the matters referred to under "Risk Factors" starting on page 12.

  We have included a proxy card which you may use to vote your shares if you are not able to attend the special meeting in person.

                            On Behalf of the Board of Directors,

                            /s/ Bernard B. Markey
                            Bernard B. Markey
                            Chairman of the Board

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction and the securities being offered by Onvia or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  This proxy statement/prospectus is dated       , 2001 and was first mailed to
shareholders on or about       , 2001.


   This proxy statement/prospectus incorporates important business and financial information about Onvia and DemandStar that is not included in or delivered with this document. This information is available without charge to DemandStar shareholders upon written or oral request. Shareholders should contact Onvia at 1260 Mercer Street, Seattle, Washington 98109, Attn: Investor Relations, (206) 282-5170, or DemandStar at 1200 S. Pine Island Court, Suite 600 Plantation, Florida, Attn: Investor Relations, (954) 577-6500.

   To obtain timely delivery of requested documents before the special meeting,
 you must request them no later than       , 2001, which is five business days
 before the date of the special meetings.

   Also see "Where You Can Find More Information" in this proxy statement/prospectus.

                              DEMANDSTAR.COM, INC.
                      1200 S. Pine Island Road, Suite 600
                           Plantation, Florida 33324

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD         , 2001

To the Shareholders of DemandStar:

   NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of
DemandStar.com, Inc., a Florida corporation, will be held at   :00  .m., local
time, on         , 2001, at                , Plantation, Florida for the
following purposes:

    . To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 20, 2000, among Onvia.com, Inc., a Delaware corporation, Dragon Acquisition Corporation, a Florida corporation and a wholly-owned subsidiary of Onvia, and DemandStar, and the merger of Dragon Acquisition Corporation with and into DemandStar whereby, among other things, each outstanding share of DemandStar capital stock will be converted into the right to receive approximately 0.6 shares of Onvia's common stock, as more fully described in this proxy statement/prospectus; and

    . To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

   DemandStar's board of directors has determined that the merger agreement and the merger are in your best interests and recommends that you vote to approve the merger agreement.

   Each of the foregoing items of business is more fully described in this proxy statement/prospectus, which we urge you to read carefully.

   Shareholders of record at the close of business on       , 2001, are
entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Approval of the merger agreement and the merger will require the affirmative vote of a majority of the holders of the outstanding shares of common stock of DemandStar entitled to vote at the special meeting, a majority of the outstanding shares of preferred stock entitled to vote at the special meeting and a majority of the outstanding shares of common stock and preferred stock entitled to vote at the special meeting voting together as a single class.

   If the merger agreement is effected, shareholders who dissent therefrom may be entitled to be paid the fair value of their shares. A copy of Florida Statutes, Sections 607.1301, 607.1302 and 607.1320 relating to dissenters' rights is attached as Appendix D to this proxy statement/prospectus and incorporated herein by reference. These sections must be complied with in order for shareholders to exercise dissenters' rights.

   To ensure that your shares are represented at the special meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the special meeting in person. Any executed but unmarked proxy cards will be voted for approval and adoption of the merger agreement and the merger. You may revoke your proxy in the manner described in this proxy statement/prospectus at any time before it has been voted at the special meeting. Any shareholder attending the special meeting may vote in person even if such shareholder has returned a proxy.

   Please do not send any DemandStar stock certificates in your proxy envelope.

                                          By Order of the Board of Directors,

                                          /s/ L.A. Gornto, Jr.
                                          L.A. Gornto, Jr.
                                          Secretary

Plantation, Florida
      , 2001

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Questions and Answers.....................................................   1
Summary...................................................................   4
  The companies...........................................................   4
  The merger..............................................................   4
  Merger consideration....................................................   4
  Material federal income tax consequences................................   5
  Onvia's reasons for the merger..........................................   5
  DemandStar's reasons for the merger and recommendations of DemandStar's
   board of directors.....................................................   5
  Opinion of DemandStar's financial advisor...............................   6
  The special meeting.....................................................   6
  Record date for voting on the merger....................................   6
  Shareholder vote required to approve the merger.........................   6
  Voting agreements.......................................................   6
  No other negotiations...................................................   7
  Conditions to completion of the merger..................................   7
  Termination of the merger agreement.....................................   7
  Termination fees and expenses...........................................   7
  Interests of certain persons in the merger..............................   8
  Dissenters' rights of DemandStar shareholders...........................   8
  Accounting treatment....................................................   8
  Regulatory approvals....................................................   8
  Forward looking statements may prove inaccurate.........................   9
  Comparative stock price data and dividend history.......................  10
  Comparative per share data..............................................  11
Risk Factors..............................................................  12
  General Risks Related to the Merger.....................................  12
  Risks Related to Onvia..................................................  15
  Risks Related to DemandStar.............................................  23
The Special Meeting.......................................................  31
  Time, place and date of meeting.........................................  31
  Purposes of the special meeting.........................................  31
  Recommendations of DemandStar's board of directors......................  31
  Record date; Voting at the meeting; Quorum..............................  31
  Broker non-votes........................................................  31
  Required shareholder vote...............................................  32
  Voting and revocation of proxies........................................  32
  Action to be taken at the special meeting...............................  32
  Proxy solicitation......................................................  33
The Merger................................................................  34
  Background of the merger................................................  34
  Onvia's reasons for the merger..........................................  36
  DemandStar's reasons for the merger and recommendations of DemandStar's board of directors.....................................................  38
  Opinion of DemandStar's financial advisor...............................  40
  Historical and projected operating results and financial condition......  41
  Stock price premium analysis............................................  42
  Analysis of selected publicly traded comparable companies...............  43
  Analysis of selected comparable transactions............................  44
  Pro forma contribution analysis.........................................  45
  Market and economic factors.............................................  45

                                                                          Page
                                                                          ----
  Interests of certain persons in the merger.............................  46
  Material federal income tax consequences...............................  47
  Accounting treatment...................................................  49
  Regulatory approvals...................................................  49
  Restrictions on affiliate resales......................................  49
The Merger Agreement.....................................................  50
  The merger.............................................................  50
  Effective time.........................................................  50
  Directors and officers.................................................  50
  Conversion of shares in the merger.....................................  50
  DemandStar stock option plan...........................................  50
  DemandStar warrants....................................................  51
  Exchange agent.........................................................  51
  Exchange procedures....................................................  51
  Distributions with respect to unexchanged shares.......................  52
  No fractional shares...................................................  52
  Representations and warranties.........................................  52
  Conduct of business of DemandStar pending the merger...................  53
  Conduct of business of Onvia pending the merger........................  54
  No other negotiations..................................................  54
  Director and officer indemnification...................................  55
  Bridge financing.......................................................  56
  Board observer.........................................................  56
  Conditions to completion of the merger.................................  56
  Termination of the merger agreement....................................  58
  Termination fee and expenses...........................................  60
  Amendment and waiver...................................................  60
Voting Agreements........................................................  61
Onvia Selected Financial Information.....................................  62
Onvia Selected Quarterly Financial Information...........................  63
DemandStar Selected Financial Information................................  64
DemandStar Selected Quarterly Financial Information......................  65
Onvia's Management's Discussion and Analysis of Financial Condition and
 Results of Operations ..................................................  66
  Result of operations...................................................  66
  Liquidity and capital resources........................................  70
  Quantitative and qualitative disclosures about market risk.............  71
  Recent accounting pronouncements.......................................  72
DemandStar's Management's Discussion and Analysis of Financial Condition
 and Results of Operations...............................................  73
  Results of operations..................................................  73
  Liquidity and capital resources........................................  74
Business of Onvia........................................................  76
  Overview...............................................................  76
  Industry background....................................................  76
  Onvia's business solution..............................................  78
  Strategy...............................................................  79
  Recent developments....................................................  80
  Services and products..................................................  81
  Strategic relationships................................................  83

                                                                            Page
                                                                            ----
  Customers................................................................  84
  Sales strategy...........................................................  84
  Marketing strategy.......................................................  84
  Customer service.........................................................  85
  Technology and operations................................................  85
  Competition..............................................................  87
  Intellectual property rights.............................................  88
  Employees................................................................  88
  Facilities...............................................................  89
  Legal proceedings........................................................  89
Management of Onvia........................................................  90
  Executive Officers and Directors.........................................  90
  Board Composition........................................................  92
  Board Compensation.......................................................  92
  Board Committees.........................................................  92
  Compensation Committee Interlocks and Insider Participation..............  93
  Executive Compensation...................................................  93
  Option Grants in Last Fiscal Year........................................  94
  Option Exercises in Last Fiscal Year-End Option Values...................  95
  Benefit Plans............................................................  95
Principal Stockholders of Onvia............................................  98
Onvia Certain Transactions................................................. 100
Business of DemandStar..................................................... 104
  Overview................................................................. 104
  DemandStar's History..................................................... 104
  Industry Background...................................................... 105
  Market................................................................... 107
  DemandStar's services.................................................... 108
  Business model........................................................... 108
  Government sales......................................................... 109
  Vendor sales............................................................. 109
  Vendor solicitation...................................................... 109
  Current contracts........................................................ 109
  Sales and marketing...................................................... 110
  Competition.............................................................. 110
  Intellectual property and proprietary rights............................. 111
  Technology and operations................................................ 111
  Facilities............................................................... 112
  Employees................................................................ 112
  Sources of revenue....................................................... 112
  Legal proceedings........................................................ 113
Management of DemandStar................................................... 114
  Executive officers and directors......................................... 114
  Staggered board of directors............................................. 115
  Board committees......................................................... 115
  Compensation of directors................................................ 116
Principal Shareholders of DemandStar....................................... 117
DemandStar Certain Transactions............................................ 119

                                                                          Page
                                                                          ----
Description of Onvia Capital Stock....................................... 127
  Common stock........................................................... 127
  Preferred stock........................................................ 127
  Warrants............................................................... 127
  Registration rights.................................................... 127
  Anti-takeover provisions............................................... 128
  Listing................................................................ 129
  Transfer agent and registrar........................................... 129
Comparison of Rights Between DemandStar Shareholders and Stockholders of
 Onvia................................................................... 130
Dissenters' Rights of DemandStar Shareholders............................ 140
Stockholder Proposals.................................................... 142
Legal Matters............................................................ 143
Experts.................................................................. 143
Forward-Looking Statements May Prove Inaccurate.......................... 143
Where You Can Find More Information...................................... 144
Index To Financial Statements............................................ F-1
APPENDIX A Agreement and Plan of Merger dated as of November 20, 2000.... A-1
APPENDIX B Form of Voting Agreement dated November 20, 2000 with list of signatories and shares subject to agreement................... B-1
APPENDIX C Opinion of Financial Advisor to DemandStar.................... C-1
APPENDIX D Florida Dissenters' Rights Provisions......................... D-1

                             QUESTIONS AND ANSWERS

Q: Why are the companies proposing the merger?

A: Onvia and DemandStar believe that combining the products and technologies of the two companies will allow the combined company to offer a more complete internet procurement solution to a broader range of customers. The merger will combine DemandStar's and Onvia's government-to-business exchange platforms, creating a more compelling value proposition to government agency buyers and small business vendors. In addition, the companies believe that a combined company would have a larger customer base, greater depth of skilled personnel, expanded distribution and support capability and a higher market profile, all of which the companies believe will create greater market opportunities for the combined company and greater value for their respective stockholders.

Q: What will happen in the merger?

A: In the merger, DemandStar will become a wholly owned subsidiary of Onvia. Based upon the capitalization of Onvia and DemandStar as of December 20, 2000, the holders of outstanding shares of DemandStar's capital stock will receive a number of shares of Onvia's common stock representing approximately 6.4% of Onvia's outstanding common stock following the merger. Approximately additional shares of Onvia's common stock would be issuable upon the exercise of DemandStar stock options and warrants assumed by Onvia.

Q: What will DemandStar's shareholders receive in the merger?

A: As a result of the merger, each share of capital stock of DemandStar will be exchanged for that number of shares of Onvia's common stock equal to the exchange ratio. The exchange ratio will be determined by dividing 6 million by the aggregate number of outstanding shares of DemandStar's capital stock and options to purchase DemandStar's common stock that are vested immediately prior to the effective time of the merger. The exchange rate equals approximately 0.6 of a share of Onvia's common stock. Onvia will not issue fractional shares of stock. Instead, DemandStar shareholders will receive cash based on the average closing price of Onvia's common stock for the five business days preceding the effective time of the merger.

   For example, if you own 101 shares of DemandStar's common stock, you will receive 60 shares of Onvia's common stock in exchange for your 100 shares of DemandStar's common stock and an amount of cash equal to approximately 0.6 times the five-day average closing price of Onvia's common stock prior to the effective date for your remaining 1 share of DemandStar's common stock.

Q: What is the value per share to be received by DemandStar shareholders?

A: The aggregate number of shares of Onvia's common stock to be issued in the merger to holders of DemandStar capital stock is fixed and will not be adjusted based upon changes in the values of DemandStar or Onvia's common stock. As a result, the value of the Onvia shares you will receive in the merger will fluctuate as the market price of Onvia's common stock goes up or down and will not be known at the time you vote on the merger. Onvia and DemandStar encourage you to obtain current market quotations of Onvia's common stock and DemandStar's common stock.

Q: Does the board of directors of DemandStar recommend voting in favor of the merger?

A: Yes. After careful consideration, DemandStar's board of directors unanimously recommends that its shareholders vote in favor of adopting the merger agreement. For a more complete description of the recommendations of DemandStar's board of directors, see the section entitled "The Merger-- DemandStar reasons for the merger and recommendations of DemandStar's board of directors."

Q: Are there risks I should consider in deciding whether to vote for the merger?

A: Yes. For example, the number of shares of Onvia's common stock that DemandStar shareholders will receive will not change even if the market price of Onvia's common stock increases or decreases before completion of the merger. Onvia and DemandStar urge you to obtain current market quotations of Onvia's common stock and DemandStar's common stock.

   In evaluating the merger, you should also carefully consider these and other factors discussed in the section titled "Risk Factors" beginning on page 12.

Q: What do I need to do now?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted "FOR" adoption of the merger agreement.

Q: What happens if I do not return a proxy card?

A: If you are a DemandStar shareholder, failure to return your proxy card will have the same effect as voting against the merger.

Q: May I vote in person?

A: Yes. You may attend the special meeting of DemandStar shareholders and vote your shares in person, rather than signing and returning your proxy card.

Q: What do I do if I want to change my vote?

A: If you want to change your vote, send the secretary of DemandStar a signed proxy card, dated after your original proxy card, before the meeting or attend the meeting in person. You may also revoke your proxy by sending a written, dated notice of revocation to the secretary of DemandStar before the meeting.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

Q: Should I send in my DemandStar stock certificates now?

A: No. After the merger is completed, Onvia will send you written instructions for exchanging your DemandStar stock certificates for Onvia's stock certificates.

Q: When do Onvia and DemandStar expect to complete the merger?

A: Onvia and DemandStar hope to complete the merger as soon as possible after DemandStar's shareholders approve the merger. However, the companies cannot predict the exact timing because completion of the merger is subject to a number of conditions.

Q: Will I recognize a gain or loss on the transaction?

A: Onvia and DemandStar expect that if the merger is completed, you will not recognize gain or loss for U.S. federal income tax purposes upon your exchange of DemandStar capital stock solely for shares of Onvia's common stock, except that DemandStar's shareholders will recognize gain or loss with respect to cash received instead of fractional shares of Onvia's common stock. However, DemandStar's shareholders are urged to consult their own tax advisors to determine their particular tax consequences. Please refer to the more complete discussion of Federal income tax consequences in "The Merger--Material federal income tax consequences" below.

Q: Am I entitled to dissenters' rights?

A: Yes. Under Florida law, holders of DemandStar capital stock are entitled to dissenters' rights in the merger.

Q: Whom should I call with questions?

A: DemandStar's shareholders should call Sam Chesser at (954) 577-3924 with any questions about the merger.

                                    SUMMARY

   This Summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire document, including the appendices and other information referred to in this document.

The companies

[LOGO OF ONVIA.COM]

1260 Mercer Street
Seattle, WA 98109
(206) 282-5170

   Onvia.com, Inc. is a leading online exchange helping small businesses secure additional revenue through buying and selling products and services to other businesses and government agencies. Onvia is valued by buyers and sellers as a matchmaker, helping almost one million small businesses find what they need through an online exchange.

[LOGO OF DEMANDSTAR.COM(TM)]

1200 South Pine Island Road, 6th Floor
Plantation, FL 33324
(954) 577-6500

   DemandStar's procurement system enables state and local government agencies to purchase goods and services more efficiently and at lower administrative costs while at the same time providing valuable services to businesses selling goods and services to government agencies. DemandStar distributes bid requests and associated documents to vendors for government agencies in an effort to reduce administrative costs and increase the operational efficiency of its member agencies and the competition in the agencies' bidding process.

The merger (page 34)

   In the merger, DemandStar and a wholly owned subsidiary of Onvia will merge and, as a result, DemandStar will become a wholly owned subsidiary of Onvia. The merger agreement is attached to this proxy statement/prospectus as Appendix
A. We urge you to read the merger agreement carefully.

Merger consideration

   As a result of the merger, each share of capital stock of DemandStar will be exchanged for that number of shares of Onvia's common stock equal to the exchange ratio. The exchange ratio will be determined by dividing 6 million by the aggregate number of outstanding shares of DemandStar's capital stock and options to purchase DemandStar's common stock that are vested immediately prior to the effective time of the merger. The exchange rate equals approximately 0.6 of a share of Onvia's common stock. Onvia will not issue fractional shares of stock. Instead, DemandStar shareholders will receive cash based on the average closing price of Onvia's common stock for the five business days preceding the effective time of the merger.

   For example, if you own 101 shares of DemandStar's common stock, you will receive 60 shares of Onvia's common stock in exchange for your 100 shares of DemandStar's common stock and an amount of cash equal to approximately 0.6 times the five-day average closing price of Onvia's common stock prior to the effective date for your remaining 1 share of DemandStar's common stock.

Material federal income tax consequences (page 47)

   The exchange of shares of DemandStar capital stock for shares of Onvia's common stock is intended to be tax-free to DemandStar shareholders for federal income tax purposes. Any cash received for any fractional share will result in gain or loss as if you sold your fractional share. Your tax basis in Onvia's common stock you receive in the merger will equal your current tax basis in your DemandStar capital stock, reduced by the basis allocable to any fractional share interest for which you receive cash.

   Tax matters can be complicated and the tax consequences of the merger to you will depend on your own tax situation. You should consult with your own tax advisor to fully understand the tax consequences of the merger to you.

Onvia's reasons for the merger (page 36)

   Onvia's board of directors unanimously approved the merger based on a number of factors, including the following:

  . Onvia and DemandStar together could provide government agencies buying services and products and small business selling such services and products a more compelling value proposition;

  . Onvia's and DemandStar's product and service offerings and development plans are complementary; and

  . the merger would further Onvia's long-term strategies and goals of expanding its service and product offerings and relationships with government agencies.

DemandStar's reasons for the merger and recommendations of DemandStar's board of directors (page 38)

   DemandStar's board of directors approved the merger based on a number of factors, including the following:

  . the merger affords the new combined company the opportunity to increase its presence in the business to government market and enables it to offer its customers a broader and more varied array of products and services;

  . the commitment by Onvia to loan DemandStar up to $5 million;

  . the agreements to be entered into by holders of approximately 37.7% of the outstanding shares of DemandStar capital stock to vote in favor of the merger;

  . the opportunity to create more shareholder value by reducing the risks and shareholder dilution associated with DemandStar's need to obtain additional capital in order to finance its operations and create positive cash flow; and

  . the detailed financial analysis and other information presented to DemandStar's board of directors, by Janney Montgomery Scott LLC including the fairness opinion dated November 17, 2000, stating that, as of such date, the merger consideration to be received by DemandStar's shareholders was fair.

   DemandStar's board of directors:

  . has unanimously approved the merger agreement and declared it to be advisable;

  . has determined that the merger is consistent with and furthers the long-term business strategy of DemandStar; and

  . unanimously recommends that DemandStar's shareholders vote FOR the adoption and approval of the merger agreement.

Opinion of DemandStar's financial advisor (page 40)

   In deciding to approve the merger, one of the factors DemandStar's board of directors considered was the opinion of its financial advisor, Janney Montgomery Scott LLC that, as of November 17, 2000, the merger consideration was fair to the shareholders of DemandStar from a financial point of view. The full text of the Janney opinion is attached as Appendix C and we urge you to read it in its entirety.

The special meeting (page 31)

   There will be a special meeting of DemandStar's shareholders at
            ,                 , Plantation, Florida on          ,
    , 2001 at         .m. local time. At this meeting, DemandStar's
shareholders will be asked to approve the merger agreement.

Record date for voting on the merger

   Only record holders of DemandStar's capital stock on                , 2001
will be entitled to vote at the special meeting.

Shareholder vote required to approve the merger

   Under Florida law, the merger must be approved by:

  . a majority of the outstanding shares of DemandStar's common stock entitled to vote on the merger, voting separately as a class;

  . a majority of the outstanding shares of DemandStar's Series A preferred stock entitled to vote on the merger, voting separately as a class; and

  . a majority of the outstanding shares of DemandStar's common stock and Series A preferred stock entitled to vote on the merger, voting together as a class.

Voting agreements (page 61)

   DemandStar's largest shareholder, H.T.E., Inc., and each of the directors and executive officers of DemandStar, entered into voting agreements pursuant to which they have agreed to vote all of their shares in favor of the approval of the merger agreement and the merger at the DemandStar special meeting. As of December 20, 2000, H.T.E. owned approximately 23.8% of DemandStar's capital stock, which represents 100% of DemandStar's outstanding Series A preferred stock and approximately 16.4% of DemandStar's outstanding common stock, although as a result of DemandStar's articles of incorporation, H.T.E.'s voting power in the aggregate represented approximately 19.9% of DemandStar's common and preferred stock voting together as a class. The other parties to voting agreements in the aggregate own 17.8% of the outstanding voting power of DemandStar (37.7% when combined with H.T.E.) and 19.4% of DemandStar's outstanding common stock (35.8% when combined with H.T.E.).

No other negotiations (page 54)

   Until the merger is completed or the merger agreement is terminated, DemandStar has agreed, with certain limited exceptions, not to take any action, directly or indirectly, with respect to a business combination or other similar transaction involving DemandStar.

Conditions to completion of the merger (page 56)

   The obligations of Onvia and DemandStar to complete the merger are subject to the satisfaction or waiver of specified closing conditions.

Termination of the merger agreement (page 58)

   Onvia and DemandStar each have the right to terminate the merger agreement under certain circumstances. In certain circumstances, either Onvia or DemandStar may have to pay the other a termination fee and reimburse the other party for its expenses.

Termination fee and expenses (page 60)

   DemandStar must pay Onvia an amount equal to Onvia's documented expenses incurred in connection with the merger agreement and a termination fee equal to $600,000 upon termination of the merger agreement:

  . by Onvia if a "triggering event," as provided in the merger agreement, occurs;

  . by either Onvia or DemandStar because the required DemandStar shareholder vote was not obtained at a shareholder meeting; or

  . by Onvia if DemandStar breaches any of its representations, warranties, covenants or agreements in the merger agreement and those breaches are not cured within a 20 day cure period.

   If the merger agreement is terminated by Onvia or DemandStar because the merger has not been consummated by June 30, 2001 and another acquisition proposal has been announced or otherwise communicated to the board of directors of DemandStar, then DemandStar must pay Onvia an amount equal to Onvia's documented expenses incurred in connection with the transactions contemplated by the merger agreement. If the merger does not occur by June 30, 2001 and on or before June 30, 2002 DemandStar enters into a definitive agreement with a third party with respect to an acquisition transaction, or consummates an acquisition transaction with a third party, then DemandStar must pay Onvia an amount equal to $600,000 immediately upon any such execution or consummation.

   If DemandStar terminates the merger agreement because Onvia breaches any of its representations, warranties, covenants or agreements in the merger agreement and those breaches are not cured within a 20 day cure period, then Onvia must pay DemandStar an amount equal to DemandStar's documented expenses incurred in connection with the merger agreement and a fee equal to $600,000 immediately upon termination of the merger agreement.

   In addition, if the merger agreement is terminated under circumstances requiring DemandStar to pay a termination fee to Onvia, then the bridge notes provided to DemandStar by Onvia become repayable or convertible into DemandStar's Series C preferred stock, at Onvia's option, 30 days from termination. If the merger agreement is terminated under circumstances requiring Onvia to pay DemandStar a termination fee, then those bridge notes become repayable or convertible into DemandStar's Series C preferred stock, at Onvia's option, 12 months from termination.

Interests of certain persons in the merger (page 46)

   When considering the recommendation of DemandStar's board of directors to approve the merger and the merger agreement, you should be aware that some of DemandStar's directors, officers and shareholders have interests in the merger that are different from, or in addition to, yours. These interests include:

  . O.F. Ramos, President, Chief Executive Officer and a director of
    DemandStar, Edward S. Jordan, DemandStar's Chief Operating Officer and Executive Vice President, and William Knox North, DemandStar's Chief Technology Officer, each entered into amended and restated employment agreements pursuant to which they will become officers of Onvia following the merger.

  . Messrs. Ramos, Jordan and North each entered into amended and restated option agreements that change the vesting of their options to purchase DemandStar's common stock and, in the case of Messrs. Jordan and North, provide that Onvia will make additional option grants to them following the merger.

  . Three of DemandStar's directors, L.A. Gornto, Bernard B. Markey and
    Edward Moses, have agreed to amend their existing employment or consulting agreements to provide post-merger consulting services.

  . Under the terms of DemandStar's 1999 Employee Incentive Compensation
    Plan, all options with time based vesting provisions accelerate 100% on closing of the merger. Messrs. Gornto, Markey and Moses each have options with time based vesting provisions that accelerate 100% on a change of control.

  . Directors and officers of DemandStar are entitled to specified indemnification rights.

  . H.T.E., DemandStar's largest shareholder, has loaned DemandStar $1.75 million and may be more likely to be repaid following the merger than would otherwise be the case. Messrs. Gornto, Markey, Moses and Ramos are directors of both H.T.E. and DemandStar.

   As a result, these executive officers and directors could be more likely to recommend the approval of the merger agreement than if they did not hold these interests.

Dissenters' rights of DemandStar shareholders (page 140)

   Florida law permits you to dissent from the merger and have the fair value of your DemandStar shares appraised by a court and paid to you in cash. If you elect to dissent, you must follow strict procedures mandated by Florida law, including the filing of specified notices, and you must not vote in favor of the merger. If you dissent and follow the required procedures, you will not receive Onvia's common stock in the merger. Instead you will receive cash in an amount determined under Florida law.

Accounting treatment

   The merger will be accounted for under the purchase method of accounting. This means that after the merger, Onvia will be required to record as intangible assets the excess of the consideration given over the estimated fair value of net assets acquired and will subsequently amortize this cost against earnings.

Regulatory approvals

   Onvia and DemandStar have determined that, as of the date of this proxy statement/prospectus, no filings are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. However, at any time before or after the consummation of the merger, the Federal Trade Commission, the Department of Justice or any state could take action under applicable antitrust laws as they deem necessary or desirable. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of particular assets or businesses of Onvia or DemandStar. Private parties may also initiate legal actions under the antitrust laws under certain circumstances.

Forward-looking statements may prove inaccurate

   This document contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to expectations concerning matters that are not historical facts. Words such as "projects," "believes," "anticipates," "plans," "expects," "intends," and similar words and expressions are intended to identify forward-looking statements. Although each of Onvia and DemandStar believes that such forward-looking statements are reasonable, neither can assure you that such expectations will prove to be correct. Important language regarding factors that could cause actual results to differ materially from such expectations are disclosed herein including, without limitation, in the "Risk Factors" beginning on page 12. All forward-looking statements attributable to Onvia or DemandStar are expressly qualified in their entirety by such language. Neither Onvia nor DemandStar undertakes any obligation to update any forward-looking statements.

               COMPARATIVE STOCK PRICE DATA AND DIVIDEND HISTORY

   Onvia's common stock began trading on the Nasdaq National Market under the trading symbol "ONVI" on March 1, 2000. DemandStar's common stock began trading on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board, under the trading symbol "DMND" on May 5, 2000. The following table sets forth, for the periods indicated, the quarterly high and low sale prices per share of Onvia's common stock and DemandStar's common stock.

                                                        Onvia       DemandStar
                                                     Common Stock  Common Stock
                                                    -------------- -------------
                                                     High    Low    High   Low
                                                    ------- ------ ------ ------
Year ending December 31, 2000
  First Quarter.................................... $ 78.00 $20.00    --     --
  Second Quarter................................... $21.875 $4.125 $ 2.50 $0.812
  Third Quarter.................................... $11.875 $4.125 $1.437 $0.625
  Fourth Quarter (up to December 20, 2000)......... $ 4.750 $1.125 $1.182 $0.469

   The following table sets forth the closing prices per share of Onvia's common stock as reported on the Nasdaq National Market and DemandStar's common stock as reported on the OTC Bulletin Board on November 17, 2000, the last full trading day prior to the announcement that Onvia and DemandStar had entered into the merger agreement, and December 20, 2000, the most recent practicable date prior to the date of this proxy statement/prospectus. This table also lists the equivalent per share price of DemandStar's common stock on those dates. The equivalent price per share is equal to the closing price per share of Onvia's common stock on that date multiplied by 0.6, the approximate exchange ratio under the merger agreement.

                                         Onvia      DemandStar     Equivalent
                                      Common Stock Common Stock  per share price
                                      ------------ ------------ ----------------
November 17, 2000....................   $ 2.063       $0.875        $1.2378
December 20, 2000....................   $1.3125       $0.625        $0.7875

   As of December 20, 2000, there were approximately 474 stockholders of record of Onvia's common stock.

   Because the market price of Onvia's common stock is subject to fluctuation, the market value of the shares of Onvia's common stock that the DemandStar shareholders will receive in the merger may increase or decrease prior to the merger.

   DemandStar shareholders are urged to obtain a current market quotation for Onvia's common stock.

   Following the merger, Onvia's common stock will continue to be traded on the Nasdaq National Market under the symbol "ONVI."

   Neither Onvia nor DemandStar have ever paid cash dividends on shares of their common stock. Under the merger agreement, DemandStar has agreed not to pay cash dividends pending completion of the merger without the written consent of Onvia. Onvia's board of directors intends to retain all earnings for use in its business and has no present intention to pay cash dividends after the merger. If the merger is not completed, DemandStar's board of directors intends to continue its policy of retaining all earnings for use in its business.

                           COMPARATIVE PER SHARE DATA

   The following table reflects:

  . the historical net loss and book value per common share of Onvia in comparison with the pro forma net loss and book value per common share of Onvia after giving effect to the proposed merger with DemandStar as if the merger had occurred at the beginning of the periods presented; and

  . the historical net loss and book value per common share of DemandStar in comparison with the pro forma net loss and book value per common share of DemandStar assuming an exchange ratio of approximately 0.6 of a share of Onvia's common stock which will be received for each share of DemandStar capital stock.

   The information presented in this table should be read in conjunction with the unaudited pro forma consolidated financial statements, the consolidated financial statements and notes to the consolidated financial statements and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the respective companies, which are included elsewhere in this proxy statement/prospectus.

   The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not attempt to predict or suggest future results. It also does not necessarily reflect the historical results the combined company would have experienced if Onvia and DemandStar had been combined during the periods presented. The pro forma data does not reflect any costs associated with the integration and consolidation of the companies anticipated by the management of Onvia.

                                     Onvia
                                  (unaudited)

                                                       Nine Months
                                                          Ended      Year Ended
                                                      September 30, December 31,
                                                          2000          1999
                                                      ------------- ------------
Basic and diluted net loss per common share:
  Historical.........................................    $(1.48)       $(4.59)
  Pro forma..........................................    $(1.59)       $(4.91)
Book value per common share:
  Historical(1)......................................    $ 2.71        $ 0.91
  Pro forma..........................................    $ 2.65        $ 1.29

                                   DemandStar
                                  (unaudited)

                                                       Nine Months
                                                          Ended      Year Ended
                                                      September 30, December 31,
                                                          2000          1999
                                                      ------------- ------------
Basic and diluted net loss per common share:
  Historical.........................................    $(1.31)       $(0.91)
  Equivalent pro forma(2)............................    $(0.95)       $(2.95)
Book value per common share:
  Historical(1)......................................    $ 0.08        $(0.26)
  Equivalent pro forma(2)............................    $ 1.59        $ 0.77

--------
(1) Computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period.

(2) Computed by multiplying Onvia's pro forma basic and diluted net loss per common share and pro forma book value per common share by the assumed exchange ratio of 0.6.

                                  RISK FACTORS

   This section describes potential risks of the proposed merger and the merger agreement. Onvia and DemandStar believe that the description covers the potential risks of material terms of the proposed merger, but this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to herein, such as the merger agreement, for a more complete understanding of the merger.

   The merger involves a high degree of risk. By voting in favor of the merger, current DemandStar shareholders will be choosing to invest in Onvia's common stock. An investment in Onvia's common stock involves a high degree of risk. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider all of the following risk factors relating to the proposed merger, Onvia, DemandStar and the combined company, in deciding whether to vote for the merger.

General risks related to the merger

The approximate exchange ratio will not change due to changes in the value of Onvia's or DemandStar's common stock.

   The market price of Onvia's common stock, like that of the shares of many other technology and Internet companies, has been and is expected to continue to be volatile. As consideration in the merger, Onvia will issue approximately
0.6 share of Onvia's common stock for each outstanding share of DemandStar's capital stock. The value of the Onvia common stock issued in the merger will depend on the market price of Onvia's common stock at the time of the merger and no adjustment will be made as a result of changes in the market price of Onvia's common stock. Any reduction in Onvia's common stock price will result in DemandStar shareholders receiving less value in the merger at closing. DemandStar shareholders will not know the exact value of Onvia's common stock to be issued to them when they vote to approve the merger at the special meeting of DemandStar shareholders. Neither Onvia nor DemandStar may terminate or renegotiate the merger agreement, and DemandStar may not resolicit the vote of its shareholders because of changes in the market price of Onvia's common stock or DemandStar's common stock.

Onvia's stock price is very volatile.

   The market price of Onvia's common stock has been and is expected to continue to fluctuate significantly in response to various factors, including:

  . actual or anticipated variations in quarterly results of operations;

  . announcements of technological innovations, new products or services by Onvia or its competitors;

  . changes in financial estimates or recommendations by securities analysts;

  . conditions or trends in the Internet and online commerce industries;

  . changes in the market values of other Internet, online service or software companies;

  . announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  . additions or departures of key personnel;

  . sales of its common stock;

  . general market conditions; and

  . other events or factors, many of which are beyond Onvia's control.

   In addition, the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry conditions may materially and adversely affect Onvia's stock price, regardless of its operating performance.

Onvia will face challenges that may prevent it from successfully integrating Onvia and DemandStar.

   There are significant challenges to integrating Onvia and DemandStar. Because integrating the companies involves significant challenges and is a complex process, the anticipated benefits of the merger may not be achieved. The challenges involved in this integration include:

  . retaining existing customers and strategic partners of Onvia and DemandStar;

  . retaining and integrating management and other key employees of both
    Onvia and DemandStar;

  . coordinating research and development activities to enhance the introduction of new products, services and technologies;

  . addressing public perceptions of changes in Onvia's business focus;

  . combining service and product offerings effectively and quickly;

  . transitioning two systems to a common information technology system;

  . integrating the sales forces of the two companies;

  . persuading employees that the business cultures of Onvia and DemandStar are compatible;

  . offering services and products of Onvia and DemandStar to each other's customers and partners;

  . marketing the combined company;

  . blending the pricing models;

  . developing and maintaining uniform standards, controls, procedures and policies;

  . minimizing the potential disruption of Onvia's business and distraction of its management;

  . incorporating DemandStar's technology and products and services into the product and service offerings of Onvia; and

  . controlling expenses related to the integration of the two companies.

   Onvia may not succeed in overcoming these risks or any other problems encountered in connection with the merger. The diversion of the attention of Onvia's management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of Onvia's business. If Onvia does not successfully integrate DemandStar, the market price of Onvia's common stock may decline.

If the merger does not meet the expectations of financial or industry analysts or Onvia's investors, the market price of Onvia's common stock may decline.

   Onvia may have made incorrect assumptions about DemandStar's business and operations, such as the ability of DemandStar to secure additional business from government customers and vendors selling to those customers, and to continue to execute its strategic plan. Consequently, Onvia may not achieve the forecasted benefits of the merger, including improved financial results, to the extent anticipated by Onvia, or financial or industry analysts. In addition, significant stockholders of Onvia following the merger may decide to dispose of their shares if the merger fails to meet their expectations. In either event, the market price of Onvia's common stock may decline.

DemandStar's officers and directors have conflicts of interest that may influence them to support or approve the merger.

   Certain officers and directors of DemandStar have received employment and consulting arrangement commitments from Onvia and Onvia has agreed to provide them with continuing indemnification against liabilities that provide these officers and directors with interests in the merger that are different from, or in addition to, those of other DemandStar shareholders. In connection with the merger, certain executive officers of DemandStar have entered into amended and restated employment agreements providing for their employment by Onvia after the merger. Upon completion of the merger, O.F. Ramos, currently Chief Executive Officer, President and a director of DemandStar, will become Onvia's Vice President, Government Operations. In addition, Edward S. Jordan, DemandStar's Chief Operating Officer, will become Onvia's Vice President, Government Sales and William Knox North, DemandStar's Chief Technology Officer, will become Onvia's Vice President, Government Exchange Technology.

   Each of these executive officers has also entered into amended and restated option agreements with Onvia that change the vesting and exercise terms of their existing option agreements and, in the case of Messrs. Jordan and North, that also obligate Onvia to make additional grants of options to purchase Onvia's common stock to each of them.

   As a condition to the closing of the merger, Bernard B. Markey, Chairman of the Board of DemandStar, L.A. Gornto, Jr., Executive Vice President, Secretary and a director of DemandStar, and Edward Moses, a director of DemandStar, must amend their existing employment and consulting arrangements with DemandStar so that they will provide post-merger consulting services to Onvia. Each of these individuals also must amend their existing option arrangements to provide for different exercise and vesting terms as provided in the merger agreement.

   Messrs. Markey, Gornto, Moses and Ramos also serve as directors of H.T.E., Inc., DemandStar's largest shareholder. DemandStar previously borrowed $1.75 million from H.T.E. The terms of the bridge financing between Onvia and DemandStar permit H.T.E. to be paid accrued interest in connection with its loan to DemandStar that it would not otherwise be paid subject to the satisfaction of certain conditions.

   Onvia will cause the surviving corporation of the merger to fulfill and honor in all respects DemandStar's obligations pursuant to any indemnification agreements between DemandStar and its officers and directors. Onvia will also cause the surviving corporation to maintain officers' and directors' liability insurance to cover any such liabilities for the next three years.

   DemandStar's directors and officers may therefore have been and may be more likely to vote to adopt the merger agreement and approve the merger than if they did not have these interests. DemandStar shareholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger. You should read more about these interests under "The Merger--Interests of certain persons in the merger."

DemandStar may be unable to repay loans made by Onvia under the merger agreement if the merger agreement is terminated.

   Under the merger agreement, Onvia agreed to lend DemandStar an aggregate of $5 million in the form of convertible promissory notes. On December 1, 2000, Onvia loaned DemandStar $2 million, and Onvia is obligated to lend DemandStar $1 million on each of January 1, 2001, February 1, 2001 and March 1, 2001. These funds are needed for DemandStar to continue operations through the closing of the merger without seeking third party debt or equity financing.

   If the merger agreement is terminated under circumstances requiring DemandStar to pay a termination fee to Onvia, then these loans become repayable or convertible into DemandStar's Series C preferred stock, at Onvia's option, 30 days from termination. If the merger agreement is terminated under circumstances requiring

Onvia to pay DemandStar a termination fee, then these loans become repayable or convertible into DemandStar's Series C preferred stock, at Onvia's option, 12 months from termination. DemandStar cannot assure you that it will be able to repay these loans if the merger does not occur. If the loans are converted into DemandStar's Series C preferred stock, then DemandStar's existing shareholders will suffer immediate and substantial dilution.

Uncertainties associated with the merger may cause DemandStar to lose key personnel.

   Current and prospective DemandStar employees may be uncertain about their future roles with Onvia. This uncertainty may adversely affect DemandStar's ability to retain and attract key management, sales, marketing and technical personnel.

The merger could adversely affect combined financial results.

   Onvia and DemandStar expect to incur direct transaction costs of approximately $800,000 in connection with the merger. If the benefits of the merger do not exceed the costs associated with the merger, Onvia's financial results could be adversely affected. Such adverse effect, especially when coupled with the dilution to Onvia stockholders resulting from the issuance of shares in connection with the merger, may increase Onvia's loss per share.

Risks Related to Onvia

Onvia depends on government agencies and small businesses for the success of its exchange.

   Onvia's success depends on government agencies and small businesses joining and actively participating in its exchange. Any failure of government agencies and small businesses to participate in Onvia's exchange in sufficient and increasing numbers would make the exchange less attractive to buyers and consequently sellers. In order to provide buyers on the exchange an organized method for accessing operating resources, Onvia relies on sellers to maintain web-based catalogs, indexes identifying services and other means of organizing content. Onvia's inability to access and index this information would result in its customers having fewer products and services available to them through Onvia's exchange, which would adversely affect the usefulness of the exchange.

Onvia's ability to grow its business depends in part on governments and small businesses increasing their use of the Internet to conduct commerce and the Internet being able to support the demands of this growth.

   Onvia's growth depends in part on increased use of the Internet by governments and small businesses. If use of the Internet as a medium for government, consumer and business communications and commerce does not continue to increase, demand for Onvia's services and products will be limited and its financial results may suffer.

   Even if governments and small businesses increase their use of the Internet, the Internet infrastructure may not be able to support the demands of this growth. The Internet infrastructure must be continually improved and expanded in order to alleviate overloading and congestion. If the Internet's infrastructure is not improved or expanded, the Internet's performance and reliability will be degraded. Internet users may experience service interruptions as a result of outages and other delays occurring throughout the Internet. Frequent outages or delays may cause consumers and businesses to slow or stop their use of the Internet as a transaction-based medium.

Business-to-business and government-to-business exchange service platforms are at an early stage of development and market acceptance and may not prove to be viable.

   Broad and timely acceptance of Onvia's exchange services, which is critical to Onvia's future success, is subject to a number of significant risks. These risks include:

  . operating resource management and procurement services on the Internet is a new market;

  . Onvia's need to significantly enhance the features and services of its exchange to achieve acceptance and scalability;

  . a significant number of small businesses and government agencies will not be willing to purchase their business services and products online;

  . a significant number of small businesses, government agencies and their vendors will not use Onvia's exchange model to buy and sell services and products; and

  . small business customers will not provide Onvia data about themselves.

   Although Onvia expects to derive a significant portion of its revenue in the future from exchange services, Onvia has not yet fully evolved its revenue model for services associated with the exchange. The revenue associated with exchange services may be a combination of transaction and/or annual subscription fees. Examples of such services might include electronic payment and bid/quote, among others. However, Onvia cannot predict whether these services will be commercially successful or whether they will adversely impact revenues. Onvia would be seriously harmed if its exchange model is not commercially successful.

If Onvia fails to expand its current technology infrastructure and exchange software system, it will be unable to accommodate its anticipated growth.

   To be successful, Onvia must expand and develop its technology infrastructure and exchange software system. To maintain the necessary technology in the future, Onvia must continue to expand and stabilize the performance of its web servers, optimize the performance of its network servers and ensure the stable performance of its entire network. Onvia must improve, and potentially replace, its exchange software system to handle additional customers and to provide additional functionality. Onvia may not be successful in its ongoing efforts to upgrade its systems, or if it does successfully upgrade its systems, Onvia may not do so on time and within budget. Failure to achieve a stable technological platform in time to handle increasing exchange traffic may discourage potential customers from using Onvia's exchange, and therefore harm its reputation and business.

Onvia has a limited operating history, making it difficult to evaluate its business and future prospects.

   Onvia was incorporated in March 1997. Onvia has been serving small business since that time and has been focusing on including government agencies in its exchange only for the last year. Onvia has a limited operating history upon which an investor may evaluate its business and prospects. Onvia's potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets, such as emarketplaces in general and those catering to small businesses in particular. Onvia may not successfully address any of these risks. If Onvia does not successfully address these risks, its business will be seriously harmed.

Potential employment litigation against Onvia could distract management and negatively impact its operating results.

   In December 2000, in connection with entering into its strategic relationship with firstsource corp., Onvia laid off 48% of its workforce, most of whom were employed in its Purchase Now business unit. Former employees may file claims against Onvia related to their layoffs, resulting in large expenditures to defend these claims and the distraction of Onvia's management. The results of any potential employment litigation proceedings are inherently unpredictable, and Onvia is unable to provide assurance regarding the outcome of any potential actions or possible damages that may be incurred. If any former employees were to prevail on any claims against Onvia, this could severely harm Onvia's business, operating results and financial condition.

Onvia's strategic partnership with firstsource will cause a significant decrease in Onvia's gross revenue in 2001 and beyond, which may cause Onvia's stock price to decline.

   Prior to Onvia's strategic partnership with firstsource corp., substantially all of Onvia's revenue was derived from product sales. Under the strategic partnership with firstsource, Onvia's revenue derived from product sales is limited to a fixed percentage of sales made by firstsource to Onvia's customers, with certain guaranteed revenues in 2001. The commissions received by Onvia from firstsource will be significantly lower than the gross product revenues recognized by Onvia prior to entering into the firstsource relationship, and this decrease may have an adverse affect on Onvia's stock price.

Problems with firstsource's performance could reduce Onvia's commission revenue.

   Onvia relies on firstsource to service its customers and fulfill a portion of its obligations under its contracts with third parties. Problems may occur with firstsource's performance, including its failure to fill orders correctly or in a timely manner, technical problems with its systems, or firstsource's becoming insolvent or otherwise unable to perform its obligations to Onvia. These and other problems with firstsource could damage Onvia's reputation, discourage potential customers from using Purchase Now, result in Onvia breaching its obligations to third parties under existing contracts, and result in Onvia obtaining lower than projected commission revenue.

Onvia has incurred negative cash flows in each quarter since inception, and it expects to incur significant negative cash flows in the future.

   Onvia has incurred negative cash flows from operations in each quarter since inception. Under Onvia's current operating plan, it expects to continue to incur negative cash flows until the fourth quarter of 2002. To increase revenue, Onvia will need to continue to attract customers and suppliers to its exchange and expand its service offerings. Under its operating plan, it is also projected that Onvia will continue to incur significant sales and marketing, technology development, general and administrative expenses. As a result, Onvia will need to generate significant revenue to achieve profitability in the future. Any failure to significantly increase revenue and achieve and maintain profitability would materially affect Onvia's business, operating results and financial condition and may adversely affect the market price of Onvia's stock.

Onvia has completed other acquisitions and expects to make future acquisitions, which may harm its operating results.

   Onvia has completed other acquisitions and expects to continue making acquisitions designed to increase its customer base, broaden its offerings and expand its technology platform. Onvia's ability to integrate its past acquisitions is unproven. In addition, failure to successfully evaluate and execute future acquisitions may seriously harm Onvia's business. To evaluate and execute an acquisition successfully, Onvia must:

  . properly evaluate the technology, personnel and customers;

  . accurately forecast the financial impact of the transaction, including charges and transaction and professional expenses;

  . integrate and retain personnel;

  . combine potentially different corporate cultures; and

  . effectively integrate services and products and technology, sales, marketing and support operations.

   If Onvia fails to do any of these tasks, it may complete unsuccessful acquisitions, possibly resulting in adverse consequences to Onvia's business. Onvia currently intends to finance future acquisitions by using Onvia's common stock and cash for all or a portion of the consideration to be paid. In the event that Onvia's common stock does not maintain sufficient value, or potential acquisition candidates are unwilling to accept Onvia's common stock as consideration for the sale of their businesses, Onvia may be required to use more cash, if available, in order to continue making acquisitions. If Onvia does not have sufficient cash, Onvia's growth through acquisitions could be limited unless it is able to obtain capital through additional debt or equity financings.

Onvia's quarterly financial results are subject to fluctuations which may make it difficult to forecast its future performance.

   Onvia expects its revenue and operating results to vary significantly from quarter to quarter, making it difficult to formulate meaningful comparisons of its results between quarters. Onvia's limited operating history and unproven business model further contribute to the difficulty of making meaningful quarterly comparisons. Factors that may affect its quarterly results include those discussed throughout this section. A significant portion of Onvia's revenue for a particular quarter is derived from transactions that are initiated and completed during that quarter.

   Onvia's current and future levels of operating expenses and capital expenditures are based largely on its growth plans and estimates of future revenue. These expenditure levels are, to a large extent, fixed in the short term. Onvia may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenue relative to planned expenditures could harm its business and results of operations. Onvia's strategic partnership with firstsource is expected to result in a significant decline in Onvia's revenue. Additionally, any reduction in marketing expenditures for the sale of products may cause a decrease in traffic to the private label site, resulting in lower commission revenue from firstsource.

   Onvia's limited operating history and rapid growth make it difficult to assess the seasonal factors in its business. Nevertheless, Onvia expects seasonal fluctuations in its business, reflecting a combination of seasonal trends for the services and products it offers, seasonal trends in the buying habits of its target small business customers and government agency buyers and seasonal trends reflecting Internet usage.

Onvia may be unable to maintain its listing on Nasdaq, which could cause Onvia's stock price to fall and decrease the liquidity of Onvia's common stock.

   Onvia's common stock trades on the Nasdaq National Market, which has certain compliance requirements for continued listing of common stock, including a requirement that Onvia's common stock have a minimum bid price of $1.00 per share. If the minimum closing bid price per share is less than $1.00 for a period of 30 consecutive business days, Onvia's shares may be delisted following a 90 day notice period during which the minimum closing bid price must be $1.00 or above per share for a period of 10 consecutive business days, if Onvia does not file an appeal. On December 20, 2000, Onvia's common stock closed at a minimum bid price per share of $1.3125. Onvia anticipates that it would appeal any determination to delist its common stock from the Nasdaq National Market.

   If Onvia's common stock is delisted and any appeal it might file receives an unfavorable determination by Nasdaq, its common stock would be removed from listing on the Nasdaq National Market, and Onvia would seek to have it listed for trading on the Nasdaq SmallCap Market. Onvia cannot assure you that it would be able to obtain listing for its common stock on the Nasdaq SmallCap Market or that it will be able on an ongoing basis to meet the maintenance requirements thereof.

   If Onvia's common stock were to be delisted from trading on the Nasdaq National Market, in order to obtain relisting on the Nasdaq National Market, Onvia would need to satisfy certain quantitative designation criteria which it does not currently meet.

   If Onvia's common stock were to be delisted from trading on the Nasdaq National Market and were neither relisted thereon nor listed for trading on the Nasdaq SmallCap Market, trading, if any, in its common stock may continue to be conducted on the OTC Bulletin Board or in a non-Nasdaq over-the-counter market, such as the "pink sheets." Delisting of Onvia's common stock would result in limited release of the market price of the common stock and limited news coverage of Onvia and could restrict investors' interest in the common stock. Also, a delisting could materially adversely affect the trading market and prices for Onvia's common stock and Onvia's ability to issue additional securities or to secure additional financing. In addition, if Onvia's common stock were not listed and the trading price of the common stock was less than $5 per share, Onvia's common stock could be subject to Rule 15g-9 under the Securities Exchange Act of 1934 which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving a purchaser's written consent prior to any transaction. In such case, Onvia's common stock could also be deemed to be a "penny stock" under the Securities Enforcement and Penny Stock Reform Act of 1990, which would require additional disclosure in connection with trades in the common stock, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of Onvia's common stock.

Onvia's network and software are vulnerable to security breaches and similar threats that could result in its liability for damages and harm its reputation.

   Onvia's network infrastructure is vulnerable to computer viruses, break-ins, network attacks and similar disruptive problems. This could result in Onvia's liability for related damages, and its reputation could suffer, thus deterring existing and potential customers from transacting business with Onvia. Security problems caused by third parties could lead to interruptions and delays or to the cessation of service to Onvia's customers. Furthermore, inappropriate use of the network by third parties could also jeopardize the security of confidential information stored in Onvia's computer systems.

   Onvia intends to continue to implement industry-standard security measures, but it cannot assure you that the measures it implements will not be circumvented. The costs and resources required to alleviate security problems may result in interruptions, delays or cessation of service to its customers, which could harm Onvia's business.

Success by John Meier in his action against Onvia could negatively impact its operating results and result in dilution to its stockholders.

   In February 2000, John Meier filed an action in the Supreme Court of British Columbia, Canada against Onvia and Glenn Ballman, its founder, Chief Executive Officer and Chairman. Mr. Meier's claim is based upon allegations that he and Mr. Ballman had intentions to form a company similar to Onvia's and that Mr. Ballman's role in founding Onvia breached an alleged partnership with Mr. Meier and fiduciary duties owed to him. In this action, Mr. Meier asserts that he is entitled to 50% of Mr. Ballman's interest in Onvia, as well as 50% of the assets and business of Onvia. Based upon its investigation to date, Onvia believes that the allegations against it are wholly without merit and that the outcome of this action will not harm its business. Onvia believes that it has valid defenses to this claim and intends to defend the action vigorously.

   The results of litigation proceedings are inherently unpredictable, and Onvia is unable to provide assurance regarding the outcome of this action or possible damages that may be incurred. Although Onvia believes that it is unlikely, if Mr. Meier were to prevail on his claim against Onvia in its entirety, it would severely harm Onvia's business, operating results and financial condition. Any cash award or settlement paid by Onvia to Mr. Meier could have a material negative impact on its operating results and financial condition. Any shares of common stock issued to Mr. Meier by Onvia would be dilutive to its stockholders. It is also possible that defense of this claim will result in a significant diversion of management attention. In the event that Mr. Meier is successful in his claim against Mr. Ballman, it is possible that Mr. Meier could become one of Onvia's principal stockholders and have an ability to exert influence over matters submitted to its stockholders.

Intense competition could impede Onvia's ability to gain market share and harm its financial results.

   The business-to-business, government-to-business and business-to-government ecommerce markets are new, rapidly evolving and intensely competitive, and Onvia expects competition to intensify in the future. Onvia's business could be severely harmed if Onvia is not able to compete successfully against current or future competitors. Although Onvia believes that there may be opportunities for several providers of products and services similar to Onvia's, a single provider may dominate the market. Onvia expects that additional companies will offer competing ecommerce solutions in the future. Onvia's current and potential competitors include:

  . companies such as America Online, Microsoft, NBCi and Yahoo! that offer a broad array of Internet-related services and either offer business-to-business ecommerce services presently or have announced plans to introduce such services in the future;

  . companies such as Ariba, CommerceOne and PurchasePro.com that offer business-to-business exchange services;

  . companies such as AMS, Digital Commerce, NIC Commerce, ProcureNet and other companies focused on providing services to government agencies;

  . Internet sites that provide customized computing solutions through the direct marketing of computer products including hardware, software, peripherals, networking and accessories;

  . companies such as Bigstep.com, eCongo, Infospace's HyperMart and Network
    Commerce, Inc. that enable the creation and hosting capability of customized ebusinesses; and

  . companies such as Oracle, PeopleSoft and SAP that offer enterprise software platforms targeted at the business-to-business market.

   Many of Onvia's current and potential competitors have longer operating histories, larger customer bases and greater brand recognition in business and Internet markets and significantly greater financial, marketing and technical resources than Onvia does. Onvia's competitors may be more successful than Onvia in developing their technologies, adapting more aggressive pricing policies and establishing more comprehensive marketing and advertising campaigns.

   Onvia's competitors may develop web sites that are more sophisticated than Onvia's with better online tools and service and product offerings superior to Onvia's. For these or other reasons, Onvia's competitors' web sites may achieve greater acceptance than Onvia's, limiting its ability to gain market share and customer loyalty and to generate sufficient revenue to achieve profitability.

Onvia has grown very quickly and if it fails to manage this growth, its ability to increase revenue and achieve profitability may be harmed.

   Onvia has rapidly and significantly expanded its operations, and Onvia needs to grow quickly in the future. This growth has placed a significant strain on Onvia's employees, management systems and other resources and will continue to do so. If Onvia does not manage its growth effectively, its revenue may not grow as expected, and Onvia may never achieve profitability.

   Effectively managing its expected future growth will require, among other things, that Onvia successfully upgrade its operating systems, improve its management reporting capabilities and strengthen internal controls. Onvia will also need to attract, hire and retain highly skilled and motivated officers and employees. Onvia must also maintain close coordination among its marketing, operations, engineering and accounting departments. Onvia may not succeed in achieving any of these objectives.

Onvia's business will suffer if it is unable to hire and retain highly qualified employees.

   Onvia's future success depends on its ability to identify, hire, train and retain highly qualified sales and marketing, technical, managerial and administrative personnel. As Onvia continues to build an outside sales force and introduce new services, products and features on its web site, and as its customer base continues to grow, Onvia will need to hire qualified personnel. Competition for qualified personnel, especially those with Internet experience, is intense, and Onvia may not be able to retain existing employees and attract, train, assimilate or retain qualified personnel in the future. In addition, Onvia's recent layoffs and reductions in workforce may affect its ability to attract new qualified personnel as it grows. Onvia's failure to attract, train, assimilate and retain qualified personnel could seriously disrupt its operations and increase its costs because Onvia would be required to use more expensive outside consultants.

Onvia's executive officers and key employees are critical to its business, and these officers and key employees may not remain with Onvia in the future.

   Onvia believes that its success will depend on the continued employment of its senior management team and key technical personnel. If one or more members of Onvia's senior management team were unable or unwilling to continue in their present positions, its business would suffer. Onvia does not maintain "key person" life insurance on any of its executives other than Glenn Ballman, its founder, Chief Executive Officer and Chairman of the Board. The loss of Mr. Ballman, Michael Pickett, its President, Chief Operating Officer and director, or other key employees would likely harm Onvia's business.

Onvia may require significant additional capital in the future, which may not be available on suitable terms, or at all.

   The expansion and development of its business may require significant additional capital, which Onvia may be unable to obtain on suitable terms, or at all. If Onvia is unable to obtain adequate funding on suitable terms or at all, it may have to delay, reduce or eliminate some or all of its advertising, marketing, engineering efforts, general operations or any other initiatives. Onvia may require substantial additional funds to expand its advertising and marketing activities, to continue to develop and upgrade its technology and to acquire other businesses. If Onvia issues convertible debt or equity securities to raise additional funds, Onvia's existing stockholders will be diluted.

The performance of its web site is critical to Onvia's business and its reputation.

   Any system failure that causes an interruption in Onvia's hosting or exchange web site service or a decrease in its responsiveness could result in reduced activity and reduced revenue. Further, prolonged or ongoing performance problems with its web site could damage Onvia's reputation and result in the permanent loss of customers. In the past, system interruptions have made Onvia's web site totally unavailable, slowed its response time or prevented Onvia from making its services available to its customers, and these problems may occur again in the future.

   In April 1999, Onvia entered into an agreement with Exodus Communications to maintain all of its web servers and database servers at Exodus' Seattle location. Onvia's operations depend on Exodus's ability to protect its systems against damage from fire, power loss, water damage, telecommunications failures, vandalism and similar unexpected adverse events. Any disruption in the services provided by Exodus could severely disrupt Onvia's operations.

   Onvia may begin to maintain its web and database servers internally. Onvia's lack of experience and expertise in maintaining web and database servers may increase the likelihood of interruptions and failures of its hosting or exchange web site service. Regardless of whether Onvia's servers are maintained by Exodus or Onvia, Onvia's backup systems may not be sufficient to prevent major interruptions to its operations, and it has not finalized and tested its disaster recovery plan. Onvia may not have sufficient business interruption insurance to cover losses from major interruptions.

   Onvia's customers and visitors to its web site depend on their own Internet service providers, online service providers and other web site operators for access to the Onvia.com web site. Each of these providers has experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to Onvia's systems.

Onvia's services and products depend upon the continued availability of licensed technology from third parties.

   Onvia licenses and will continue to license technology integral to its services and products from third parties. If Onvia is unable to acquire or retain key third-party product licenses or integrate the related third-party products into its exchange services and products, Onvia's service and product development may be delayed. Onvia also expects to require new licenses in the future as its business grows and technology evolves. Onvia may not be able to obtain these licenses on commercially reasonable terms, if at all.

Onvia may not be able to keep up with rapid technological and industry changes.

   The Internet and online commerce markets are characterized by rapid technological change, frequent introductions of new or enhanced hardware and software products, evolving industry standards and changes in customer preferences and requirements. Onvia may not be able to keep up with any of these or other rapid technological changes, and if it does not, its business may be harmed. These changes and the emergence of new industry standards and practices could render Onvia's existing web site and operational infrastructure obsolete. The widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require Onvia to incur substantial expenditures to modify or adapt its operating practices or infrastructure. To be successful, Onvia must enhance its web site responsiveness, functionality and features, acquire and license leading technologies, enhance its existing service and product offerings, and respond to technological advances and emerging industry standards and practices in a timely and cost effective manner.

Future regulations could be enacted that either directly restrict Onvia's business or indirectly impact its business by limiting the growth of ecommerce.

   As ecommerce evolves, federal, state and foreign agencies could adopt regulations covering issues such as privacy, content and taxation of services and products. If enacted, government regulations could limit the market for Onvia's services and products. Although many regulations might not apply to its business directly, Onvia expects that laws regulating the collection or processing of personal or consumer information could indirectly affect its business. It is possible that legislation could expose companies involved in ecommerce to liability, which could limit the growth of ecommerce generally. Legislation could hinder the growth in Internet use and decrease its acceptance as a medium for communication and commerce.

Onvia's principal stockholders, officers and directors own a controlling interest in its voting stock.

   Onvia's officers, directors and stockholders with greater than 5% holdings beneficially own a majority of its outstanding common stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to its stockholders for approval, including:

  . election of Onvia's board of directors;

  . removal of any of Onvia's directors;

  . amendment of Onvia's certificate of incorporation or bylaws; and

  . adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving Onvia.

   These stockholders have substantial influence over Onvia's management and its affairs.

Onvia has implemented anti-takeover provisions that may discourage takeover attempts and depress the market price of its stock.

   Provisions of Onvia's certificate of incorporation and bylaws, as well as provisions of Delaware and Washington law, can have the effect of making it difficult for a third party to acquire Onvia, even if doing so would be beneficial to its stockholders.

Onvia does not intend to pay dividends.

   Onvia has never declared or paid any cash dividends on its capital stock and does not intend to pay dividends in the foreseeable future. Onvia intends to invest its future earnings, if any, to fund its growth.

Risks Related to DemandStar

DemandStar anticipates incurring significant losses for the foreseeable future.

   To date, DemandStar has not been profitable. DemandStar may never be profitable or, if DemandStar becomes profitable, it may be unable to sustain profitability. DemandStar has incurred significant losses since inception. Together with its predecessor, DemandStar reported a total net loss of $1.4 million for the year ended December 31, 1999 and $6.4 million for the nine months ended September 30, 2000. DemandStar expects to continue to incur significant losses for the foreseeable future. As of September 30, 2000, DemandStar's accumulated deficit was $7.4 million. DemandStar's limited operating history makes predicting its future operating results, including operating expenses, difficult. DemandStar's revenue may not grow or may not continue at their current level.

DemandStar received a qualified accountants' report which indicates doubts about DemandStar's ability to continue as a going concern.

   As noted in DemandStar's Report of Independent Certified Public Accountants included in the December 31, 1999 financial statements in this proxy statement/prospectus, DemandStar has experienced significant operating losses and an accumulated deficit which raise substantial doubt about DemandStar's ability to continue as a going concern. The report contains an explanatory paragraph indicating factors which create doubt about DemandStar's ability to continue as a going concern. These factors include the fact that DemandStar has generated losses since its inception and has relied on capital contributions and loans from shareholders to fund its operations.

Because DemandStar has a limited operating history, it may be difficult to evaluate its business.

   DemandStar has a limited operating history on which to base an evaluation of its business and prospects. You must consider DemandStar's business in the light of the risks, expenses and problems frequently encountered by early stage companies like DemandStar in the new and rapidly evolving ecommerce market. These risks include DemandStar's ability to:

  . scale its business model;

  . increase the efficiency and functionality of its services;

  . anticipate and adapt to rapid changes in its markets;

  . retain existing customers, attract new customers and maintain customer satisfaction;

  . introduce its enhanced web sites, services, products and alliances; and

  . minimize technical difficulties, system downtime and the effect of Internet brownouts.

   If DemandStar does not successfully manage these risks, its business will suffer.

If DemandStar does not increase its revenue, its fixed and operating expenses will generate increased losses.

   Some of DemandStar's expenses are fixed, including obligations under non-cancelable agreements, equipment leases and real estate leases. Consequently, DemandStar may not be able to reduce expenses in a timely manner. In addition, DemandStar plans to increase its operating expenses to:

  . increase its sales and marketing operations;

  . broaden its customer support capabilities; and

  . develop new and enhanced products and services.

   Expenses may also increase due to the potential impact of goodwill and other charges resulting from completed and future acquisitions. If DemandStar's expenses are greater than expected or these expenses are not accompanied by increased revenue, its business, financial condition and operating results may be materially adversely affected.

DemandStar may not be able to obtain adequate additional capital on acceptable terms, or at all.

   DemandStar must raise capital through debt and/or equity financing for its operations. If adequate funds are not available on acceptable terms, DemandStar's ability to continue as a going concern will be adversely affected. DemandStar may need to raise capital to:

  . maintain current operations;

  . support its expansion into other states, cities, and municipalities, as well as internationally;

  . respond to competitive pressures; and

  . acquire complementary businesses or technologies, should such opportunities arise.

   Necessary funding may not be available on terms acceptable to DemandStar, or at all. If adequate funds are not available on acceptable terms, DemandStar's ability to develop or enhance its products and services to take advantage of future opportunities or respond to competitive pressures would be significantly limited. This limitation could harm DemandStar's business, operating results and financial condition.

Termination of the merger may have a material adverse impact on DemandStar's business.

   The merger agreement obligates Onvia to loan DemandStar an aggregate of $5 million to fund its operations as follows: $2 million on December 1, 2000; and three installments of $1 million on each of January 1, 2001, February 1, 2001 and March 1, 2001. DemandStar will execute a convertible promissory note for each of the four installments. Each note shall bear interest at the rate of 9% per year and shall mature on November 1, 2003. If the merger agreement is terminated under circumstances that would require DemandStar to pay Onvia a termination fee, then each note will accelerate and become due within 30 days after such termination. However, if the merger agreement is terminated under circumstances that would require Onvia to pay DemandStar a termination fee, then each note will become due within 12 months after such termination. In either event, each of these circumstances would have a material adverse impact on DemandStar because it would be obligated to repay such debt. In order to repay such debt, DemandStar would most likely need to obtain other financing and there is no assurance that such refinancing could be arranged, or if arranged that it would be on favorable terms.

DemandStar may be unable to manage its growth effectively, which could cause its business and operating results to suffer.

   DemandStar's growth rate may increase rapidly in response to the acceptance of its products and services under new or existing government contracts. This growth will place a substantial strain on DemandStar's limited management, operational and financial resources and systems. Integrating DemandStar's operations and managing the growth of its operations will require the development and implementation of its operational and financial systems, procedures and controls and training, and management and expansion of its employee base. DemandStar might be unable to manage effectively the expansion of its operations and systems, and the procedures or controls that it adopts might be inadequate to support the rapid execution necessary to exploit fully the market opportunity it has identified. If DemandStar does not manage its growth effectively, its business and operating results will suffer.

DemandStar's business may be adversely affected by governmental agencies' business decisions.

   There are various factors which could delay acceptance by or prevent governmental agencies from contracting with DemandStar for its service, including:

  . changes to state legislation authorizing governments contracting with third parties to distribute public information;

  . the high cost of implementing and maintaining Internet technology in a budget-constrained environment;

  . the risks associated with moving from older, established technologies to rapidly evolving Internet technologies;

  . the intense competition for qualified technical personnel; and

  . the lengthy political appropriations process for obtaining funds to acquire and implement new technology.

   Delays in the approval process or the failure to obtain these approvals from government agencies or slow adoption rates by government agencies could harm DemandStar's business, operating results and financial condition.

The termination of contracts may harm DemandStar's business.

   Currently, DemandStar has contracts with over 200 governmental entities. Generally, these contracts are cancelable by either party upon 30 days' notice. The decision by a number of governments not to renew existing contracts or the termination of several of these contracts may result in significant revenue shortfalls. Revenue shortfalls would result because agreements with vendors, who pay fees to DemandStar in order to use its systems to sell to government agencies, are cancelable by either party upon 30 days' notice. DemandStar will notify appropriate vendors if a government terminates or fails to renew an agreement. The vendor could then choose to cancel its vendor agreement with DemandStar, which would result in revenue shortfalls. If these revenue shortfalls occur, DemandStar's business and financial condition would be harmed. DemandStar cannot be certain if, when, or to what extent governments might fail to renew or terminate any or all of their contracts with DemandStar.

DemandStar may be unable to obtain future contracts through the request for proposal process.

   Once a government decides to use DemandStar's services, it sometimes involves a selection process that operates under special rules imposed by law applicable to government purchasing. These rules typically require open bidding by possible service providers like DemandStar against a list of requirements established by governments under existing or specially created procedures generally involving requests for proposals made by governments. To respond successfully to these requests for proposals, DemandStar must estimate the time and costs required to establish operations for the proposed government client and the likely terms of any other proposals submitted. DemandStar must also assemble and submit a large volume of information within the strict time schedule mandated by a request for proposal. Whether or not DemandStar is able to respond successfully to requests for proposals in the future will significantly impact its business.

   DemandStar cannot guarantee that it will win any bids in the future through the request for proposal process. DemandStar also cannot guarantee that any winning bids will ultimately result in contracts because after the winning bid is identified, negotiations then occur between the winning party and the agency. Typically, these negotiations are over legal terms and conditions of the agreement, not price or delivery time. DemandStar cannot guarantee the success of those negotiations. If negotiations fail, the agency is free to negotiate with other bidders or restart the request for proposal process. DemandStar generates most of its revenue from vendors who pay fees to it in order to use its systems to sell goods and services to government agencies. If DemandStar is unable to secure contracts with governments, then it will be unable to secure revenue generating agreements with new vendors and existing vendors may terminate their agreements with DemandStar.

DemandStar's business, financial condition and operating results would be harmed if it fails to obtain profitable future contracts through the request for proposal process.

If demand for DemandStar's core service weakens, DemandStar's business and financial condition would be harmed.

   DemandStar's core service, which generates subscription-based fees charged for access to governmental procurement information, accounted for approximately 85% of DemandStar's revenue for the year ended December 31, 1999. DemandStar anticipates that such fees will represent approximately 84% for the year that will end December 31, 2000, and are expected to continue to account for a significant portion of DemandStar's revenue in the near future. Regulatory changes or the development of alternative information sources could materially reduce DemandStar's revenue from this core service.

Because DemandStar relies on a contractual bidding process whose parameters are established by governments, the length of its sales cycles can lead to revenue shortfalls.

   DemandStar's reliance on a bidding process to initiate new projects, the parameters of which are established by governments, results in uncertainty in its sales cycles because the duration and the procedures for each bidding process vary significantly according to each government entity's policies and procedures. The time between the date of initial contact with a government for a bid and the award of the bid may range from as little as 30 days to as much as 180 days. The bidding process is subject to factors over which DemandStar has little or no control, including:

  . the internal review process by the government agencies for bid acceptance;

  . changes to the bidding procedure by the government agencies;

  . changes in government administrations and personnel;

  . budget restrictions of government entities;

  . competition generated by the bidding process; and

  . the possibility of cancellation or delay by the government entities.

   Any delay in the bidding process, changes to the bidding practices and policies, the failure to receive the bid or the failure to execute a contract may disrupt DemandStar's financial results for a particular period and harm DemandStar's business and financial condition. For example, vendors do not sign up with DemandStar until it receives government approval of its contract. The government approval process can take as long as 90 days or longer to complete. DemandStar does not receive service fees from its new vendors during this approval process.

DemandStar's contracts with governmental entities could be voided.

   Generally, DemandStar's contracts with governments may be canceled by either party upon 30 days' notice. Further, DemandStar's competitors or other third parties could bring lawsuits, seek legislation or in other ways attempt to have DemandStar's contracts voided by alleging incorrect procurement processes or otherwise protesting DemandStar's contracts. This would harm DemandStar's business, results of operations and financial condition.

Entrance of potential competitors into the marketplace could harm DemandStar's ability to maintain or improve its position in the market.

   DemandStar operates in a very competitive business environment. The market for online information services is rapidly evolving and intensely competitive, with few barriers to entry. Many companies exist that provide one or more parts of the products and services that DemandStar offers. Moreover, government entities providing data to DemandStar are not subject to exclusive agreements with DemandStar and, as a result, data included in DemandStar's products and services may be included in those of its potential competitors. Many of DemandStar's existing and potential competitors are national or international in scope, have greater resources, and may devote a significantly greater amount of resources to development of their products and services than DemandStar does. These resources could enable DemandStar's competitors to initiate price cuts or take other measures in an effort to gain market share. Additionally, in some geographic areas, DemandStar may face competition from smaller consulting firms with established reputations and political relationships with potential government clients. DemandStar may be unable to compete successfully with new or existing competitors. If DemandStar does not compete effectively or if it experiences any pricing pressures, reduced margins or loss of market share resulting from increased competition, its business and financial condition may be harmed.

The unpredictability of DemandStar's quarter-to-quarter results may harm the trading price of its common stock and affect its long-term viability.

   DemandStar's future revenue and operating results may vary significantly from quarter to quarter due to a number of factors, any of which may harm its business. Many of these factors are outside DemandStar's control, including:

  . the commencement, completion or termination of contracts during any particular quarter;

  . the introduction of new electronic products and services by DemandStar's competitors;

  . technical difficulties or system downtime affecting the Internet generally or the operation of DemandStar's electronic products and services; and

  . general economic and market conditions and economic conditions specific to the Internet and ecommerce.

   Because DemandStar has a limited operating history, it is difficult to forecast the impact of these factors on its future revenue. DemandStar's long-term viability depends on, among other things, a favorable effect of many of these factors on DemandStar. Due to the factors noted above, DemandStar's revenue in a particular quarter may be lower than it anticipates. If DemandStar is unable to reduce spending in that quarter, its operating results for that quarter may be harmed. You should not rely on quarter-to-quarter comparisons of DemandStar's results of operations as an indication of future performance. It is possible that in some future periods DemandStar's results of operations may be below your expectations. If this occurs, the price of DemandStar's common stock may decline.

DemandStar may lose the right to the content that it distributes, which is provided to it entirely by government entities.

   DemandStar does not own or create the governmental content distributed to its vendors in the form of request for proposal and related information. DemandStar does not have an exclusive right to this content. DemandStar cannot assure you that these data sources will continue to be available in the future. Government entities could terminate their contracts to provide data. The loss or the unavailability of DemandStar's data sources in the future, or the loss of its right to distribute some of the data sources, would harm its business, operating results and financial condition.

DemandStar relies on the timeliness and accuracy of content provided to it by government entities.

   DemandStar depends on the governments with which it contracts to supply information and data feeds to it on a timely basis to allow businesses and citizens to complete transactions and obtain government information. In addition, DemandStar is dependent upon the accuracy and reliability of government computer systems and data collection for the content of DemandStar's systems. If the information provided to DemandStar is not timely, accurate or complete for any reason, its business, operating results and financial condition would be harmed.

DemandStar may be unable to hire, integrate or retain key and/or qualified personnel.

   The recent growth in DemandStar's business has resulted in an increase in the responsibilities for both existing and new management personnel. The loss of any of DemandStar's executives or key employees, particularly O. F. Ramos, DemandStar's Chief Executive Officer and President, Edward Jordan, DemandStar's Chief Operating Officer, and William Knox North, DemandStar's Chief Technology Officer, would likely harm DemandStar's business. DemandStar does not currently maintain any key-man life insurance on its executives or key employees.

   In addition, DemandStar expects that it will need to hire additional personnel in all areas in 2001. Competition for personnel in the technology industry is intense. DemandStar may not be able to retain its current key employees or attract, integrate or retain other qualified employees in the future. If DemandStar does not succeed in attracting new personnel or integrating, retaining and motivating its current personnel, its business could be harmed. In addition, new employees generally require substantial training in the presentation, policies and positioning of DemandStar's products and services. This training will require substantial resources and management attention.

DemandStar may fail to develop and market comprehensive, efficient, cost-effective and secure electronic access to public information and new products and services.

   DemandStar's success depends in part upon its ability to rapidly establish its own products and services in all the principal governmental bodies in the United States. In order to increase revenue in the future, DemandStar must continue to develop products and services that businesses and citizens will find valuable, and there is no guarantee that it will be able to do so. If DemandStar is unable to develop products and services that allow it to attract, retain and expand its current user base, its revenues and future operating results may be harmed. DemandStar cannot assure you that its products and services will appeal to a sufficient number of Internet users to generate continued revenue growth.

Deficiencies in DemandStar's performance under a government contract could result in contract termination, reputational damage and financial liability.

   Each government entity with which DemandStar contracts has the authority to review its performance. DemandStar cannot assure you that a future review will not find any material performance deficiencies that would lead to contract termination and possible liability for subscription refunds. Moreover, the consequent negative publicity could harm DemandStar's reputation among other governments with which it would like to contract. All of these factors could harm DemandStar's business, results of operations and financial condition.

DemandStar may be unable to protect its intellectual property rights.

   DemandStar relies on a combination of nondisclosure and other contractual arrangements with governments, its employees and third parties, as well as privacy and trade secret laws to protect and limit the distribution of the proprietary applications, documentation and processes DemandStar has developed. If DemandStar fails to adequately protect its intellectual property rights and proprietary information or if DemandStar becomes involved in litigation relating to its intellectual property rights and proprietary technology, its business could be harmed. Any actions DemandStar takes may not be adequate to protect its proprietary rights and other companies may develop technologies that are similar or superior to its proprietary technology.

   Additionally, it is possible that in the future DemandStar could become subject to claims alleging infringement of third party intellectual property rights. Any claims could subject DemandStar to costly litigation, and may require it to pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of the alleged infringement. Such licenses may not be available on acceptable terms or at all.

DemandStar's inability to maintain or obtain upgrades to the products and services supplied by its third-party technology and service providers may cause, among other things, a decline in the quality of these products and services.

   DemandStar's products and services are made possible by computer software, the Internet and telephony services provided by third parties. DemandStar's inability to maintain or obtain upgrades to the technology licenses or hardware systems deployed in its operating infrastructure could result in delays, which would adversely affect DemandStar's ability to operate its business. This would cause DemandStar's business and operating results to suffer until equivalent technology could be identified and implemented. If DemandStar is unable to maintain satisfactory relationships with third parties who provide services or products necessary to operate its network on acceptable commercial terms, or the quality of products and services provided by these third parties falls below a satisfactory standard, DemandStar could experience a disruption in the delivery of products and services, which could have a negative impact on DemandStar's business and its revenue.

DemandStar may be unable to integrate new technologies and industry standards effectively.

   DemandStar's future success will depend on its ability to enhance and improve the responsiveness, functionality and features of its products and services in accordance with industry standards and to address the increasingly sophisticated technological needs of its customers on a cost-effective and timely basis. DemandStar's ability to remain competitive will depend, in part, on its ability to:

  . enhance and improve the responsiveness, functionality and other features of the products and services it offers;

  . continue to develop its technical expertise;

  . develop and introduce new services, applications and technology to meet changing customer needs and preferences; and

  . influence and respond to emerging industry standards and other technological changes in a timely and cost-effective manner.

   DemandStar cannot assure you that it will be successful in responding to the above technological and industry challenges in a timely and cost-effective manner. If DemandStar is unable to integrate new technologies and industry standards effectively, DemandStar's results of operations could be harmed.

DemandStar may have difficulty integrating businesses involving or generating acceptable returns from future acquisitions or investments.

   DemandStar may in the future make selective acquisitions or strategic investments in complementary businesses, products, services or technologies. If DemandStar buys a company, it could have difficulty in integrating and assimilating that company's operations, technologies, products and personnel. In addition, the key personnel of the acquired company may decide not to work for DemandStar, leaving it without any experience in a new market. These difficulties could disrupt DemandStar's ongoing business and distract its management and employees. DemandStar may not successfully overcome these and other problems encountered in connection with potential acquisitions or strategic investments. In addition, an acquisition could materially impair DemandStar's operating results by diluting its shareholders' equity, causing it to incur additional debt or requiring it to amortize acquisition expenses and acquired assets.

DemandStar's common stock trades on the OTC Bulletin Board and is subject to the SEC's "penny stock" rules.

   DemandStar's shareholders may find it difficult to buy, sell and obtain pricing information, as well as news coverage about DemandStar's common stock because it is traded on the OTC Bulletin Board. Being traded on the OTC Bulletin Board, rather than on a national securities exchange, may lessen investors' interest in DemandStar's securities generally and materially adversely affect the trading market and prices for those securities and its ability to issue additional securities or to secure additional financing.

   The price of DemandStar's common stock could make it more difficult for shareholders to sell their shares. DemandStar's common stock will be subject to Rule 15g-9 under the Securities Exchange Act of 1934 as long as its price is less than $5.00 per share. The closing bid price on December 20, 2000 was $0.625. A low stock price could also cause DemandStar's common stock to become subject to the SEC's "penny stock" rules and the Securities Enforcement and Penny Stock Reform Act of 1990. The penny stock rules impose additional sales practice requirements on broker-dealers who sell penny stock securities to people who are not established customers or accredited investors. For example, the broker must make a special suitability determination for the buyer and the buyer must be given written consent before the sale. The rules also require that the broker-dealer:

  . send buyers an SEC-prepared disclosure schedule before completing the sale, disclose the broker's commissions and current quotations for the security;

  . disclose whether the broker-dealer is the sole market maker for the penny stock and, if so, the broker's control over the market; and

  . send monthly statements disclosing recent price information held in the customer's account and information on the limited market in penny stocks.

   These additional burdens may discourage broker-dealers from effecting transactions in DemandStar's common stock. Thus, if DemandStar's common stock were to fall within the definition of a penny stock, DemandStar's liquidity could be reduced, and there could be an adverse effect on the trading market in its common stock.

                              THE SPECIAL MEETING

Time, place and date of meeting

   The special meeting will be held at 9:00 a.m. local time on            ,
             , 2001, at                                , Plantation, Florida.

Purposes of the special meeting

   At the special meeting, DemandStar's shareholders will be asked to consider and vote upon the following matters:

  . to approve and adopt the agreement and plan of merger by and among Onvia, Dragon Acquisition Corporation and DemandStar, dated as of November 20, 2000, and the transactions contemplated thereby, including the merger of Dragon Acquisition Corporation with and into DemandStar, with DemandStar as the surviving corporation of the merger; and

  . to transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

Recommendations of DemandStar's board of directors

   DemandStar's board of directors:

  . has unanimously approved the merger agreement and declared it to be advisable and fair to, and in the best interests of DemandStar's shareholders;

  . has determined that the merger is consistent with and in furtherance of DemandStar's long-term business strategy; and

  . unanimously recommends that DemandStar's shareholders vote FOR the adoption and approval of the merger agreement and the merger.

Record date; Voting at the meeting; Quorum

   The record date for the shares entitled to vote at the special meeting is
               , 2001.

   On the record date, DemandStar had outstanding            shares of common
stock, held by approximately            record holders and            shares of
Series A preferred stock, held by H.T.E., Inc. Holders of the common stock and Series A preferred stock are entitled to one vote per share. The holders of outstanding common stock and Series A preferred stock each vote as separate classes, and all holders of outstanding Series A preferred stock and common stock vote together as a class on an as converted basis. A quorum of shareholders is necessary to hold a shareholder meeting. The presence in person or by proxy of the holders of not less than a majority of the voting power of the common stock, the Series A preferred stock and the common stock and Series A preferred stock (on an as converted basis) considered as a single class, entitled to vote at the special meeting constitutes a quorum. In determining the presence of a quorum at the special meeting, abstentions and broker non-votes are not counted.

Broker non-votes

   If you are a DemandStar shareholder and your broker holds shares in its name, your broker cannot vote your shares on the proposal to adopt the merger agreement without your instructions. This is a "broker non-vote." A broker non-vote or abstention with respect to the proposal will have the effect of a vote against the proposal.

Required shareholder vote

   Pursuant to DemandStar's articles of incorporation, and consistent with Florida law, the merger must be approved by:

  . a majority of the outstanding shares of DemandStar's common stock entitled to vote at the special meeting, voting separately as a class;

  . a majority of the outstanding shares of DemandStar's Series A preferred stock entitled to vote at the special meeting, voting separately as a class; and

  . a majority of the outstanding shares of DemandStar's common stock and Series A preferred stock entitled to vote at the special meeting, voting together as a class.

H.T.E. and the directors and executive officers of DemandStar entered into voting agreements pursuant to which they have agreed to vote all of their shares in favor of the approval of the merger agreement and the merger at the DemandStar special meeting. As of December 20, 2000, H.T.E. owned approximately 23.8% of DemandStar's capital stock (representing 100% of DemandStar's outstanding Series A preferred stock and approximately 16.4% of DemandStar's outstanding common stock), although as a result of DemandStar's articles of incorporation H.T.E.'s voting power in the aggregate represents approximately 19.9% of DemandStar's common and preferred stock voting together. As of December 20, 2000, the directors and executive officers of DemandStar in the aggregate owned 17.8% of the outstanding voting power of DemandStar (approximately 37.7% when combined with H.T.E.) and 19.4% of DemandStar's outstanding common stock (35.8% when combined with H.T.E.).

   Failure to return an executed proxy card or to vote in person at the special meeting or abstaining from the vote will constitute, in effect, a vote against approval of the merger agreement and the transactions contemplated thereby for purposes of Florida law.

Voting and revocation of proxies

   The enclosed proxy card is solicited on behalf of DemandStar's board of directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to its exercise, either by filing with DemandStar's Secretary at DemandStar's principal executive offices a written revocation or a duly executed proxy bearing a later date or by voting in person at the DemandStar special meeting. Attendance at the DemandStar special meeting without casting a ballot will not, by itself, constitute revocation of a proxy. Any written notice revoking a proxy should be sent to DemandStar.com, Inc., c/o Corporate Secretary, 1200 S. Pine Island Road, Suite 600, Plantation, Florida 33324.

Action to be taken at the special meeting

   All shares of outstanding common stock and preferred stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, unless previously revoked, will be voted at the special meeting in accordance with the instructions on the proxies. If no instructions are indicated, proxies will be voted:

  . ""FOR'' the approval of the merger agreement and the transactions contemplated thereby; and

  . in the discretion of the proxy holders as to any other matter which may properly come before the special meeting.

   As explained in the section entitled "Dissenters' Rights of DemandStar Shareholders," a vote in favor of the merger agreement and the merger means that the shareholder owning those shares will not have the right to dissent and seek appraisal of the fair value of such shareholder's shares. DemandStar does not know of any matters, other than as described in the notice of special meeting of shareholders, which are to come before the special meeting. If any other matters are properly presented at the special meeting for action, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger), the persons named in the enclosed proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment.

Proxy solicitation

   DemandStar will pay its own costs of soliciting proxies. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail, telephone or the Internet without delay. DemandStar also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

   Do not send in any stock certificates with your proxy. Onvia's exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for DemandStar common shares to former shareholders as soon as practicable after the completion of the merger.

                                   THE MERGER

Background of the merger

   Globe-1, Incorporated, which was acquired by Onvia in August 2000, and DemandStar have been familiar with each other's business since late 1999. Onvia and DemandStar have been competing for the business of government buyers and small business vendors in many of the same geographical regions of the country and in doing so have become familiar with each other's product and service offerings and sales and management teams.

   In August 2000, DemandStar's board of directors determined that DemandStar required additional capital to execute its business plan. As a consequence, DemandStar's board of directors developed a comprehensive plan to either obtain equity capital for the company or merge the company into another company in the business-to-government, or B2G, industry having a strong capital base.

   Individual members of DemandStar's board of directors contacted individuals at private equity firms, strategic investors, money management firms, other companies in the B2G space, as well as individual investors. Over 40 potential investor or merger candidates were contacted as part of this effort.

   During August and September 2000, DemandStar's board members contacted 15 private equity firms resulting in three meetings during mid to late September. These meetings were held in Boston, Massachusetts and Philadelphia, Pennsylvania. Two of the firms expressed interest in investing at prices equal to or slightly below the trading price of $0.60 to $0.80 per share. Both firms indicated that they were busy and could not move quickly on an investment, but were interested in staying in contact with the company. The member of DemandStar's board of directors who knew the two firms maintained contact with them but found it difficult to move them forward in a timely manner. The other private equity firms responded that DemandStar was not an appropriate candidate for an investment due to one or more of the following reasons:

  . stage of development of DemandStar;

  . status as a public company;

  . apparent level of financing required;

  . state of "dot-com" capital markets; and

  . quality of the DemandStar opportunity relative to other investment opportunities they were evaluating.

   One member of DemandStar's board of directors contacted a multi-billion dollar financial institution in late August. The institution, which sells financial services to local governments, expressed interest in making an investment and developing a strategic relationship. Meetings were held during September and October at the institution's headquarters in the New York City area, the offices of its Chief Investment Officer in the Philadelphia, Pennsylvania area, and at DemandStar's offices in Plantation, Florida. The institution performed extensive due diligence on DemandStar. DemandStar's Chairman and Chief Executive Officer made presentations to the institution's President, Chief Investment Officer, Treasurer, Chief Financial Officer, and other executives. Representatives of the institution were optimistic about the prospects of closing an investment as the institution's executives supported an investment. A term sheet was being negotiated for an equity investment priced above DemandStar's trading range.

   During August and September 2000, a member of DemandStar's board of directors also contacted three money management firms, and these contacts resulted in one meeting. These firms were preoccupied with other issues in their portfolio given the weakness in the "dot-com" market. The firm with whom representatives of DemandStar met indicated initial interest, but there was little interest upon follow-up.

   DemandStar's Chairman and Chief Executive Officer had meetings with over 20 companies operating in the B2G space from August through October 2000. These meetings occurred in Baltimore, Maryland,

San Francisco, California, the Washington, DC area, Seattle, Washington and Plantation, Florida. Six of these companies were thought to have the requisite financial strength to make pursuing a strategic investment or merger worthwhile. Three of these companies did not express interest in pursuing an investment, or, upon closer examination, did not have appropriate capital to be considered for a merger. One of the other firms was slow to meet and slow to return calls after the initial meeting. Another of the firms expressed very strong interest in merging but continually postponed follow-on meetings. The last firm was Onvia, which first contacted DemandStar's Chairman in October 2000 and moved very quickly to meet with DemandStar executives and members of the board of directors.

   DemandStar's Chairman and Chief Executive Officer held several meetings with individual investors and their respective representatives. Many of these individuals expressed strong interest in leading or participating in a multi-million dollar equity financing. Management decided to pursue the Onvia opportunity rather than this type of financing due to the likelihood of closure in a short period of time.

   Early in October 2000, John Heffernan, Vice President, Corporate Development of Onvia, called Bernard Markey, Chairman of the Board of DemandStar, to discuss the merits of a possible strategic relationship between Onvia and DemandStar, including, among other things, a possible combination of the two companies. This discussion resulted in the scheduling of meetings between representatives of the two companies.

   On October 17, 2000, Mr. Heffernan and Robert Gilmore, Vice President, Government Sales of Onvia, met with Mr. Markey and O.F. Ramos, Chief Executive Officer of DemandStar, at DemandStar's offices in Plantation, Florida, for further preliminary discussions regarding the possibility of a business relationship or strategic transaction between Onvia and DemandStar. Following the meeting, Messrs. Markey and Ramos consulted with members of DemandStar's board of directors.

   On October 25, 2000, Messrs. Markey and Ramos of DemandStar, met with Glenn Ballman, Chairman of the Board and Chief Executive Officer of Onvia, Michael Pickett, President, Chief Operating Officer and a director of Onvia, Kristen McLaughlin, Chief Strategy Officer of Onvia, Clayton Lewis, Vice President, Marketing of Onvia, Christopher Bifone, Director, Corporate Development of Onvia, and Mr. Heffernan at Onvia's offices in Seattle, Washington. At this meeting, the management of the two companies discussed the strategic and cultural fit of the organizations.

   On October 30, 2000, Messrs. Heffernan and Lewis, accompanied by Clark Westmoreland, Vice President, Operations of Onvia, Ross Paul, Chief Technology Officer of Onvia, and Jeff Meyer, Director, Integration of Onvia, visited DemandStar's offices to conduct preliminary due diligence on DemandStar's operations. Before the due diligence meetings, the parties executed a mutual nondisclosure agreement. The next day, Mr. Heffernan, joined by Messrs. Ballman and Pickett and Ms. McLaughlin of Onvia, met with Edward Jordan, Chief Operating Officer of DemandStar, and Messrs. Markey and Ramos of DemandStar, and discussed in broad terms the financial structure and the potential synergies of a possible business combination transaction and agreed to continue discussions.

   Four days later, on November 3, 2000, Mr. Heffernan spoke with Mr. Markey regarding the financial structure of a potential business combination of the companies. Following their discussion, Onvia delivered to DemandStar and its legal counsel, Greenberg Traurig, P.A., a non-binding memorandum of understanding outlining in broad terms valuation and possible terms of such a transaction.

   On November 6 and 7, 2000, Messrs. Ramos, Jordan and L.A. Gornto, Executive Vice President and a director of DemandStar, met in Seattle, Washington with Messrs. Bifone and Meyer and Ms. McLaughlin and various other representatives of Onvia, to conduct in depth due diligence of Onvia's operations. During the meetings, the companies executed a confidentiality agreement, supplementing the provisions of the mutual nondisclosure agreement previously executed by the companies. Additionally, at these meetings the parties discussed, among other things, the companies' accounting and other policies, operational issues associated with a potential business combination and opportunities for the combined companies. On November 7, 2000,

Venture Law Group, A Professional Corporation, legal counsel to Onvia, delivered a draft of a proposed merger agreement and related documents.

   During the period from November 6, 2000 through November 14, 2000, Onvia and DemandStar exchanged information and the two companies' management teams and legal and accounting advisors continued business, financial, legal and accounting due diligence.

   On November 8, 2000, several representatives of Onvia in Onvia's product development group visited DemandStar's offices to conduct product-related due diligence.

   On November 12, 2000 and November 13, 2000, Messrs. Ballman and Pickett telephonically reviewed with members of Onvia's board of directors the status of the proposed transaction with DemandStar. Messrs. Ballman and Pickett provided the members with a summary of the discussions with DemandStar and an update on the results of the due diligence. Based on that information, the members of Onvia's board of directors directed Messrs. Ballman and Pickett to continue discussions with DemandStar.

   In the evening of November 14, 2000, and throughout the day on November 15, 2000, representatives of DemandStar, Onvia, Venture Law Group and Greenberg Traurig held various telephonic conference calls to continue negotiating the terms of the transaction, including provisions in the draft merger agreement, voting agreements and key employment agreements.

   On November 15, 2000, Messrs. Ramos and Jordan met with various members of Onvia's management to discuss due diligence issues, potential operational synergies between the companies, and roles and responsibilities of management of the combined company. Later that day, at a special meeting held via teleconference, Onvia's board of directors, discussed the status of the proposed transaction with DemandStar. Messrs. Ballman, Pickett and Heffernan presented to Onvia's board of directors a summary of all discussions with DemandStar, including the financial aspects of the transaction and the final terms of the transaction. Onvia's board of directors approved a resolution authorizing the transaction on that basis, subject to satisfactory resolution of the remaining issues with DemandStar.

   On November 10, 2000, Mr. Markey had a conversation with Janney Montgomery Scott LLC and another financial advisor regarding their availability for the purpose of evaluating the merger and providing a fairness opinion. Janney Montgomery was retained for that purpose on November 15, 2000.

   On November 17, 2000, at a special meeting held via teleconference, DemandStar's board of directors met to consider the merger. All directors were present. Janney Montgomery Scott orally presented its report and analysis on fairness and after discussion and analysis the board of directors unanimously approved the merger and terminated discussions with third parties. On November 17, 2000, Janney Montgomery Scott delivered its written fairness opinion to DemandStar's board of directors.

   From November 15 through November 20, 2000, the parties held discussions to resolve final due diligence related issues and continued to negotiate the merger agreement and all other related agreements.

   On November 20, 2000, the parties agreed to and finalized the merger agreement, voting agreements, key employment agreements and all other related agreements. DemandStar and Onvia then executed the merger agreement and other related documents and publicly announced the execution prior to opening of the stock market on November 20, 2000.

Onvia's reasons for the merger

   At a telephonic meeting held on November 15, 2000, Onvia's board of directors unanimously concluded that the merger and the transactions contemplated thereby were in the best interests of Onvia and its stockholders.

   The decision of Onvia's board of directors was based upon several potential benefits of the merger, including the following:

  . Onvia and DemandStar together could provide state and local government agency buyers and small business sellers a more compelling value proposition;

  . Onvia's and DemandStar's product and service offerings and development plans are complementary;

  . Onvia and DemandStar can market the combined company's services through a larger, combined sales force;

  . the creation of a larger customer base and a higher market profile would present greater opportunities for marketing the products and services of both companies;

  . the merger would provide the combined company with the potential for greater depth of skilled personnel and strengthened development activity;

  . Onvia and DemandStar share similar strategic objectives and goals;

  . DemandStar's local government sales force enhances Onvia's presence and ability to service government agencies and small businesses and expand its products and markets; and

  . the merger would further Onvia's long-term strategies and goals of expanding its service offerings and relationships with government agencies.

   In evaluating the merger, Onvia's board of directors reviewed several factors, including, but not limited to, the following:

  . historical information concerning Onvia's and DemandStar's respective businesses, financial performance and condition, operations, technology and management, including reports filed by each company with the SEC;

  . Onvia's management's view of the financial condition, results of operations and businesses of Onvia and DemandStar before and after giving effect to the merger;

  . the predicted effect of the merger on Onvia's stockholders;

  . current financial market conditions and historical market prices, volatility and trading information of DemandStar;

  . the consideration DemandStar's shareholders will receive in the merger in light of comparable merger transactions Onvia was considering;

  . the ownership of the combined company by Onvia's stockholders;

  . the terms of the merger agreement;

  . the impact of the merger on Onvia's customers and employees;

  . reports from management and legal and accounting advisors of the results of the due diligence investigation of DemandStar; and

  . the expectation that the merger will be tax-free for federal income tax purposes.

   Onvia's board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

  . the risk that the potential benefits sought in the merger may not be realized;

  . the risk that the issuance of stock in the merger could be dilutive to Onvia's stockholders if anticipated synergies are not realized;

  . the effect of the public announcement of the merger on DemandStar's and Onvia's customers;

  . the effect of the merger on DemandStar's strategic relationships with competitors of Onvia;

  . the risk of management and employee disruption associated with the merger, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company;

  . the substantial charges to be incurred in connection with the merger, including the costs of integrating the businesses and transaction expenses arising from the merger;

  . the risk that the merger could adversely affect Onvia's or DemandStar's relationships with certain of its customers and strategic partners; and

  . other applicable risks described in this proxy statement/prospectus under "Risk Factors."

   Onvia's board of directors concluded, however, that on balance, the potential benefits of the merger to Onvia and its stockholders outweighed the risks associated with the merger.

   The discussion of the information and factors considered by Onvia's board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Onvia's board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination. In addition, Onvia's board of directors did not undertake any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of Onvia's board of directors, but rather the board conducted an overall analysis of the factors described above, including discussions with and questioning of Onvia's senior management, and legal and financial advisors.

DemandStar's reasons for the merger and recommendations of DemandStar's board of directors

   DemandStar's board of directors believes that the merger with Onvia will create a new combined company with greater financial resources and flexibility, competitive strengths and business opportunities than DemandStar would otherwise be able to achieve alone. DemandStar's board of directors has considered several alternative means to achieve such ends, including other potential business combinations, the private placement of stock, an underwritten public offering and debt financing. Nevertheless, after consultation with Janney Montgomery Scott, DemandStar's financial advisor, DemandStar's board of directors concluded that the terms of the merger agreement were fair to, and in the best interests of, DemandStar and its shareholders. Accordingly, DemandStar's board of directors unanimously approved the merger agreement and now recommends that DemandStar's shareholders vote FOR the adoption of the merger agreement and consummation of the merger.

   DemandStar's board of directors reviewed with its financial and legal advisors the following material factors in reaching its conclusion:

  . The merger affords the new combined company the opportunity to increase its presence in the business- to-government market and enable it to offer its customers a broader and more varied array of products and services.

  . The potential to create a company that is better positioned than DemandStar would be to adapt to, and benefit from, technological and other developments in the ecommerce industry, which should result in the acceleration of product development and technological innovation. DemandStar believes that the merger brings two market and technology leaders dedicated to the development of innovative, cost-effective Internet based procurement services together and enables the combined company to accelerate its efforts to penetrate existing markets more efficiently and investigate and develop new products in emerging markets.

  . The opportunity to create more shareholder value by reducing the risks associated with DemandStar's reliance on a single market and the difficulty of competing against larger, more diversified companies with substantially greater financial resources.

  . The advantages of combining two highly capable management teams, each with established track records. DemandStar expects the Internet-based procurement industry to continue to be characterized by substantial uncertainty and continuing consolidation. By combining the expertise of DemandStar's and Onvia's management, the combined company will be better able to respond to these changes and take advantage of the opportunities that these changes may create.

  . The potential revenue synergies offered by the merger through the broadening of both companies' existing product lines.

  . The potential cost synergies offered by the merger through consolidation and integration of certain operations and functions.

  . The commitment by Onvia to loan DemandStar up to $5 million.

  . The agreements to be entered into by holders of approximately 37.7% of the outstanding shares of DemandStar capital stock to vote in favor of the merger including shares held by H.T.E. H.T.E.'s determination to enter into the voting agreements was approved by its directors who are not also affiliated with DemandStar.

  . The expectation that the merger, in general, will not result in federal income tax for DemandStar or its shareholders.

  . The employment and non-competition agreements to be entered into by certain members of DemandStar's management team.

  . The lock-up agreements to be entered into by certain members of DemandStar's officers and directors.

  . The opportunity to create more shareholder value by reducing the risks and dilution associated with DemandStar's need to obtain additional capital in order to finance its operations and create positive cash flow.

  . The detailed financial analysis, pro forma financial statements and other information with respect to the companies presented to DemandStar's board, as well as Janney Montgomery Scott's fairness opinion dated November 17, 2000, stating that, as of such date, the merger consideration to be received by DemandStar's shareholders is fair.

   In addition to the factors set forth above, DemandStar's board of directors reviewed and considered a wide variety of information relevant to the merger, including:

  . information concerning Onvia's and DemandStar's respective businesses, historical financial performance and condition, operations, technology, products, customers, competitive positions, prospects and management;

  . DemandStar management's view as to the financial condition, results of operations and business and financial potential of Onvia and DemandStar before and after giving effect to the merger, based on DemandStar management's due diligence;

  . the consideration to be received by the DemandStar shareholders in the merger and the relationship between the market value of Onvia's common stock to be issued in exchange for DemandStar capital stock, the trading price histories of both companies' stock and a comparison of comparable merger and financing transactions;

  . the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

  . reports from management and legal and financial advisors as to the results of their due diligence investigation of Onvia;

  . the view of DemandStar's management and the DemandStar board as to the long-term opportunities and prospects of DemandStar as an independent company and of Onvia and DemandStar as a combined company;

  . the potential for DemandStar to enter into strategic relationships with alternative companies; and

  . the potential impact of the merger on customers and employees of Onvia and DemandStar.

   DemandStar's board of directors also considered the following potentially negative factors concerning the merger:

  . The loss of control over DemandStar's future operations following the merger;

  . The risk that the combined company would be unable to retain key employees;

  . The risk that the benefits sought to be achieved in the merger may not be achieved;

  . The possibility that the merger may not be consummated;

  . The risk that the combined company might not realize the anticipated cost savings and revenue synergy;

  . The risk of intellectual property or other litigation associated with Onvia's business activities; and

  . The other risks described under "Risk Factors" section beginning on page
    12 of this proxy statement/prospectus.

   In light of the extensive variety of factors, both positive and negative, considered by DemandStar's board of directors, the board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered in making its determination. However, after taking into consideration all of the factors set forth above, DemandStar's board of directors agreed that the merger is fair to, and in the best interests of, DemandStar and its shareholders.

Opinion of DemandStar's financial advisor

   DemandStar's board of directors retained Janney Montgomery Scott LLC, or Janney, as its financial advisor to review the merger and to render an opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the shareholders of DemandStar. As described herein, Janney's opinion, dated November 17, 2000, together with the related presentation to DemandStar's board of directors, was only one of many factors taken into consideration by DemandStar's board of directors in making its determination to approve the merger.

   At the November 17, 2000 telephonic meeting of DemandStar's board of directors, representatives of Janney made a presentation with respect to the merger and rendered to DemandStar's board of directors its oral opinion, subsequently confirmed in writing as of the same date, that, as of such date, and based on the assumptions made, matters considered and limits of the review undertaken by Janney, the merger consideration to be received by DemandStar's shareholders was fair, from a financial point of view.

   The full text of Janney's written opinion, dated November 17, 2000, which sets forth the assumptions made, matters considered and limitations on review undertaken, is attached to this proxy statement/prospectus as Appendix C and is incorporated herein by reference. Janney's opinion is directed to DemandStar's board of directors and addresses the fairness of the merger consideration to be received by DemandStar's shareholders from a financial point of view. Janney's opinion does not address the underlying decision of DemandStar to engage in the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or as to any other action such shareholder should take in connection with the merger. The discussion of the Janney opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

   In connection with its opinion, Janney reviewed certain publicly available financial and other information concerning DemandStar and Onvia, and certain internal financial and other information furnished to it by DemandStar and Onvia. Janney also held discussions with the members of management of DemandStar and Onvia regarding this information and the business and prospects of DemandStar and Onvia. Janney did not independently verify any of the information described above and for purposes of its opinion assumed the accuracy, completeness and fairness of all such information. Janney did not make and it was not provided with an independent evaluation or appraisal of the assets of DemandStar or Onvia. With respect to the financial forecast information furnished by or discussed with DemandStar and Onvia, Janney assumed that such information was prepared on the basis of reasonable assumptions and reflected the best currently available estimates and judgments of the managements of DemandStar and Onvia as to the likely future financial performance of DemandStar and Onvia. Janney's opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of such opinion.

   In reaching its opinion, Janney:

  . reviewed the terms of the merger agreement and certain related documents in draft form;

  . reviewed the Registration Statements on Form S-1, certain interim reports to shareholders and quarterly reports on Form 10-Q of DemandStar and Onvia and certain other communications from DemandStar and Onvia to their respective shareholders;

  . reviewed the reported price and trading activity for the common stock of DemandStar and Onvia;

  . reviewed certain internal financial analyses and forecasts for DemandStar prepared by the management of DemandStar and certain analyses and forecasts of operating synergies anticipated to result from the merger prepared by the management of DemandStar and Onvia;

  . held discussions with members of the senior management of DemandStar and Onvia regarding the strategic rationale for, and potential benefits of, the merger, and the past and current business operations, financial condition and future prospects of DemandStar and Onvia;

  . reviewed selected financial and stock market data for DemandStar and certain other publicly traded companies;

  . reviewed financial information relating to selected merger and acquisition transactions; and

  . performed such other analyses, and considered such other factors, as it deemed appropriate.

   Janney assumed that the final terms of the merger agreement and certain related documents reviewed by it in draft form would not vary materially from the drafts reviewed by it.

   The following is a brief summary of the material factors considered and analyses performed by Janney and presented to DemandStar's board of directors at its telephonic meeting on November 17, 2000.

Historical and projected operating results and financial condition

   In rendering its opinion, Janney reviewed and analyzed the historical, current and projected financial information of DemandStar which included:

  .  DemandStar's recent financial statements;

  .  DemandStar's recent revenue growth and operating performance trends;

  .  DemandStar's cash position, burn rate and need for additional financing;
     and

  .  DemandStar's projected revenue growth and operating performance trends.

   Concerning DemandStar's need for additional financing, it was disclosed to Janney that the management of DemandStar had been seeking investors since the middle of August 2000 without positive result and that

DemandStar would be out of cash by December 15, 2000. The projected financial information prepared by the management of DemandStar, which assumes a cash infusion of $5 million, includes strong revenue growth for 2000 and 2001, and continuing negative gross margins through mid-2001 and continuing losses through 2001.

   In rendering its opinion, Janney also reviewed and analyzed the historical, current and projected financial information of Onvia, which included:

  .  Onvia's recent financial statements;

  .  Onvia's recent revenue growth and operating performance trends;

  .  Onvia's cash position and burn rate; and

  .  Onvia's revenue projections and operating performance trends.

   As of the date Janney rendered its opinion to DemandStar's board of directors, Onvia had approximately $120 million of cash reserves, and the management of Onvia projected that Onvia would utilize approximately half of that amount to achieve profitability. It was disclosed to Janney by the management of Onvia that Onvia planned to outsource its Purchase Now product sales business in order to:

  . expand its focus on small and medium business to include the government marketplace, and

  . discontinue the pass-through of products to dramatically increase operating margins.

   The planned change in Onvia's business model would impact Onvia's revenue stream and revenue growth resulting in Onvia achieving profitability in the fourth quarter of 2002.

   As mentioned above, Janney analyzed projections for DemandStar, Onvia and the combined entity in support of its fairness opinion. Such projections were based on numerous estimates and other assumptions and are inherently subject to significant uncertainties and contingencies. There is no assurance that the projections will be achieved and the use thereof by Janney should not be regarded as an indication that DemandStar or any other person considers such estimates an accurate prediction of future events.

Stock price premium analysis

   Janney reviewed and analyzed the reported daily closing market prices and trading volume of common stock for the period from DemandStar's initial public offering on May 15, 2000 until November 16, 2000. The common stock closed at its high of $1.50 per share on May 15, 2000 and its low of $0.50 per share on various dates in October and early November 2000. The ten-day average daily closing price of DemandStar's common stock during the period from November 3, 2000 to November 16, 2000 was $0.73 per share. The thirty-day average daily closing price of the common stock during the period from October 6, 2000 to November 16, 2000 was $0.60 per share. The average trading volume between May 15, 2000 and November 16, 2000 was 25,731 shares per day.

   Janney calculated, reviewed and analyzed the premium that would be paid to DemandStar's shareholders based on the implied value payable in the merger. The premium calculations are based upon an assumed announcement date of November 20, 2000 and are as follows.

                                                              DemandStar Premium
                                                              ---------- -------
     November 16, 2000 Closing Price.........................   $0.75      80.0%
     Last 10 Day Average.....................................   $0.73      84.7%
     Last 30 Day Average.....................................   $0.60     123.5%
     52 Week High............................................   $2.50     -46.0%
     52 Week Low.............................................   $0.47     187.8%

Analysis of selected publicly traded comparable companies

   Using publicly available information, Janney compared certain financial, stock market and operating information and commonly used valuation measurements for DemandStar with corresponding data and ratios of certain similar publicly traded companies. Janney selected these companies from the universe of possible companies based upon Janney's view as to the comparability of financial and operating characteristics of these companies to DemandStar. With respect to each such analysis, Janney made such comparisons among the following companies:
Ariba Inc., Calico Commerce Inc., Clarus Corporation, Commerce One Inc., Concur Technologies Inc., Elcom International Inc., Freemarkets Inc., i2 Technologies Inc., Onvia.com Inc., and PurchasePro.com Inc. (the "Comparable Companies").

   Among other multiples calculated and reviewed by Janney were the Comparable Companies' common stock equity market value to historical latest twelve months, or LTM, revenue, and estimated revenue for calendar years 2000 and 2001. The revenue estimates were based upon those reported by the Institutional Brokers' Estimates System, or IBES. IBES is a data service that monitors and publishes compilations of financial estimates by selected research analysts regarding companies of interest to institutional investors.

   This analysis produced multiples of selected valuation data as follows:

                             Stock                          Market Cap/Revenue (x)
                             Price  Market Cap    LTM Rev   -----------------------
                              ($)   ($millions) ($millions)   LTM    2000E   2001E
                            ------- ----------- ----------- ------- ------- -------
   Ariba Inc............... $ 77.94 $ 18,752.9   $  279.0    67.2 x  67.2 x  24.4 x
   Calico Commerce.........    2.25       78.9       26.6     3.0 x   1.8 x   1.0 x
   Clarus Corp.............   10.63      165.0       10.7    15.4 x   3.4 x   1.4 x
   Commerce One Inc........   53.38   10,306.8      227.3    45.3 x  26.7 x  13.8 x
   Concur Tech Inc.........    2.81       70.3       34.8     2.0 x   1.3 x   0.8 x
   Elcom Intl Inc..........    2.44       75.1      311.7     0.2 x   0.2 x   0.2 x
   Freemarkets Inc.........   38.06    1,446.6       64.6    22.4 x  16.4 x   8.3 x
   i2 Technologies Inc.....  122.63   24,810.2      923.7    26.9 x  23.2 x  16.1 x
   Onvia.com...............    2.13      184.2      110.1     1.7 x   1.3 x   0.7 x
   Purchasepro.com Inc.....   18.25    1,210.5       34.1    35.5 x  20.2 x   6.7 x


                                                    Average  22.0 x  16.2 x   7.3 x
                                       Adjusted Average (1)  19.0 x  11.8 x   6.1 x
                                                     Median  18.9 x   9.9 x   4.0 x


   Demand Star (2):
     Equity Value..........         $     13.5   $    0.4    31.7 x  18.0 x   1.4 x
     Enterprise Value with
      Cash Infusion........               18.5        0.4    43.5 x  24.7 x   2.0 x

--------
(1)  Adjusted Average eliminates high and low values.

(2) For DemandStar, Market Cap represents the equity value and the enterprise value plus cash infusion.

Comparable Companies' Valuation Multiples:


                                         Market Capitalization/Revenue
                                  ---------------------------------------------------------------
                                    LTM                        2000                        2001
                                  Revenue                     Revenue                     Revenue
                                  -------                     -------                     -------
           Average (1)            19.03 x                     11.81 x                      6.10 x
           Median                 18.92 x                      9.92 x                      4.04 x
           High (1)               45.35 x                     26.72 x                     16.09 x
           Low (1)                 1.67 x                      1.33 x                      0.75 x

--------
(1)  Adjusted to eliminate high and low values.

   The foregoing comparisons are based upon the enterprise valuation including a cash infusion of $5.0 million into DemandStar by Onvia. DemandStar could not achieve the projected 2001 financial results without such a cash infusion. Based on these comparisons, Janney noted that the merger consideration represented an enterprise value which, as a multiple of DemandStar's historical and estimated future financial results set forth above, was above the adjusted average per share trading values of the Comparable Companies for LTM and 2000 revenue. Janney further noted that the resulting merger consideration multiples were above the values for the Comparable Companies with market capitalizations below $1 billion. These facts supported a determination that the merger consideration was fair to DemandStar's shareholders from a financial point of view.

Analysis of selected comparable transactions

   Janney reviewed merger and acquisition transactions that it deemed comparable to the merger. It selected these transactions by searching SEC filings, public company disclosures, press releases, databases and other sources and by applying the following criteria:

  . transactions that were announced or completed between June 1, 1999 and November 16, 2000;

  . transactions in which the acquiring company purchased 50% or more of the target company; and

  . transactions in which the target company operates in the Internet-related industries.

   Current market conditions differ dramatically from six months ago, particularly in the Internet-related markets. Due to the worsening industry environment and the financial distress of DemandStar, Janney believes that this valuation technique has little relevance for evaluating the merger. However, Janney did note that the enterprise value multiple of the merger was above those of the three most recent transactions reviewed.

   This analysis produced multiples of selected valuation data as follows:

                                                                                  Entp.
   Ann.    Comp.                                                                  Value   Target    Entp.
   Date     Date   Acquiror Name             Target Name                           (mm)   Revenue Value/Rev EBITDA
 --------  -----   -------------             -----------                         -------- ------- --------- ------
  11/7/00  Pending VerticalNet               SierraCities                        $  956.0 $126.1      7.6 x $ 58.4
  6/20/00  Pending Commerce One, Inc.        Appnet, Inc.                         1,647.5  160.9     10.2 x  (15.1)
  7/26/00  8/10/00 Onvia.com                 Globe-1                                 11.4    0.6     20.4 x   (1.1)
   3/8/00  6/15/00 Internet Capital Group,   Rightworks                             202.3    2.2     94.0 x   (9.1)
                    Inc.
   6/9/00  6/12/00 Onvia.com                 Zanova                                  21.3    0.5     40.6 x   (3.9)
  3/27/00  4/28/00 Neoforma.com              EquipMD                                 37.4    0.2    220.3 x   (4.0)
 12/13/99  2/11/00 Chemdex Corp.             SpecialtyMD.com                          N/A    N/A        N/A    N/A
 11/29/99   2/2/00 Calico Commerce, Inc.     Connectinc.com                          47.2    4.9      9.7 x   (0.9)
 11/15/99  1/25/00 Ariba, Inc.               Trading Dynamics, Inc.                 737.1    0.5  1,459.6 x   (5.2)
 12/16/99 12/16/99 Ariba, Inc.               TRADEX Technologies, Inc.            1,845.0    6.6    280.5 x  (14.2)
 10/10/99 11/30/99 Agile Software Corp.      Digital Market Inc.                    107.6    1.9     57.9 x   (6.0)
  11/4/99  11/7/99 Commerce One, Inc.        CommerceBid.com                        195.2    N/A         NM   (0.9)
  9/15/99  9/15/99 National Information      eFed (division of Electronic Press)     29.5    2.7        N/A    0.2
                    Consortium
  7/19/99  8/31/99 Century Business          Tri-Tek Information Systems              N/A   30.0        N/A    N/A
                    Services, Inc.
   6/1/99   6/1/99 Concur Technologies,      Seeker Software                        114.7    4.9     23.5 x   (9.4)
                    Inc.

                                                           Average               $  457.8 $ 26.3    202.2 x $ (0.9)
                                                           Median                   114.7    2.7     40.6 x   (4.0)
                                                    Adjusted Average (1)            372.3   16.4     84.1 x   (5.0)

--------
(1)  Adjusted average eliminates high and low values.

Pro forma contribution analysis

   Based on estimates provided by the managements of DemandStar and Onvia, Janney compared the estimated financial performance of DemandStar and Onvia for calendar years 2000 and 2001 to the pro forma financial performance of the combined company. Janney reviewed the pro forma relative contributions of DemandStar and Onvia to certain income statement items for the calendar years 2000 and 2001 and the relative cash contribution of DemandStar and Onvia to the combined entity. Based on estimates provided by the managements of DemandStar and Onvia, the review indicated that the relative contribution by DemandStar to a combined entity was projected to be 26.2% of revenue for calendar year 2001. However, DemandStar is not expected to contribute to the combined entity's gross profit as DemandStar is projected to generate negative gross margins and losses in calendar year 2001, whereas Onvia is expected to generate substantial gross profit in calendar year 2001. The pro forma merger analysis is complicated by the change in strategy indicated by the senior management of Onvia, which will significantly reduce the amount of revenue reported in calendar year 2001. Janney also reviewed pro forma financial statements for the combined entity for calendar years 2001 and 2002 that were prepared by the senior management of Onvia, which take into account operating synergies of the merger and indicate that the combined entity will become profitable in late 2002.

Market and economic factors

   In rendering its opinion, Janney considered, among other factors, the condition of the U.S. stock markets and the current level of economic activity, particularly in the electronic-procurement software industry. No Comparable Company used in the analysis of certain other publicly traded companies summarized above is identical to DemandStar. In addition, Janney believes that the analysis of certain other publicly traded companies is not simply mathematical. Rather, such analysis must take into account differences in the financial and operating characteristics of these companies and other factors, such as general economic conditions, conditions in the markets in which such companies compete and strategies and operating plans for such companies, that could affect the public trading value and acquisition value of these companies.

   In arriving at its opinion, Janney did not ascribe a specific range of values to DemandStar, but made its determination as to the fairness, from a financial point of view, of the merger consideration to be received by the shareholders of DemandStar on the basis of a variety of financial and comparative analyses, including those described above. The summary of analyses performed by Janney as set forth above does not purport to be a complete description of the analyses underlying Janney's opinion. The presentation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial or summary description. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of the business or securities do not purport to be appraisals or to reflect the prices at which businesses, companies or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In arriving at its opinion, Janney made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Janney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create an incomplete view of the processes underlying such analyses and its opinion.

   Janney is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. DemandStar's board of directors retained Janney to act as its financial advisor based on Janney's qualifications, reputation and experience. Pursuant to the terms of Janney's engagement, the fee paid to Janney upon rendering this opinion was equal to $125,000. In addition, DemandStar has agreed to reimburse Janney for its reasonable out-of-pocket expenses and to indemnify Janney for certain costs, expenses and liabilities related to or arising out of Janney's rendering of services under its engagement as financial advisor, or to contribute to payments Janney may be required to make in respect thereof.

Interests of certain persons in the merger

   In considering the recommendation of DemandStar's board of directors to vote for the proposals to adopt the merger agreement and approve the merger, DemandStar's shareholders should be aware that certain members of DemandStar's board of directors and management team have agreements or special arrangements that provide such persons with interests in the merger that differ from those of DemandStar's shareholders. DemandStar's board of directors was aware of such agreements and arrangements during its deliberation of the merits of the merger and in determining to recommend to DemandStar's shareholders that they vote in favor of the adoption of the merger agreement and the approval of the merger.

   Registration of Option Plan. Under the terms of the merger agreement, Onvia is obligated to file a registration statement on Form S-8 within 45 days after the effective time of the merger, registering the shares of Onvia's common stock issuable with respect to the assumed options under DemandStar's executive incentive compensation plan. Those shares are not subject to the lock-up agreement to be entered into between Onvia and certain affiliates of DemandStar.

   Amended and Restated Employment and Option Agreements. Messrs. Ramos, Jordan and North have each entered into amended and restated employment and option agreements which provide that they will become officers of Onvia following the merger. Messrs. Ramos, Jordan and North each entered into amended and restated option agreements that change the vesting of their options to purchase DemandStar's common stock and, in the case of Messrs. Jordan and North, provide that Onvia will make additional option grants to them following the merger. The employment and option agreements are discussed in the section entitled "Management of DemandStar--Employment agreements."

   Amended and Restated Consulting Agreements and Part-Time Employment Agreements, and Option Agreements for Messrs. Markey, Gornto and Moses. In connection with the merger, each of Bernard B. Markey, L.A. Gornto, Jr. and Edward Moses will amend their existing employment and consulting agreements with DemandStar, effective at the effective time of the merger. The amended agreements will provide that they shall provide transition consulting services as requested by Onvia for a period of 180 days after the merger closing date. Messrs. Markey and Gornto will be compensated $1,000 per month for a specified number of hours and at the rate of $100 per hour for each hour of rendered services after that number of hours. Mr. Moses will be compensated at the rate of $100 per hour. Further, each of their DemandStar options that are exercisable at the effective time of the merger (including options vesting as a result of the merger) shall be converted, but shall be exercisable until the 270th day after the merger closing date, which is 90 days after the termination of consulting services in accordance with DemandStar's 1999 Employee Incentive Compensation Plan.

   H.T.E. Matters. Subject to the closing of the merger, H.T.E. and DemandStar will terminate H.T.E.'s registration rights agreement dated as of December 21, 1999. Onvia will advance a total of $5 million of bridge financing to DemandStar between December 1, 2000 and March 1, 2001. Up to $140,000 of those loan proceeds may be used to pay to H.T.E. interest accrued but unpaid as of November 20, 2000 on the promissory note dated as of October 31, 1999 in the principal amount of $1.75 million executed by DemandStar in favor of H.T.E., as modified by the modification dated as of October 31, 2000. H.T.E.'s receipt of such funds is subject to H.T.E. terminating its right to receive warrants and other securities from DemandStar as a result of Onvia's bridge financing. One of the likely benefits to H.T.E. of the merger is that H.T.E. is more likely to be repaid its loan to DemandStar than would have otherwise been the case.

   Governance Structure and Management Positions. Pursuant to the terms of the merger agreement, upon completion of the merger:

  . O.F. Ramos, Director, President and Chief Executive Officer of
    DemandStar, will serve as Vice President and General Manager, Government Operations of Onvia pursuant to the terms of an amended and restated employment agreement among Mr. Ramos, DemandStar and Onvia.

  . William Knox North, Vice President and Chief Operating Officer of
    DemandStar, will serve as Vice President, Government Exchange Technology of Onvia pursuant to the terms of an amended and restated employment agreement among Mr. North, DemandStar and Onvia.

  . Edward S. Jordan, Vice President and Chief Technology Officer of
    DemandStar, will serve as Vice President, Government Sales of Onvia pursuant to the terms of an amended and restated employment agreement among Mr. Jordan, DemandStar and Onvia.

   Stock Options. Option agreements to purchase DemandStar's common stock held by DemandStar directors and executive officers contain change of control provisions wherein upon a change of control of DemandStar after the merger, 25% of the unvested options shall immediately vest and be fully exercisable at the time of the change of control, with the remainder continuing to vest on a pro rata basis in accordance with the option agreements vesting schedules. If the executive's employment is terminated other than for cause within 12 months following a change of control, then 100% of the remaining options vest at the time of the termination. Pursuant to the terms of the merger agreement, upon completion of the merger, Onvia will assume each outstanding stock option agreement for each DemandStar employee, executive officer and director under the same general terms and conditions as originally issued by DemandStar, except that:

  . each option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Onvia's common stock equal to the product of the number of shares of DemandStar's common stock that were issuable upon exercise of such option immediately prior to the effective time of the merger multiplied by the exchange ratio, rounded down to the nearest whole number of shares of Onvia's common stock; and

  . the per share exercise price for the shares of Onvia's common stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of DemandStar's common stock at which such option was exercisable immediately prior to the effective time of the merger by the exchange ratio, rounded up to the nearest whole cent.

However, option agreements of Bernard Markey, L.A. Gornto, Jr. and Edward Moses will be modified as described earlier in this merger section.

   Indemnification Obligations. Under the terms of the merger agreement, DemandStar, after the merger, will be required to meet its obligations under any of its indemnification agreements and indemnification provisions contained in its articles of incorporation and bylaws pursuant to which it is obligated to indemnify its officers, directors, employees and/or agents. Further, the indemnification provisions in DemandStar's articles of incorporation and bylaws post-merger will be no less favorable than the comparable provisions in its articles of incorporation and bylaws pre-merger. The indemnification provisions contained in DemandStar's articles of incorporation and bylaws post-merger may not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of those individuals who, immediately prior to the effective time of the merger, were directors, officers, employees or agents of DemandStar, unless such modification is required by law.

   Further, for a period of three years after the effective time of the merger, DemandStar will be required to maintain, if available, directors' and officers' liability insurance covering those persons who are currently covered by DemandStar's directors' and officers' liability policy. The maximum premium that DemandStar will be required to pay pursuant to the terms of the merger agreement will not exceed 125% of the annual premium currently paid by DemandStar for its present policy.

Material federal income tax consequences

   The following discussion summarizes the material federal income tax consequences of the merger that apply generally to holders of DemandStar capital stock. This discussion assumes that the merger is consummated as contemplated herein. In addition, this discussion does not deal with all federal income tax consequences that may be relevant to particular DemandStar shareholders in light of their specific circumstances, like shareholders who are dealers in securities, banks, insurance companies, foreign persons or tax-exempt organizations, who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who hold their shares as part of a hedging, straddle, conversion or other risk reduction transaction, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not these transactions are in connection with the merger), including without limitation transactions in which shares of DemandStar capital stock were or are acquired or shares of Onvia's common stock were or are disposed of. Furthermore, no state, local, foreign or other tax considerations are addressed herein. This discussion is based on federal income tax law as currently in effect, which could change at any time (possibly with retroactive effect).

   Each DemandStar shareholder is urged to consult his own tax advisors as to the specific federal, state, local, and foreign and any other tax consequences to him of the merger and tax reporting requirements with respect thereto.

   The parties are not requesting a ruling from the Internal Revenue Service in connection with the merger. As a condition to consummation of the merger, Venture Law Group, A Professional Corporation, counsel to Onvia, and Greenberg Traurig, P.A., counsel to DemandStar, will deliver opinions to Onvia and DemandStar, respectively, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These tax opinions will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position. In addition, the tax opinions are subject to certain assumptions and qualifications and are based on the truth and accuracy of certain representations and covenants made by Onvia and DemandStar, respectively, in certificates to be delivered to counsel by the management of Onvia and DemandStar prior to the effective time.

   Provided that the merger qualifies as a reorganization, the following federal income tax consequences will result:

  . DemandStar shareholders will not receive any gain or loss on the exchange of DemandStar capital stock for Onvia common stock pursuant to the merger, except with respect to cash they receive in lieu of fractional shares of Onvia common stock.

  . The aggregate basis of the Onvia common stock that DemandStar shareholders receive pursuant to the merger (including any fractional share not actually received) will equal the aggregate tax basis of the DemandStar capital stock they surrender in exchange therefor.

  . The holding period of Onvia common stock that DemandStar shareholders receive pursuant to the merger will include the holding period of the DemandStar capital stock they exchanges therefor, provided they hold the DemandStar capital stock as a capital asset at the time of the merger.

  . Cash received in lieu of a fractional share will be treated as if Onvia issued the fractional share and then redeemed it. DemandStar shareholders receiving cash in lieu of a fractional share generally will recognize gain or loss equal to the difference, if any, between the shareholder's tax basis in the fractional share and the amount of cash they receive for it. That gain or loss will be capital gain or loss if, at the time of the merger, they hold the DemandStar capital stock as a capital asset, and will be long-term capital gain or loss if the holding period for the fractional share exceeds one year.

  . DemandStar shareholders who exercise dissenters' rights with respect to all of their shares of DemandStar capital stock generally will recognize gain or loss for federal income tax purpose, measured by the difference between the holder's basis in those shares and the amount of cash they receive, provided the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Internal Revenue Code nor has the effect of a distribution of a dividend within the meaning of
    Section 356(a)(2) of the Internal Revenue Code. That gain or loss will be capital gain or loss, provided that the DemandStar capital stock is held as a capital asset at the time of the merger and will be long-term capital gain or loss if the holding period for the DemandStar capital stock exceeds one year.

   A successful Internal Revenue Service challenge to the "reorganization" status of the merger would result in all DemandStar shareholders being treated as if they sold their DemandStar capital stock in a fully taxable transaction. In that event, each DemandStar shareholder would recognize gain or loss with respect to each share of DemandStar capital stock surrendered in the merger equal to the difference between the shareholder's adjusted tax basis in that share and the fair market value, as of the effective time of the merger, of the Onvia's common stock received in exchange therefor (and any cash received in lieu of a fractional share). In that event, a DemandStar shareholder's aggregate basis in the Onvia's common stock so received would equal its fair market value as of the effective time and the shareholder's holding period for that Onvia common stock would begin the day after the merger.

   Irrespective of the merger's status as a reorganization, a DemandStar shareholder will recognize income or gain if and to the extent any shares of Onvia's common stock received in the merger are treated as received in exchange for services or property other than solely DemandStar capital stock. All or a portion of any such income or gain could be taxable as ordinary income. Gain also will be recognized if and to the extent a DemandStar shareholder is treated as receiving (directly or indirectly) consideration other than Onvia's common stock in exchange for DemandStar capital stock or if and to the extent the DemandStar capital stock surrendered in the merger is not equal in value to the Onvia's common stock and cash received in exchange therefor. The opinions of counsel to Onvia and DemandStar that the merger is a reorganization within the meaning of Section 368(a) of the Internal Revenue Code will be based on representations, among others, that Onvia common stock is the sole consideration being paid for the DemandStar capital stock pursuant to the merger and that the fair market value of the Onvia common stock issued pursuant to the merger is approximately equal to the fair market value of the DemandStar stock exchanged therefor pursuant to the merger.

Accounting treatment

   The merger will be accounted for under the purchase method of accounting. This means that after the merger, Onvia will be required to record as intangible assets the excess of the consideration given over the estimated fair value of net assets acquired and will subsequently amortize this cost against earnings.

Regulatory approvals

   Onvia and DemandStar have determined that, as of the date of this proxy statement/prospectus, no filings are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. However, at any time before or after the consummation of the merger, the Federal Trade Commission, the Department of Justice or any state could take such action under applicable antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of particular assets or businesses of Onvia or DemandStar. Private parties may also initiate legal actions under the antitrust laws under certain circumstances.

Restrictions on affiliate resales

   All shares of Onvia's common stock received by DemandStar shareholders in the merger will be freely transferable under the Federal securities laws, except for shares received by persons who are deemed to be "affiliates" of DemandStar prior to the closing of the merger. The shares received by persons deemed "affiliates" may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 in the case of persons who become affiliates of Onvia) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Onvia or DemandStar generally include individuals or entities that control, are controlled by, or are under common control with those parties and individuals who serve as officers or directors of Onvia or DemandStar. Each of DemandStar's affiliates has also entered into a lock-up agreement which imposes restrictions on resale of shares of Onvia's common stock for a period of 18 months after the closing of the merger.

                              THE MERGER AGREEMENT

   The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. This summary is qualified in its entirety by reference to the merger agreement. DemandStar shareholders are urged to read the merger agreement in its entirety for a more complete description of the merger. In the case of any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control.

The merger

   Following the approval and adoption of the merger agreement by the shareholders of DemandStar and the satisfaction or waiver of the other conditions to the merger, Dragon Acquisition Corporation, a wholly-owned subsidiary of Onvia, will be merged with and into DemandStar, with DemandStar continuing as the surviving corporation and becoming a wholly-owned subsidiary of Onvia.

Effective time

   As soon as practicable on or after the closing of the merger, the parties will cause the merger to be effective by filing articles of merger with the Secretary of State of the State of Florida. The parties anticipate that this will occur either in the first quarter of 2001 or possibly early in the second quarter of 2001.

Directors and officers

   The initial directors of DemandStar following the merger will be the directors of Dragon Acquisition Corporation immediately prior to the effective time. The initial corporate officers of DemandStar following the merger will be the corporate officers of Dragon Acquisition Corporation immediately prior to the effective time.

Conversion of shares in the merger

   Upon consummation of the merger, each outstanding share of DemandStar's common stock and each share of DemandStar Series A preferred stock, which will be participating on an as converted basis pursuant to DemandStar's articles of incorporation, will be cancelled and converted into the right to receive a portion of a share of Onvia's common stock equal to the exchange ratio. The exchange ratio equals a fraction:

  . having a numerator equal to 6 million; and

  . having a denominator equal to the aggregate number of shares of capital stock of DemandStar immediately prior to the effective time of the merger (8,388,480 shares as of December 20, 2000) plus all vested options to purchase shares of DemandStar's common stock outstanding immediately prior to the effective time of the merger (which DemandStar currently estimates to be 1,730,650 shares).

   The denominator includes all DemandStar options that become vested as a result of the merger and the transactions contemplated thereby and excludes DemandStar options that would otherwise become vested upon consummation of the merger but that will not become vested as a result of the amended option agreements entered into with Messrs. Ramos, North and Jordan.

   The exchange ratio will be further adjusted to reflect the effect of any stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to Onvia's common stock or DemandStar's common stock occurring on or after the date of this proxy statement/prospectus.

DemandStar stock option plan

   At the effective time, each outstanding option to purchase shares of DemandStar's common stock outstanding under DemandStar's 1999 Employee Incentive Compensation Plan, whether or not exercisable, will be assumed by Onvia. Each DemandStar stock option so assumed by Onvia will continue to have, and be subject to, the same terms and conditions set forth in DemandStar's stock option plan immediately prior to the effective time, except that:

  . each DemandStar stock option will be exercisable or will become exercisable for that number of whole shares of Onvia's common stock equal to the product of the number of shares of DemandStar's common stock that were subject to the DemandStar stock option immediately prior to the effective time multiplied by the exchange ratio, rounded down to the nearest whole number of shares of Onvia's common stock; and

  . the per share exercise price for the shares of Onvia's common stock issuable upon exercise of such assumed DemandStar stock options will be equal to the quotient determined by dividing the exercise price per share of DemandStar's common stock at which such DemandStar stock option was exercisable immediately prior to the effective time by the exchange ratio, rounded up to the nearest whole cent.

   The parties intend the DemandStar stock options assumed by Onvia to qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code to the extent such stock options qualified as incentive stock options immediately prior to the effective time.

   Onvia has agreed to file a registration statement on Form S-8 for the shares of Onvia's common stock issuable with respect to assumed DemandStar stock options within 45 days after the effective time of the merger and intends to maintain the effectiveness of such registration statement for so long as any of such options or other rights remain outstanding.

DemandStar warrants

   At the effective time, each outstanding warrant to purchase shares of DemandStar's common stock that by its terms survives the merger will be assumed by Onvia. Each DemandStar warrant so assumed by Onvia will continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant agreement immediately prior to the effective time, except that:

  . each DemandStar warrant will be exercisable or will become exercisable for that number of whole shares of Onvia's common stock equal to the product of the number of shares of DemandStar's common stock that were subject to the DemandStar warrant immediately prior to the effective time multiplied by the exchange ratio; and

  . the per share exercise price for the shares of Onvia's common stock issuable upon exercise of the assumed DemandStar warrant will be equal to the quotient determined by dividing the exercise price per share of DemandStar's common stock at which the DemandStar warrant was exercisable immediately prior to the effective time by the exchange ratio, rounded to the nearest whole cent.

Exchange agent

   Promptly after the effective time of the merger, Onvia is required to deposit with a bank or trust company designated by Onvia and reasonably acceptable to DemandStar, certificates representing the shares of Onvia's common stock to be exchanged for shares of DemandStar capital stock, and cash in an amount sufficient for payment for fractional shares and any dividends or distributions to which holders of shares of DemandStar capital stock may be entitled pursuant to the merger agreement.

Exchange procedures

   Promptly after the effective time, Onvia will cause the exchange agent to mail to the holders of record of DemandStar:

  . a letter of transmittal specifying that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the exchange agent; and

  . instructions on how to surrender DemandStar certificates in exchange for certificates representing shares of Onvia's common stock, cash for fractional shares and any dividends or other distributions pursuant to the merger agreement.

   Holders of DemandStar capital stock should not surrender their DemandStar stock certificates until they receive the letter of transmittal from the exchange agent.

   Upon surrendering their DemandStar stock certificates for cancellation to the exchange agent, together with the letter of transmittal and any other documents required by the exchange agent, the holders of such

DemandStar stock certificates will be entitled to receive a certificate representing the number of whole shares of Onvia's common stock which the holder has the right to receive pursuant to the merger agreement, cash for fractional shares of Onvia's common stock and any dividends or other distributions to which the holder is entitled. Until surrendered, outstanding DemandStar stock certificates will be deemed from and after the effective time to evidence only the ownership of the number of full shares of Onvia's common stock into which such shares of DemandStar capital stock have converted into and the right to receive cash for any fractional shares and any dividends or distributions payable pursuant to the merger agreement.

   If any certificate for shares of Onvia's common stock are to be issued to a person other than the person to whom the certificates are registered, the surrendered certificates must be properly endorsed or in proper form for transfer and the person requesting the exchange must pay Onvia or its agent any transfer or other taxes required by reason of the issuance of certificates representing shares of Onvia's common stock in any name other than that of the registered holder of the certificates surrendered, or establish to the satisfaction of Onvia or its agent that such tax has been paid or is not payable.

Distributions with respect to unexchanged shares

   No dividends or other distributions declared or made after the effective time with respect to Onvia's common stock with a record date after the effective time will be paid to the holders of any unsurrendered certificates with respect to the shares of Onvia's common stock until the holders of record surrender such certificates. Following surrender of any such certificates, the exchange agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Onvia's common stock along with payment for fractional shares and the amount of any such dividends or other distributions with a record date after the effective time payable with respect to such shares of Onvia's common stock.

No fractional shares

   No fractional shares of Onvia's common stock will be issued by virtue of the merger. Instead, each holder of shares of DemandStar capital stock who would otherwise be entitled to a fractional share of Onvia's common stock shall receive an amount of cash equal to the product of such fraction multiplied by the average closing sale price of one share of Onvia's common stock over the five trading days immediately prior to the effective time.

Representations and warranties

   The merger agreement includes a number of representations and warranties made by DemandStar to Onvia and Dragon Acquisition Corporation relating to a number of matters, including:

  . due organization and good standing;

  . capital structure and rights or obligations relating to capital stock, including stock options;

  . authorization, execution, delivery, and enforceability of the merger agreement;

  . absence of conflict with or violation of any agreement, law, or charter or bylaw provision and the absence of the need for filings, consents, approvals or actions;

  . documents filed with the SEC;

  . accuracy of information supplied by DemandStar;

  . absence of certain material changes, events, litigation or investigations;

  . filing of tax returns and payment of taxes;

  . title to, or valid leasehold interests in, material properties and assets;

  . disclosure of material contracts;

  . litigation;

  . environmental matters;

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

  . compliance with laws;

  . employee benefit plans and labor relations;

  . change of control payments to officers and directors;

  . ownership of or right to use, and non-infringement of others' rights to intellectual property;

  . application of state anti-takeover provisions;

  . board approval;

  . broker's or advisor's fees;

  . receipt of a fairness opinion of Janney Montgomery Scott LLC; and

  . no violations of the Foreign Corrupt Practices Act of 1977 and no other improper payments or contributions to government officials or agencies.

   The merger agreement also includes representations and warranties by Onvia and Dragon Acquisition Corporation in favor of DemandStar relating to a number of matters, including the following:

  . organization and good standing;

  . capital structure;

  . authorization, execution, delivery, and enforceability of the merger agreement;

  . absence of conflict with or violation of any agreement, law, or charter or bylaw provision and the absence of the need for filings, consents, approvals or actions;

  . documents filed with the SEC;

  . accuracy of information supplied by Onvia or Dragon Acquisition
    Corporation;

  . absence of material changes or events;

  . absence of material litigation or investigations; and

  . valid issuance of Onvia's common stock in the merger.

   The representations and warranties of DemandStar, Onvia and Dragon Acquisition Corporation terminate at the effective time of the merger.

Conduct of business of DemandStar pending the merger

   DemandStar has agreed that, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time, it will carry on its business in the usual, regular and ordinary course, consistent with prior conduct and in compliance with all applicable laws and regulations. DemandStar is required to preserve intact its current business organization, keep available the services of its present officers and employers and preserve its relationships with customers, suppliers, licensors, licensees, and others having business dealings with it. DemandStar has also agreed that, prior to the effective time or the termination of the merger agreement, without Onvia's consent, it will not, among other things:

  . waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, reprice options or authorize cash payments in exchange for options, or permit the payment of the exercise price of any options by any means other than cash, check or wire transfer;

  . grant severance or termination pay, except pursuant to written agreements in effect, or policies existing, on the date of the merger agreement, or adopt any new severance plan;

  . transfer, license, extend, amend or modify in any material respect any rights to its intellectual property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

  . declare, set aside or pay any dividends on or make any other distributions in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

  . purchase, redeem or otherwise acquire any shares of capital stock of DemandStar or its subsidiaries, except repurchases of an employee's unvested shares in connection with such employee's termination of employment;

  . issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, other than pursuant to the exercise of stock options outstanding on the date of the merger agreement or pursuant to the issuance of options to purchase no more than 200,000 shares of DemandStar's common stock, with no more that 25,000 of such shares to be granted to any one person, under DemandStar's 1999 Employee Incentive Compensation Plan;

  . cause, permit or propose any amendments to its articles of incorporation, bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

  . acquire, merge or consolidate with any business or corporation, or otherwise acquire any material assets or enter into any material joint ventures, strategic partnerships or alliances;

  . sell, lease, license, encumber or otherwise dispose of any material properties or assets, other than accepting an assignment of a lease from H.T.E., Inc. related to DemandStar's office located in Orange County, Florida;

  . incur any indebtedness or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of DemandStar;

  . adopt or amend any employee benefit plan or enter into any employment contract or collective bargaining agreement other than offer letters and agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will;"

  . pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice;

  . modify, amend or terminate any material contract or agreement or waive, release or assign any material rights or claims thereunder;

  . enter into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts which may not be canceled without penalty by DemandStar or which include over $25,000 in payments by or to DemandStar;

  . revalue any of its assets or make any change in accounting methods, principles or practices;

  . fail to make timely filings with the SEC; or

  . engage in any action with the intent to adversely impact any of the transactions contemplated by the merger agreement.

Conduct of business of Onvia pending the merger

   Onvia has agreed that, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time, it will not cause, permit or propose any amendments to its certificate of incorporation or bylaws or other charter documents in a manner that would have an adverse impact on DemandStar's shareholders.

   All of DemandStar's and Onvia's covenants will terminate at the effective time, except those that, by their terms, survive the effective time.

No other negotiations

   The merger agreement provides that DemandStar will not authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it to:

  . solicit or induce the making or announcement of any acquisition proposal;

  . participate in any discussions regarding, or furnish to any person any non-public information with respect to, or make any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal;

  . engage in discussions with any person with respect to any acquisition proposal;

  . approve or recommend any acquisition proposal; or

  . enter into any letter of intent or similar document or any contract relating to any acquisition proposal.

   However, prior to the approval of the merger agreement by the required DemandStar shareholder vote, the merger agreement does not prohibit DemandStar from furnishing nonpublic information to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a more favorable acquisition proposal submitted by such person or group if:

  . DemandStar has not violated any of the restrictions set forth above;

  . DemandStar's board concludes that such action is required to comply with its fiduciary obligations to DemandStar's shareholders;

  . prior to furnishing any such nonpublic information to, or entering into discussions with, such person or group, DemandStar gives Onvia written notice of the identity of such person or group and of DemandStar's intention to furnish nonpublic information to, or enter into discussions with, such person or group and DemandStar receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of DemandStar; and

  . contemporaneously with furnishing any such nonpublic information to such person or group, DemandStar furnishes such nonpublic information to Onvia.

In addition, DemandStar has agreed to provide Onvia with prior written notice of any meeting of DemandStar's board of directors at which the board is expected to recommend a more favorable offer to its shareholders.

   The merger agreement defines an "acquisition proposal" as any bona fide offer or proposal (other than an offer or proposal by Onvia) relating to any transaction other than the transactions contemplated by the merger agreement involving:

  . any acquisition to purchase from DemandStar of more than a 30% interest in the total outstanding voting securities of DemandStar or any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 30% or more of the total outstanding voting securities of DemandStar or any merger, consolidation, business combination or similar transaction involving DemandStar;

  . any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of DemandStar; or

  . any liquidation or dissolution of DemandStar.

   DemandStar has agreed to promptly advise Onvia of any request for non-public information or any inquiry which DemandStar believes would lead to an acquisition proposal, the material terms and conditions of such acquisition proposal, and the identity of the person or group making any such request, acquisition proposal or inquiry.

Director and officer indemnification

   From and after the effective time of the merger, Onvia will cause the surviving corporation to fulfill and honor DemandStar's obligations pursuant to any indemnification agreements with its directors and officers that existed as of the effective time of the merger and any indemnification provisions under DemandStar's organizational documents as in effect on the date of the merger agreement.

   DemandStar's articles of incorporation and bylaws following the merger will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified directors and officers as those contained in DemandStar's articles of incorporation or bylaws as in effect on the date of the merger agreement. These indemnification provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of individuals who were directors, officers, employees or agents of DemandStar immediately prior to the effective time of the merger, unless such modification is required by law.

   For a period of three years after the effective time of the merger, Onvia will cause the surviving corporation to use commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by DemandStar's directors' and officers' liability insurance policy, on comparable terms to such policy; provided, however, neither Onvia nor the surviving corporation shall be required to expend more than 125% of the annual premium currently paid by DemandStar for such coverage.

Bridge financing

   Under the merger agreement, Onvia is obligated to lend DemandStar funds on the dates and in the amounts listed in the following table:

                            Funding           Aggregate Funding         Fully-Diluted
       Funding Date          Amount                Amount                Percentage
       ------------         -------           -----------------         -------------
     December 1, 2000      $2,000,000            $2,000,000                  15%
     January 1, 2001       $1,000,000            $3,000,000                   4%
     February 1, 2001      $1,000,000            $4,000,000                   4%
      March 1, 2001        $1,000,000            $5,000,000                   2%

Each loan is made pursuant to a form of convertible promissory note with the blanks in the form of note completed using the information from the table above. The notes bear interest at a rate of 9% per year and mature on November 1, 2003. However, if the merger agreement is terminated under circumstances that require DemandStar to pay Onvia the termination fee and expenses described below, each note matures and becomes due and payable 30 days after that termination. If the merger agreement is terminated under circumstances that require Onvia to pay DemandStar the termination fee and expenses described below, each note matures and becomes due and payable 12 months after that termination.

   If any note becomes due and payable under the terms outlined above, Onvia, at its option, may convert each note into a number of shares of DemandStar's Series C preferred stock an amount equal to the percentage of DemandStar's outstanding capital stock on a fully-diluted basis (determined in accordance with accounting principles generally accepted in the United States of America) indicated in the table above under the caption "Fully-Diluted Percentage."

Board observer

   For 18 months after the effective time of the merger, O.F. Ramos, DemandStar's current Chief Executive Officer, will have the right to attend meetings of Onvia's board of directors and to participate in those meetings. However, Mr. Ramos will not have the right to vote at those meetings or to attend meetings or portions of meetings of Onvia's board of directors from which directors who are also employees of Onvia have been excluded. He will be entitled to the same notice of meetings and other information as is given to members of Onvia's board of directors. If Mr. Ramos declines or is unable to serve as DemandStar's observer, then Bernard B. Markey will be designated as DemandStar's observer.

Conditions to completion of the merger

   The obligations of Onvia and DemandStar to effect the merger are subject to the satisfaction, at or prior to the closing date of the merger, of the following conditions:

  . DemandStar's shareholders adopt and approve the merger agreement and the merger;

  . the SEC declares the registration statement effective and no stop order suspending the effectiveness of the registration statement having been issued and no proceeding for that purpose, and no similar proceeding in respect of this proxy statement/prospectus, shall have been initiated or threatened in writing by the SEC;

  . no governmental entity enacts, issues, promulgates, enforces or enters any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which makes the merger illegal or otherwise prohibits consummation of the merger;

  . all waiting periods, if any, under the Hart-Scott-Rodino Act relating to the merger expire or terminate early and all material foreign antitrust approvals required to be obtained prior to the merger are obtained; and

  . Onvia and DemandStar receiving written opinions from tax counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and such opinions shall not have been withdrawn.

   In addition, the obligation of DemandStar to consummate and effect the merger shall be subject to the satisfaction, at or prior to the closing date, of the following conditions, any of which may be waived by DemandStar:

  . DemandStar's receipt of a certificate signed on behalf of Onvia by a duly authorized officer of Onvia certifying that the representations and warranties of Onvia and Dragon Acquisition Corporation contained in the merger agreement were true and correct in all material respects as of the date of the merger agreement and are true and correct on and as of the closing date of the merger as if made on such date except:

   . in each case, or in the aggregate, as does not constitute a material adverse effect on Onvia and Dragon Acquisition Corporation;

   . those representations and warranties which address matters only as of a particular date, which representations were true and correct as of such particular date or which do not constitute a material adverse effect on Onvia and Dragon Acquisition Corporation;

   . for changes contemplated by the merger agreement;

  . the shares of Onvia's common stock to be issued in the merger are eligible for trading on the Nasdaq National Market; and

  . Onvia's and Dragon Acquisition Corporation's performance or compliance in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the closing of the merger and DemandStar's receipt of a certificate to that effect signed on behalf of Onvia by the Chief Executive Officer and the Chief Financial Officer of Onvia.

   Further, the obligations of Onvia and Dragon Acquisition Corporation to consummate and effect the merger shall be subject to the satisfaction at or prior to the closing date of the following conditions, any of which may be waived by Onvia:

  . Onvia's receipt of a certificate signed on behalf of DemandStar by a duly authorized officer of DemandStar certifying that the representations and warranties of DemandStar contained in the merger agreement were true and correct in all material respects as of the date of the merger agreement, and are true and correct on and as of the closing date as if made on and as of the closing date except:

   . in each case, or in the aggregate, as does not constitute a material adverse effect on DemandStar;

   . for changes contemplated by the merger agreement;

   . for those representations and warranties which address matters only as of a particular date, which representations were true and correct as of such particular date or which do not constitute a material adverse effect on DemandStar;

  . DemandStar's performance or compliance in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it, and Onvia's receipt of a certificate to such effect signed on behalf of DemandStar by the Chief Executive Officer and Chief Financial Officer of DemandStar;

  . DemandStar delivering Onvia a certificate of its Secretary and Chief
    Financial Officer setting forth the number of options to purchase DemandStar capital stock vested as of the effective time of the merger;

  . O.F. Ramos, Edward S. Jordan and William Knox North having entered into amended employment and option agreements with DemandStar in the forms attached as exhibits to the merger agreement;

  . Bernard B. Markey, L.A. Gornto, Jr. and Edward Moses having amended their existing employment and consulting with DemandStar so that each of them agree to provide transition consulting services for 180 days after the effective time of the merger and so that their options to purchase shares of DemandStar's common stock will be exercisable for 90 days after the conclusion of their employment or consulting relationship;

  . H.T.E., Inc. and DemandStar having terminated the registration rights agreement related to H.T.E.'s shares of DemandStar capital stock;

  . H.T.E. having terminated its right to receive securities as a result of the transactions contemplated by the merger agreement pursuant to its $1.75 million promissory note, as amended, executed by DemandStar;

  . H.T.E. and each affiliate of DemandStar, including each of DemandStar's directors and officers, entering into lockup agreements with Onvia;

  . holders of not more than 5% of DemandStar's outstanding capital stock having elected to, or retaining the right to, exercise dissenters' rights under Florida law;

  . DemandStar having received a fairness opinion from Janney Montgomery
    Scott;

  . DemandStar having provided Onvia with satisfactory evidence of the termination of all employment, consulting and option agreements with Ronald Brown; and

  . DemandStar having obtained all material consents, waivers and approvals required under DemandStar's agreements, contracts, licenses or leases.

   The merger agreement defines "material adverse effect" when used in connection with a party to the merger agreement as any change, event, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such party and its subsidiaries taken as a whole, except any continued or increased operating losses (as long as DemandStar's obligations related to conduct of its business are complied with) or to the extent that any such change, event or effect is attributable to or results from changes in general economic conditions or changes affecting the industry generally in which such party operates, or changes in trading prices for such party's capital stock.

Termination of the merger agreement

   The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the requisite approval of the shareholders of DemandStar has been obtained:

  . by mutual written consent of Onvia and DemandStar, which consent cannot be unreasonably withheld:

  . in the case of Onvia, if DemandStar would not reasonably be expected to be able to deliver the certificates related to its representations, warranties, agreements and covenants prior to June 30, 2001 through the exercise of its commercially reasonable efforts;

  . in the case of DemandStar, if Onvia would not reasonably be expected to be able to deliver the certificates related to its representations, warranties, agreements and covenants prior to June 30, 2001 through the exercise of its commercially reasonable efforts;

  . by either DemandStar or Onvia if the merger is not consummated by June
    30, 2001; provided, however, such right to terminate the merger agreement shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the merger to occur on or before June 30, 2001;

  . by either DemandStar or Onvia if a governmental entity shall have issued an order, decree or ruling or taken any other action which permanently restrains, enjoins or otherwise prohibits the merger, which order, decree or ruling is final and nonappealable;

  . by either DemandStar or Onvia if the required approval of DemandStar's stockholders is not obtained at the special meeting or at any adjournment, provided that the right to terminate the merger agreement is not available to DemandStar if the failure to obtain stockholder approval has been caused by DemandStar's action or failure to act and such action or failure to act constitutes a breach by DemandStar of the merger agreement;

  . by Onvia if any triggering event occurs;

  . by DemandStar, upon a breach of any representation, warranty, covenant or agreement on the part of Onvia set forth in the merger agreement, or if any representation or warranty of Onvia becomes untrue, provided that Onvia is entitled to a 20 day cure period, if that 20 day period does not extend beyond June 30, 2001, although DemandStar may not terminate the merger agreement if it has materially breached the merger agreement; or

  . by Onvia, upon a breach of any representation, warranty, covenant or agreement on the part of DemandStar set forth in the merger agreement, or if any representation or warranty of DemandStar becomes untrue, provided that DemandStar is entitled to a 20 day cure period, if that 20 day cure period does not extend beyond June 30, 2001, although Onvia may not terminate the merger agreement if it materially breaches the merger agreement.

   A "triggering event" occurs if:

  . the board of directors of DemandStar or any committee thereof having authority to bind the board of directors of DemandStar has for any reason withheld or withdrawn or has amended or modified in a manner adverse to Onvia its recommendation in favor of the adoption and approval of the merger agreement or the approval of the merger;

  . DemandStar having failed to include in the proxy statement/prospectus its recommendation in favor of the adoption and approval of the merger agreement and the approval of the merger;

  . DemandStar's board of directors having failed to reaffirm its recommendation in favor of the adoption and approval of the merger agreement and the approval of the merger within five business days after Onvia requests in writing that such recommendation be reaffirmed at any time following the public announcement of an acquisition proposal or following the time at which DemandStar becomes aware of the existence of an acquisition proposal;

  . DemandStar's board of directors or any committee thereof having authority to bind the board of directors of DemandStar having approved or publicly recommended any acquisition proposal;

  . DemandStar having entered into any letter of intent or similar document or any agreement, contract or commitment relating to any acquisition proposal;

  . a tender or exchange offer relating to securities of DemandStar in excess of 15% of its outstanding voting securities having been commenced by a person unaffiliated with Onvia and DemandStar not having been sent to its shareholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that DemandStar's board of directors recommends rejection of such tender or exchange offer; or

  . DemandStar having intentionally breached its obligations to not solicit other transactions.

Termination fee and expenses

   Except as set forth below, all fees and expenses incurred in connection with the merger agreement and the merger shall be paid by the party incurring such expenses, whether or not the merger is consummated. However, Onvia and DemandStar have agreed to equally share all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the proxy statement/prospectus and the registration statement and any amendments or supplements to such documents and any fees incurred in relation to the filing of materials required under the Hart-Scott-Rodino Act.

   Within one business day after termination of the merger agreement, DemandStar must pay Onvia an amount equal to Onvia's documented expenses incurred in connection with the transactions contemplated by the merger agreement and a fee equal to $600,000 in immediately available funds upon termination of the merger agreement:

  . by Onvia as a result of a triggering event occurring;

  . by either Onvia or DemandStar because the required DemandStar shareholder vote was not obtained at a shareholder meeting or any adjournment thereof, or

  . by Onvia if DemandStar breaches any representation, warranty, covenant or agreement in the merger agreement, or if any representation or warranty of DemandStar becomes untrue, so that DemandStar would be unable to deliver the certificates related to its representations, warranties, agreements and covenants following a 20 day cure period.

   If the merger agreement is terminated by Onvia or DemandStar because the merger has not been consummated by June 30, 2001 and an acquisition proposal has been announced or communicated to DemandStar's board of directors, then DemandStar must pay Onvia an amount equal to Onvia's documented expenses incurred in connection with the transactions contemplated by the merger agreement. If the merger does not occur by June 30, 2001 and on or before June 30, 2002 DemandStar enters into a definitive agreement with a third party with respect to an acquisition transaction, or consummates an acquisition transaction with a third party, then DemandStar must pay Onvia an amount equal to $600,000 in immediately available funds contemporaneous with any such execution or consummation.

   If DemandStar terminates the merger agreement because Onvia breaches any representation, warranty, covenant or agreement in the merger agreement, or if any representation or warranty of DemandStar becomes untrue, so that Onvia would be unable to deliver the certificates related to its representations, warranties, agreements and covenants following a 20 day cure period, then Onvia must pay DemandStar an amount equal to DemandStar's documented expenses incurred in connection with the transactions contemplated by the merger agreement and a fee equal to $600,000 in immediately available funds upon termination of the merger agreement.

   Payment of the fees described above shall not be in lieu of damages incurred in the event of a willful or intentional breach of the merger agreement.

Amendment and waiver

   Subject to applicable law, the merger agreement may be amended by the parties to the merger agreement at any time by execution of an instrument in writing signed on behalf of Onvia, Dragon Acquisition Corporation and DemandStar. At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed:

  . extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

  . waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

  . waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

                               VOTING AGREEMENTS

   Concurrently with the execution of the merger agreement, H.T.E., DemandStar's largest shareholder, and L.A. Gornto, Jr., Edward S. Jordan, Bernard B. Markey, D. Van Morris, Edward A. Moses, William Knox North, O.F. Ramos and Trudy Sulzer, who are all officers or directors of DemandStar, entered into voting agreements with Onvia whereby they agreed to vote all of the shares of DemandStar common and preferred stock owned, controlled or subsequently acquired by, those shareholders in favor of the merger, merger agreement and the transactions contemplated by the merger agreement.

   As of December 15, 2000, H.T.E. owned approximately 23.8% of DemandStar's capital stock (representing 100% of DemandStar's outstanding Series A preferred stock and approximately 16.4% of DemandStar's outstanding common stock), although as a result of DemandStar's articles of incorporation, H.T.E.'s voting power in the aggregate represented approximately 19.9% of DemandStar's common and preferred stock voting together. The other parties to voting agreements in the aggregate own 17.8% of the outstanding voting power of DemandStar (37.7% when combined with H.T.E.) and 19.4% of DemandStar's outstanding common stock (35.8% when combined with H.T.E.).

   In addition, with respect to all shares owned of record or all shares acquired by those shareholders at any time prior to the effective time of the merger, each shareholder who is a party to a voting agreement has appointed Onvia as its irrevocable proxy and lawful attorney to vote its shares as its proxy in favor of the merger, merger agreement and the transactions contemplated by the merger agreement. The voting agreements terminate upon the earlier of the six months after the termination of the merger agreement, June 30, 2001 or the effective time of the merger.

   The voting agreements also prohibit those shareholders from selling, pledging or otherwise transferring or encumbering such shareholder's shares. This prohibition continues for so long as the voting agreements remain effective.

                      ONVIA SELECTED FINANCIAL INFORMATION

   The selected financial data set forth below of Onvia for the period from March 25, 1997 through December 31, 1997 and for the years ended December 31, 1998 and 1999 and as of December 31, 1998 and 1999, is derived from, and qualified by reference to, Onvia's audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected financial data set forth below for the nine months ended September 30, 1999 and as of December 31, 1997 and September 30, 1999 is derived from, and qualified by reference to, Onvia's audited consolidated financial statements not included in this proxy statement/prospectus.

   The statements of operations data for the nine months ended September 30, 2000 and the balance sheet data as of September 30, 2000 have been derived from Onvia's unaudited condensed consolidated financial statements that have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of Onvia's management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial data for the periods presented. The financial data for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

   Onvia is providing the following selected financial information to aid you in your analysis of the financial aspects of the merger. The information is only a summary. You should carefully review Onvia's consolidated financial statements included elsewhere in this proxy statement/prospectus and the information provided in "Onvia Unaudited Pro Forma Financial Information," and "Onvia's Management's Discussion and Analysis of Financial Condition and Results of Operations."

                             March 25,
                                1997
                            (inception)    Year Ended      Nine Months Ended
                                 to       December 31,       September 30,
                            December 31, ----------------  ------------------
                                1997      1998     1999      1999      2000
                            ------------ ------  --------  --------  --------
                               (in thousands, except per share amounts)
Consolidated Statement of
 Operations Data:
Total revenues.............    $   62    $1,037  $ 27,177  $ 13,169  $ 96,094
Gross margin...............        15       (45)   (4,397)   (2,540)   (7,448)
Total operating expenses...       146       623    38,428    13,337    91,098
Loss from operations.......      (130)     (669)  (42,825)  (15,877)  (98,546)
Net loss...................    $ (130)   $ (672) $(43,366) $(16,202) $(91,363)
                               ======    ======  ========  ========  ========
Net loss attributable to
 common stockholders.......    $ (130)   $ (672) $(57,373) $(16,202) $(91,076)
                               ======    ======  ========  ========  ========
Basic and diluted net loss
 per common share..........    $(0.02)   $(0.08) $  (4.59) $  (1.42) $  (1.48)
                               ======    ======  ========  ========  ========
Basic and diluted weighted
 average shares
 outstanding...............     8,001     8,001    12,508    11,390    61,663
                               ======    ======  ========  ========  ========

                                           December 31,        September 30,
                                        --------------------- ----------------
                                        1997   1998    1999    1999     2000
                                        -----  -----  ------- ------- --------
                                                   (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term
 investments........................... $   6  $  45  $38,518 $26,037 $191,593
Total assets...........................    12    180   50,279  38,199  276,792
Long-term debt, including current
 portion...............................   --     --     9,653   9,231    7,690
Total stockholders' equity (deficit)...  (120)  (792)  26,613  22,878  220,027

                 ONVIA SELECTED QUARTERLY FINANCIAL INFORMATION

   The selected quarterly financial data set forth below of Onvia for the quarters in the years ended December 31, 1998, and 1999 and in the nine months ended September 30, 2000, have been derived from Onvia's unaudited consolidated financial statements that have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of Onvia's management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial data for the periods presented. The financial data for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

   Onvia is providing the following selected financial information to aid you in your analysis of the financial aspects of the merger. The information is only a summary. You should carefully review Onvia's consolidated financial statements included elsewhere in this proxy statement/prospectus and the information provided in "Onvia Unaudited Pro Forma Financial Information," and "Onvia's Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                              March    June 30,  September 30,
                                             31, 2000    2000        2000
                                             --------  --------  -------------
                                             (in thousands, except per share
                                                        amounts)
Consolidated Statement of Operations Data:
Total revenues.............................. $ 21,509  $ 29,253    $ 45,332
Gross margin................................   (2,846)   (2,924)     (1,678)
Total operating expenses....................   24,099    35,209      31,790
Loss from operations........................  (26,945)  (38,133)    (33,468)
Net loss.................................... $(26,160) $(34,683)   $(30,520)
                                             ========  ========    ========
Net loss attributable to common
 stockholders............................... $(25,873) $(34,683)   $(30,520)
                                             ========  ========    ========
Basic and diluted net loss per common
 share...................................... $  (0.71) $  (0.48)   $  (0.39)
                                             ========  ========    ========
Basic and diluted weighted average shares
 outstanding................................   36,377    72,301      77,832
                                             ========  ========    ========

                                            June
                                 March 31,   30,    September 30, December 31,
                                   1999     1999        1999          1999
                                 --------- -------  ------------- ------------
                                   (in thousands, except per share amounts)
Consolidated Statement of
 Operations Data:
Total revenues..................  $ 1,476  $ 3,565    $  8,128      $ 14,008
Gross margin....................     (350)    (661)     (1,529)       (1,857)
Total operating expenses........    1,175    3,240       8,922        25,091
Loss from operations............   (1,525)  (3,901)    (10,451)      (26,948)
Net loss........................  $(1,600) $(3,777)   $(10,825)     $(27,164)
                                  =======  =======    ========      ========
Net loss attributable to common
 stockholders...................  $(1,600) $(3,777)   $(10,825)     $(41,171)
                                  =======  =======    ========      ========
Basic and diluted net loss per
 common share...................  $ (0.17) $ (0.33)   $  (0.83)     $  (2.58)
                                  =======  =======    ========      ========
Basic and diluted weighted
 average shares outstanding.....    9,635   11,427      12,982        15,927
                                  =======  =======    ========      ========

                                 March 31, June 30, September 30, December 31,
                                   1998      1998       1998          1998
                                 --------- -------- ------------- ------------
                                    (in thousands, except per share amounts)
Consolidated Statement of
 Operations Data:
Total revenues..................  $  148    $  171     $  334        $  384
Gross margin....................      10        (4)        38           (90)
Total operating expenses........      58        71        194           300
Loss from operations............     (48)      (75)      (156)         (390)
Net loss........................  $  (48)   $  (76)    $ (157)       $ (391)
                                  ======    ======     ======        ======
Net loss attributable to common
 stockholders...................  $  (48)   $  (76)    $ (157)       $ (391)
                                  ======    ======     ======        ======
Basic and diluted net loss per
 common share...................  $(0.01)   $(0.01)    $(0.02)       $(0.05)
                                  ======    ======     ======        ======
Basic and diluted weighted
 average shares outstanding.....   8,001     8,001      8,001         8,001
                                  ======    ======     ======        ======

                   DEMANDSTAR SELECTED FINANCIAL INFORMATION

   The selected financial data set forth below of DemandStar's predecessor for the period from January 1 through June 17, 1999 and for the year ended December 31, 1998 and as of December 31, 1998 and of DemandStar for the period from June 18, 1999 through December 31, 1999 and as of the year ended December 31, 1999, is derived from, and qualified by reference to, DemandStar's audited financial statements included elsewhere in this prospectus.

   The statements of operations data for the period from June 18, 1999 through September 30, 1999 and for the nine months ended September 30, 2000 and the balance sheet data as of September 30, 1999 and 2000 have been derived from DemandStar's unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of DemandStar's management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial data for the periods presented. The financial data for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

   DemandStar is providing the following selected financial information to aid you in your analysis of the financial aspects of the merger. The information is only a summary. You should carefully review DemandStar's financial statements included elsewhere in this proxy statement/prospectus and the information provided in "DemandStar Unaudited Pro Forma Financial Information," and "DemandStar's Management's Discussion and Analysis of Financial Condition and Results of Operations."

                          Information On Demand, Inc.
                                 (Predecessor)
                          ----------------------------                   DemandStar.com, Inc.
                          For the Year                 --------------------------------------------------------
                             Ended     January 1, 1999   June 18, 1999     June 18, 1999    For the Nine Months
                          December 31,        to              to                 to                Ended
                              1998      June 17, 1999  December 31, 1999 September 30, 1999 September 30, 2000
                          ------------ --------------- ----------------- ------------------ -------------------
                                              (in thousands, except for per share amounts)
Statement of Operations
 Data:
Revenue.................     $  34          $ 132           $   197            $   93             $   435
Total operating
 expenses...............       314            402             1,308               452               6,788
Operating loss..........      (281)          (270)           (1,112)             (359)             (6,352)
Net loss................     $(281)         $(270)          $(1,139)           $ (370)            $(6,359)
                             =====          =====           =======            ======             =======
Basic and diluted net
 loss per common share..                                    $ (0.91)           $(0.30)            $ (1.31)
                                                            =======            ======             =======
Basic and diluted
 weighted average shares
 outstanding............                                      1,250             1,250               4,845
                                                            =======            ======             =======

                                  Information On      DemandStar.com, Inc.
                                   Demand, Inc.    ---------------------------
                                   (Predecessor)                September 30,
                                 ----------------- December 31, --------------
                                 December 31, 1998     1999      1999    2000
                                 ----------------- ------------ ------  ------
                                                (in thousands)
Balance Sheet Data:
Cash............................       $  18          $  128    $    4  $1,899
Working capital (deficit).......        (209)           (302)     (605)    601
Total assets....................          19           1,311     1,168   3,835
Note payable to H.T.E. .........         --            1,307       --    1,750
Total shareholders' equity
 (deficit)......................        (209)           (326)     (430)    599

              DEMANDSTAR SELECTED QUARTERLY FINANCIAL INFORMATION

   The selected quarterly financial data set forth below of DemandStar's predecessor for the three months ended March 31, 1999 and for the period from April 1 through June 17, 1999, and of DemandStar for the period from June 18 to June 30, 1999 and for the quarters in the six months ended December 31, 1999 and the nine months ended September 30, 2000 have been derived from DemandStar's unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of DemandStar's management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial data for the periods presented. The financial data for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

   DemandStar is providing the following selected financial information to aid you in your analysis of the financial aspects of the merger. The information is only a summary. You should carefully review DemandStar's financial statements included elsewhere in this proxy statement/prospectus and the information provided in "DemandStar's Unaudited Pro Forma Financial Information," and "DemandStar's Management's Discussion and Analysis of Financial Condition and Results of Operations."

   The supplementary information under Item 302(a) of Regulation S-K has not been provided for DemandStar's predecessor for the quarters in the year ended December 31, 1998 as the information is not readily available.

                                                  DemandStar.com, Inc.
                                            ----------------------------------
                                            March 31,  June 30,  September 30,
                                              2000       2000        2000
                                            ---------  --------  -------------
                                             (in thousands, except per share
                                                        amounts)
Consolidated Statement of Operations Data:
Total revenues............................. $     83   $    146    $    207
Gross margin...............................       83        146         207
Total operating expenses...................    1,538      2,324       2,925
Loss from operations.......................   (1,455)    (2,179)     (2,718)
Net loss................................... $ (1,485)  $ (2,199)   $ (2,674)
                                            ========   ========    ========
Basic and diluted net loss per common
 share..................................... $  (1.18)  $  (0.40)   $  (0.35)
                                            ========   ========    ========
Basic and diluted weighted average shares
 outstanding...............................    1,259      5,537       7,638
                                            ========   ========    ========

                            Information On
                             Demand, Inc.
                            (Predecessor)           DemandStar.com, Inc.
                          ------------------ -----------------------------------
                                    April 1  June 18
                                       to       to
                          March 31, June 17, June 30, September 30, December 31,
                            1999      1999     1999       1999          1999
                          --------- -------- -------- ------------- ------------
                                 (in thousands, except per share amounts)
Consolidated Statement
 of Operations Data:
Total revenues..........    $  62    $  70    $  --      $   93        $  104
Gross margin............       62       70       --          93           104
Total operating
 expenses...............      227      176        25        427           856
Loss from operations....     (165)    (106)      (25)      (334)         (752)
Net loss................    $(165)   $(106)   $  (25)    $ (345)       $ (769)
                            =====    =====    ======     ======        ======
Basic and diluted net
 loss per common share..                      $(0.02)    $(0.28)       $(0.62)
                                              ======     ======        ======
Basic and diluted
 weighted average shares
 outstanding............                       1,250      1,250         1,250
                                              ======     ======        ======

                  ONVIA'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read this information together with Onvia's consolidated financial statements and related notes and other financial information included in this document. This management's discussion and analysis contains forward-looking statements that involve risks and uncertainties. Onvia's actual results may differ materially from those indicated in the forward-looking statements. This management's discussion and analysis contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to expectations concerning matters that are not historical facts. Words such as "projects," "believes," "anticipates," "plans," "expects," "intends," and similar words and expressions are intended to identify forward-looking statements. Although Onvia believes that such forward-looking statements are reasonable, it cannot assure you that such expectations will prove to be correct. Important language regarding factors that could cause actual results to differ materially from such expectations are disclosed herein including, without limitation, in the "Risk Factors" beginning on page 12. All forward-looking statements attributable to Onvia are expressly qualified in their entirety by such language. Onvia does not undertake any obligation to update any forward-looking statements.

Results Of Operations

Overview

   Onvia is a leading business-to-business exchange for small business buyers and sellers. Onvia provides an exchange where small businesses can access exchange services, buy products, obtain valuable news, product and service information and access business forms and productivity tools. Onvia's exchange services include web hosting, a "request for quote" service, and a proprietary government-to-business exchange that allows small business users the opportunity to participate in government procurement contracts.

   In view of the rapidly changing nature of Onvia's business and limited operating history, Onvia believes that a historical comparison of revenue and operating results is not necessarily meaningful and should not be relied on as an indication of future performance. This is particularly true of companies such as Onvia that operate in new and rapidly evolving markets. As a result, our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early state of development, particularly companies in new and rapidly evolving markets. See "Risk Factors" for a more complete description of the many risks Onvia faces.

Recent Developments

 Purchase Now strategic agreement

   In December 2000, Onvia entered into a strategic agreement with firstsource corp., whereby firstsource will, through a private label solution, provide product purchasing and fulfillment services for Onvia's web site. As part of the agreement, Onvia's customers interested in making a product purchase are linked to a private label web site owned and operated by firstsource. firstsource is responsible for order fulfillment, customer care and billing processes related to these business product transactions. New customer account data entered during the transaction process on the private label web site will be owned solely by Onvia.

   Onvia's decision to partner with firstsource is aimed at reducing costs and focusing on other growth strategies such as development of Onvia's government solutions and hosting businesses. As a result of the agreement, Onvia has reduced its workforce by approximately 180 employees primarily through elimination of positions previously related to the Purchase Now business unit. In conjunction with this transaction, Onvia will record a restructuring charge of approximately $4.0 million, which consists primarily of employee severance costs and the write off of capitalized software used by the Purchase Now business unit.

 Auctions

   On December 15, 2000, in connection with the focus on the small business exchange and government-to-business bid matching, Onvia discontinued the auctions functionality on its website.

Acquisitions

   On July 11, 2000, August 10, 2000 and September 15, 2000, Onvia acquired Zanova, Inc., Globe-1, Incorporated and Hardware.com, Inc., respectively, primarily for their product and exchange offerings and their technology and development teams. Onvia accounted for these acquisitions as purchase business combinations. Accordingly, Zanova's, Globe-1's and Hardware.com's results of operations are included in Onvia's combined results from the date of the acquisitions. Please see Note 5 in the notes to the condensed consolidated financial statements for the nine months ended September 30, 2000 for more detailed information.

Partnership Agreements

 Visa USA Inc.

   In July 2000, Onvia entered into a custom co-branded site agreement with Visa USA Inc. to create VisaBusiness.com, a site specifically designed to help Visa's small business cardholders earn incremental revenue through the use of Onvia's exchange services. As part of the agreement, Visa will also promote the co-branded solution to its member banks. Please see Note 6 in the notes to the condensed consolidated financial statements for the nine months ended September 30, 2000 for more detailed information.

 America Online

   On February 4, 2000, Onvia entered into a strategic relationship with AOL to provide AOL's customers with access to Onvia's services and products through an interactive co-branded web site. As part of this relationship, Onvia provides to AOL a web-based buying directory that supports AOL's business-to-business ecommerce platform. In addition, AOL promotes the co-branded site and Onvia's RFQ services.

   On November 14, 2000, Onvia and AOL entered into a second agreement which amended and restated the previous agreement between the parties. As a result of the new agreement, Onvia and AOL will continue with an abbreviated form of their relationship through May 14, 2001, after which neither party will have any contractual commitment to the other.

Nine Months Ended September 30, 1999 and 2000

   Onvia had a net loss of $91.4 million for the nine-month period ended September 30, 2000, or a loss of $1.48 per share, compared with a loss of $16.2 million, or a loss of $1.42 per share, in the comparable period of 1999.

   Revenue. Revenue increased to $96.1 million for the nine months ended September 30, 2000 from $13.2 million for the comparable period in 1999. The increase in revenue is primarily due to the growth of Onvia's customer base and the continued increase in repeat orders from existing customers. Through September 30, 2000, substantially all of Onvia's revenue was derived from product sales.

   International revenues were $10.2 million, or approximately 11% of total revenue, for the nine months ended September 30, 2000 compared with $3.3 million, or approximately 25% of total revenue, in the comparable period of 1999. The increase in total international revenues was due to the growth in Onvia's Canadian operations.

   Gross Margin. Gross margin improved to negative 7.8% for the nine months ended September 30, 2000 from negative 19.3% for the comparable period of 1999. The improvement in gross margin is attributable to increases in product pricing, lower product costs and an increase in advertising revenues and transaction fees.

   Sales and Marketing. Sales and marketing expenses were approximately $53.6 million for the nine months ended September 30, 2000, compared to $6.5 million for the comparable period of 1999. The increase in sales and marketing expenses is due to personnel and payroll related expenses resulting from the growth in sales and the increase in marketing personnel and higher advertising and marketing expenses associated with Onvia's advertising and marketing campaigns initiated during fiscal 2000.

   Technology and Development. Technology and development expenses were $18.7 million for the nine months ended September 30, 2000 compared to $2.7 million for the comparable period of 1999. The increase is attributable to contract engineering expenses related to contractors and consultants and personnel and payroll related expenses resulting from significant increases in technology and development personnel.

   General and Administrative. General and administrative expenses were $9.4 million for the nine months ended September 30, 2000, compared to $2.4 million for the comparable period of 1999. The increase in general and administrative expenses is primarily attributable to personnel and payroll related expenses resulting from increases in administrative personnel and in legal, professional and recruiting fees.

   Interest Income (Expense), Net. Interest income (expense), net, was $7.2 million for the nine months ended September 30, 2000, compared to $(325,000) for the comparable period of 1999. This increase is due to interest income earned on proceeds from Onvia's initial public offering held in money market funds and other short-term investments.

   Noncash Stock-based Compensation. Onvia records unearned stock compensation in connection with the grant of stock option and other equity instruments. For employees, unearned stock compensation is the difference between the fair market value of its common stock and the exercise price of the options. For non-employees, unearned stock compensation is the fair market value of the options using the Black Scholes option-pricing model. These amounts are amortized on an accelerated basis over the vesting period of the option, typically four years. At September 30, 2000, unearned stock compensation was $8.4 million. Onvia has recorded $6.7 million of noncash stock-based compensation expense for the nine months ended September 30, 2000 compared to $1.7 million in the comparable period of 1999 due to an increased number of employees.

   Amortization of Goodwill. Amortization of goodwill was $2.7 million for the nine months ended September 30, 2000. Onvia acquired Zanova, Globe-1 and Hardware.com in the three months ended September 30, 2000 and accounted for the acquisitions as purchase business combinations. As a result of these transactions, Onvia recorded goodwill of $44.3 million, which Onvia will amortize on a straight-line basis over the next three years. See Note 5 in the notes to the condensed consolidated financial statements for the nine months ended September 30, 2000 for a more detailed discussion of Onvia's goodwill relating to these acquisitions.

   Provision for Income Taxes. Onvia incurred net operating losses from March 25, 1997 (inception) through September 30, 2000. Therefore, Onvia has not recorded a provision for income taxes. Onvia has recorded a valuation allowance for the full amount of the net deferred tax assets.

Years Ended December 31, 1998 and 1999

   Revenue. Revenue increased from $1.0 million for the year ended December 31, 1998 to $27.2 million for the year ended December 31, 1999. Growth in revenue was attributable to increased product sales to new and existing customers.

   Gross Margin. Gross margin declined from negative 4.4% to negative 16.2% in the years ended December 31, 1998 and 1999, respectively. The decrease in gross margin was attributable to price discounts and promotions offered by Onvia to acquire customers into its small business exchange.

   Sales and Marketing. Sales and marketing expenses increased from $206,000 for the year ended December 31, 1998 to $16.3 million for the year ended December 31, 1999, due to higher advertising expenses associated with the launch of a major advertising campaign, the initiation of numerous co-branding relationships and increases in advertising and marketing personnel.

   Technology and Development. Technology and development expenses increased from $192,000 for the year ended December 31, 1998 to $7.4 million for the year ended December 31, 1999. This increase was due to consulting expenses associated with the implementation of several engineering projects and to increases in technology and development personnel.

   General and Administrative. General and administrative expenses increased from $225,000 for the year ended December 31, 1998 to $4.2 million for the year ended December 31, 1999. This increase in general and administrative expenses was attributable to the increase in administrative personnel and higher office occupancy expenses related to the relocation of its corporate offices.

   Noncash Stock-based Compensation. Onvia had no amortization of noncash stock-based compensation for the year ended December 31, 1998 and amortization of noncash stock-based compensation of $10.5 million for the year ended December 31, 1999. This increase was due to the issuance of options and non-vested common stock to Onvia's employees and non-employee advisors, and to the acceleration of vesting of options and nonvested common stock of Onvia's non-employee advisors.

   Other Income (Expense), Net. Other income (expense), net, increased from $(4,000) for the year ended December 31, 1998 to $(541,000) for the year ended December 31, 1999. This net increase was attributable to higher outstanding amounts on convertible notes, subordinated debt and equipment loans.

   Provision for Income Taxes. Onvia incurred net operating losses from inception through December 31, 1999, and therefore has not recorded a provision for income taxes. Onvia has recorded a valuation allowance for the full amount of its net deferred tax assets, as the future realization of the tax benefit is not currently likely. As of December 31, 1999, Onvia had net operating loss carryforwards of $33.4 million. These loss carryforwards are available to reduce future taxable income and expire at various dates beginning in 2017 through 2019. Under the provisions of the Internal Revenue Code, certain substantial changes in Onvia's ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income.

   Net Loss. Onvia's net loss increased from $672,000 in 1998 to $43.4 million in 1999. In addition to incurring a 1999 gross margin loss of $4.4 million, operating expenses increased to $38.4 million in 1999, including $10.5 million in noncash stock-based compensation. Onvia's operating expenses increased in 1999 as Onvia hired its staff, built its brand, expanded its customer base and improved its operations and technological infrastructure.

Inception to December 31, 1997 and Year Ended December 31, 1998

   Revenue. Revenue increased from $62,000 in 1997 to $1.0 million in 1998. Growth in revenue was attributable to increased product sales to new and existing customers.

   Gross Margin. Gross margin declined from a positive 24.6% in 1997 to a negative 4.4% in 1998. The decrease was attributable to price discounts and promotions offered by Onvia to acquire customers into its small business exchange.

   Sales and Marketing. Sales and marketing expenses increased from $41,000 in 1997 to $206,000 in 1998. This increase was due to the hiring of additional sales and marketing personnel.

   Technology and Development. Technology and development expenses increased from $13,000 in 1997 to $192,000 in 1998. This increase was attributable to the hiring of technology and development personnel.

   General and Administrative. General and administrative expenses increased from $92,000 in 1997 to $225,000 in 1998. This increase in general and administrative expenses was attributable to the increase in administrative personnel and general corporate expenses.

   Other Income (Expense), Net. Onvia had no other income (expense), net, in 1997 and other income (expense), net of $(4,000) in 1998. The increase was due to the issuance of convertible notes in 1998.

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Liquidity And Capital Resources

   Since its inception, Onvia has financed its operations primarily through the issuance of equity and debt securities. Through December 31, 1999, SunCommerce Corporation, a web-hosting company co-owned by Glenn Ballman, Onvia's founder, Chief Executive Officer and Chairman of the board of directors, advanced approximately $221,000 in various payments and services to Onvia, including wages, benefits, management fees, office expenses and other miscellaneous expenses which they incurred on Onvia's behalf. Through December 31, 1999, equity issuances yielded gross proceeds of $60.9 million and net proceeds of $59.8 million. Additionally, Onvia has issued subordinated notes and has entered into capital equipment term loans to finance its operations. As of December 31, 1999, Onvia had $38.5 million of cash and cash equivalents and short-term investments on hand and $9.7 million outstanding under subordinated debt and equipment loans. See Note 4 of the notes to Onvia's consolidated financial statements for the year ended December 31, 1999 for more information on outstanding long-term debt.

   In March 2000, Onvia completed its initial public offering and issued 9,200,000 shares of its common stock to the public at a price of $21.00 per share, raising net proceeds of $177.9 million. Also, in March 2000, Onvia sold to Internet Capital Group, or ICG, 2,666,666 shares of its common stock at the initial public offering price of $21.00 per share in a private placement transaction, which generated net proceeds of $56.0 million.

   Onvia's combined cash, cash equivalents and short-term investments were $191.6 million at September 30, 2000 compared to $38.5 million at December 31, 1999. The increase is due to proceeds received upon completion of Onvia's initial public offering and private placement in March 2000, less the net loss incurred for the nine months ended September 30, 2000. The short-term investment portfolio is invested in money market funds, commercial paper and corporate debt securities with maturities of one year or less. The portfolio is diversified among security types and issuers and does not include any derivative products. At September 30, 2000, Onvia's working capital was $154.3 million compared to $23.3 million at December 31, 1999.

   In February 2000, Onvia signed an amended lease agreement for its corporate office facilities. Monthly lease payments range from $218,000 to $257,000 over the ten-year term of the lease. Total obligations over the ten-year term of the agreement are $28.2 million. Minimum lease payments on all of Onvia's non-cancelable operating leases range from $2.6 million to $3.3 million over the next five years.

   In February 2000, Onvia signed an agreement with America Online, or AOL, that required Onvia to make fixed payments totaling $18.2 million to AOL. Onvia was also required to make additional payments to AOL if the number of new customers that it acquired from AOL exceeds a specified level. Approximately $3.1 million of this amount was paid immediately following the execution of the agreement.

   On November 14, 2000, Onvia and AOL entered into a restructuring agreement, which waives any current or past due contractual payments due to AOL and requires Onvia to pay licensing fees to AOL on a performance basis. As a result of the restructuring agreement, Onvia reversed sales and marketing expense of $2.3 million during the fourth quarter of 2000.

   In July 2000, Onvia entered into a custom co-branded site agreement with Visa USA Inc. to create VisaBusiness.com, a site specifically designed to help Visa's small business cardholders earn incremental revenue through the use of Onvia's exchange services. Visa has agreed to make annual fixed payments totaling approximately $7.3 million to Onvia over the three year term of the agreement. As of September 30, 2000, Onvia has recorded approximately $4.2 million in deferred revenue related to this agreement and has recognized approximately $235,000 in revenue during the three months ended September 30, 2000.

 Operating Activities

   Net cash used in operating activities was $59.2 million for the nine months ended September 30, 2000 and $10.7 million for the comparable period in 1999. The increase is primarily attributable to increases in net

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operating losses, accounts receivable, prepaid expenses and other current assets, offset by increases in depreciation and amortization, noncash stock-based compensation, accounts payable and accrued expenses and other.

   Net cash used in operating activities totaled $23.4 million for the year ended December 31, 1999 and approximately $276,000 for the year ended December 31, 1998. Net cash provided by operating activities totaled approximately $6,000 in 1997. Net cash used in operating activities for the year ended December 31, 1999 was attributable to net operating losses, increases in inventory, prepaid expenses and other current assets, offset by noncash charges and increases in accounts payable and accrued expenses. Net cash used in operating activities in 1998 was attributable to net operating losses partially offset by increases in accounts payable and accrued expenses. Net cash provided by operating activities in 1997 was attributable to net operating losses offset by increases in accrued expenses.

 Investing Activities

   Net cash used in investing activities was $88.8 million for the nine months ended September 30, 2000 and $4.1 million for the comparable period in 1999. The increase is primarily attributable to increases in purchases of short-term investments, purchases of property and equipment and increases in capitalized internally developed software costs. These cash flows used were partially offset by cash acquired net of the direct costs of the purchase transactions.

   Net cash used in investing activities totaled $6.5 million for the year ended December 31, 1999 and approximately $23,000 for the year ended December 31, 1998. We did not use or generate any funds from investing activities in 1997. Net cash used in investment activities for the year ended December 31, 1999 and 1998 related to the acquisition of computer hardware and software and other equipment.

 Financing Activities

   Net cash provided by financing activities was $229.7 million for the nine months ended September 30, 2000 and $40.9 million for the comparable period in 1999. The increase is primarily attributable to the sale of equity securities in Onvia's initial public offering offset by repayments on long-term debt.

   Net cash provided by financing activities totaled $68.3 million for the year ended December 31, 1999 and approximately $344,000 for the year ended December 31, 1998. Net cash provided by financing activities for the year ended December 31, 1999 was attributable to the sale of equity securities and proceeds from long-term borrowings. Net cash provided by financing activities in 1998 was attributable to proceeds from the issuance of convertible debt. We generated insignificant cash in 1997 from the sale of common stock.

   Onvia's future liquidity and capital requirements will depend on numerous factors. For example, Onvia's pace of expansion will affect its future capital requirements, as will Onvia's decision to acquire or invest in complementary businesses and technologies. However, Onvia believes that the net proceeds from issuances of its common stock, and additional debt financing together with existing cash, cash equivalents and short-term investments, will be sufficient to satisfy its cash requirements under existing operating plans for the foreseeable future. In addition, Onvia expects its gross margins to improve and its operating expenses to be reduced as a result of its strategic relationship with firstsource, which will further reduce Onvia's cash requirements. If Onvia acquires additional entities or its overall operating plans change, Onvia may require additional equity or debt financing to meet future working capital needs, which may have a dilutive effect on existing stockholders. Onvia cannot make assurances that if additional financing is required, it will be available or, that such financing can be obtained on satisfactory terms.

Quantitative and Qualitative Disclosures About Market Risk

   Due to the operations of Onvia's wholly-owned subsidiary in Canada, Onvia's results of operations, financial position and cash flows can be materially affected by changes in the relative values of the Canadian dollar to the U.S. dollar. However, due to the relative stability of these two currencies in relation to one

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another, Onvia's past results of operations have not been materially affected by fluctuations in exchange rates. Onvia does not use derivative financial instruments to limit its foreign currency risk exposure.

   Onvia classifies financial instruments with original maturities of three months or less as cash and cash equivalents. As of September 30, 2000, Onvia considers the reported amounts of its cash and cash equivalents and short-term investments to be reasonable approximations of their fair values. Therefore, changes in the market interest rates will not have a material impact on Onvia's financial position. Through September 30, 2000 Onvia's interest expense was not sensitive to the general level of U.S. interest rates because all of its debt arrangements were based on fixed interest rates.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and No. 138, which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, which will be effective for Onvia for the fiscal quarter beginning January 1, 2001, requires Onvia to recognize all derivatives as either assets or liabilities in Onvia's balance sheet and measure those instruments at fair value. Onvia does not expect the effect of adopting the provisions of this standard, as amended, to have a significant impact on its balance sheet, results of operations or cash flows.

   In March 2000, the FASB issued Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation--an interpretation of APB Opinion No. 25" (Interpretation No. 44). Interpretation No. 44 became effective July 1, 2000. The interpretation clarifies the application of APB Opinion No. 25 for certain issues, specifically,

  . the definition of an employee;

  . the criteria for determining whether a plan qualifies as a noncompensatory plan;

  . the accounting consequence of various modifications to the terms of a previously fixed stock option or award; and

  . the accounting for an exchange of stock compensation awards in a business combination.

The adoption of Interpretation No. 44 did not have a significant impact on Onvia's financial position or results of operations.

   In May 2000, the Emerging Issues Task Force, or EITF, reached a consensus on EITF Issue 00-14, "Accounting for Certain Sales Incentives." This consensus provides guidance on the recognition, measurement and income statement classification for sales incentives offered voluntarily by a vendor without charge to customers that can be used in, or that are exercisable by a customer as a result of, a single exchange transaction. This consensus must be adopted no later than October 1, 2000. Onvia does not expect the adoption of this consensus to have a material impact on its financial position or results of operations.

   In July 2000, the EITF reached a consensus on EITF Issue 00-10, "Accounting for Shipping and Handling Fees and Costs." This consensus requires that all amounts billed to a customer in a sales transaction related to shipping and handling, if any, represent revenue and should be classified as revenue. Onvia already classifies shipping charges to customers as revenue. The EITF did not reach a consensus with respect to the classification of costs related to shipping and handling. Onvia classifies fulfillment costs such as outbound shipping to customers and credit card fees as cost of sales.

   In December 1999, Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, was issued. SAB No. 101 summarizes the SEC's views in applying accounting standards generally accepted in the United States of America to revenue recognition in financial statements. Onvia implemented SAB No. 101 in the fourth quarter of 1999. The adoption of SAB No. 101 did not have a material impact on Onvia's revenue recognition.

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               DEMANDSTAR'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read this information together with DemandStar's financial statements and related notes and other financial information included in this document. This management's discussion and analysis contains forward-looking statements that involve risks and uncertainties. DemandStar's actual results may differ materially from those indicated in the forward-looking statements. This management's discussion and analysis contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to expectations concerning matters that are not historical facts. Words such as "projects," "believes," "anticipates," "plans," "expects," "intends," and similar words and expressions are intended to identify forward-looking statements. Although each of Onvia and DemandStar believes that such forward-looking statements are reasonable, it cannot assure you that such expectations will prove to be correct. Important language regarding factors that could cause actual results to differ materially from such expectations are disclosed herein including, without limitation, in the "Risk Factors" beginning on page 12. All forward-looking statements attributable to DemandStar are expressly qualified in their entirety by such language. DemandStar does not undertake any obligation to update any forward-looking statements.

Results of Operations

Comparison of the nine months ended September 30, 2000 and 1999

 Revenues

   Revenues include amounts received from vendors for registration fees and bid document mailings. Total revenues increased by 94% to $435,000 for the nine months ended September 30, 2000, from $225,000 for the nine months ended September 30, 1999. The increase in revenues is due primarily to the increased marketing effort in 2000.

 Operating Expenses

   Marketing and advertising. Marketing and advertising expenses increased 2,532% to $3.3 million for the nine months ended September 30, 2000, from $124,000 for the nine months ended September 30, 1999. The increase in marketing and advertising expenses primarily resulted from an increased marketing strategy to promote DemandStar.

   Research and development. Research and development expenses increased 134% to $449,000 for the nine months ended September 30, 2000, from $192,000 for the nine months ended September 30, 1999. During 1999, DemandStar was focused on product development. During the nine months ended September 30, 2000, the focus was on expanding the products' features and improving the stability and scalability of DemandStar's systems to support its growth.

   General and administrative. General and administrative expenses, which include the costs of corporate operations, finance and accounting, human resources and other general operations, increased 536% to $2.7 million for the nine months ended September 30, 2000, from $428,000 for the nine months ended September 30, 1999. The increase in general and administrative expenses is necessary to support the growth in operations and infrastructure of DemandStar.

   Depreciation and amortization. Depreciation and amortization increased 225% to $360,000 for the nine months ended September 30, 2000 from $111,000 for the nine months ended September 30, 1999. The increase resulted from the purchase of equipment and leasehold improvements necessary to support the growth in operations and infrastructure of DemandStar.

   Net interest income/(expense). Net interest income/(expense) for the nine months ended September 30, 2000 consisted of interest income of $102,000 which resulted primarily from the investment of the net proceeds

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

from the rights offering and interest expense of $108,000 which relates to the loan with H.T.E. Net interest income/(expense) for the nine months ended September 30, 1999 consisted of interest expense of $11,000.

Comparison of the years ended December 31, 1999 and 1998

   Revenue. Revenue includes amounts received from vendors for registration fees and bid document mailings. Total revenues increased by 876% to $329,000 for the year ended December 31, 1999, from $34,000 for the year ended December 31, 1998. The increase in revenues is due primarily to the increased marketing effort in 1999 compared to the 1998 focus on research and development.

 Operating Expenses

   Marketing and Advertising. Marketing and advertising expenses increased 2,496% to $321,000 for the year ended December 31, 1999, from $12,000 for the year ended December 31, 1998. The increase in marketing and advertising expenses is directly related to the increase in revenues and primarily resulted from an increased marketing strategy to promote DemandStar.

   Research and Development. Research and development expenses increased 118% to $272,000 for the year ended December 31, 1999, from $125,000 for the year ended December 31, 1998. In 1998, research and development was focused on product development. During the year ended December 31, 1999, the focus was on expanding DemandStar's products' features and functionality and improving the stability and scalability of DemandStar's systems to support the growth that is anticipated.

   General and Administrative. General and administrative expenses, which include the costs of corporate operations, finance and accounting, human resources and other general operations, increased 409% to $902,000 for the year ended December 31, 1999, from $177,000 for the year ended December 31, 1998. The increase in general and administrative expenses is directly related to the growth in the volume of revenues and expenses. This growth was necessary to support the general operations and infrastructure of DemandStar.

   Depreciation and Amortization. Depreciation and amortization of $216,000 resulted from the acquisition of the predecessor by DemandStar and the purchase of miscellaneous equipment and leasehold improvements during the year ended December 31, 1999. There were no comparable expenses in 1998.

Liquidity and Capital Resources

   Net cash used in operating activities totaled $923,000 and $55,000 for the years ended December 31, 1999 and 1998, respectively. The increase in the net cash used primarily resulted from the increased operations and loss experienced in 1999.

   Net cash used in investing activities, comprised of capital expenditures and cash paid for acquisitions, totaled $1.1 million in the year ended December 31, 1999. There were no comparable cash flows for the year ended December 31, 1998. The cash used in 1999 was primarily related to the acquisition of the predecessor by DemandStar.

   Net cash provided by financing activities totaled $2.2 million and $72,000 for the year ended December 31, 1999 and 1998, respectively. The cash provided during 1998 reflects the capital contributed by the sole shareholder of the predecessor. The cash provided during 1999 includes contributions of the sole shareholder of the predecessor, along with the purchase of common stock by H.T.E. and funding under the note payable to H.T.E.

   Prior to its purchase by DemandStar in June 1999, DemandStar's predecessor's operations were funded primarily through cash generated from operations and capital contributed from its sole shareholder.

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   In conjunction with the purchase of DemandStar's predecessor, H.T.E.
purchased 1,250,000 shares of DemandStar's common stock for $800,000. In the first quarter of 2000, H.T.E. purchased 750,000 shares of Series A preferred stock for $1.5 million. In addition to the stock purchases, H.T.E. also loaned DemandStar $200,000 to purchase the business and specified net assets of DemandStar's predecessor and $1.6 million to fund operations, the terms of which loan were evidenced by a five-year term promissory note payable to H.T.E. and dated October 31, 1999. As of September 30, 2000, the balance under the note was $1.75 million.

   Pursuant to the merger agreement, Onvia committed to advance DemandStar up to $5 million in four monthly installments beginning December 1, 2000. Upon DemandStar's draw down of an initial advance of $2 million DemandStar had sufficient funds to continue operations for the remainder of the year 2000.

   Net cash used in operating activities totaled $5.1 million or the nine months ended September 30, 2000, compared to net cash provided by operating activities of $283,000 for the period June 1, 1999 to September 30, 1999. The increase in net cash used in the 2000 period primarily resulted from the increased operating expenses and net loss.

   Net cash used in investing activities, comprised of cash paid for acquisition and capital expenditures, totaled $826,000 for the nine months ended September 30, 2000 and $1.1 million for the period June 1, 1999 to September 30, 1999. The net cash used in the 2000 period resulted from purchases of equipment needed to expand DemandStar's infrastructure and support its growth.

   Net cash provided by financing activities totaled $7.7 million for the nine months ended September 30, 2000 and $800,000 for the period June 1, 1999 to September 30, 1999. The cash provided during 2000 reflects the sale of common stock through the DemandStar rights offering, the sale of Series A preferred stock to H.T.E. and amounts borrowed under the loan with H.T.E.

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                               BUSINESS OF ONVIA

Overview

   Onvia.com, Inc., headquartered in Seattle, Washington, is a leading online exchange helping small businesses secure additional revenue through buying and selling products and services to other businesses and government entities. Onvia is valued by buyers and sellers as a matchmaker, helping almost one million small businesses find what they need through an online exchange.

   Onvia's comprehensive solution is designed to help small businesses achieve incremental revenue growth through new business opportunities and utilization of available Internet-based tools and resources. Through Onvia's web site, small businesses sell services and products to other businesses and federal, state and local government agencies. Onvia's common stock trades on the Nasdaq National Market under the symbol "ONVI."

   Since its initial Internet site was launched in July 1997, Onvia has greatly expanded its customer base and established a growing brand presence among small businesses. For instance, Onvia's exchange platform, which allows customers to submit requests for quotes from a network of service suppliers, had over 54,000 service suppliers as of October 31, 2000. Onvia accumulated more than 585,000 customer accounts and over 771,000 registered users by October 31, 2000 and is focused on establishing additional relationships with government agencies as it expands its services and products into the government sector.

   Key components of Onvia's strategy are to build brand awareness and increase its customer base through strategic relationships with small business trade associations and partnerships or alliances with other market leading companies. To date, Onvia has successfully established relationships with more than 45 small business associations such as the Small Business Association of Texas and the Forum of Women Entrepreneurs and numerous Chambers of Commerce including Seattle, Washington, Austin, Texas and the State of Florida. Onvia has also signed strategic relationships with companies including Visa USA Inc.

Industry background

   The Internet is fundamentally changing the way businesses, government agencies and individuals communicate and do business with each other. The rapid growth rate of worldwide Internet usage is also providing organizations of all sizes with new operating tools and business opportunities. According to International Data Corporation, or IDC, by 2003, the number of business, school, government and home Internet users worldwide will reach 623 million, up from 350 million forecasted by the end of 2000. IDC also estimates that by the end of 2000, approximately 34% of worldwide Internet users, or 119 million, will live in the United States.

   In addition to usage, leading research companies are also forecasting continued rapid growth in Internet-based ecommerce transactions. IDC estimates that total business-to-business ecommerce trading volume will be $2.2 trillion in 2004. Forrester Research estimates that the annual U.S.-based business-to-business ecommerce market will grow from $406 billion in 2000 to $2.7 trillion in 2004. Business-to-business ecommerce is defined by Forrester as intercompany trade in which the final order is placed over the Internet.

   In addition to new commerce opportunities on the Internet, many organizations are adopting various Internet-focused strategies aimed at improving operating efficiencies and communications with trading partners and customers.

   Two market segments that can greatly benefit from the Internet are small business and government agencies. The Internet can improve profitability for both buyers and sellers with the appropriate choice of various Internet products and services. Businesses of all sizes, including small businesses, can explore new sales opportunities and establish closer relationships with government purchasers through the Internet.


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   The cross-section of these two market segments is one of significant potential, given the substantial purchasing power existing between these markets, as well as their relationships with large businesses. The market potential of these segments is of particular interest to the investment and financial community because companies that provide solutions to assist small businesses and government agencies in leveraging the Internet will play a key role in the evolving Internet economy.

 The small business market opportunity

   The small business market, which the Small Business Administration, or SBA, and Onvia define as businesses with fewer than 500 employees, is large and growing. According to the SBA, more than 20 million small businesses in the U.S. at the end of 1998, accounting for over 98% of total U.S. based businesses. Small businesses are increasingly relying on the Internet to access information, communicate and do business. For example, IDC projects that 61% of U.S. small businesses will be connected to the Internet at the end of 2000 and that they will account for approximately $106.8 billion in ecommerce in 2002, up from $6.2 billion in 1998.

   Currently, small businesses have difficulty in cost-effectively reaching a large percentage of their potential customers through traditional marketing channels, since most small businesses are located outside of major metropolitan areas and possess limited resources. As a result, small businesses are using the Internet to significantly expand their market reach, procure services and products and become more competitive. Small businesses often have limited time, resources and access to expertise. The Internet addresses these constraints by allowing small businesses to access and exchange information quickly and inexpensively among trading partners.

   Despite the significant growth of small business Internet use, existing Internet-based and software-based offerings targeting this market have not provided a comprehensive solution that addresses the unique ecommerce and informational needs of small businesses. Web sites that provide small business news and information, for example, often have limited ecommerce service and product offerings. Similarly, companies with web sites that focus on ecommerce often have limited or inconsistent content offerings. As a result, small businesses are forced to use multiple, distinct web sites to conduct commerce, interact with other businesses and suppliers and obtain targeted, business-specific news and content.

 The government procurement market opportunity

   Procurement between businesses and government agencies, known as business-to-government, or B2G, commerce, is a substantial market and is highly fragmented. The complexity in this market is due in part to the large number of government agencies and suppliers, the differing processes among agencies, and agencies' often challenging obstacles to adopt advanced technologies and communication tools. According to the U.S. Census Bureau there were 87,453 local government agencies in the United States in 1997. The total local government agency figure is comprised of 3,043 counties, 19,372 municipalities, 16,629 townships, 13,726 school districts and 34,683 "special districts" which include focused agencies such as power districts and housing authorities.

   State and local government organizations spent over $375 billion on products and services in 1998, according to the SBA. One interesting trend at the federal level is the increase in contracts for services. According to the U.S. General Accounting Office, in 1999, services represented the largest single contract category with a 43% share and total contract value of $78 billion, overshadowing both supply and equipment purchases.

   Businesses looking to respond to government contract opportunities must follow specific processes that can be time consuming and may not be consistent between different agencies. Process requirements may vary by agency type, level and location. As a result, some businesses, particularly small businesses that may have limited operational resources, find it difficult to identify attractive contract opportunities with agencies outside their local area. As for government agencies, their challenge is to make contract opportunities available to

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existing and potential new vendors to attract additional bidders with the goal of driving down their costs. Historically, this process has taken place through costly and slow mailings to approved vendors, newspaper listings, posting in agency buildings or more recently with online and offline bid aggregation companies. The paperwork required for these processes can make government contracting frustrating for both the agency and its potential vendors.

   The Internet and other technological advancements in hardware and software can ease many of these challenges. Some of the problems associated with labor intensive government procurement processes are slowly being improved by the agencies themselves. However, despite signs of improvement, many agencies have been slow in gaining awareness of available solutions and committing both financial and personnel resources to Internet-based initiatives. Ultimately, the benefits will lead many agencies to adopt Internet-based procurement solutions. Some government agencies are moving more procurement transactions online and improving their overall IT infrastructures in compliance with legislation such as the 1994 Federal Acquisition Streamlining Act and the 1996 Clinger-Cohen Act. Onvia understands many of the challenges associated with bringing government contracting online and is attracted to the significant opportunity inherent in providing the needed solutions for efficient and cost-effective B2G procurement.

Onvia's business solution

   Onvia's solution is designed to meet the needs of small businesses, including their commerce relationships with government agencies, larger companies and other small businesses. Through Onvia, small businesses buy and sell services and products to other businesses and to federal, state and local government agencies. Small businesses can also obtain web hosting services that enable them to access new business opportunities and valuable news, information, and productivity tools to help them succeed in the Onvia exchange.

   Onvia offers small businesses the services and products they need to succeed, including:

  . Request for Quote (RFQ) service. Provides small businesses with access to an interactive network of more than 54,000 different service suppliers. Business buyers can research and obtain services from providers across 118 different service categories.

  . Government procurement. Onvia's targeted solutions facilitate and enhance the relationship between small businesses and their government agency customers.

  . Web site design and hosting. Small businesses can design and build commerce enabled web sites in minutes using Onvia's online solution. Onvia hosts the web site for the small business and makes available additional marketing services and tools.

  . News and Tools. Onvia's in-house experts provide original content as well as innovative tools and information from third parties to help small businesses operate more effectively.

  . Products. Through its partnership with firstsource corp., Onvia offers small businesses a marketplace containing over 240,000 different computer hardware, software and other products. firstsource ensures the range of products and fulfillment processes are catered to the small business purchaser.

   As a recognized early leader in serving small businesses online, Onvia has been able to develop a unique set of proprietary tools and resources that provide small businesses with many benefits, including:

  . Growth opportunities for small businesses. Small businesses looking for new sales opportunities are able to leverage the Onvia solution to cost-effectively reach their target customers, without incurring the significant sales and marketing costs typically associated with traditional efforts.

  . Solutions tailored to the needs of small businesses. Onvia's solution is designed specifically to meet the needs of small businesses. In particular, small businesses are able to utilize the Onvia site and solutions to build and enhance important trading relationships and gain access to valuable tools and information.

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  . Broad suite of services and products. Because Onvia's valuable solutions are centralized into one online location, their small business customers are able to operate much more efficiently.

  . Comprehensive customer service and support. Onvia designed its services and products to be utilized in an efficient and effective manner. If questions or issues do arise, Onvia ensures that support is available.

  . Access point to government agency contracts. Onvia offers the primary means to assist small business vendors in identifying and responding to bid opportunities with government agencies.

  . Efficient small business seller channel. Onvia's tailored solution provides an efficient distribution channel to help sellers to small businesses reach a highly targeted audience. In addition to selling existing services or products through this channel, sellers can use Onvia's solution to test market new services and products targeted to small business.

  . Original content and solutions. The Onvia solution includes proprietary value-added information and business tools originating through both in-house expertise and leading third-party content providers. Onvia offers innovative content including original articles and newsletters from both internal writers and third parties including Reuters News Service. Onvia also offers how-to advice and business tools designed to help small businesses enhance their operations.

Strategy

   Onvia intends to continue to enhance its position as a leading provider of solutions for small businesses. Key elements of Onvia's strategy, which collectively aim to strengthen Onvia's competitive market position and financial performance, include:

  . Securing relationships with government agencies and businesses that procure products and services from small businesses. Onvia seeks to attract and secure relationships with government agencies and businesses by utilizing its focused direct sales force. Through a suite of web-based and off-line products, Onvia assists government and business buyers increase their operating efficiency and lower their cost of procuring products and services from small business sellers. Onvia intends to use its broad seller base to help buying agencies decrease the cost of procurement through increased competitive efficiency and by raising the level of transparency in the marketplace. Onvia and its government agency customers enter into contractual agreements typically ranging from 1 to 3 years. Some agency customers may terminate their agreements with Onvia by giving proper notice, and in all instances the agreements are subject to re-negotiation upon completion.

  . Creating a liquid channel in which small businesses can efficiently access opportunities that generate incremental revenue. Onvia plans to achieve this by aggregating multiple buying entities within each target geographical region. This will provide small business sellers with the ability to receive local and regional bids from different government and business buyers. Onvia intends to leverage its existing small business customers, Chamber of Commerce partners and established contracts with government agencies such as the U.S. Department of Commerce to establish a regional presence and provide sellers a multitude of selling opportunities. Onvia believes these expanded offerings will attract more small businesses, further building what already is one of the largest small business customer bases among online companies. The aggregation of these small businesses improves their collective attractiveness to other companies and government agencies.

  . Enhancing solutions for small businesses and government agencies. Through continuous enhancement of core product offerings and web site functionality, Onvia intends to emerge as the clear leader in providing online solutions to small businesses. Onvia plans to introduce additional methods of conducting ecommerce transactions and develop additional tools that will allow small businesses to become more competitive, improve operating efficiencies and achieve gains in incremental revenue through new customer relationships. These products include tools that help small businesses create

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    ecommerce web sites, allow sellers to access government and larger business bids, and establish sales relationships with other small businesses by utilizing Onvia's Request For Quote platform.

  . Understanding customer needs. Onvia is committed to intimately understanding the needs of its small business customers and their trading partners. Through direct customer interaction, tracking of industry trends, and development of flexible products and solutions Onvia will be able to meet the needs of its customer base and make the strategic adjustments necessary to compete effectively in its highly competitive and dynamic industry.

  . Increasing brand awareness. Onvia believes that it is a clearly established leader in providing exchange services to small businesses. Onvia is committed to becoming one of the most recognizable and trusted brands for small businesses on the Internet. To accomplish this goal, Onvia intends to continue to establish strategic alliances with other leading companies and leverage efficient viral marketing techniques that result in high word of mouth and ultimately broad market penetration at reasonable cost.

  . Aggressively pursuing cost effective customer acquisition and retention strategies. Onvia seeks to drive customer acquisition through a combination of marketing initiatives, direct sales to customers, continued focus on customer service and the provision of services and information that meet its customers' business needs. For example, Onvia intends to continue working with its procurement clients to co-market to their established seller lists, with the goal of migrating their vendors to the Onvia solution. In addition, Onvia intends to increase its customer base through direct advertising campaigns, co-branding initiatives with leading web sites that cater to small businesses and viral-marketing programs.

  . Pursuing strategic alliances and acquisitions. Onvia intends to aggressively pursue strategic alliances and acquisitions that strengthen its financial performance, increase its customer base, broaden its product offering and expand its technology platform.

  . Maintaining commitment to customer service. Onvia will continue to maintain a strong commitment to providing the highest level of customer service to its customers. Onvia believes that investments in exchange functionality and customer support are rewarded with outstanding customer satisfaction and therefore higher retention rates and improved brand image.

  . Enabling more effective direct marketing geared to reach small businesses. By tracking the demographic and purchasing data on its small business customers, Onvia intends to further strengthen its position as an intelligent electronic-marketing channel to help companies cost-effectively reach small businesses. For example, Onvia already facilitates targeted marketing to its customer base through advertisements and promotions in email newsletters sent to the Onvia small business customers. Onvia does not currently, nor does it intend to, share attributed customer information with third parties absent the explicit permission of its small business customers.

Recent developments

 Purchase Now strategic partnership

   In December 2000, Onvia entered into a strategic agreement with firstsource corp., whereby firstsource will, through a private label solution, provide product purchasing and fulfillment services for Onvia's web site. As part of the agreement, Onvia's customers interested in making a product purchase are linked to a private label web site owned and operated by firstsource. firstsource is responsible for order fulfillment, customer care and billing processes related to these business product transactions. New customer account data entered during the transaction process on the private label web site will be owned solely by Onvia.

   Onvia's decision to partner with firstsource is aimed at reducing costs and focusing on other growth strategies such as development of Onvia's government solutions and hosting businesses. As a result of its strategic relationship with firstsource, Onvia has reduced its workforce primarily through elimination of positions previously related to the Purchase Now business unit.

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 Auctions

   On December 15, 2000, in connection with the focus on the small business exchange and government-to-business bid matching, Onvia discontinued the auctions functionality on its website.

 America Online

   On February 4, 2000, Onvia entered into a strategic relationship with AOL to provide AOL's customers with access to Onvia's services and products through an interactive co-branded web site. As part of this relationship, Onvia provides to AOL a web-based buying directory that supports AOL's business-to-business ecommerce platform. In addition, AOL promotes the co-branded site and Onvia's RFQ services.

   On November 14, 2000, Onvia and AOL entered into a second agreement which amended and restated the previous agreement between the parties. As a result of the new agreement, Onvia and AOL will continue with an abbreviated form of their relationship through May 14, 2001, after which neither party will have any contractual commitment to the other.

Services and products

   The Onvia exchange provides a single online channel that helps small businesses succeed in buying, selling and government contracting. Through Onvia's web site, small businesses buy and sell services and products to government agencies and other businesses and obtain web hosting services that enable them to access a network of other useful sites and business opportunities. Small businesses can also obtain valuable news, information, and productivity tools quickly and easily. Onvia's revenue mix associated with these services and products incorporates the following components:

  . licensing fees charged to government agency or business buyers;

  . subscription fees, hosting subscriptions and RFQ transaction fees charged to vendors;

  . advertising revenues;

  . revenue sharing on product transactions; and

  . licensing revenues associated with developing and hosting sites for strategic partners.

   Onvia's services and products include request for quote, government exchange, web hosting, news, tools, Purchase Now products and services.

 Request for Quote

   The Onvia Request for Quote, or RFQ, service is an online exchange that connects small business buyers and sellers across a wide variety of business services; from marketing and tech support to web design and health insurance. Request for Quote enables small business buyers to connect to more than 54,000 sellers in the U.S. and Canada covering 118 services.

   Request for Quote benefits buyers and sellers by providing an efficient way to find business partners and customers. Small business sellers can quickly and cost-effectively reach new customers, locally or nationally. Sellers benefit through substantially increased lead generation at a lower sales cost, and the ability to reach new customers 24 hours a day. Buyers are able to shorten the buying process by obtaining access to local and national service providers; comparing sellers online; and making more informed purchasing decisions.

 Government exchange

   In August 2000, Onvia completed its acquisition of Globe-1 Incorporated, an electronic commerce exchange that helps small businesses bid on state and local government agency projects. The Onvia bid

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matching service leverages the Globe-1 solution to gather, match and deliver bids from government agencies to small business vendors.

   Vendors that participate in Onvia's bid matching service are able to view all of the Onvia government leads that have been matched to their company in one place. Vendors receive notifications of bidding opportunities via email or fax and can then view these opportunities online through a standard web browser. The bid matching service enables small business vendors to operate more efficiently by reducing marketing costs and streamlining the bid notification process.

   Government agencies use Onvia's bid matching service by submitting bid solicitations to Onvia and viewing the list of vendors online once the bids have been matched with qualifying small business vendors. Onvia also manages and maintains the agency's vendor database and streamlines agencies' communications with their vendors, enabling government agencies to operate more efficiently and effectively.

 Web hosting

   In July 2000, Onvia completed its acquisition of Zanova, Inc., a web hosting company. The acquisition enables Onvia to help small businesses develop and operate effective web sites. Unlike other web hosting businesses that aggregate large numbers of sites for free, the Zanova solution, differentiated by its instant access to Onvia's marketplace and services, is a fee-based subscription model that drives monthly recurring revenue.

   In December 2000 Onvia launched web hosting functionality on its web site. This suite of Internet-based applications allows small businesses to build professional commerce-enabled web sites within minutes and start selling online. It also provides small businesses with dynamic, powerful tools to create customized businesses. More significantly, it gives small businesses immediate access to Onvia's marketplaces.

 News

   The Onvia News section showcases the issues and breaking news relevant to entrepreneurs. Onvia publishes daily nuts and bolts advice, product reviews, critiques of small business web sites and money-saving tips, all to help the small business owner run a more efficient and profitable enterprise. The Onvia coverage is supplemented with columns from industry experts and news from Reuters wire service.

 Tools

   The Onvia Tools section offers hundreds of free business tools, downloadable forms, worksheets, checklists and how-to advice, all designed to help businesses grow and manage their business. Also exclusively available is the Successful Entrepreneur's Interactive Roadmap and Toolkit, a step-by-step guide to starting, growing, marketing, and selling a small business.

 Purchase Now products and services

   The Onvia Purchase Now marketplace has offered thousands of business products including computer hardware, software, office supplies, office business machines, telephone systems and nine services. Although Purchase Now has been a very effective tool for Onvia to drive traffic to its web site and establish a substantial customer base, it was never intended to position Onvia as an online office products retailer, nor was it intended to be the engine to drive the company to profitability.

   In January 2001, Onvia will begin offering products through a strategic relationship with firstsource corp. This agreement allows Onvia to improve its gross profit margins and focus its business model and growth strategy. firstsource will provide over 240,000 products to Onvia's exchange buyers through a private label solution. As part of the agreement firstsource is also responsible for, among other things, product fulfillment,

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customer care and billing for transactions occurring on the private label web site. Onvia will continue to benefit from these exchange customers through a revenue sharing arrangement.

Strategic relationships

   Onvia pursues strategic relationships to increase its reach to small businesses and government agencies, increase traffic to its web site, improve the content and functionality of its exchange, and establish incremental revenue streams. These partner relationships may vary materially in contract or agreement terms and strategic importance.

   Small business trade associations: Onvia has successfully established relationships with more than 45 small business associations including:

  . National Small Business United;

  . Small Business Association of Texas;

  . Networking and Systems Professionals Association;

  . Forum of Women Entrepreneurs; and

  . Chambers of Commerce including Seattle, Washington, Detroit, Michigan, the State of Florida, Chicago, Illinois, Buffalo, New York, Providence, Rhode Island, Austin, Texas and Orlando, Florida.

   These relationships are a key component of Onvia's brand-building and customer acquisition strategies. Although they may take different forms, these strategic relationships are intended to:

  . Provide Onvia with grassroots marketing access to large, targeted small business audiences;

  . Give Onvia a "seal of approval" through its relationships with them that helps Onvia market its services, products and information and business tools to the associations' members in a trusted manner and establish long-term customer loyalty;

  . Provide Onvia with new resources by leveraging marketing dollars spent by the association; and

  . Allow Onvia to penetrate and market to specific industries and market niches.

   Working closely with these associations, Onvia develops marketing campaigns targeted to association members, which may include the following elements:

  . Direct mail, telemarketing, newsletters, conferences, email, broadcast fax, advertisements, editorial placement, speaking opportunities and additional communications vehicles; and

  . Placement on the associations' web sites, which may include links to a co-branded site or Onvia's welcoming page.

   Onvia has established a strategic relationship with the Service Corps of Retired Executives, or SCORE, which is funded by the U.S. Small Business Administration and provides more than 300,000 individuals with business advice, counseling, mentoring and workshop annually. Onvia has been featured in numerous SCORE publications and press releases.

   Co-branding relationships: Onvia hosts co-branded web site pages with different Internet sites targeted toward entrepreneurs and small business owners. These co-branded pages look and operate similar to Onvia.com web pages except they may have a banner advertisement at the top of each screen featuring the logos of both companies.

   Media and content relationships: Onvia syndicates its proprietary content to businesses, such as Bloomberg, that desire to offer their users a broader content offering. The arrangements generally provide that Onvia has the non-exclusive right to use and display the content provided.

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   Strategic alliances. Onvia has also signed numerous strategic relationships with companies including Visa USA. On July 31, 2000, Onvia announced an agreement with Visa USA, the world's leading payment partner, to create VisaBusiness.com. Powered by Onvia, the VisaBusiness.com site is designed specifically to help companies use the web more effectively for buying and selling products and services. The site, which went live on September 13, 2000, offers unique content for small businesses and leverages Onvia's comprehensive exchange of business products and services, web hosting, breaking news and expert advice. As part of the agreement, Visa and Onvia will build and deliver additional value-added online offers exclusively for Visa Business cardholders as well as solutions to Visa's member banks. The agreement also includes cooperation on new marketplaces, enabling payment technologies, and marketing programs to reach small businesses using the Visa Business Card and preferential presentation of the Visa payment solution on the Onvia.com web site.

Customers

   Onvia serves two primary and distinct customer groups: the government procurement officer and small businesses. Onvia's government exchange service helps the government procurement officer distribute bidding announcements to a variety of vendors quickly and easily. These procurement officers work for federal, state, provincial, county and city agencies, ports, and other jurisdictions in the United States and Canada. Although many government agencies maintain long-term supplier relationships, the agencies still must publicize contract opportunities to both existing and non-existing suppliers. Through utilization of Onvia's solution, government agencies may save time and money through the increased exposure of their product and service requests.

   Onvia also helps the small business owner who wants to increase revenue opportunities through its online Request for Quote exchange, having a hosted public web site, access government contracts and request for proposals and who want to purchase products and services online. These customers own and manage businesses with fewer than 500 employees in a variety of industries throughout the United States and Canada. As of October 31, 2000, Onvia had more than 54,000 service providers in its Request for Quote marketplace, more than 585,000 customer accounts and over 771,000 registered users.

Sales strategy

   The primary objective of Onvia's sales strategy is to increase sales and market penetration in the business-to-government procurement arena at primarily the local and state government agency levels. Onvia will accomplish this by leveraging its existing government agency relationships and securing new ones through its expanding field sales staff.

   Leverage existing relationships. Currently, Onvia has relationships with 10 government agencies which represent 25 buying marketplaces including the U.S. Departments of Commerce and Defense and jurisdictions in major metropolitan regions such as Los Angeles and San Francisco, California, New York, New York, Detroit, Michigan, Chicago, Illinois and Atlanta, Georgia. Onvia will deepen its relationships with these key agencies through cross-selling and enhanced product integration. In addition, Onvia has partnerships with 45 chambers of commerce and national and small business associations. Onvia will also utilize its presence and relationships in these large markets as an entree to enable new marketplaces in adjacent townships, cities, counties and special districts.

   Secure new exchanges. Onvia is focused on aggressively pursuing and securing new relationships with government agencies. Onvia is currently building a regionally based sales staff, which will be comprised of individuals who have substantive government sales experience to expedite Onvia's entry into new markets.

Marketing strategy

   To attract small business buyers and sellers to its online marketplace, Onvia uses direct marketing strategies including email, direct mail, and telephone sales. Onvia also advertises on targeted sites and a limited

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amount of radio and off-line advertising in regional markets. Onvia has more than 250,000 subscribers to its weekly Flash newsletter as well as numerous co-branded web sites and newsletters for small business associations and chambers of commerce across the United States and Canada.

   To sign up vendors for government procurement opportunities, Onvia plans to use direct marketing methods such as fax, email, direct mail and telephone sales as well as trade shows, conferences and earned media. These vendors will subscribe to an annual service that will allow them to receive and respond to government bids from agencies in their region. Onvia's future marketing strategy will be to up-sell these vendors into additional marketplaces through its web hosting and Request for Quote services.

Customer service

   Onvia believes strongly that a high level of customer service is critical to retaining and expanding its customer base. Accordingly, Onvia has developed a well-trained customer service organization to assist and support customers, via phone or email, for its government exchange and web hosting product offerings. Customer care for product sales through Onvia's outsourcing partner firstsource will be handled by firstsource.

Technology and operations

 Technology

   Onvia supports its operations and online solution using an advanced technology platform designed to serve a large and rapidly increasing volume of web traffic in a reliable and efficient manner without critical failures. Onvia designed its own proprietary core systems for customer interaction, web site design and hosting and back-end systems. Onvia's systems have been designed to:

  . Provide fast, secure and uninterrupted visitor access to its web site;

  . Validate and process customer requests promptly and accurately;

  . Store large amounts of historical data;

  . Provide timely, comprehensive and accurate management-reporting capabilities;

  . Accommodate upgrades to tools and features on its web site;

  . Scale to accommodate growth in its operations; and

  . Provide redundancy in case of component system failures.

   Onvia's systems use a combination of proprietary technologies and commercially available licensed technologies. The backbone of Onvia's technology infrastructure consists of database servers running on an Oracle database with Sun hardware. The front end consists of multiple redundant web servers that are expandable as operations grow. Onvia designed the system to scale easily to support rapid growth, as well as to sustain multiple failures by various components without downtime.

   Onvia's web servers, database servers, transaction-processing servers and other core systems that conduct its essential business operations are housed at Exodus Communications in Seattle, Washington. Exodus provides professional housing and hosting services along with 24-hour monitoring and engineering support in a climate-controlled and physically secure environment. Exodus provides redundant communications lines from multiple Internet connectivity providers and has its own generator and other emergency backup systems. Onvia has a redundant system in place to ensure web site functionality in the event of facility crisis at the Onvia headquarters building or at Exodus. Onvia houses all non-critical systems such as development servers, quality assurance servers and internal network servers at its headquarters in Seattle. Onvia may begin to maintain its web and database servers internally.


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   In addition to maintaining responsibility for the technical architecture, security and up-time of its online solutions, Onvia's technology department works closely with their sales and marketing department to ensure that customer feedback for new technology features is incorporated into new products and services.

 Operations

   Onvia helps small businesses succeed by aggregating demand and providing an exchange where they can:

  . Buy and sell services and products;

  . Get access to government procurement contract opportunities;

  . Create, build and host commerce-enabled web sites;

  . Exchange valuable news, product and service information; and

  . Download free business forms, worksheets, and productivity tools.

   In order to provide such an array of valuable solutions Onvia must develop and maintain stable and secure operational processes. Onvia believes that by providing additional solution functionality, transactional processing capabilities and outstanding customer experience it will significantly grow its trading community. Onvia's operational infrastructure is designed to support its desired and anticipated growth.

   Onvia's products and services provide new revenue opportunities for small business by providing them with access to potential new government and small and large business customers. Additionally, small businesses using the Onvia web site may elect to obtain various services to help their businesses operate more effectively, such as through Onvia's Request For Quote platform. In these instances, Onvia acts as an enabler but not the financial institution or clearinghouse for the actual transaction. Transactions occurring through a commerce enabled web site hosted by Onvia are between the two parties actually involved in the transaction; so that Onvia simply acts as an independent third party facilitator and has no ownership or fulfillment responsibilities.

   Onvia's online solution enables government agencies to specify their needs to Onvia for any product or service the agency may require. Onvia formulates this need into a lead that is then filtered and routed to qualified suppliers of the needed product or service. Suppliers within Onvia's marketplace can evaluate the lead, respond with a quote or request more information. A stronger and deeper relationship with all levels of government agencies is established for the small business as part of this process.

 Sales of goods

   Onvia has established a strategic relationship with firstsource, a full-service third-party provider, for sales of business products, such as computer hardware, software and office supplies to Onvia's customers. Prior to January 2001, these product sales were handled directly through the Onvia site by Onvia's Purchase Now business unit.

   Overall, this full-service relationship with firstsource improves Onvia's distribution functionality by providing alternate supplier sourcing, express shipping options, extended product warranty availability and on-line returns management, while maintaining and expanding the supplier base, which improves product availability. firstsource continues to use the same drop ship model that Onvia previously utilized, whereby the supplier drop-ships the product with Onvia packaging directly to the customer via UPS, FedEx or other common carrier.

   Onvia's full-service strategic partner utilizes several of the largest suppliers in the computer hardware, telecommunications, software and business products industries, providing Onvia with a catalog offering of over 240,000 products from more than 200 points of distribution.

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   Orders are initiated directly from Onvia customers through the Onvia web site, which is connected to firstsource's catalog engine. firstsource handles all product transactions and firstsource invoices the customer's credit card once a supplier has fulfilled the order. In turn, firstsource is invoiced by its suppliers under negotiated payment terms.

   Onvia's commission is a pre-negotiated percentage of revenue derived from sales originating on the Onvia web site that are ultimately processed by firstsource, with certain revenue guarantees in 2000. Hence, Onvia does not book product revenue, nor take title to products or maintain any physical inventory.

Competition

   The market for Internet-based products and services is rapidly evolving and intensely competitive. Numerous companies provide Internet-based products and services to small businesses and government agencies, two primary target markets for Onvia. Competitors include both Internet-based as well as traditional providers of business products and services.

   Although dynamic, complex and highly competitive, the ecommerce industry provides considerable new business opportunities to those companies with superior business models. Business models evident in the industry vary dramatically depending on many factors, including target market, legacy products and services, available capital and primary strategic objectives. Traditional off-line companies are establishing an increasing presence on the Internet as well as companies providing targeted solutions for specific industries and customer groups.

   Onvia's current and potential competitors include, but are not limited to the following:

  . Companies such as Ariba, CommerceOne and PurchasePro.com that offer business-to-business exchange services;

  . Companies such as America Online, Microsoft, NBCi and Yahoo! that offer a broad array of Internet-related services and either offer business-to-business ecommerce services presently or have announced plans to introduce such services in the future;

  . Companies such as AMS, Digital Commerce, NIC Commerce, ProcureNet and other companies focused on providing services to government agencies;

  . Internet sites that provide customized computing solutions through the direct marketing of computer products including hardware, software, peripherals, networking and accessories;

  . Companies such as Bigstep.com, eCongo, InfoSpace and Network Commerce that enable the creation and hosting capability of customized ebusinesses; and

  . Companies such as Oracle, PeopleSoft and SAP that offer enterprise software platforms targeted at the business-to-business market.

   Onvia may face additional competition in the future as well-funded companies look to develop new Internet-based product and service offerings to small businesses and government agencies. The markets Onvia competes in have relatively low barriers of entry, providing other companies with opportunities to quickly become more formidable competitors to Onvia. In order to compete successfully, Onvia must continually enhance its web site and product and service offerings. In addition, Onvia must increase its small business and government agency customer bases, as well as the volume of transactions initiated through its web site and bid matching products. Onvia's failure to achieve these objectives could cause its revenue to decline and limit its ability to achieve profitability.

   Onvia believes that the principal competitive factors affecting its market include, but are not limited to, product quality and features, base of existing customers, established brand recognition, customer service, strategic alliances and partnerships and access to capital. In order to excel at a these principal competitive factors more so than other competitors in its industry, Onvia intends on maintaining a superior understanding of its target customers, offering superior value in its service and products offerings and sustaining a more efficient

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operating model. Onvia believes that its current product and service offerings compare favorably to similar product and service offerings available in the market today. Onvia's business model is however new and evolving and may face unforeseen pressures. The success of Onvia's business model hinges on key market assumptions, any one of which may not prove to be true, including the following:

  . A significant number of small businesses will be willing to purchase their business services and products online;

  . A significant number of small businesses and small business service providers will use Onvia's solutions to buy and sell services and products;

  . A significant number of government agencies will be willing to utilize the Internet for bid-matching and other ecommerce services; and

  . Small business customers will provide Onvia with data about themselves.

   Onvia may not compete successfully against current or future competitors, many of which have more capital, longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, technical and marketing resources. These competitors may also be more successful than Onvia at engaging in extensive development of their technologies, adopting more aggressive pricing policies and establishing more comprehensive marketing and advertising campaigns. Competitive pressures could negatively impact Onvia's market share, limit Onvia's growth projections or require Onvia to reduce the price of its services or products, any of which could harm its business and financial performance.

Intellectual Property Rights

   Onvia's future success depends in part on its proprietary rights and technology. Onvia relies on a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights. Onvia seeks to protect its internally developed products, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Onvia cannot ensure that any of its proprietary rights with respect to its e-marketplace will be viable or of value in the future since the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

   Onvia licenses and will continue to license certain products integral to its services and products from third parties, including products which are integrated with internally developed products and used jointly to provide key content and services. These third-party product licenses may not continue to be available to Onvia on commercially reasonable terms and Onvia may not be able to successfully integrate such third-party products into its solutions.

   Onvia presently has no issued U.S. patents or U.S. patent applications pending. Onvia has no current intention to file any U.S. patent applications. It is possible that Onvia may not develop proprietary products or technologies that are patentable and that the patents of others will seriously harm Onvia's ability to do business.

   Onvia has filed trademark applications in the United States for Onvia, Onvia.com, the Onvia checkmark logo, and Work. Wisely. In addition, Onvia has filed trademarks applications for Onvia and Onvia.com in one or more foreign countries. The trademark applications mentioned above are subject to review by the applicable governmental authority, may be opposed by private parties, and may not issue.

Employees

   On December 15, 2000, Onvia had 377 full-time employees. In connection with Onvia's strategic partnership with firstsource, Onvia announced that it intends to reduce the number of full-time employees by 182. Following completion of this workforce reduction Onvia anticipates it will have 195 employees working in the following departments: 62 in sales and marketing, 11 in customer support, 94 in technology and development and 28 in finance and administration. Of the total, 16 will be employees of Onvia's Canadian subsidiary, including 14 in sales and marketing and 2 in finance and administration.

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

   The workforce reductions will include 82 in sales and marketing and 40 in customer support, 54 in technology and development and 6 in finance and administration.

   None of Onvia's employees are represented by a union or collective bargaining agreement. Onvia has never had a work stoppage. Onvia considers relations with its employees to be good.

Facilities

   Onvia's headquarters are located in Seattle, Washington, where it leases approximately 140,000 square feet, net of space available for sublease, in one location in a recently completed four story office complex. The lease expires in 2010. Onvia believes its current facilities provide sufficient room for growth currently planned for the business.

   Onvia's Canadian subsidiary company in Vancouver, British Columbia, leases approximately 10,531 square feet of office space, net of space subleased. This lease expires in 2001. Onvia's web hosting business, located in Scottsdale, Arizona, leases approximately 6,000 square feet of office space.

Legal Proceedings

   In February 2000, a claimant filed a lawsuit in the Supreme Court of British Columbia, Canada against Onvia and Onvia's chief executive officer for 50% of Onvia's assets and 50% of the executive's equity interest in Onvia. The lawsuit is based upon the allegation that the claimant and Onvia's chief executive officer planned to form a company similar to Onvia.com. Based upon investigations to date, Onvia believes that the allegations are without merit and that the outcome of this action will not harm Onvia's business. Onvia believes that it has valid defenses to this claim and intends to vigorously defend the action.

   In July 2000, the British Columbia Securities Commission notified Onvia that its directed share program offered to certain stockholders as part of its initial public offering did not meet Canadian disclosure requirements. In October 2000, Onvia tendered rescission rights to selected stockholders as a remedy to this violation. Onvia believes that its obligations under these rescission rights will be approximately $850,000.

   In addition, from time to time Onvia is subjected to various other legal proceedings that arise in the ordinary course of business. Although Onvia cannot predict the outcomes of these proceedings with certainty, Onvia believes that the disposition of these matters will not have a material adverse effect on its financial position, results of operations or cash flow.

                              MANAGEMENT OF ONVIA

Executive Officers and Directors

   Onvia's executive officers and directors and their ages are as follows:

          Name           Age                            Position
          ----           ---                            --------
Glenn S. Ballman........  29 Chief Executive Officer and Chairman of the Board of Directors

Michael D. Pickett......  53 President, Chief Operating Officer and Director

Mark T. Calvert.........  42 Chief Financial Officer

Kristen M. McLaughlin...  30 Chief Strategy Officer

Michael A. Jacobsen.....  42 Vice President of Finance

Jeffrey C. Ballowe......  45 Director

William W. Ericson......  42 Director

Kenneth A. Fox..........  30 Director

Nancy J. Schoendorf.....  46 Director

Steven D. Smith.........  42 Director

   Glenn S. Ballman founded Onvia and has served as Chief Executive Officer since February 1997. Mr. Ballman has also served as a director of Onvia since February 1999, was President of Onvia from August 1997 to August 2000 and became Chairman of Onvia's board of directors in August 2000. Prior to founding Onvia, Mr. Ballman was founder and president of SunCommerce Corporation, a Canadian business consulting firm specializing in ecommerce. Mr. Ballman also served as a project director for ecommerce applications deployment at Axion Internet Communications, an electronic commerce solutions provider. Mr. Ballman holds a Bachelor of Arts in Business Administration from the University of Western Ontario.

   Michael D. Pickett has served as a director of Onvia since February 1999. He also served as Chairman of the Board from February 1999 to August 2000. Since August 2000, he has served as President and Chief Operating Officer of Onvia. Mr. Pickett served as Chief Executive Officer of Hardware.com, Inc., an online source for total home improvement solutions, which was acquired by Onvia in August 2000. From July 1997 to March 1999, Mr. Pickett was Chairman and Chief Executive Officer of Technology Solutions Network, LLC, a provider of turnkey technology solutions for small businesses. From October 1983 to February 1996, Mr. Pickett served in a variety of positions and most recently as Chairman, Chief Executive Officer and President of Merisel, Inc., a wholesale distributor of computer hardware and software products and a provider of logistics services. Mr. Pickett holds a Bachelor of Arts in Business Administration from the University of Southern California.

   Mark T. Calvert has served as Chief Financial Officer of Onvia since February 1999. Prior to joining Onvia, Mr. Calvert was Executive Vice President, Chief Financial Officer, Secretary and Treasurer at Treasure Bay Gaming and Resorts, Inc., an emerging market gaming corporation, from 1994 to 1997. From 1990 to 1994, Mr. Calvert served as managing director at Alexander Hutton Advisors Inc. Prior to his work at Alexander Hutton, Mr. Calvert was employed by Ernest & Young in the Entrepreneurial Division from 1982 to 1990. Mr. Calvert holds a Bachelor of Arts in Business Administration from the University of Washington. Mr. Calvert resigned from Onvia effective December 31, 2000.

   Kristen M. McLaughlin has served as Chief Strategy Officer since December 1999. From June 1998 to December 1999, Ms. McLaughlin served as Vice President of Business Development. Prior to joining Onvia, Ms. McLaughlin was co-founder of Technology Solutions Network, LLC, a provider of turnkey technology solutions for small businesses, from July 1997 to May 1998. Prior to working at Technology Solutions, Ms. McLaughlin was director of consulting at MSI Consulting Group, a technology marketing consulting firm, from August 1994 to June 1997. Ms. McLaughlin holds a Bachelor of Arts in Business Administration from the University of Western Ontario.

   Michael A. Jacobsen has served as Vice President of Finance since September 2000. From December 1999 to September 2000, Mr. Jacobsen served as Controller. Prior to joining Onvia, Mr. Jacobsen was Vice President, Chief Accounting Officer and Controller at Mosaix, Inc. from August 1997 to December 1999. From April 1995 to August 1997, Mr. Jacobsen was Vice President and Chief Financial Officer at Fourgen Software, Inc., a software company. Prior to his work at Fourgen Software, Mr. Jacobsen was Controller at Aldus Corporation. Mr. Jacobsen holds a Bachelor of Arts in Business Administration from Idaho State University.

   Jeffrey C. Ballowe has served as a director of Onvia since December 1999. In August 1999, Mr. Ballowe became Chairman of deja.com, Inc. where he had been a member of the board of directors since March 1998. Before leaving Ziff Davis at the end of 1998, Mr. Ballowe led the launches of five magazines, ZDNet on the Web, ZDTV, and the initial ZD/Softbank investments in Yahoo!, USWeb, GameSpot and Herring Communications. From 1986 until 1998, Mr. Ballowe held various management positions at Ziff-Davis, including President of the Interactive Media and Development Group. Mr. Ballowe also serves as a director of Jupiter Communications, VerticalNet and NBCi and on the advisory board of Internet Capital Group. Mr. Ballowe holds a Bachelor of Arts in Economics and French from Lawrence University, a Master of Arts in French from the University of Wisconsin and a Master of Business Administration from the University of Chicago.

   William W. Ericson has served as a director of Onvia since September 1999. Since March 2000, Mr. Ericson has been a partner at Mohr, Davidow Ventures, a venture capital firm. From August 1995 to March 2000, Mr. Ericson was an attorney at Venture Law Group, a law firm specializing in the representation of technology companies. Prior to joining Venture Law Group, Mr. Ericson was an associate in the Palo Alto, California office of the law firm of Brobeck, Phleger and Harrison, LLP from October 1992 through August 1995. Mr. Ericson holds a Bachelor of Science in Foreign Service from Georgetown University and a Juris Doctor from the Northwestern University School of Law.

   Kenneth A. Fox has served as a director of Onvia since February 1999. In March 1996, Mr. Fox co-founded Internet Capital Group, an Internet company primarily engaged in managing and operating a network of business-to-business ecommerce companies. Mr. Fox has served as one of Internet Capital Group's Managing Directors since its inception. Mr. Fox has also served as a director of Internet Capital Group since February 1999. Prior to forming Internet Capital Group, Mr. Fox was the Director of West Coast Operations for Safeguard Scientifics, Inc., a leader in incubating, operating and developing technology companies in the Internet infrastructure market, and was Director of West Coast operations for Technology Leaders II, LP, a venture capital partnership, from 1994 to 1996. Mr. Fox serves as a director of AUTOVIA Corporation, Commerx, Inc., Deja.com, Inc., Entegrity Solutions Corporation, Internet Commerce Systems, Inc., and Vivant! Corporation. Mr. Fox holds a Bachelor of Science in Economics from Pennsylvania State University.

   Nancy J. Schoendorf has served as a director of Onvia since February 1999. Ms. Schoendorf has been a general partner of Mohr, Davidow Ventures, a venture capital firm, since 1993, and Managing Partner since 1997. Prior to joining Mohr, Davidow, Ms. Schoendorf spent 17 years in the computer industry, including holding management positions with Hewlett-Packard, Software Publishing Corporation, and Sun Microsystems, Inc. Ms. Schoendorf currently serves as director of Agile Software Corporation, Broadbase Software, Inc., and several privately held companies. Ms. Schoendorf holds a Bachelor of Science in Computer Science from Iowa State University and a Master of Business Administration from Santa Clara University.

   Steven D. Smith has served as a director of Onvia since January 2000. Since March 1997, Mr. Smith has served as Managing Director of GE Equity, a subsidiary of GE Capital. From August 1990 to February 1997, Mr. Smith served in a variety of positions at GE Capital, most recently as Managing Director, Ventures.

Mr. Smith holds a Bachelor of Business Administration from Southern Methodist University and a Master of Business Administration from The Wharton School of Business at the University of Pennsylvania.

Board Composition

   Onvia's bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of the board of directors will be elected each year. Mr. Fox and Mr. Smith have been designated Class I directors whose term expires at the 2001 annual meeting of stockholders. Mr. Pickett and Ms. Schoendorf have been designated Class II directors whose term expires at the 2002 annual meeting of stockholders. Mr. Ballman, Mr. Ballowe and Mr. Ericson have been designated Class III directors whose term expires at the 2003 annual meeting of stockholders.

   Executive officers are appointed by Onvia's board of directors and serve until their successors have been duly elected and qualified. There are no family relationships among any of company's directors, officers or key employees.

Board Compensation

   Onvia does not currently provide cash compensation to its directors, but they are reimbursed for out-of-pocket expenses incurred in connection with activities as directors, including attendance at meetings of the board of directors or its committees. The directors are generally eligible to participate in Onvia's 1999 stock option plan and, if a director is an employee of Onvia, in Onvia's 2000 employee stock purchase plan. Directors who are not employees will also receive periodic stock option grants under Onvia's 2000 directors' stock option plan.

   The 2000 directors' stock option plan provides for an initial grant of an option to purchase 40,000 shares of common stock to each non-employee director. These options become exercisable in four equal installments on the first, second, third, and fourth anniversaries of the grant, assuming continuing service as a director. On the date of each annual stockholders' meeting, each non-employee director who has served on the board of directors for at least six months will be granted an additional option to purchase 10,000 shares of common stock, which will become exercisable in full on the day before the first anniversary of the date of grant. The exercise price of all stock options granted under the directors' stock option plan will be equal to the fair market value of a share of Onvia's common stock on the date of grant of an option.

Board Committees

   The compensation committee currently consists of Mr. Ballowe, Mr. Fox, Ms. Schoendorf and Mr. Smith. The compensation committee:

  . reviews and makes recommendations to the board regarding all forms of compensation and benefits provided to Onvia's officers; and

  . establishes and reviews general policies relating to the compensation and benefits of all of Onvia's employees.

   The audit committee currently consists of Mr. Ballowe, Ms. Schoendorf and Mr. Smith. The audit committee:

  . reviews and monitors Onvia's internal accounting procedures, corporate financial reporting, external and internal audits, the results and scope of the annual audit and other services provided by the independent accountants; and

  . makes recommendations to the board of directors regarding the selection of independent auditors.

Compensation Committee Interlocks and Insider Participation

   The members of the compensation committee of Onvia's board of directors are currently Mr. Ballowe, Mr. Fox, Ms. Schoendorf and Mr. Smith. Mr. Pickett served on the compensation committee until December 1999. None of Mr. Ballowe, Mr. Fox and Ms. Schoendorf has at any time been an officer or employee of Onvia. No executive officer of Onvia serves as a member of the board of directors or compensation committee of an entity that has one or more executive officers serving on Onvia's board of directors or compensation committee.

Executive Compensation

   Summary Compensation. The following table sets forth the compensation received for the years ended December 31, 1999 and ending December 31, 2000 (on an annualized basis) by Onvia's Chief Executive Officer and the four other highest-paid executive officers, who are collectively referred to as the named executive officers. The named executive officers were determined based on compensation paid to Onvia executive officers as of December 15, 2000. In addition, the compensation of two other executive officers who departed during the fiscal year ended December 31, 2000, is included.

                        Onvia Summary Compensation Table

                                                        Long-Term
                                                       Compensation
                                                          Awards
                                           Annual      ------------
                                        Compensation    Securities
                                      ----------------  Underlying   All Other
  Name and Principal Position    Year  Salary   Bonus    Options    Compensation
  ---------------------------    ---- -------- ------- ------------ ------------
Glenn S. Ballman(1)............. 2000 $ 98,125 $   --         --      $    --
 Chairman and Chief Executive    1999   75,117  20,000    600,000       13,000
  Officer

Michael D. Pickett(2)........... 2000   76,538     --         --        26,200
 President and Chief Operating   1999      --      --         --           --
  Officer

Mark T. Calvert(3).............. 2000  158,750     --         --           --
 Chief Financial Officer         1999  150,000     --     971,120          --

Kristen M. McLaughlin(4)........ 2000  118,333  45,000        --           --
 Chief Strategy Officer          1999   80,000     --   1,600,000        1,850

Michael A. Jacobsen(5).......... 2000  132,700     --      80,000          --
 Vice President of Finance       1999      --      --      80,000          --

Mark A. Pawlosky(6)............. 2000  160,833     --     150,000          --
 Vice President, Editor-in-Chief 1999  130,000     --     240,000       12,500

Douglas H. Kellam(7)............ 2000  145,429     --         --       243,726
 Chief Marketing Officer         1999   86,070     --     500,000       53,950

--------
(1) Mr. Ballman's salary in 1999 includes $18,407 paid to Mr. Ballman by Onvia's Canadian subsidiary prior to the purchase of its outstanding shares by Onvia from Mr. Ballman. This amount assumes an average exchange rate of one U.S. dollar for each 0.68 Canadian dollar over the period this Canadian income was earned. Mr. Ballman's other compensation in 1999 consisted of $13,000, representing the fair market value of common stock issued in exchange for services. Mr. Ballman's salary in 2000 reflects gross salary to be paid to him by Onvia through December 31, 2000. Mr. Ballman's annual salary rate in 2000 as of December 15, 2000 is $225,000.

(2) Mr. Pickett commenced his employment with Onvia as President and Chief Operating Officer in August 2000. Mr. Pickett's salary in 2000 reflects gross salary to be paid to him by Onvia through December 31, 2000. Mr. Pickett's annual salary rate as of December 15, 2000 is $200,000. Mr. Pickett's other compensation consists of housing expenses of $14,000 and of $12,200 paid by Onvia on Mr. Pickett's behalf in connection with the negotiation of his employment agreement with Onvia.

(3) Mr. Calvert's salary in 2000 reflects gross salary to be paid to him through December 31, 2000. Mr. Calvert's annual salary rate as of December 15, 2000 is $180,000. Mr. Calvert will be leaving Onvia on December 31, 2000.

(4) Ms. McLaughlin commenced her employment with Onvia in June 1998 as Vice President of Business Development. In December 1999, Ms. McLaughlin became Chief Strategy Officer. Ms. McLaughlin's other compensation in 1999 consisted of $1,850 representing the fair market value of common stock issued in exchange for services. Ms. McLaughlin's salary in 2000 reflects gross salary to be paid to her by Onvia through December 31, 2000. Ms. McLaughlin's annual salary rate as of December 15, 2000 is $200,000.

(5) Mr. Jacobsen commenced his employment with Onvia in December 1999. Mr. Jacobsen's salary in 2000 reflects gross salary to be paid to him by Onvia through December 31, 2000. His salary rate as of December 15, 2000 is $146,000.

(6) Mr. Pawlosky commenced his employment with Onvia in August 1999 and left Onvia in November 2000. Mr. Pawlosky's salary reflects gross salary paid to him by Onvia through November 30, 2000. Mr. Pawlosky's annual salary rate at the time of his departure was $200,000.

(7) Mr. Kellam commenced his employment with Onvia in August 1999 and left Onvia in September 2000. Mr. Kellam's salary in 2000 is compensation paid to him through September 30, 2000. Mr. Kellam's other compensation consisted of $50,000 in relocation expenses and $3,950 in transportation expenses related to his relocation in 1999. His other compensation consists of $243,726 in severance payments in 2000.

Option Grants in Last Fiscal Year

   The following table describes certain information regarding stock options granted to each of the named executive officers in the fiscal year ending December 31, 2000, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the fair market value on the date of grant determined by Onvia for accounting purposes. These assumed rates of appreciation comply with the rules of the SEC and do not represent estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of Onvia's common stock. In addition, the deemed value for the date of grant was determined after the date of grant solely for financial accounting purposes. No stock appreciation rights were granted to these individuals during the year.

   In the fiscal year ending December 31, 2000, Onvia granted options to purchase up to an aggregate of 5,732,909 shares to employees, directors and consultants. This amount is based on option grants made as of December 20, 2000. All options were granted under Onvia's 1999 stock option plan and 2000 director's stock option plan at exercise prices at the fair market value of the common stock on the date of grant, as determined in good faith by the board of directors. All options have a term of ten years. Optionees may pay the exercise price by cash, check, promissory note or delivery of already-owned shares of the common stock. All options are exercisable as determined by the plan administrator.

                                                                         Potential
                                                                    Realizable Value at
                                    % of Total                      Assumed Annual Rate
                         Number of    Options                         of Stock Price
                         Securities Granted to  Exercise             Appreciation for
                         Underlying  Employees   Price                  Option Term
                          Options     in Last     Per    Expiration -------------------
          Name            Granted   Fiscal Year  Share      Date       5%       10%
          ----           ---------- ----------- -------- ---------- -------- ----------
Glenn S. Ballman........      --         --      $  --         --   $    --  $      --
Michael D. Pickett(1)...   40,000         *       21.00    2/28/10   528,271  1,338,744
Mark T. Calvert.........      --         --         --         --        --         --
Kristen M. McLaughlin...      --         --         --         --        --         --
Michael A. Jacobsen.....   80,000         *      1.4375   11/30/10    72,323    183,280
Douglas H. Kellam.......      --         --         --         --        --         --
Mark A. Pawlosky........  150,000         *      2.9375   10/26/10   277,107    702,243

--------
(1)  Mr. Pickett was granted these options as a director of Onvia.

 *   Less than 1%.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

   The following table describes for the named executive officers their option exercises for the fiscal year ending December 31, 2000 and exercisable and unexercisable options held by them as of December 11, 2000.

   The value of unexercised in-the-money options at fiscal year end set forth below is based on the closing market stock price as of December 11, 2000 of $1.71875, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under Onvia's 1999 stock option plan.

                                              Number of Securities
                                             Underlying Unexercised     Value of Unexercised
                           Shares            Options at Fiscal Year    In-The-Money Options at
                          Acquired                     End                 Fiscal Year End
                             on     Value   ------------------------- -------------------------
          Name            Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
          ----            -------- -------- ----------- ------------- ----------- -------------
Glenn S. Ballman(1).....    --       --          --        600,000         --        $  0.00
Michael D. Pickett......    --       --          --         40,000         --        $  0.00
Mark T. Calvert.........    --       --          --            --          --            --
Kristen M. McLaughlin...    --       --          --            --          --            --
Michael A. Jacobsen(2)..    --       --          --        160,000         --        $22,500
Douglas H. Kellam.......    --       --          --            --          --            --
Mark A. Pawlosky(1).....    --       --        3,125       186,875       $0.00       $  0.00

--------
(1) The exercise price of the options is higher than the closing market stock price as of December 11, 2000.

(2) Mr. Jacobsen's exercise price for one of his options to purchase 80,000 shares of Onvia common stock is higher than the closing market stock price as of December 11, 2000.

Benefit Plans

 1999 Stock Option Plan

   Onvia's 1999 stock option plan provides for the grant of incentive stock options to employees and non-statutory stock options to employees, directors and consultants to acquire shares of the common stock. The purposes of the 1999 stock option plan are to attract and retain the best available personnel, provide additional incentives to employees and consultants and promote the success of the company's business. Onvia's board of directors originally adopted the 1999 stock option plan in February 1999 and its stockholders approved the plan in August 1999. Onvia has reserved a total of 18,000,000 shares of common stock under its 1999 stock option plan. Onvia's 1999 stock option plan was amended in December 1999 to provide for an automatic annual increase on the first day of each of the fiscal years beginning in 2001 and ending in 2009 equal to the lesser of 3,200,000 shares, 4% of the outstanding common stock on the last day of the immediately preceding fiscal year or a lesser number of shares as the board of directors determines. The 1999 stock option plan will terminate in February 2009 unless the board of directors terminates it earlier. As of December 11, 2000, options to purchase 7,247,314 shares of common stock were outstanding at a weighted average exercise price of $4.25444 per share, 6,378,863 shares had been issued upon exercise of outstanding options or pursuant to stock purchase agreements and 3,502,599 shares remained available for future grant.

 2000 Directors' Stock Option Plan

   Onvia has reserved a total of 600,000 shares of common stock for issuance under its 2000 directors' stock option plan. The directors' plan provides for the grant of non-statutory stock options to non-employee directors of Onvia. The directors' plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the board of directors. To the extent that conflicts of interest arise, it is expected that conflicts will be addressed by having any interested director abstain from both deliberations and voting regarding matters in which the director has a personal interest. Unless terminated earlier, the directors' plan will terminate ten years after effectiveness of this offering.

   The directors' plan provides that each person who is or becomes a non-employee director of Onvia will be granted a non-statutory stock option to purchase 40,000 shares of common stock on the date on which he or she becomes a non-employee director of Onvia. On the date of the company's annual stockholders' meeting each year, each non-employee director of Onvia will be granted an additional option to purchase 10,000 shares of common stock if, on that date, he or she has served on the board of directors for at least six months. The initial option grant under the directors' plan becomes exercisable in installments of 25% of the total number of shares subject to the option on the first, second, third and fourth anniversaries of the date of grant. The annual grants become exercisable in full on the day before the first anniversary of the date of grant. The annual grants become exercisable in full on the day before the first anniversary of the date of grant. No option granted under the directors' plan is transferable by the option holder other than by will or the laws of descent or distribution or under a domestic relations order, and each option will be exercisable during the lifetime of the option holder only by that option holder. The exercise price of all stock options granted under the directors' plan is set equal to the fair market value of a share of Onvia common stock on the date of grant of the option. Options granted under the directors' plan have a term of ten years. However, unvested options terminate when the optionee ceases to serve as a director and vested options terminate if they are not exercised within 12 months after the director's death or disability or within 90 days after the director ceases to serve as a director for any other reason.

   In the event of a merger or acquisition of Onvia in which there is not greater than 50% change in ownership, each option outstanding under the directors' plan will be assumed or equivalent options will be substituted by Onvia's acquiror, unless the acquiror does not agree to such assumption or substitution, in which case the options will terminate to the extent not previously exercised. In the event of a merger or acquisition of Onvia in which there is greater than 50% change in ownership, each director holding options under the directors' plan will have the right to exercise his or her options immediately before the consummation of the merger or acquisition as to all shares underlying the options. Including previously unvested shares. Onvia's board of directors will be able to amend or terminate the 2000 directors' options plan as long as the amendment does not adversely affect any outstanding option and Onvia obtains stockholder approval to the extent required by law.

 2000 Employee Stock Purchase Plan

   Onvia has reserved a total of 600,000 shares of common stock for issuance under its 2000 employee stock purchase plan. The number of shares reserved for issuance under the 2000 employee stock purchase plan is subject to an automatic annual increase on the first day of each of the fiscal years beginning in 2001 and ending in 2010 equal to the lesser of 600,000 shares, 1% of the outstanding common stock on the last day of the immediately preceding fiscal year or such lesser number of shares as the board of directors determines. The employee stock purchase plan became effective on February 2000. Unless terminated earlier by the board of directors, the 2000 employee stock purchase plan will terminate in February 2010.

   The 2000 employee stock purchase plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, is implemented by a series of overlapping offering periods of approximately 24 months' duration, with new offering periods commencing on May 1 and November 1 of each year. Each offering period generally consists of four consecutive purchase periods of six months' duration, at the end of which an automatic purchase will be made for participants. The 2000 employee stock purchase plan is administered by the board of directors or by a committee appointed by the board. The employees, including officers and employee directors, or of a subsidiary designated by the board, are eligible to participate in the 2000 employee stock purchase plan if they are employed by Onvia or the designated subsidiary for at least 20 hours per week and more than five months per year. The 2000 employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's base salary. The purchase price is equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period, subject to adjustments as provided in the plan. Employees are able to end their participation in the 2000 employee stock purchase plan at any time during an offering period, and participation will end automatically on termination of employment.

   An employee will not be granted an option under the 2000 employee stock purchase plan if immediately after the grant the employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of Onvia stock or stock of Onvia's subsidiaries, or if the option would permit an employee's rights to purchase stock under the 2000 employee stock purchase plan at the rate that exceeds $25,000 of fair market value of such stock for each calendar year in which the option is outstanding. In addition, no employee is allowed to purchase more than 2,000 shares of common stock under the 2000 employee stock purchase plan in any one purchase period. If the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, each participant in that offering period will automatically be withdrawn from the offering period as of the end of the purchase date and re-enrolled in the new 24-month offering period beginning on the first business day following the purchase date.

   If Onvia merges or consolidates with or into another corporation or sells all or substantially all of its assets, each right to purchase stock under the 2000 employee stock purchase plan will be assumed or an equivalent right substituted by Onvia's acquiror. If the acquiror does not assume or substitute stock purchase rights, any offering period and purchase period then in progress will be shortened and a new exercise date occurring prior to the closing of the transaction will be set. Onvia's board of directors will have the power to amend or terminate the 2000 employee stock purchase plan and to change or terminate offering periods as long as this action does not adversely affect any outstanding rights to purchase stock under the plan. However, the board of directors will be able to amend or terminate the 2000 employee stock purchase plan or an offering period even if it would adversely affect outstanding options to avoid incurring adverse accounting charges.

                        PRINCIPAL STOCKHOLDERS OF ONVIA

   The following table sets forth information regarding the beneficial ownership of Onvia's common stock as of December 20, 2000 and as adjusted to reflect the issuance of Onvia's common stock in connection with the merger as to:

  . Each person or entity (or group of affiliated persons or entities) known by Onvia to own beneficially more than 5% of Onvia's common stock;

  .  Each of Onvia's directors;

  .  The executive officers named in the summary compensation table; and

  .  All of Onvia's directors and executive officers as a group.

   Except as otherwise noted, the address of each person listed in the table is c/o Onvia, 1260 Mercer Street, Seattle, WA 98109. The table includes all shares of common stock issuable within 60 days of December 21, 2000 upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. To Onvia's knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 86,832,032 shares of common stock outstanding as of December 20, 2000, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned were deemed outstanding for the purpose of computing the percentage ownership of the person holding these options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

                                   Shares Beneficially     Shares Beneficially
                                  Owned Prior to Merger     Owned After Merger
                                  ------------------------------------------------
 Name and Address of Beneficial
              Owner                  Number      Percent     Number     Percent
 ------------------------------   ------------- ----------------------- ----------
 Entities affiliated with Mohr,
  Davidow Ventures(1)...........     14,518,144     16.72%   14,518,144    15.64%
  2775 Sand Hill Road, Suite 240
  Menlo Park, California 94025
 Internet Capital Group,
  Inc.(2).......................     17,184,810     19.79%   17,184,810    18.51%
  44 Montgomery Street, Suite
   3705
  San Francisco, California
   94014
 GE Capital Equity
  Investments(3)................      4,289,000      4.94%    4,289,000     4.62%
  c/o Capital Equity
   Investments, Inc.
  120 Long Ridge Road
  Stamford, Connecticut 06927
 Glenn S. Ballman(4)............     10,184,566     11.71%   10,184,566    10.96%
 Robert D. Ayer(5)..............      5,840,000      6.73%    5,840,000     6.29%
 Kristen M. McLaughlin(6).......      3,080,000      3.55%    3,080,000     3.32%
 Mark T. Calvert(7).............        755,819        *        755,819       *
 Douglas H. Kellam(8)...........        110,617        *        110,617       *
 Nancy J. Schoendorf(1).........     14,518,144     16.72%   14,518,144    15.64%
  c/o Mohr, Davidow Ventures
  2775 Sand Hill Road, Suite 240
  Menlo Park, California 94025
 Kenneth A. Fox(2)..............     17,184,810     19.79%   17,184,810    18.51%
  c/o Internet Capital Group,
   Inc.
  44 Montgomery Street, Suite
   3705
  San Francisco, California
   94014

                                   Shares Beneficially     Shares Beneficially
                                  Owned Prior to Merger     Owned After Merger
                                  ------------------------------------------------
 Name and Address of Beneficial
              Owner                  Number      Percent     Number     Percent
 ------------------------------   ------------- ----------------------- ----------
 Steven D. Smith(3).............      4,289,000      4.94%    4,289,000     4.62%
  c/o Capital Equity
   Investments, Inc.
  120 Long Ridge Road
  Stamford, Connecticut 06927
 Michael D. Pickett.............      1,045,090      1.20%    1,045,090     1.13%
 William W. Ericson(9)..........     14,722,456     16.96%   14,722,456    15.86%
  c/o Mohr, Davidow Ventures
  2775 Sand Hill Road, Suite 240
  Menlo Park, California 94025
 Jeffrey C. Ballowe.............        120,000         *       120,000        *
  85 Estrada Calabasa
  Santa Fe, New Mexico 87501
 Michael A. Jacobsen(10)........         28,665         *        28,665        *
 Mark A. Pawlosky(11)...........        371,250         *       371,250        *
 All directors and executive
  officers as a group (10
  persons)(12)..................     66,474,311     76.38%   66,474,311    71.45%

--------
  *   Less than 1%

 (1) Consists of 10,022,970 shares held by Mohr, Davidow Ventures V, L.P., 3,781,480 shares held by Mohr, Davidow Ventures V-L, L.P. and 713,694 shares held by Mohr, Davidow Ventures V, L.P. as nominee for Mohr, Davidow Ventures Entrepreneurs' Network Fund II (A), L.P. and Mohr Davidow Ventures Entrepreneurs' Network Fund II (B), L.P. Ms. Schoendorf is a director of Onvia and a member of Mohr, Davidow Ventures, the general partner of Mohr, Davidow Ventures, V, L.P. Ms. Schoendorf disclaims beneficial ownership of shares held by these entities except to the extent of her pecuniary interest in them.

 (2) Mr. Fox is a director of Onvia and managing director of Internet Capital Group, Inc. Mr. Fox disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in them.

 (3) Mr. Smith is a Managing Director of GE Equity, a subsidiary of GE Capital. Mr. Smith disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in them.

 (4) Includes 175,000 shares issuable upon exercise of options which will be vested within 60 days of December 21, 2000.

 (5) Consists of 5,600,000 shares held by Mr. Ayer and 240,000 shares held by his spouse Wendy Ayer.

 (6) Includes 30,000 shares held by Christian McLaughlin, as trustee of the McLaughlin Family Trust dated 11/22/99 and 24,000 shares held by Christian McLaughlin, as trustee of the Kristen McLaughlin Trust dated 12/17/99.

 (7) Includes 14,586 shares held by Mark and Norma Calvert, the parents of Mr. Calvert, and an aggregate of 60,000 shares held for the benefit of various family members. Mr. Calvert disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in them. Mr. Calvert resigned from Onvia effective December 31, 2000.

 (8)  Mr. Kellam left Onvia in September 2000.

 (9) Consists of 204,312 shares held by Mr. Ericson and 14,518,144 shares held by entities affiliated with Mohr, Davidow Ventures. Mr. Ericson is a director of Onvia and a member of Mohr Davidow Ventures. Mr. Ericson disclaims beneficial ownership of the shares held by the entities affiliated with Mohr, Davidow Ventures except to the extent of his pecuniary interest in them.

(10) Includes 26,665 shares issuable upon exercise of options which will be vested within 60 days of December 21, 2000.

(11)  Mr. Pawlosky left Onvia on November 30, 2000.

(12) Includes an aggregate of 201,665 shares subject to options which will be vested within 60 days of December 21, 2000. Also includes shares of which the applicable executive officers or directors may disclaim beneficial ownership.

                           ONVIA CERTAIN TRANSACTIONS

Benefits to related parties in private placement transactions

   Since Onvia's inception in March 1997, Onvia issued and sold shares of its capital stock and warrants to purchase Onvia's capital stock, not including warrants issued to its creditors, in private placement transactions as follows:

  . 22,958,136 shares of restricted common stock at a price of $0.00125 per share in January 1999;

  . 1,026,224 shares of restricted common stock at a price of $0.0125 per share in April 1999;

  . 120,000 shares of restricted common stock at a price of $1.25 per share in December 1999;

  . 20,219,496 shares of Series A preferred stock at a price of $0.58 per share in February 1999;

  . warrants to purchase up to 833,352 shares of common stock at an exercise price of $0.0025 per share in connection with the sale of notes convertible into shares of Series A preferred stock from September 1998 through February 1999;

  . 14,544,170 shares of Series B preferred stock at a price of $1.72 per share in September 1999;

  . 3,379,402 shares of Series C preferred stock at a price of $6.86 per share in December 1999; and

  . 2,666,666 shares of common stock at the initial public offering price of $21.00 in March 2000.

   Each share of Onvia's preferred stock converted into common stock on a one-for-one basis upon the closing of Onvia's initial public offering in March 2000. The following table summarizes the shares of capital stock purchased by executive officers, directors and 5% stockholders and their affiliates in these private placement transactions, although this table does not necessarily reflect the currently outstanding or currently held securities:

                                          Series A        Series B        Series C
        Investor          Common Stock Preferred Stock Preferred Stock Preferred Stock
        --------          ------------ --------------- --------------- ---------------
Entities Affiliated with
 Mohr, Davidow
 Ventures...............          --      9,322,956       4,654,128        541,060
Internet Capital Group,
 Inc. ..................          --      8,552,972       5,235,966        729,266
GE Capital Equity
 Investments............          --            --        4,072,370        216,630
Glenn S. Ballman........   10,000,000         9,568             --             --
Robert D. Ayer..........    5,600,000           --              --             --
Kristen M. McLaughlin...    1,480,000           --              --             --
Michael D. Pickett......    1,026,224        85,532             --             --
Wendy L. Ayer...........      240,000           --              --             --
William W. Ericson......      187,204        17,108             --           3,646
Mark T. Calvert.........       64,104        42,764             --          14,586
Jeffrey C. Ballowe......      120,000           --              --             --

Affiliate relationships

   Ms. Schoendorf and Mr. Ericson, who are directors of Onvia, are members of Mohr, Davidow Ventures. Mr. Fox, one of Onvia's directors, is a Managing Director of Internet Capital Group, Inc. Mr. Ballowe, one of Onvia's directors, is on the advisory board of Internet Capital Group, Inc. Wendy L. Ayer is married to Robert D. Ayer, Onvia's Vice President of Strategic Development. The shares of Series C preferred stock attributed to Mark T. Calvert in the above table are held of record by Mark and Norma Calvert, the parents of Mr. Calvert.

Debt financing

   Between October 1998 and February 1999, Onvia issued and sold convertible promissory notes to the following executive officers, directors and 5% stockholders and persons and entities associated with them, in the amounts set forth opposite each of these parties' names. The promissory notes were cancelled and converted into shares of Onvia's Series A preferred stock at $0.58 per share on February 25, 1999.

                                    Annual        Amount of
            Stockholder          Interest Rate Promissory Note    Date Issued
            -----------          ------------- --------------- -----------------
   Mark T. Calvert..............        8%         $25,000      October 26, 1998
   Michael D. Pickett...........        6%         $50,000     February 12, 1999
   William W. Ericson...........        6%         $10,000     February 17, 1999
   Glenn S. Ballman.............        6%         $ 5,593     February 17, 1999

   Onvia issued Mark T. Calvert, along with other investors who bought convertible notes in 1998, a warrant to purchase 64,104 shares of common stock at an exercise price of $0.0025 per share. Mr. Calvert exercised his warrant to purchase 64,104 shares of common stock in October 1999.

Loans to officers

   Between October 1999 and March 2000, Onvia issued loans to the following executive officers in the amounts set forth opposite each of the executives names. Each of these notes is secured by shares of Onvia common stock and is due on the earlier of the following:

  .  five years after issuance;

  . after a public offering of Onvia's common stock in which the officer is a selling stockholder; and

  . the expiration of any lock-up period imposed by contract or securities laws following an acquisition of Onvia.

                                    Annual        Amount of
            Stockholder          Interest Rate Promissory Note    Date Issued
            -----------          ------------- --------------- -----------------
   Glenn S. Ballman.............        6%        $350,000       October 8, 1999
   Douglas H. Kellam............        6%        $150,000     December 19, 1999
   Douglas H. Kellam............        6%        $ 50,000      February 8, 2000
   Kristen M. McLaughlin........        6%        $100,000      February 8, 2000
   Glenn S. Ballman.............        6%        $ 75,000      February 8, 2000
   Kristen M. McLaughlin........        6%        $350,000        April 10, 2000
   Mark T. Calvert..............        6%        $150,000        April 10, 2000
   Mark A. Pawlosky.............        6%        $ 70,000        April 10, 2000

Option plan acceleration for executive officers upon a change of control

   Onvia's 1999 stock option plan provides that each outstanding option held by an executive officer will be accelerated completely so that 100% of the unvested shares covered by the option are fully vested if, within 12 months of a change of control, the employment of the executive officer is terminated other than for cause or by the executive officer for good reason.

Indemnification agreements

   Onvia has entered into indemnification agreements with some of its officers and directors containing provisions requiring it to indemnify them against liabilities that may arise by reason of their status or service as officers or directors, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. These indemnification agreements do not cover liabilities arising from willful misconduct of a culpable nature.

Other related party transactions

   Onvia has paid Avolo.com, Inc. (formerly SunCommerce Corporation) approximately $221,000 from March 1997 through December 2000 for various payments and services, including wages, benefits, management fees, office expenses and other miscellaneous expenses which were incurred on Onvia's behalf. In addition, Onvia entered into a lease agreement with Avolo.com in July 1999 under which Onvia subleases office space in Seattle, Washington to Avolo.com. The lease calls for monthly payments that range between $2,212 and $2,279 and expires in May 2001. Onvia is a guarantor of the primary lease and will be liable if Avolo.com fails to meet its obligations under the sublease. Mr. Ballman is a principal stockholder of Avolo.com.

   Onvia's Canadian subsidiary was incorporated as M-Depot Internet Superstore, Inc. in British Columbia, Canada in June 1997 and was wholly owned by Glenn Ballman, Onvia's founder, Chief Executive Officer and Chairman. In January 1999, Onvia issued 800 shares of its common stock to Mr. Ballman in exchange for all of the outstanding shares of M-Depot Internet Superstore, Inc, which subsequently changed its name to Onvia.com, Inc.

   Onvia entered into a marketing agreement with ZDNet in March 1999. Onvia has incurred costs of approximately $208,000 under this agreement as of December 15, 2000. Mr. Ballowe, one of Onvia's directors, served as the President, Interactive Media and Development Group, of Ziff-Davis until December 1997 and is a director of ZDTV. Ziff-Davis and ZDTV are affiliates of ZDNet.

   Onvia entered into an agreement with Broadbase Software, Inc. in September 1999, pursuant to which Onvia purchased software for its management information system. Onvia has paid Broadbase Software, Inc. approximately $697,000 under this agreement through September 2000. Mohr, Davidow Ventures, one of Onvia's principal stockholders, is an investor in Broadbase Software, Inc. Ms. Schoendorf and Mr. Ericson, two of Onvia's directors, are partners in Mohr, Davidow Ventures.

   Onvia has granted options to purchase common stock to its executive officers, and, in December 1999, Onvia allowed these officers to exercise the previously unvested portion of these options, subject to a repurchase option by Onvia which lapses as the shares vest. The aggregate number of these previously unvested options was 2,671,554.

   Mr. Ballowe, one of Onvia's directors, is on the advisory board of Internet Capital Group, Inc. Mr. Fox, also one of Onvia's directors, has served as a Managing Director of Internet Capital Group, Inc. since March 1996. In February 2000, Onvia agreed to sell Internet Capital Group, Inc. shares of its common stock in a private placement immediately following and conditioned upon Onvia's initial public offering.

   In September 2000, Onvia completed its acquisition of Hardware.com, Inc. Michael D. Pickett, Onvia's President, Chief Operating Officer and director since February 1999, was also Hardware.com's Chairman and Chief Executive Officer. Mr. Pickett received no payment of consideration as a result of the acquisition. However, Mr. Pickett became Onvia's President and Chief Operating Officer in connection with the acquisition.

   In September 2000, Onvia entered into a separation agreement with Douglas H. Kellam. Pursuant to the terms of the separation agreement, Mr. Kellam will receive an amount equal to approximately $85,000, equivalent to six months of his base salary, payable semimonthly over the six-month period beginning October 1, 2000. In addition, on Mr. Kellam's termination date, Onvia accelerated vesting of certain shares of common stock held by Mr. Kellam so that, as of the date of the separation agreement, Mr. Kellam held
197,917 shares. Onvia repurchased the remaining 202,083 shares of common stock held by Mr. Kellam at a price of $0.375 per share.

   In November 2000, Onvia entered into a separation agreement with Mark A. Pawlosky. Pursuant to the terms of his separation, Onvia repurchased 18,750 shares of common stock held by Mr. Pawlosky at a weighted average price of $0.375. On the date of his separation, Mr. Pawlosky held 371,250 shares of Onvia common stock after giving effect to the repurchase described above.

   Onvia was required by securities regulators in British Columbia, Canada to extend a rescission offer to stockholders in British Columbia who purchased shares in its initial public offering. Glenn Ballman's brother received approximately $105,000 from Onvia upon his acceptance of this rescission offer.

   On December 8, 2000, Glenn Ballman, Onvia's Chief Executive Officer and Chairman, signed a promissory note for $4,200,000 to Imperial Bank. Onvia assigned and granted Imperial Bank a $4,200,000 security interest in a certificate of deposit held by Onvia to guarantee Mr. Ballman's loan. Onvia anticipates that Mr. Ballman will pledge to Onvia 4,000,000 of his shares of Onvia's common stock as security for Onvia's guarantee of his loan.

   Mark Calvert, Onvia's Chief Financial Officer, who has resigned effective December 31, 2000, had an offer letter with Onvia dated March 25, 1999, as amended, providing for a payment of $180,000 annual salary, options to purchase 545,120 shares of common stock and 12 months severance pay and benefits upon termination for any reason.

   In December 2000, Onvia entered into a separation agreement with Mark Calvert pursuant to which Mr. Calvert will receive $180,000 annual base salary and healthcare benefits through June 30, 2002. Mr. Calvert may also receive a bonus of up to 25% of his 2000 base salary for completion of certain tasks following his departure from Onvia. Mr. Calvert agreed to pay principal and interest due on his April 16, 2000 $150,000 promissory note on a quarterly basis until repaid on or prior to March 31, 2002.

                             BUSINESS OF DEMANDSTAR

Overview

   DemandStar provides its services in the $460 billion state and local government B2G market. DemandStar's procurement systems enable government agencies to purchase goods and services more efficiently and at lower administrative costs while at the same time providing valuable services to businesses selling to such government agencies. DemandStar distributes various bid requests and associated documents to vendors for government agencies in an effort to reduce administrative costs and increases the operational efficiency of its member agencies. DemandStar's services are provided at no cost to government agencies .The vendors pay an annual membership fee and get the benefit of "real time" notification of new bid opportunities. Real time notification occurs through either email or fax broadcast, depending on the vendor's choice. Typically, government agencies use a mandatory bid process for procurement of all goods and services above an agency-specific dollar amount that are not an emergency or sole-source procurement item or service, which amount is typically around $10,000, but varies from agency to agency. DemandStar's system handles all goods and services that its member agencies acquire through a mandatory bid process.

   Over 200 local governments, representing more than $3 billion in annual spending across 27 states, have joined the DemandStar network to use its BidwireSM formal bid e-procurement network. These government agencies include the cities of Orlando, Florida; Fort Worth, Texas; San Jose, California; Cincinnati, Ohio; the School Board of Broward County, Florida and the Milwaukee Transit Authority. DemandStar presently adds approximately 30 government agencies each month to its network. These government agencies use DemandStar's network for a total of over $2 billion in formal bid purchases annually. DemandStar believes that its penetration of local governments is more than five times that of its closest competitor.

   Over 13,000 vendors have joined DemandStar's network resulting in a significant and rapidly growing high margin, recurring revenue stream. In fact, DemandStar's sequential quarterly revenue growth rate for the first two quarters of 2000 was approximately 66%. The number of governments signed up to use DemandStar's network has increased from 46 at the end of the first quarter of 2000 to 88 at the end of the second quarter of 2000, representing 91% growth. At the end of the third quarter, there were 154 governments signed up to use DemandStar's system, representing 75% growth from the second quarter.

   DemandStar's strategy is to obtain contracts with governments across the United States to use the BidWire eprocurement network, insure maximum customer satisfaction and introduce additional e-procurement products to its government customers. DemandStar's objective is to increase its leadership position in the industry and become the standard network through which local governments conduct e-procurement. In the future, DemandStar plans to leverage its significant vendor customer base into a high margin B2B revenue stream.

DemandStar's History

   DemandStar was founded in 1997 as Information on Demand, Inc., or IDI. IDI spent its first six months developing a prototype version of the BidWire eprocurement network and began offering the network to other Florida agencies at the end of 1997. H.T.E., Inc. (NASDAQ: HTEI), a local government enterprise resource platform software company, acquired the assets of IDI in June 1999 and changed business' name to DemandStar.com in order to better reflect its positioning in the ecommerce market.

   In the fall of 1999, H.T.E.'s board of directors recognized the speed at which the Internet ecommerce market was developing and realized DemandStar would require significantly more capital and management talent than H.T.E. could provide. H.T.E.'s board of directors decided to spin DemandStar off to H.T.E.'s shareholders in a rights offering. The offering, which closed in May 2000, raised approximately $6.4 million for DemandStar, including over $1 million from management and the board of directors. H.T.E. invested a total of approximately $3.0 million in DemandStar from its founding through the time of the rights offering. DemandStar is traded on the OTC Bulletin Board under the symbol "DMND."

   DemandStar has a limited operating history and has a history of significant losses, with a net loss of $1.1 million for the period from June 18, 1999 to December 31, 1999, and $6.4 million for the nine month ended September 30, 2000. DemandStar anticipates that it will continue to incur significant losses into the foreseeable future. As of September 30, 2000, the first year of operation, DemandStar's accumulated deficit was $7.5 million. DemandStar's auditors delivered a "going concern" opinion in the 1999 year-end audit.

Industry Background

The Government procurement market

   DemandStar's primary market focuses are local and state government procurement agencies. According to the U.S. Census Bureau as cited by VAR Business, a trade magazine, there are approximately 85,000 local government "business units" consisting of approximately 3,043 counties, 19,279 municipalities, 16,656 townships and towns, 14,422 school districts and 31,555 special districts. Government procurement practices are highly regulated and have not changed substantially in the past twenty years. Because government agencies are spending public dollars to procure goods and services, the process requires several steps and restrictions that do not apply to the private procurement industry. It is these extra steps that can lead to inefficiencies and additional expense. Although electronic procurement systems are available, they are typically legacy systems which are viewed as expensive to obtain and maintain and do not connect different procurement agencies. The inability to connect with other agencies leads to the duplication of efforts which is time consuming and costly. DemandStar was developed in cooperation with several forward-thinking procurement agencies in order to address the deficiencies in their current practices.

Traditional government procurement practices

   Historically, vendors who wish to sell goods or services to a particular governmental agency must apply to that agency to be added to the agency's vendor list. Vendors usually describe what goods or services they provide or wish to provide to the agency by means of commodity codes. Although there are several national coding systems, (e.g., National Institute of Government Purchasing and Standard Industry Code) many agencies have adopted their own proprietary coding systems. This has sometimes developed from past practices or may be dictated by their existing or previous legacy accounting and general finance computer systems. This has led to frustration on the part of the vendor because there is no universally accepted form or coding system. Many smaller businesses simply do not have the time or resources to apply to agencies outside their immediate geographic areas, thereby limiting their potential sales reach. To date, very few agencies have charged vendors to be on their vendor list. Because of resource limitations, most agencies rarely attempt to update their vendor databases. Historically, vendors rarely notify agencies when they go out of business or change location. This leads to a large amount of inaccurate data in the agency's system.

   When an agency determines it has a need for a particular good or service in excess of the agency's "bid threshold," which is the dollar threshold over which the agency must ask for bids, it develops a written bid or request for proposal. The agency then advertises the bid/request for proposal opportunity in several ways:

  . Notifying vendors on its vendor list by sending them a postcard or letter or in some cases sending the entire bid package;

  . Advertising in the legal section of local newspapers, usually at an average cost of $100-$200 per ad per day;

  .  Posting bid requests on bulletin boards in the agency's building; or

  . Selectively distributing the bid request to other bid reporting services such as the Dodge Report.

   Vendors who are interested in reviewing the bid/request for proposal opportunity and who have not received the entire package with the first notification are then required to request a copy of the bid package from the agency. Most agencies have provided the duplication and mailing of the package to the vendor at no cost. Many agencies preprint the packages and sometimes experience substantial waste if demand is less than anticipated.

   Vendors wishing to submit a bid must fill out the forms included in the bid package and return them, usually with multiple copies, to the agency by a predetermined date and time. The bids are opened publicly and the results are tabulated and posted for public inspection. After appropriate review of the vendor by agency staff, awards are made. During the interval between announcement of the bid and the award, agencies may field multiple requests for information from vendors and other sources for a listing of vendors requesting bid packages as well as award information. Since this is public information in most states, this places an additional clerical burden on procurement staffs.

   Regulations permit governmental agencies to use other agencies' contracts instead of writing their own. Traditionally, there has not been a good way for agency personnel to learn of other existing contracts for similar goods and services. Regional purchasing cooperatives and other initiatives have proven to be limited in scope and geographic reach. Many agencies rely on simply calling their peers in neighboring agencies, a time-consuming and often inefficient practice.

   Needs for goods and services below the bid thresholds are typically solicited by telephone or fax in what is called a phone or fax quote. Because of staffing limitations, agencies typically are only required to solicit three phone or fax quotes for any given item.

The limits of traditional government transaction methods

   Traditionally, government agencies have transacted, and in many cases continue to transact business with businesses and citizens using processes that are inconvenient and labor-intensive, require extensive paperwork and use large amounts of scarce staff resources. Transactions and information requests are often made in person or by mail and are processed manually, increasing the potential for errors and the need for numerous revisions and follow-up. Even newer methods, including telephone response systems, tape exchanges and dial-up computer networks, rely on multiple systems and potentially incompatible data formats, and require significant expertise and expenditures to introduce and maintain. As a result, businesses and citizens often have no choice but to face costly delays to complete essential tasks. These delays include waiting in line at a government agency, waiting for answers by telephone or waiting for responses by mail. Businesses and citizens encounter further inconvenience and delay because they usually can work with government agencies only during normal business hours. Even when electronic alternatives are available, they often require a cumbersome process of multiple contacts with different government agencies. Increases in the level of economic activity and in the population have exacerbated these problems and increased the demand for new services.

Growth of the internet and electronic commerce

   The Internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate and conduct business electronically. Some of the reasons why the Internet has emerged are:

  . continued future growth in Internet usage is expected to be driven by the large and growing number of personal computers installed in homes and offices

  .  the decreasing cost of personal computers;

  .  easier, faster and cheaper access to the Internet;

  .  improvements in network infrastructure;

  .  the proliferation of Internet content; and

  . the increasing familiarity with and acceptance of the Internet by governments, businesses and consumers.


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

   In addition, the volume of electronic commerce has grown in parallel with the Internet itself. Forrester Research, a market research firm, estimates that business-to-business electronic commerce will reach $1.3 trillion by 2003, and The Yankee Group, a Boston-based Internet research firm, estimates that business-to-business electronic commerce will reach $541 billion in 2003.

Emergence of the internet as a medium for electronic government

   The growing acceptance of the Internet and electronic commerce presents a significant opportunity for the development of electronic government, in which government agencies conduct transactions and distribute information over the Internet. By using the Internet, government agencies can increase the number and efficiency of interactions with constituents without increasing expenditures or demands on current personnel. In addition, regardless of physical distance, businesses and citizens can obtain government information quickly and easily over the Internet. This Internet-based interaction reduces costs for both government and users and decreases response times compared to providing the same data by mail or special purpose dial-up computer connections.

Challenges to the implementation of electronic government services

   Despite the potential benefits of electronic government, barriers to creating successful Internet-based services often preclude governments from implementing them. Some of these barriers are similar to those the private sector encounters, including:

  . the high cost of implementing and maintaining Internet technology in a budget-constrained environment;

  . the financial, operational and technology risks of moving from older, established technologies to rapidly evolving Internet technologies;

  . the need to quickly assess the requirements of potential customers and cost-effectively design and implement electronic government services that are tailored to meet these requirements; and

  . the intense competition for qualified technical personnel.

   Governments also face some unique challenges that exacerbate the difficulty of advancing to Internet-based services, including:

  . lengthy and political appropriations processes that make it difficult for governments to acquire resources and to develop Internet services quickly;

  . a diverse and substantially autonomous group of government agencies that have adopted varying and fragmented approaches to providing information and transactions over the Internet;

  . a lack of a marketing function that assures that services are designed to meet the needs of businesses and citizens and that they are aware of their availability; and

  . security and privacy concerns that are amplified by the confidential nature of the information and transactions available from and conducted with governments and the view that government information is part of the public trust.

Market

   State and local governments spend over $460 billion annually, making this market one of the largest ecommerce opportunities. There are over 85,000 local government business units in the United States. DemandStar estimates these government agencies purchase goods and services from over five million businesses. Governments purchase goods and services from a wide range of industries, resulting in DemandStar's vendor members spanning much of the economy and providing DemandStar with a wide horizontal membership that is quite deep in a number of vertical markets. DemandStar believes that such breadth provides it with a competitive edge as B2G products are introduced to the vendor customer base.

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

DemandStar's services

   Governments are required by law to make large purchases (typically greater than $10,000) through a complex formal bid process. Medium sized purchases (typically greater than $1,000) are made through a simple informal bid process and small purchases are typically made through catalogs. Many of these catalog purchases are the result of earlier formal bids, sometimes called "annual buys." A government can use DemandStar's BidWire e-procurement network to establish competitive pricing for the catalog items.

   DemandStar's initial service, the BidWire e-procurement network, automates the formal bid process by simplifying the complex bid creation procedure for government agencies, automating the creation and maintenance of the government agency's vendor database, automatically notifying vendors of bids appropriate for their business, and distributing bid documents to vendors either through the Internet, by fax, or by regular or express mail. The BidWire e-procurement network also brings more bidders to each formal bid resulting in lower costs for governments and their taxpayers.

   DemandStar does not charge member agencies a fee to use its BidWire e-procurement network. Member agencies generally sign exclusive contracts with DemandStar granting DemandStar the right to be the sole automatic bid notification service used by the government agency. All government agencies using the DemandStar network agree to put 100% of their formal bids on the Bidwire e-procurement network. Vendors pay a $30-per-county-per-year subscription fee for access to the BidWire e-procurement network. State and national discounts are available and many vendors sign up for multiple counties or statewide subscriptions.

   DemandStar's second service, the QuotewireSM e-procurement network, automates the informal bid process for local governments' medium sized purchases. QuoteWire allows government agencies to easily create a request for quotes and broadcasts the request through DemandStar to appropriate vendors. The vendors respond through DemandStar's network. QuoteWire was rolled out in the fourth quarter of 2000 and is currently free to DemandStar's member agency base and vendors that subscribe to DemandStar's network. DemandStar plans to charge a service fee for QuoteWire beginning in the first half of 2001, on either a subscription and/or a transaction fee basis. Market research indicates that there are at least as many vendors involved in the informal bid process as there are in the formal bid process.

   DemandStar plans to develop, acquire, or enter into a joint venture for additional network offerings for catalog purchases, disposal of used equipment and B2B opportunities.

Business model

   DemandStar's BidWire eprocurement network's subscription model provides DemandStar with a prepaid revenue stream. Vendors typically pay DemandStar for additional county or statewide subscriptions as DemandStar expands the government members in a vendor's targeted geography. DemandStar believes that vendors will be reluctant to change from DemandStar as its services provide the sole source of automatic bid notification for most of DemandStar's government members.

   DemandStar believes that governments face high costs to change from DemandStar's services because DemandStar offers one of the largest database of vendors selling to local governments. This large vendor database results in lower prices for the government agencies. The DemandStar eprocurement network generates a very high margin revenue stream. DemandStar must maintain a core server capacity and research and development group. Virtually all revenue in excess of these fixed costs flows to the bottom line. Having built an initial core server capacity with a redundant backup system in another location, DemandStar believes that it should incur relatively low capital expenditures in the future. In addition, the sales cycle for DemandStar products is relatively short, 60 to 180 days, due to the lack of cash expenditure on the part of the government.


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

Government sales

   DemandStar believes it has one of the largest sales forces of any company in the local government ecommerce market. DemandStar has over 30 field sales representatives including three regional sales managers. This organization is a dramatic increase from the two sales representatives DemandStar had at the beginning of 2000. The sales organization's efforts are focused on signing larger government agencies defined as cities with populations in excess of 100,000 and counties with populations in excess of 200,000. Agencies of all sizes are welcome to use the BidWire and QuoteWire eprocurement networks.

   DemandStar's sales organization has successfully increased the number of new governments using the BidWire eprocurement network from 2-3 per month at the beginning of 2000 to over 30 in the month of October. DemandStar started 2000 with governments in two states signed to use the BidWire e-procurement network. There are presently governments in 27 states signed up to use the BidWire network.

Vendor sales

   Over the past three years, DemandStar has developed a sophisticated low-cost vendor acquisition strategy. DemandStar's vendor acquisition strategy employs direct mail, Internet marketing, and telephone solicitations to maximize the number of vendors subscribing to the BidWire eprocurement network. These same strategies will be used and enhanced as QuoteWire and B2B products are introduced to DemandStar's customers. DemandStar believes it has a significant lead over its competitors in its sales process to vendors, the size of its paying vendor database (currently approximating 13,000), its capacity to add 200 new vendors a day, and its momentum in signing up new vendors. All of DemandStar's software, hardware, and operations have been designed for scalability to accommodate this rapid growth.

Vendor solicitation

   When DemandStar signs a contract for services with a participating public procurement agency, the governmental agency provides DemandStar with its vendor lists from which DemandStar solicits vendors for purposes of receiving automatic announcement of future bid opportunities. Vendors who choose not to join DemandStar's network may still request bid packages and may still submit bids to the agency, but they will not receive automatic notification via the Internet. Vendors pay a subscription fee to receive information from all participating agencies within a geographic area.

   To date, approximately 55% of DemandStar's member vendors elect to subscribe to multiple counties or entire states. As the number of participating government agencies grows, DemandStar believes the number of vendors subscribing to multiple counties and states will grow significantly because for a relatively small additional cost vendors can greatly expand their market reach. This is significant in that as the total vendor database grows, DemandStar becomes more attractive to agencies that have small vendor databases. Agencies generally desire to have a large vendor database because they believe the greater number of vendors notified, the more competitive bids they will receive. Cost savings to an agency vary depending on the size of the agency and the number of vendors.

Current contracts

   DemandStar had initially focused on the Florida market but now has contracts with over 200 government agencies in 27 states, including cities, counties, school districts, airport authorities, transportation districts and utilities. Each of these agencies operates under a separate contract, which provides, among other things, that DemandStar will be responsible for notifying vendors of the agency's solicitation of bids, and that DemandStar will charge vendors for the notification service. Most contracts continue indefinitely but are cancelable by either party upon 30 days' notice. DemandStar's contracts with agencies do not grant DemandStar exclusive rights to information provided by the agencies.


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

Sales and marketing

   DemandStar's overall marketing strategy is to offer a procurement systems network that both vendors and governmental procurement agencies will consider an outstanding value. Contracting with a greater number of agencies not only serves to attract more vendors and hence more revenue, but it also increases the size of the bid library available to the agencies through the connectivity of DemandStar's network.

   To date, DemandStar's marketing efforts have focused primarily on individualized presentations to agencies and presentations at regional and state meetings of governmental purchasing agencies and procurement departments. DemandStar plans to hire additional sales and marketing personnel in 2001 to expand sales to governmental agencies throughout the United States. Further, DemandStar plans to expand its product presentations to additional trade shows and other meeting venues of governmental procurement departments and purchasing agencies, in addition to continuing to make individualized agency presentations.

Competition

   DemandStar faces competition from more than 20 companies, each pursuing a wide range of strategies. Many are focused on the school market and others are offering only a catalog solution to government customers. DemandStar believes that only a few of its competitors have over 10 governments using its system. The field of competitors is generally not well financed, as only a few competitors are believed to have received significant funding to date. DemandStar believes that the principal factors upon which it competes are:

  . understanding of government needs;

  . the quality, reliability and fit of electronic government services;

  . the speed and responsiveness to the needs of businesses and citizens; and

  . cost-effectiveness.

   Although the market for online information services is rapidly evolving and intensely competitive, DemandStar believes it competes more favorably with respect to the above-listed factors. In order to be successful in the future, DemandStar must continue to respond promptly and effectively to the challenges of technological change and DemandStar's competitors' innovations. In most cases, the principal substitute for DemandStar's services is a government-designed and managed service that integrates other vendors' technologies, products and services. Companies that have expertise in marketing and providing technical electronic services to government entities may begin to compete, or may intensify their current competition, with DemandStar by further developing their services and increasing their focus on this piece of their business and market share. In addition, companies specializing in business-to-business purchasing services may enter the government market and companies providing general Internet business services to businesses may also target governments in order to enable such governments to eliminate or reduce the need to outsource their purchasing requirements.

   Examples of DemandStar's current and potential competitors are as follows:

  . System integrators and enterprise resource planning companies, including
    American Management Systems, SAP, Oracle and PeopleSoft;

  . Traditional government enterprise software providers, who also compete with H.T.E., including J.D. Edwards, SCT and Tyler;

  . Companies that publish catalogs and bids, including Thomas Publishing, Ziff-Davis and F.W. Dodge Division of McGraw-Hill;

  . Traditional and Internet consulting companies, including Andersen
    Consulting, IBM, USWeb, Razorfish, eForce, Viant, AppNet and Sapient;


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

  . Internet companies specializing in maintenance, repair and operations and catalog purchasing, including Trilogy, Procurenet, Agentics, MRO.com, Concur, Commerce One, PurchasePro, Ariba and Buysense.com, which is a joint venture of Ariba and AMS, Inc.;

  . Companies that set up Internet community sites and exchanges, including
    VerticalNet, Tradex and fastxchange;

  . Companies that set up specialized and generalized government and request for proposal/request for quote sites, including InternetRFP, Governmentbids.com, RapidRegistration, Govcon.com, BidSite, Bidnet, Compnet, Worldbid, RFQdata, Epylon, EschoolMall, Way2Bid.com, Simplexis, Procurenet, Globe-1.com, Wiznet, Powersourcing and Vsource; and

  . Smaller and regional software and/or consulting companies that may have existing relationships with local governments.

   It is difficult to determine the number of competitors in each of the above categories because of the proliferation of software companies and Internet-based ecommerce companies. However, DemandStar estimates that there are at least 12 large or national competitors in each of the first five categories listed above and many other companies of varying sizes competing in each of the last three listed above.

   Many of DemandStar's existing and potential competitors are national or international in scope, may have greater resources, and may devote a significantly greater amount of resources to development of their products and services than DemandStar does. These resources could enable DemandStar's competitors to initiate severe price cuts or take other measures in an effort to gain market share. Additionally, in some geographic areas, DemandStar may face competition from smaller consulting firms with established reputations and political relationships with potential government clients. There can be no assurances that DemandStar will be able to successfully compete with new or existing competitors. If DemandStar does not compete effectively, or if DemandStar experiences any pricing pressures, reduced margins or loss of market share resulting from increased competition, DemandStar's business and financial condition may be materially adversely affected.

Intellectual property and proprietary rights

   DemandStar relies on a combination of nondisclosure and other contractual arrangements with governments, DemandStar's employees and third parties, and privacy and trade secret laws to protect and limit the distribution of the proprietary software, documentation and processes DemandStar has developed in connection with the electronic government products and services DemandStar offers. If DemandStar fails to adequately protect its intellectual property rights and proprietary information or if DemandStar become involved in litigation relating to its intellectual property rights and proprietary technology, DemandStar's business could be harmed. Any actions DemandStar takes may not be adequate to protect its proprietary rights and other companies may develop technologies that are similar or superior to DemandStar's proprietary technology.

   Although DemandStar believes that its products and services do not infringe on the intellectual property rights of others and that DemandStar has all rights needed to use the intellectual property employed in DemandStar's business, it is possible that DemandStar could in the future become subject to claims alleging infringement of third party intellectual property rights. Any claims could subject DemandStar to costly litigation, and may require DemandStar to pay damages and develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of the alleged infringement.

Technology and operations

   DemandStar operates a combination of fax-on-demand and Internet services. While DemandStar anticipates having to maintain some fax-on-demand services for the foreseeable future, the primary emphasis of development will be on Internet-related products and services. All applications are proprietary and are

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

developed and reside on redundant servers located on DemandStar's site. Other than an Internet connection, there are no other local hardware or software requirements for DemandStar's client agencies and vendors. Agencies and vendors access the system via any standard web browser using a DemandStar-issued user name and password. Having all software centrally located eliminates the need for on-site installation and/or service.

   DemandStar uses enterprise application servers that have redundant hard drives and processors and the information is backed up to tape daily and the tapes stored off site. The system is scaleable and DemandStar does not anticipate any significant hardware capacity issues. Additional servers and hard disc storage space can be added without significant disruption of service. Multiple T1 telephone lines serve the telephone and web servers.

   Multiple layers of security including secure socket layers and firewalls are used to protect against unauthorized access to either the data or system hardware. The servers are locked in an access-controlled room. Access to varying levels of data is restricted by multiple levels of user access codes. All servers and local machines are protected by anti-virus software.

   A fundamental requirement to conduct business via the Internet is the secure transmission of information over public networks. If DemandStar's agency and vendor clients are not confident in the security of ecommerce, they may not renew their contracts or registrations which would severely harm DemandStar's business. DemandStar cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in the compromise or breach of the algorithms DemandStar uses to protect content and transactions on DemandStar's websites or proprietary information in DemandStar's databases. Anyone who is able to circumvent DemandStar's security measures could misappropriate proprietary, confidential information or cause interruptions in DemandStar's operations. DemandStar may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, a well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information. DemandStar's failure to prevent security breaches, or well-publicized security breaches affecting the Internet in general could adversely affect DemandStar's business.

Facilities

   DemandStar's main operations are housed in approximately 21,650 square feet of office space located at 1200 S. Pine Island Road, Plantation, Florida, pursuant to a sublease that expires on July 31, 2002. DemandStar pays a base monthly rental fee of $19.00 per square foot for the first 12 months of the lease term, later increasing in the 13th month to $19.57 for the remainder of the lease term. DemandStar maintains a second office of approximately 5,200 square feet. This office is located at 1551 Sandspur Road, Suite B, Maitland, Florida. The monthly fee is approximately $8,700 and the lease expires August 2001. The outside sales force works from their homes in a variety of locations. DemandStar believes that these facilities are adequate for all of its long-term needs.

Employees

   As of November 30, 2000, DemandStar had 95 full-time and 2 part-time employees. Of these, 14 are in development, 27 are in operations, 41 are in sales and marketing, and 11 are in administration. None are represented by labor unions and DemandStar consider relationships with DemandStar's employees to be excellent. DemandStar envisions hiring additional staff in all areas as DemandStar's service area grows. Contracting with agencies in different time zones will necessitate extending DemandStar's current hours of operation.

Sources of revenue

   Currently, DemandStar has two sources of revenue. Approximately 85% of revenues come from vendor subscriptions. Member suppliers pay an annual fee that depends on the number of counties or states they wish

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to register for and the mode of notification, i.e., fax versus e-mail. The average annual fee of DemandStar vendors is $85. The other sources of revenue are from document fulfillment services where DemandStar provides hard copies of the bid documents instead of a download. Both members and non-members can use document fulfillment services. DemandStar intends to expand its sources of revenue to include business-to-business commerce fees, advertising, and other transactional fees associated with electronic catalog orders placed by agencies or vendors. Vendors typically prepay DemandStar for one-year BidWire subscriptions. These prepaid revenues are then recognized at the rate of one-twelfth per month over the following twelve months. Thus, cash is received well in advance of revenues being recognized. DemandStar reported total recognized revenue of $207,000 and $435,000 for the three and nine months ended September 30, 2000. Deferred revenue as of September 30, 2000 was $523,000; an increase of $384,000 for the nine months ended September 30, 2000.

Legal proceedings

   DemandStar may from time to time become a party to various legal proceedings arising in the ordinary course of DemandStar's business. However, DemandStar is not currently subject to any material legal proceedings.

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

                            MANAGEMENT OF DEMANDSTAR

Executive officers and directors

   The executive officers and directors of DemandStar are as follows:

          Name           Age                             Position
          ----           ---                             --------
O.F. Ramos..............  42 Chief Executive Officer, President and Director

Bernard B. Markey.......  36 Chairman of the Board and Director

L. A. Gornto, Jr. ......  58 Executive Vice President, General Counsel, Secretary and Director

Edward S. Jordan........  39 Chief Operating Officer and Vice President

William Knox North......  43 Chief Technology Officer, Vice President and Assistant Secretary

Gertrude J. Sulzer......  40 Controller, Chief Accounting Officer and Assistant Treasurer

Edward A. Moses.........  58 Director

David Van R. Morris.....  45 Director

   O.F. Ramos was appointed as Chief Executive Officer, President and a director of DemandStar in November 1999. Mr. Ramos joined H.T.E., Inc., a company producing enterprise-wide software applications designed specifically for public sector organizations, in June 1998 and was appointed to H.T.E.'s board of directors in August 1998. He served as Executive Vice President of H.T.E. and President of H.T.E.-UCS, Inc., a wholly-owned subsidiary of H.T.E., from June 1998 through November 1999. From 1986 to 1998, Mr. Ramos served as the President and Chief Executive Officer of UCS, Inc., a privately-held company specializing in field data collection and consulting. As the co-founder of UCS, Inc., he was responsible for the corporate direction and financial development of that company and for overseeing operations. Prior to 1986, Mr. Ramos served in various engineering and management capacities at Motorola, Inc., a publicly-held communications and semi-conductor company, where he was responsible for the development and manufacturing of diverse software and hardware products.

   Bernard B. Markey was appointed as Chairman of DemandStar's board of directors in November 1999 and, pursuant to his part-time employment agreement, is only committed to devote up to 200 hours annually to his DemandStar duties. Mr. Markey has been a director of H.T.E. since 1995. Mr. Markey is a Managing Partner of Advest New Century Capital, a private equity firm which he joined in September 1999. Mr. Markey served in several capacities for Meridian Venture Partners, a privately-held venture capital fund, from 1988 through September 1999. Specifically, he was an Associate for the fund from 1988 through 1993. He then served as a Vice President of the fund from 1993 through 1995, and as a General Partner of the fund from 1995 through September 1999.

   L. A. Gornto, Jr. was appointed as Chief Financial Officer, Secretary and a director of DemandStar in November 1999 and has served as DemandStar's Executive Vice President and General Counsel since its inception in June 1999. Mr. Gornto resigned from his position as Chief Financial Officer in June 2000. Mr. Gornto is only committed to devote up to 200 hours annually to his DemandStar duties pursuant to the terms of his part-time employment agreement with DemandStar. Mr. Gornto joined H.T.E. in January 1997 and serves as a director of H.T.E. and as H.T.E.'s Executive Vice President, Secretary and General Counsel. From January 1997 until November 1997, he served as H.T.E.'s Chief Financial Officer. Since 1988, Mr. Gornto has been engaged in the private practice of law in Central Florida and provides legal services to H.T.E. as General Counsel. From 1985 to 1987, Mr. Gornto served as Senior Vice President, Finance, and Chief Financial Officer of Jerrico, Inc., formerly a publicly-traded company and holding company of Long John Silvers, a seafood restaurant chain. From 1977 to 1985, he was engaged in the private practice of law and also served as a management consultant. From 1968 to 1977, he served as Executive Vice President and Chief Financial Officer and a director of Red Lobster Restaurants, a seafood restaurant chain and formerly a subsidiary of General Mills, Inc.

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

   Edward S. Jordan was appointed Chief Operating Officer and a Vice President of DemandStar in December 1999. From November 1995 to December 1999, Mr. Jordan served as Chief Executive Officer (Americas) of Mosaic Software, Inc., a software company. There, his responsibilities included establishing corporate offices in the United States, establishing strategic corporate partnerships, creating direct and re-seller channels in North America, Latin America and the Caribbean, and introducing a new software product for electronic funds transfer into North and South America. From February 1994 to October 1995, he served as Group Manager and Engineering Manager for UCS, Inc., and was responsible for three divisions developing distributed applications.

   William Knox North was appointed Chief Technology Officer and a Vice President of DemandStar in December 1999. From 1986 to 1999, Mr. North served as the Vice President of Engineering of UCS, Inc., a privately held Florida corporation that was acquired by H.T.E. in June 1998. As the co-founder of UCS, Inc., he was responsible for the technical direction and oversaw project management of that company. Prior to 1986, Mr. North served in various engineering and management capacities at Motorola, Inc., where he was responsible for the various software and hardware projects for several portable radios and paging terminals.

   Gertrude J. Sulzer was appointed Controller and Chief Accounting Officer of DemandStar in May 2000. From 1990 to 2000, Ms. Sulzer served as Corporate Controller for various publicly held corporations and was responsible for all internal and external financial reporting. Prior to 1990, Ms. Sulzer worked for the public accounting firm of PricewaterhouseCoopers.

   Edward A. Moses was appointed as a director of DemandStar in November 1999 and serves as a part-time consultant to DemandStar. Mr. Moses was appointed as a member of H.T.E.'s board of directors in December 1998. Mr. Moses has served as dean of the Roy E. Crummer Graduate School of Business at Rollins College since 1994, and as a professor and NationsBank professor of finance since 1989. From 1985 to 1989, he served as dean and professor of finance at the University of North Florida. He has also served in academic and administrative positions at the University of Tulsa, Georgia State University and the University of Central Florida, and currently serves as a faculty member in the Graduate School of Banking of the South. Mr. Moses also serves as a director of CNL Health Care Properties, Inc., a publicly-held real estate holding company.

   David Van Morris was appointed as a director of DemandStar in August of 2000. Mr. Morris currently serves as Chief Executive Officer, President and as a director of Infonautics, Inc., an information services company and developer of Internet based consumer products, positions which he has held since March 1998. Mr. Morris joined Infonautics as President and Chief Operating Officer in September 1995. From 1992 until he joined Infonautics, Mr. Morris held various vice president and general management positions at Legent Corporation, a systems management software company. From 1987 to 1992, Mr. Morris was employed by Goal Systems International, initially as Director of Marketing, later as Vice President of Marketing. Goal was purchased by Legent in 1992.

Staggered board of directors

   DemandStar's articles of incorporation and bylaws provide that its board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. Mr. Markey and Mr. Ramos serve as Class I directors, whose terms expire at the 2003 annual shareholders' meeting. Mr. Moses serves as a Class II director, whose term expires at the 2001 annual shareholders' meeting. Mr. Gornto serves as a Class III director, whose term expires at the 2002 annual shareholders' meeting.

Board committees

   DemandStar's Compensation Committee consists of two independent directors, Messrs. Morris and Moses, and meets periodically to review and set salaries and incentive compensation for employees, consultants and executives of DemandStar.

   DemandStar's Audit Committee consists of two independent directors, Messrs. Morris and Moses and meets periodically with management to review the results and scope of the audit and other services provided by DemandStar's independent auditors, DemandStar's accounting procedures and the adequacy of DemandStar's internal controls.

Compensation of directors

   DemandStar reimburses all directors for the expenses incurred in attending meetings of the board of directors. Directors who are not full-time employees receive $1,000 per board or committee meeting attended and directors who are officers and full-time employees of DemandStar receive no additional compensation for service as directors. All directors are eligible for option grants under DemandStar's 1999 Employee Incentive Compensation Plan. During fiscal year 1999, DemandStar granted each of the four directors an option to acquire 10,000 shares of DemandStar common stock. The option has an exercise price of $1.00 per share and vests in equal thirds over a three-year period.

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

                      PRINCIPAL SHAREHOLDERS OF DEMANDSTAR

   The following table sets forth information known to DemandStar regarding beneficial ownership of DemandStar capital stock as of December 20, 2000, by:

  . each executive officer and director of DemandStar who beneficially owns shares;

  . each shareholder known to DemandStar to beneficially own 5% or more of DemandStar's outstanding securities; and

  .  all executive officers and directors as a group.

   The applicable percentage of ownership for each shareholder is based on 8,388,480 shares of capital stock outstanding as of December 20, 2000, together with applicable options for that shareholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned were deemed outstanding for the purpose of computing the percentage ownership of the person holding these options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

                                        Number of Shares  Percentage of Shares
     Name and address of Beneficial    Beneficially Owned  Beneficially Owned
                Owner(1)                 Before Merger       Before Merger
     ------------------------------    ------------------ --------------------
   H.T.E., Inc. ......................     2,500,000(2)          24.3%
    1000 Business Center Drive
    Lake Mary, FL 32746
   L.A. Gornto, Jr. ..................       519,433(3)           5.0%
    149-F South Ridgewood Avenue
    Daytona Beach, FL 32114
   O.F. Ramos.........................       734,757(4)           7.1%
   Edward A. Moses....................       189,166(5)           1.8%
    1000 Holt Avenue - 2722
    Winter Park, FL 32789
   Bernard B. Markey..................       288,433(5)           2.8%
    Long Hill Road
    New Vernon, New Jersey 07976
   Edward S. Jordan...................       285,000(6)           2.8%
   William Knox North.................       500,506(7)           4.9%
   David Van Riper Morris.............       101,000              1.0%
    590 N. Gulph Road
    King of Prussia, PA 19406
   Gertrude J. Sulzer.................         3,000                *
   All officers and directors as a
    group (8 persons).................     2,621,295(8)          25.5%

--------
 *   Less than 1%.

(1) Unless otherwise specified, the address for each officer and director is 1200 S. Pine Island Road, Suite 600, Plantation, Florida 33324.

(2) Includes 750,000 shares of common stock issuable upon conversion of Series A preferred stock, and 500,000 shares of common stock issuable pursuant to currently exercisable common stock purchase warrants.

(3) Includes 69,000 shares of common stock held by a limited partnership for which Mr. Gornto is the general partner, approximately 48,331 shares of common stock subject to options that are exercisable within the next 60 days, and 125,000 shares of common stock issuable pursuant to currently exercisable common stock purchase warrants.

(4) Includes 332,333 shares of common stock subject to options that are exercisable within the next 60 days, and 125,000 shares of common stock issuable pursuant to currently exercisable common stock purchase warrants.

(5) Includes 48,331 shares of common stock subject to options that are exercisable within the next 60 days, and 125,000 shares of common stock issuable pursuant to currently exercisable common stock purchase warrants.

(6) Includes 35,000 shares of common stock subject to options that are exercisable within the next 60 days.

(7) Includes 43,333 shares of common stock subject to options that are exercisable within the next 60 days.

(8) Includes 555,659 shares of common stock subject to options that are exercisable within the next 60 days, and 500,000 shares of common stock issuable pursuant to currently exercisable common stock purchase warrants.

                        DEMANDSTAR CERTAIN TRANSACTIONS

Conditional purchase of Series B preferred stock

   On December 21, 1999, H.T.E. and Messrs. Gornto, Markey, Moses and Ramos, officers and directors of DemandStar, agreed, pursuant to the terms of a Conditional Series B Stock Purchase Agreement, to purchase in the aggregate 2,000,000 shares of DemandStar's Series B preferred stock for an aggregate purchase price of $2 million but only if less than $5 million in rights were exercised in DemandStar's rights offering. In conjunction with, and as an inducement to H.T.E. and the individuals to commit to this conditional purchase of Series B preferred stock, in January 2000 DemandStar issued H.T.E. warrants to purchase 500,000 shares of DemandStar's common stock and issued each of the foregoing individuals warrants to purchase 125,000 shares of DemandStar common stock at an exercise price of $2.00 per share. Such warrants are currently exercisable and will expire January 1, 2002. Under the terms of the merger agreement, Onvia will assume responsibility for the warrants which will be converted as described in the summary of the merger agreement.

Agreement of commitment to exercise rights

   Messrs. Ramos, Markey, Gornto, North and Moses, and other executive officers and/or directors of DemandStar, entered into an agreement with DemandStar on December 21, 1999, as amended on February 7, 2000 and March 7, 2000, to subscribe for an aggregate of 656,821 restricted shares of common stock pursuant to DemandStar's March 27, 2000 rights offering. Pursuant to the same agreement, Messrs. Markey, North, Ramos and Jordan, and other officers and directors of DemandStar, agreed to purchase additional shares in the rights offering in an amount representing the lesser of an aggregate of 718,568 restricted shares of common stock or the number of shares of unsubscribed common stock available on the closing date of the rights offering. These individuals purchased an aggregate of 656,821 of DemandStar common stock in the rights offering.

Employment and consulting agreements with officers and directors

   Amended and Restated Employment Agreements and Option Agreements with O. F. Ramos. On November 20, 2000, DemandStar entered into an amended and restated employment agreement with Mr. O.F. Ramos, which agreement will be effective upon the closing of the proposed merger. If the merger does not close, the executive's prior employment agreement, described under "Management of DemandStar--Employment Agreements," will remain in effect. Generally, under the original employment agreement and option agreements, Mr. Ramos would be entitled to receive, in specified cases of termination of employment without cause, salary payments, incentive compensation and benefits for up to 12 months after the date of termination. Among other modifications, the severance terms have been abbreviated under the amended agreement. The amended option agreements provide for accelerated vesting. Further, under the original option agreements, vested options were exercisable for a period of 12 months after termination without cause, while the amended option agreements provide for an exercise period of three months after termination without cause.

   Under Mr. Ramos' amended employment agreement, he will become the Vice President, General Manager of Governmental Operations of Onvia upon closing of the merger. His term of employment will expire December 31, 2002, subject to automatic renewal for successive one year terms, until terminated by Mr. Ramos or DemandStar as provided for in the agreement. Mr. Ramos' annual base salary will be $160,000 and, during his term of employment, he will be eligible to receive quarterly incentive bonuses based on performance of up to 25% of his then current quarterly base salary. Under the amended employment agreement, Mr. Ramos retains the options to purchase up to 1,000,000 shares of DemandStar's common stock, which options will be converted, upon closing of the merger, into options to purchase Onvia common stock pursuant to the conversion formula set forth in the merger agreement. Similarly, the exercise price will be adjusted to reflect the merger exchange ratio. The conversion options will be qualified options to the extent permissible under applicable law, with the remainder being non-qualified options.

   The agreement also provides that, upon the termination of Mr. Ramos' employment as a result of his death or disability, DemandStar will pay him any unpaid base salary, any accrued but unpaid incentive compensation through the date of termination, and a pro rata portion of incentive compensation for the bonus period within which termination of employment occurs. Neither Mr. Ramos nor DemandStar may terminate his employment for six months after the closing of the merger. Thereafter, either Mr. Ramos or DemandStar may terminate his employment without cause, as defined in the employment agreement. In the event of termination of his employment without cause by either Mr. Ramos or DemandStar, he is entitled to receive the same payments as if his employment were terminated as a result of his death or disability, plus a lump sum payment equal to six months of his then annual base salary. If Mr. Ramos' employment is terminated for cause, he is entitled to receive only his base salary through the date of termination. The agreement contains confidentiality provisions and prohibitions on competition by Mr. Ramos during the term of the agreement and for two years thereafter.

   Concurrently with entering into the amended and restated employment agreement, and subject to the closing of the merger, Mr. Ramos and DemandStar entered into two amended and restated option agreements for the options granted to him for a total of 1,000,000 shares of DemandStar common stock, at an exercise price of $1.00 per share. The first amended option agreement references options to purchase 400,000 shares, which option vests as to 200,000 shares on the closing date of the merger, as to 30,000 shares on the sixth month anniversary of the closing date of the merger, and thereafter, 4,048 of the then unvested options shall vest monthly thereafter for a period of 41 months, and 4,032 shares vest on the 42nd month. The second amended option agreement references options to purchase 600,000 shares, which option vests as to 300,000 shares on the closing date of the merger, as to 45,000 shares on the six month anniversary of the closing date of the merger, as to 6,071 shares monthly thereafter for 41 months, and 6,089 shares in the 42nd month. The options have a term of 10 years. Unexercised portions of the options will terminate:

  . three months after the date of termination of Mr. Ramos' employment with DemandStar without cause;

  .  immediately upon termination of his employment for cause; and

  .  12 months after termination due to death or disability.

Both option agreements contain change of control provisions wherein upon a change of control of Onvia or DemandStar after the merger, 25% of the unvested options shall immediately vest and be fully exercisable at the time of the change of control, with the remainder continuing to vest on a pro rata basis in accordance with the option agreement's vesting schedule. Upon termination of Mr. Ramos' employment after a change of control has occurred, the options vest 100% at the time of termination.

   Employment Agreement with O. F. Ramos. Until the merger closes, Mr. Ramos' original employment agreement remains in effect. Under his original employment agreement, Mr. Ramos serves as DemandStar's chief executive officer for an initial period ending on December 31, 2002. The agreement provides for an annual salary of $160,000 and incentive compensation payments based on performance. The agreement also provides that, upon the termination of the executive's employment or death, DemandStar will pay to the executive's estate any unpaid base salary and any accrued but unpaid incentive compensation through the date of termination. In the event Mr. Ramos is terminated without "Cause," as defined in the agreement, DemandStar will pay to such executive any unpaid base salary, any accrued but unpaid incentive compensation through the date of termination, and in specified cases, additional payment of salary, incentive compensation and benefits for up to twelve months after the date of termination.

   Pursuant to his employment agreement, Mr. Ramos has been granted qualified and non-qualified options under DemandStar's 1999 Employee Incentive Compensation Plan to purchase an aggregate of 1,000,000 shares of DemandStar common stock at $1.00 per share, comprising:

  . 400,000 qualified options which vest in equal amounts of 100,000 on December 1, 1999 and on November 1 of each of the next three years thereafter;

  . 90,000 non-qualified options which vest in equal amounts of 22,500 on December 1, 1999 and on November 1 of each of the next three years thereafter;

  . 250,000 non-qualified options which vest in nearly equal amounts on each of the first three anniversaries of the agreement based upon and subject to the trading price of DemandStar's common stock achieving specified levels ranging from $10 to $30 per share; however, in any event, all such options which have not vested in accordance with such vesting schedule will vest nine and one-half years from the date of grant, subject to the optionee being employed by DemandStar at that time;

  . 250,000 non-qualified options which vest in nearly equal amounts at the end of consecutive six-month periods based upon DemandStar achieving performance criteria determined by the board for each such period; however, in any event, all such options which have not vested in accordance with such vesting schedule will vest nine and one-half years from the date of grant, subject to the optionee being employed by DemandStar at that time; and

  . 10,000 non-qualified options which vest annually in equal amounts of one-third for the three years commencing December 1, 1999. The first one-third vested on December 1, 2000.

   Mr. Ramos' options expire ten years from the date of grant, provided, however, that if Mr. Ramos' employment is terminated during the initial term without cause, he can exercise all vested non-qualified options within one year from the date of such termination. In the event of a change of control as defined in the agreement, the agreement provides that some of his options will vest based upon the value of the transaction causing the change of control and some of his options will convert to a more favorable vesting schedule. The agreement contains confidentiality provisions and also prohibits the executive from competing with DemandStar during the term of the agreement and for two years thereafter. Upon resignation, DemandStar must pay Mr. Ramos any unpaid base salary and any accrued but unpaid incentive compensation through the date of resignation.

   Part-Time Employment Agreements with Messrs. Markey And Gornto. Effective December 15, 1999, DemandStar entered into part-time employment agreements with Bernard B. Markey and L. A. Gornto, Jr. with initial periods ending on December 31, 2002, under which Mr. Markey serves as a financial assistant to DemandStar's principal executive officers and Mr. Gornto serves as Chief Financial Officer, Executive Vice President, Secretary and General Counsel. Each agreement provides for an annual salary of $12,000 for up to 200 hours of each such executive's time per year. If either executive is required to devote more than 16 hours of time in any particular month, then he will be paid $1,000 per day in addition to his base salary. Further, Mr. Gornto's agreement provides for a mutually agreed higher compensation amount if he devotes more than 40 hours in any calendar month. Pursuant to the employment agreements, each executive has been granted, pursuant to DemandStar's 1999 Employee Incentive Compensation Plan, qualified options to purchase an aggregate of 90,000 shares of DemandStar common stock at $1.00 per share, with 22,500 vesting on December 15, 1999 and the remaining 67,500 vesting in equal thirds on November 1, 2000, November 1, 2001 and November 1, 2002. The agreements contain confidentiality provisions and also prohibit the executives from competing with DemandStar during the term of the agreement and for two years thereafter.

   In connection with the merger, the foregoing agreements will be amended and restated to provide that Messrs. Markey and Gornto will provide transition consulting services as requested by Onvia for a period of 180 after the merger closing date, for which they will be compensated at the rate of $1,000 per month for a specified number of hours and at the rate of $100 per hour for each hour thereafter. Further, their DemandStar options that are exercisable at the effective time of the merger shall be converted in respect of the merger agreement, but shall be exercisable until the 270th day after the merger closing date. The employment agreements will be of no further force and effect as of the effective time of the merger, except as amended above.

   Amended and Restated Employment Agreements and Option Agreements with Messrs. Jordan and North. On November 20, 2000, DemandStar entered into amended and restated employment agreements with Edward Jordan, who will serve as the Vice President, Government Sales, of Onvia, and with William Knox North, who will serve as the Vice President, Government Exchange Technology, of Onvia, upon the closing of the merger. If the merger does not close, Mr. Jordan's and Mr. North's prior employment agreements, described under "Management of DemandStar--Employment Agreements," will remain in effect.

   Mr. Jordan's and Mr. North's amended employment agreements expire December 31, 2002, subject to automatic renewal for successive one year terms, until terminated by the executive or DemandStar as provided for in their respective agreements. The base salary of each executive is $150,000, representing an increase of $30,000 from the original agreement. During the term of employment, the executives will be eligible to receive quarterly incentive bonuses based on performance of up to 25% of their then current quarterly base salary.

   Under the amended employment agreements, Mr. Jordan and Mr. North each retain their respective options to purchase up to 150,000 shares of DemandStar's common stock, which options will be converted, upon closing of the merger, into options to purchase Onvia common stock pursuant to the conversion formula set forth in the merger agreement. The exercise price will be changed in accordance with the exchange ratio specified in the merger agreement. The conversion options will be qualified options to the extent permissible under applicable law, with the remainder being non-qualified options. In addition, immediately following the closing of the merger, Mr. Jordan and Mr. North shall each receive options to purchase Onvia common stock in an amount equal to 100,000 shares less the number of previously converted unvested options held by the executive upon closing of the merger. Those options will have the same vesting, change of control and other terms as normally provided by Onvia to its executives, provided, however, that the exercise price shall be as determined by Onvia's board of directors at fair market value on the closing date of the merger.

   Upon the termination of Mr. Jordan's or Mr. North's employment as a result of his death, DemandStar will pay him any unpaid base salary, any accrued but unpaid incentive compensation through the date of termination, and a pro rata portion of incentive compensation for the bonus period within which termination of employment occurs. Neither the executive nor DemandStar may terminate his employment for six months after the closing of the merger. Thereafter, either the executive or DemandStar may terminate his employment without cause (as defined in the amended employment agreement). In the event of termination of his employment without cause by either executive or DemandStar, the executive is entitled to receive the same payments as if his employment were terminated as a result of his death, plus a lump sum payment equal to six months of his then annual base salary. If the executive's employment is terminated for cause, he is entitled to receive only his base salary through the date of termination. The amended agreements contain confidentiality provisions and prohibitions on competition by the executive during the term of the agreement and for two years thereafter.

   Messrs. Jordan and North each entered into an amended and restated stock option agreement with DemandStar, subject to the closing of the merger, with respect to the options granted to each executive for 150,000 shares of DemandStar common stock, at an exercise price of $1.00 per share. The options have an accelerated vesting schedule compared to the vesting schedule of the original option agreement. The option for 100,000 shares vests as to 50,000 shares on the closing date of the merger, 7,500 shares on the sixth month anniversary of the closing date of the merger, 1,012 shares in each of 41 months, and 1,008 in the 42nd month. The option for 50,000 shares vests as to 25,000 shares on the merger closing date, as to 3,750 on the six month anniversary of the merger closing date, as to 506 shares monthly thereafter for 41 months, and as to 504 shares in the 42nd month. The options have a term of 10 years. Unexercised portions of the options will terminate:

  . three months after the date of termination of the executive's employment with DemandStar without cause;

  . immediately upon termination of his employment for cause; and

  . 12 months after termination due to death or disability.

The option agreements contain change of control provisions wherein upon a change of control of Onvia or DemandStar after the merger, 25% of the unvested options shall immediately vest and be fully exercisable at the time of the change of control, with the remainder continuing to vest on a pro rata basis in accordance with the option agreement's vesting schedule. Upon termination of executive's employment after a change of control has occurred, the options vest 100% at the time of termination.

   Under the terms of the merger agreement, Onvia is obligated to file a registration statement on Form S-8 within 45 days after the effective time of the merger, registering the shares of Onvia common stock issuable with respect to the assumed options under DemandStar's executive incentive compensation plan. Those shares are not subject to the lock-up agreement to be entered into between Onvia and certain affiliates of DemandStar.

   Employment Agreements with Messrs. Jordan and North. The original employment agreements of Edward Jordan, who serves as Chief Operating Officer and a Vice President, and William Knox North, who serves as Chief Technology Officer and a Vice President, govern their employment with DemandStar until the merger closes. Each agreement provides for an annual salary of $120,000 and incentive compensation payments based on performance. Mr. Jordan's agreement provides for the grant of qualified options under DemandStar's 1999 Employee Incentive Compensation Plan to purchase an aggregate of 100,000 shares of DemandStar common stock for $1.00 per share, which options vest in equal amounts of 25,000 over four years. Mr. North's agreement provides for the grant of qualified options to purchase an aggregate of 100,000 shares of DemandStar common stock at $1.00 per share, which options vest in equal thirds over three years. Each of Messrs. North's and Jordan's employment agreements were amended on November 20, 2000. Under the terms of the amended and restated employment agreement for each gentleman, each will become an officer in Onvia upon completion of the merger, and their respective stock option agreements to purchase DemandStar common stock will automatically convert into the right to purchase Onvia's common stock.

   Consulting Agreement with Edward Moses. On December 15, 1999, DemandStar entered into a three-year consulting Agreement with Edward Moses, a director of DemandStar, pursuant to which Mr. Moses provides consulting services with respect to strategic planning, operations matters, growth and development matters and other areas as requested by DemandStar. In exchange for these services, DemandStar granted Mr. Moses options to purchase an aggregate of 90,000 shares of DemandStar common stock at $1.00 per share, with 22,500 vesting upon the execution of the agreement and the remaining 67,500 vesting in equal thirds on each anniversary of the effective date of the consulting agreement.

   In connection with the merger, the foregoing agreement will be amended and restated to provide that Mr. Moses will provide transition consulting services as requested by Onvia for a period of 180 after the merger closing date, for which he will be compensated at the rate of $100 per hour for each hour of rendered services. Further, his DemandStar options that are exercisable at the effective time of the merger shall be converted in respect of the merger agreement and will be exercisable until the 90th day after the termination of this agreement in accordance with DemandStar's stock option plan.

1999 Employee Incentive Compensation Plan

   Under the terms of the merger agreement, Onvia is obligated to file a registration statement on Form S-8 within 45 days after the effective time of the merger, registering the shares of Onvia common stock issuable with respect to the assumed options under DemandStar's 1999 Employee Incentive Compensation Plan. Those shares are not subject to the lock-up agreement to be entered into between Onvia and certain affiliates of DemandStar.

Legal Services

   L. A. Gornto, Jr., DemandStar's General Counsel, has performed legal services for DemandStar through his law firm, L. A. Gornto, Jr., P.A., for which DemandStar paid approximately $92,554 from DemandStar's inception through October 2000.

Transactions involving H.T.E.

   H.T.E. has provided DemandStar with administrative and management services, including payroll, consulting and legal. In addition, H.T.E. and DemandStar have entered into a number of agreements for the purpose of defining their continuing relationship. These agreements are summarized below. Each of these agreements was negotiated in the context of a parent-subsidiary relationship and, therefore, was not the result of negotiations between independent parties with separate representation.

 Investment and distribution agreement

   Under the investment and distribution agreement executed by H.T.E. and DemandStar, H.T.E. was obligated to contribute to DemandStar $1 million in cash in exchange for 500,000 shares of Series A preferred stock, with an option to purchase an additional 250,000 shares for $500,000 to expire on June 30, 2000. H.T.E. contributed the $1 million for 500,000 shares of Series A preferred stock in January 2000. In February 2000, H.T.E. exercised its option to purchase the additional 250,000 shares of Series A preferred stock for $500,000 in cash. The investment and distribution agreement provides that H.T.E. and DemandStar will indemnify each other with respect to any future losses that might arise from the rights offering as a result of any untrue statement or alleged untrue statement in any rights offering or the omission or alleged omission to state a material fact in any rights offering in DemandStar's case, except to the extent the statement was based on information provided by H.T.E. and in H.T.E.'s case, only to the extent the loss relates to information supplied by H.T.E.

 Services agreement

   H.T.E. provided DemandStar with management and administrative services pursuant to the terms of a services agreement. H.T.E. provides administrative services, such as financial reporting, accounting, auditing, tax, office services, payroll and human resources as well as management consulting services. DemandStar is obligated to pay H.T.E. for these services the estimated cost of providing such services. H.T.E. charges DemandStar a monthly service fee equal to 5% of DemandStar's operating expenses for general administrative matters, plus expenses incurred by H.T.E. for use of its employees for specific projects such as sales, consulting services, and similar expenses. The fee for these charges was approximately $74,500 for the nine-month period ending September 30, 2000. As of September 30, 2000, DemandStar owed H.T.E. $10,401. The services agreement may be terminated by either party upon 120 days' notice. H.T.E. and DemandStar have terminated this agreement.

 Tax sharing and indemnity agreement

   The tax sharing and indemnity agreement, which is conditioned upon H.T.E. and DemandStar being deemed part of a consolidated tax group, defines the parties' rights and obligations with respect to the filing of returns, payments, deficiencies and refunds of federal, state and other income, franchise or other taxes relating to DemandStar's business for periods prior to and including the date on which DemandStar ceases to be a member of H.T.E.'s consolidated tax group and with respect to tax attributes of DemandStar after it is no longer a member of H.T.E.'s consolidated tax group. For periods ending on or before the last day of the taxable year in which DemandStar ceases to be a part of H.T.E.'s consolidated tax group, H.T.E. is responsible for:

  . Filing both consolidated federal tax returns for the H.T.E. affiliated group and combined or consolidated state tax returns for any group that includes a member of the H.T.E. affiliated group, including, in each case, DemandStar for the relevant periods of time that DemandStar was a member of the applicable group.

  . Paying the taxes relating to those returns, including any subsequent adjustments resulting from the redetermination of those tax liabilities by the applicable taxing authorities. DemandStar is responsible for reimbursing H.T.E. for its share of those taxes, if any. DemandStar is also responsible for filing returns and paying taxes relating to it for periods that begin before and end after DemandStar ceases to be a part of H.T.E.'s consolidated tax group. This agreement is intended to allocate the tax liability between H.T.E. and DemandStar as if they were separate taxable entities. H.T.E. and DemandStar have also agreed to cooperate with each other and to share information in preparing those tax returns and in dealing with other tax matters.

 Registration rights agreement

   The registration rights agreement that DemandStar and H.T.E. have entered into provides for DemandStar's grant of rights to H.T.E. with respect to the registration under the Securities Act of the shares of DemandStar capital stock owned by H.T.E. at the closing of the rights offering. The registration rights agreement entitles H.T.E. to demand DemandStar, not more than once in any 365-day period commencing on the first anniversary of the closing of the rights offering and on not more than three occasions after H.T.E. no longer owns a majority of the voting power of the outstanding capital stock of DemandStar, to file a registration statement under the Securities Act covering the registration of DemandStar capital stock held by H.T.E. H.T.E.'s demand registration rights contain various limitations, including that the registration cover a number of shares of DemandStar capital stock held by H.T.E. having a fair market value of at least $3 million at the time of the request for registration and that DemandStar may be able to defer temporarily a demand registration to the extent it conflicts with another public offering of securities by DemandStar or would require DemandStar to disclose material non-public information. H.T.E. is also able to require DemandStar to include DemandStar capital stock held by H.T.E. in a registration by DemandStar of its securities so long as specified conditions are satisfied. The underwriters for the offering, however, may limit or exclude from the offering DemandStar capital stock held by H.T.E.

   DemandStar and H.T.E. will each pay their equal share of any fees and expenses associated with a demand registration and H.T.E. will pay its pro rata share of underwriting discounts, commissions and related selling expenses. DemandStar will pay all expenses associated with a piggyback registration, except that H.T.E. will pay its pro rata share of the selling expenses. The registration rights agreement contains indemnification and contribution provisions:

  . by H.T.E. for the benefit of DemandStar and related persons, as well as any potential underwriter; and

  . by DemandStar for the benefit of H.T.E. and related persons, as well as any potential underwriter.

   H.T.E.'s demand registration rights will terminate on the date that H.T.E. owns, on a fully converted or exercised basis with respect to the securities held by H.T.E., common stock representing less than 10% of the then issued and outstanding voting stock of DemandStar. H.T.E.'s piggyback registration rights will terminate when it is able to sell all of its DemandStar common stock, including all common stock available upon exercise of all conversion and subscription privileges, under Rule 144 within a three month period. H.T.E. may transfer its registration rights to any transferee of common stock that represents, on a fully converted or exercised basis, at least 20% of the then issued and outstanding voting stock of DemandStar at the time of transfer; provided, however, that the transferee will be limited to:

  . two demand registrations if the transfer conveys less than a majority but more than 30%, and

  . one demand registration if the transfer conveys 30% or less of the then issued and outstanding voting stock of DemandStar.

   It is a condition to the closing of the merger that this agreement be terminated.

 H.T.E. loan

   From DemandStar's inception through December 31, 1999, H.T.E. advanced DemandStar an aggregate of $1.3 million which was used primarily to acquire the business and certain specified assets from DemandStar's predecessor company and to finance DemandStar's operating losses. DemandStar's obligation to repay such advances are evidenced by a five-year unsecured term note, effective as of October 31, 1999, bearing interest at a rate of 8% per annum. The total principal amount of the note is $1.75 million, all of which was drawn down as of February 29, 2000. Because the entire amount available under this facility has been drawn down, principal and accrued interest thereon shall be due and payable annually for the term in principal installments of $200,000 at the end of the first year, $250,000 at the end of the second year, $350,000 at the end of the third year, $450,000 at the end of the fourth year and the balance of $500,000 at maturity of the note.

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Notwithstanding the foregoing, at the earlier of the maturity date of the note, or the date of effectiveness of a public offering of DemandStar common stock yielding gross proceeds of at least $10 million, the entire outstanding balance of the note becomes due.

   On October 31, 2000, H.T.E. and DemandStar executed a modification agreement amending the terms of the $1.75 million unsecured note whereby:

  .  the interest rate was increased from eight percent to ten percent;

  . the October 31, 2000 payment of principal and interest was deferred to October 31, 2001; and

  . DemandStar agreed to pay H.T.E. a one -time modification fee of $10,000 on January 15, 2001.

In addition, in the event that, prior to October 31, 2001, DemandStar were to issue a new equity security in a third-party transaction in which equity capital in excess of $3 million is raised, DemandStar will issue H.T.E., within thirty days of such third-party financing, in full and complete satisfaction of the deferred October 31, 2002 note payment, that amount of such new equity security which is equivalent in fair market value to the amounts due on the deferred October 31, 2002 note payment.

   The merger agreement obligates DemandStar to modify its arrangement with H.T.E. to terminate H.T.E.'s right to receive any DemandStar securities as a result of the merger agreement or any of the transactions contemplated by the merger agreement. Modification of the H.T.E. loan transaction is a condition precedent to the consummation of the merger.

 Earn-out obligations

   On June 18, 1999, DemandStar acquired the business and specified net assets from its predecessor company for $1 million in cash. DemandStar agreed to pay up to an additional $2 million in cash over a three-year period beginning June 18, 1999, if DemandStar meets its predecessor's following operating profit targets: $477,000 for year ended June 30, 2000; $5.7 million for year ended June 30, 2001; and $10.1 million for year ended June 30, 2002.

Lease assignment

   Pursuant to the requirements of the merger agreement, by assignment dated effective August 6, 2000, H.T.E. assigned to DemandStar, and DemandStar assumed, all of H.T.E.'s interest as lessee in that certain office lease agreement entered into between the landlord and H.T.E. pertaining to 21,650 square feet of office space located in Maitland, Florida, and occupied by DemandStar. Under the assignment, DemandStar agreed to indemnify and hold harmless H.T.E. from any and all losses and damages of nay kind whatsoever arising under the lease as a result of any matter occurring on or after August 6, 2000.

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                       DESCRIPTION OF ONVIA CAPITAL STOCK

   As of the date of this document, the authorized capital stock of Onvia consists of 250,000,000 shares of common stock, $0.0001 par value and 15,000,000 shares of preferred stock, $0.0001 par value. The following description of Onvia's capital stock is subject to and qualified in its entirety by Onvia's certificate of incorporation and bylaws and by the provisions of applicable Delaware law.

Common stock

   As of December 20, 2000, there were 86,830,032 shares of Onvia's common stock outstanding and held of record by 474 stockholders.

   The holders of Onvia's common stock are entitled to one vote per share on all matters to be voted on by the stockholders. There are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared by Onvia's board of directors of directors out of funds legally available for dividends. In the event of a liquidation, dissolution or winding up of Onvia, the holders of Onvia's common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred stock

   Upon the closing of the initial public offering, Onvia's board of directors of directors was authorized, without further stockholder approval, to issue from time to time up to an aggregate of 15,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. Onvia has not issued any shares of preferred stock.

Warrants

   As of December 20, 2000, warrants were outstanding to purchase an aggregate of 1,278,860 shares of Onvia's common stock with exercise prices between $0.125 and $21.31 per share.

Registration rights

   As of December 20, 2000, the holders of 66.6 million shares of Onvia's common stock, including shares of common stock issuable upon exercise of warrants, are entitled to certain rights with respect to registration of these shares under the Securities Act. These shares are referred to as the "registrable securities," although some of these shares that are held by holders of shares of Onvia common stock are only considered to be registrable securities for purposes of participation in registrations undertaken by Onvia. These rights are provided under the terms of an agreement between Onvia and the holders of these securities. Under these registration rights, beginning on August 29, 2000, holders of at least a majority of the then-outstanding registrable securities may require by a written request that Onvia register their shares for public resale provided that the value of the securities to be registered is at least $10 million, net of underwriting discounts and commissions. Onvia is obligated to effect no more than two of these registrations requested by the holders of registrable securities. In addition, any holder or holders of then-outstanding registrable securities may require that Onvia register their shares for public resale on Form S-3 or similar short-form registration, provided Onvia is eligible to use Form S-3 or similar short-form registration statement and that the value of the securities to be

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registered is at least $5 million. In the event Onvia elects to register any of its shares of common stock in a public offering, the holders of registrable securities are entitled to include their shares of common stock in the registration, subject to the right of the underwriters of the offering to reduce the number of shares proposed to be registered in view of market conditions. Onvia is required to pay all expenses in connection with any of these registrations other than underwriting discounts and commissions. All registration rights will terminate in March 2003 or, with respect to each holder of registrable securities, at the time as the holder is entitled to sell all of its shares in any three-month period under Rule 144 of the Securities Act.

   In connection with Onvia's acquisition of Zanova in July 2000, Onvia granted the holders of 2,470,520 shares of Onvia's common stock issued in that acquisition certain rights with respect to registration of these shares under the Securities Act. These shares are referred to as the "Zanova registrable securities." These rights are provided under the terms of an agreement between Onvia and the holders of these securities. Under these registration rights, beginning on July 11, 2001, holders of Zanova registrable securities may require by a written request that Onvia register their shares for public resale. In the event Onvia elects to register any of its shares of common stock in a public offering prior to July 2001, the holders of Zanova registrable securities are entitled to include their shares of common stock in the registration, subject to the right of the underwriters of the offering to reduce the number of shares proposed to be registered in view of market conditions. Onvia is required to pay all expenses in connection with any of these registrations other than underwriting discounts and commissions. All registration rights will terminate July 2003 or, with respect to each holder of Zanova registrable securities, at the time as the holder is entitled to sell all of its shares in any three-month period under Rule 144 of the Securities Act.

   In connection with Onvia's acquisition of Globe-1 in September 2000, Onvia granted the holders of 2,351,705 shares of Onvia's common stock issued in that acquisition certain rights with respect to registration of these shares under the Securities Act. These shares are referred to as the "Globe-1 registrable securities." These rights are provided under the terms of an agreement between Onvia and the holders of these securities. Under these registration rights, beginning May 1, 2001, holders of Globe-1 registrable securities may require by a written request that Onvia register their shares for public resale. In the event Onvia elects to register any of its shares of common stock in a public offering prior to September 2003, the holders of Globe-1 registrable securities are entitled to include their shares of common stock in the registration, subject to the right of the underwriters of the offering to reduce the number of shares proposed to be registered in view of market conditions. Onvia is required to pay all expenses in connection with any of these registrations other than underwriting discounts and commissions. All registration rights will terminate three years after the date of this offering or, with respect to each holder of Globe-1 registrable securities, at the time as the holder is entitled to sell all of its shares in any three-month period under Rule 144 of the Securities Act.

   In connection with Onvia's acquisition of Hardware.com in September 2000, Onvia granted the holders of 149,250 shares of Onvia's common stock issued in that acquisition certain rights with respect to registration of these shares under the Securities Act. These shares are referred to as the "Hardware.com registrable securities." These rights are provided under the terms of an agreement between Onvia and the holders of these securities. Under these registration rights, beginning on September 15, 2001, holders of Hardware.com registrable securities may require by a written request that Onvia register their shares for public resale. In the event Onvia elects to register any of its shares of common stock in a public offering prior to September 2001, the holders of Hardware.com registrable securities are entitled to include their shares of common stock in the registration, subject to the right of the underwriters of the offering to reduce the number of shares proposed to be registered in view of market conditions. Onvia is required to pay all expenses in connection with any of these registrations other than underwriting discounts and commissions. All registration rights will terminate September 2003 or, with respect to each holder of Hardware.com registrable securities, at the time as the holder is entitled to sell all of its shares in any three-month period under Rule 144 of the Securities Act.

Anti-takeover provisions

   Onvia is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an

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"interested stockholder" for a period of three years after the date that the person became an interested stockholder unless, with some exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of Onvia without further action by the stockholders.

   In addition, Onvia is subject to Washington laws that could have the effect of delaying, deferring or preventing the change of control of Onvia. Chapter 23B. 19 of the Washington Business Corporation Act prohibits, with some exceptions, a 10% or greater stockholder from engaging in any of the following transactions, among others, without approval of our board of directors for five years after date on which the individual or entity became a 10% stockholder:

  .  a merger or consolidation with Onvia;

  . the sale or lease of Onvia's assets to the 10% stockholder with a value greater than the fair market value of 5% of Onvia's total assets or 5% of Onvia's total outstanding capital stock; and

  . the receipt by the 10% stockholder of a disproportionate benefit as a stockholder.

   After the five-year period, the transactions above may take place as long as they comply with fair price provisions of Washington law. Chapter 23B. 19 will apply to Onvia for so long as Onvia maintains its principal offices in Washington, it is a reporting company under the Securities Exchange Act of 1934 and specified percentages or numbers of its employees, stockholders and assets are located in Washington. Onvia is not able to opt out of this statute.

   Onvia has in place the following provisions which may have the effect of delaying or preventing changes in control of Onvia:

  . Onvia has a classified board of directors where only approximately one-third of its directors will be up for election by the stockholders each year;

  . Onvia has provisions in its charter documents that limits the ability of its stockholders to call meetings of the stockholders;

  . Onvia eliminated the ability of its stockholders to take action by written consent; and

  . Onvia authorized 15,000,000 shares of preferred stock that, without further vote or action by the stockholders, may be issued by the board of directors to impede the success of any attempt to change control of Onvia.

   Onvia's stock option plan, employee stock purchase plan and directors' stock option plan generally provide for assumption of these plans or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of the Board of Directors, exercise of some or all of the options stock, including non-vested shares, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event.

Listing

   Onvia's common stock is listed on the Nasdaq National Market under the symbol "ONVI."

Transfer agent and registrar

   The transfer agent and registrar for Onvia common stock is U.S. Stock Transfer Corporation.

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                    COMPARISON OF RIGHTS BETWEEN DEMANDSTAR
                     SHAREHOLDERS AND STOCKHOLDERS OF ONVIA

   This section of the proxy statement/prospectus describes the material differences between the rights of Onvia's stockholders and DemandStar's shareholders. This section includes a brief description of the material rights that the DemandStar shareholders are expected to have upon completion of the merger, although in some cases the Onvia board of directors retains the right and discretion to modify or alter such rights without the stockholder's consent. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of specific rights of the stockholders. In addition, the identification of some of the differences in the rights of these shareholders as material is not intended to indicate that other differences that are equally important do not exist. All DemandStar shareholders are urged to read carefully the relevant provisions of Florida law as well as the articles of incorporation, as amended, by-laws and other governing documents of Onvia and DemandStar which are either attached to the registration statement filed with the SEC and of which this proxy statement/prospectus is a part, or which can be delivered to you upon request.

Cumulative voting

   In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose (up to the number of directors to be elected). Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting.

   Under Delaware law, cumulative voting in the election of directors is not mandatory. Onvia's certificate of incorporation does not allow cumulative voting. Under Florida law, cumulative voting in the election of directors is not mandatory. DemandStar's articles of incorporation do not provide for cumulative voting.

Shareholder power to call special shareholders meeting

   Under Delaware law, a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the corporation's certificate of incorporation or bylaws. Onvia's bylaws provide that only the chairman of the board of directors, the president, or the board of directors may call special meetings of the stockholders.

   Under Florida law, a special meeting of shareholders may be called by its board of directors, by the persons authorized to do so in its articles of incorporation or bylaws or by the holders of not less than 10% of all votes entitled to be cast on any issue proposed to be considered at the special meeting, unless a greater percentage, not to exceed 50%, is required by the articles of incorporation. DemandStar's articles provide that a special meeting of shareholders can be called only by the chairman of the board of directors, a majority of the members of the board of directors, or the holders of not less than 50% of all votes entitled to be cast on any issue proposed to be considered at such meeting. So long as H.T.E. continues to hold 50% or more of the voting power of all classes of outstanding capital stock of DemandStar, a special meeting of shareholders may be called by H.T.E., the chairman of the board, the chief executive officer, the president or a majority of the members of the board.

Power to call special meeting of directors

   Onvia's bylaws provide that the chairman of the board of directors, the president, any vice president, the secretary or any two directors may call a special meeting of the board of directors. The bylaws require that

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notice of the time, date and place of the meeting be given at least four days before the meeting if the notice is mailed, or at least 48 hours before the meeting if the notice is given personally or by telephone or telegram.

   DemandStar's bylaws provide that special meetings of DemandStar's board of directors may be called by DemandStar's chairman or the board of directors by means of a prior adopted board resolution adopted by a majority of DemandStar's directors.

Dissolution, liquidation, or winding up

   Under Delaware law, a dissolution must be approved by stockholders holding 100% of the total voting power or the dissolution must be initiated by the board of directors and approved by the holders of a majority of the outstanding voting shares of the corporation.

   Under Florida law, if dissolution is initiated by the board of directors, it must be approved by the holders of a majority of the outstanding voting shares of a corporation. For a dissolution that is not initiated by the board of directors, action to dissolve the corporation may be taken by written consent of by the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Neither DemandStar's articles of incorporation nor its bylaws alter such provisions, however, DemandStar's articles of incorporation provide a preference with respect to the distribution of assets, after payment to DemandStar's creditors, to holders of its Series A and Series C preferred stock.

Size of board of directors

   Delaware law permits the board of directors of a Delaware corporation to change the authorized number of directors by amendment to the corporation's bylaws or in the manner provided in the bylaws unless the number of directors is fixed in the corporation's certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation.

   Onvia bylaws provide that the board of directors will consist of seven directors until changed by amendment to the bylaws adopted by the board of directors or the stockholders.

   Under Florida law, the number of directors on a board of directors shall be specified in or fixed in accordance with the articles of incorporation or the bylaws. DemandStar's articles of incorporation provide that DemandStar shall have at least three but not more than nine directors; the exact number of directors is to be fixed or changed by DemandStar's board of directors. In addition, DemandStar's bylaws require that at least one director be a resident of the State of Florida.

Classified board of directors

   A classified board is one with respect to which a certain number of the directors, but not necessarily all, are elected on a rotating basis each year. Delaware law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, pursuant to which the directors can be divided into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years.

   Onvia's certificate of incorporation and bylaws currently provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of Onvia's board of directors will be elected each year. Mr. Fox and Mr. Smith have been designated Class I directors whose terms expire at the 2001 annual meeting of stockholders. Mr. Pickett and Ms. Schoendorf have been designated Class II directors whose terms expire at the 2002 annual meeting of stockholders. Mr. Ballman, Mr. Ballowe and Mr. Ericson have been designated Class III directors whose terms expire at the 2003 annual meeting of stockholders.

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   Under Florida law, a corporation's articles of incorporation or bylaws may provide that the board of directors be divided into not more than three classes, four classes if the corporation was in existence before July 1, 1990, of classified terms. DemandStar's articles of incorporation provide for a classified board of directors consisting of three classes.

Removal of directors

   Under Delaware law, any director or the entire board of directors of a Delaware corporation with a classified board of directors may only be removed with cause unless the certificate of incorporation provides otherwise. Onvia's certificate of incorporation provides:

  . Any director or the entire board of directors may be removed with cause by the holders of a majority of the shares then entitled to vote at an election of directors of Onvia; and

  . Any director or the entire board of directors may be removed without cause by the holders of two-thirds of the shares then entitled to vote at an election of directors of Onvia.

   Under Florida law, shareholders may remove one or more directors with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. Under Florida law, a director generally may be removed only if the number of votes cast to remove him exceed the number of votes cast not to remove him. DemandStar's articles of incorporation requires a vote of at least two-thirds of the voting power of all voting capital stock voting together as a single class then entitled to vote at an election of directors to remove a director from office.

Actions by written consent of shareholders

   Under Delaware law, shareholders may execute an action by written consent in lieu of a meeting of the shareholders, but only if such written consent is signed by shareholders representing such number of voting shares outstanding as would have been required to approve such action at an actual meeting of the shareholders. Delaware law permits a corporation to eliminate such actions by written consent in its certificate of incorporation. Onvia's certificate of incorporation provides that has eliminated stockholders' right to act by written consent.

   Under Florida law, unless otherwise provided in the articles of incorporation, actions which would be required or permitted to be taken at an annual or special meeting of shareholders may be taken by the written consent of the holders of shares constituting not less than the minimum number of shares that would be necessary to take such action at a meeting of shareholders at which all shares entitled to vote thereon were present and voted. Prior notice is not required for such action. DemandStar's articles or incorporation do not permit DemandStar's shareholders to take action without a meeting.

Advance notice requirement for shareholder proposals and director nominations

   Onvia's bylaws require Onvia's bylaws require that timely notice in writing be provided by stockholders seeking to nominate candidates for election to the board of directors or propose other business at the annual meeting of stockholders. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of Onvia not less than 90 days nor more than 120 days prior to the anniversary date of the prior year's meeting; provided, however, that in the event that:

  . the date of the annual meeting is more than 30 days prior to or more than 60 days after such anniversary date; and

  . less than 60 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which the notice of the date of the meeting was given to stockholders or the public.

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The notice shall include, as to each person whom the stockholder proposes to nominate for election or re-election as a director:

  .  the name, age, business address and residence address of such person;

  .  the principal occupation or employment of such person;

  . the class and number of shares of the Corporation which are beneficially owned by such person; and

  . any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, under the Securities Exchange Act of 1934 (including, without limitation, such person's written consent to being name in the proxy statement as a nominee and to serving as a director if elected).

In the case of a notice of any other business that the stockholder proposes to bring before the meeting, the notice shall include

  .  a brief description of such business;

  .  the reasons for conducting such business at the meeting; and

  . any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made.

   DemandStar's articles require that timely notice in writing be provided by shareholders seeking to bring business before, or to nominate candidates for election as directors at, the annual meeting of shareholders. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of DemandStar not less than 120 days nor more than 180 days prior to the first anniversary of the date of DemandStar's notice of annual meeting provided with respect to the previous year's annual meeting of shareholders. If no annual meeting of shareholders was held in the previous year or the date of the annual meeting of shareholders has been changed to be more than 30 days earlier than the date contemplated by the previous year's notice of annual meeting, such notice by the shareholder must be delivered or received not later than the close of business on the 5th day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs. To be timely with respect to a special meeting, a shareholder's notice must be delivered to or mailed and received at DemandStar's principal office not later than the close of business on the fifth day following the date on which notice of a special meeting is given to shareholders or the public, whichever occurs first. DemandStar's articles also specify requirements as to the form and content of a shareholder's notice. These provisions may preclude shareholders from timely bringing matters before, or from nominations for directors at, an annual meeting of shareholders.

Voting requirements

   Unless otherwise specified in a Delaware corporation's certificate of incorporation, an amendment to the certificate of incorporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon. Furthermore, under Delaware law, the holders of the outstanding shares of a class are entitled to vote as a class upon any proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the provisions of the corporation's certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or specific rights of the shares of such class so as to adversely affect them. Onvia's certificate of incorporation does not alter these voting requirements of Delaware law.

   An amendment to a Florida corporation's articles of incorporation must be approved by the corporation's shareholders, except that certain immaterial amendments specified in Section 607.1002 may be made by the board of directors. Unless a specific section of the Florida law, articles of incorporation or the board of directors require a greater vote, an amendment to a Florida corporation's articles of incorporation generally

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must be approved by a majority of the votes entitled to be cast on the amendment. DemandStar's articles of incorporation provide that the affirmative vote of the holders of at least 66 2/3% of its voting stock, voting together as a single class, is required to amend provisions of the articles of incorporation relating to shareholder action without a meeting; the calling of special meetings; the number, election and term of DemandStar directors; the filling of vacancies; and the removal of directors. In addition, the articles cannot be amended in any manner that would adversely affect the powers, preferences or special rights of the holders of Series A or Series C preferred stock without the approval of at least 66 2/3% of such preferred shareholders voting within their respective classes.

   Under Delaware law, with certain exceptions, any merger, consolidation or sale of all or substantially all of a corporation's assets must be approved by the corporation's board of directors and a majority of the outstanding shares entitled to vote. Onvia's certificate of incorporation does not alter these voting requirements of Delaware law.

   With respect to plans of merger, Florida law requires approval by the holders of a majority of the shares entitled to vote on such action. Under the Florida law, abstentions have no impact on the outcome of a vote. DemandStar's articles of incorporation and bylaws require that a plan of merger be approved by

  . a majority of the outstanding shares of DemandStar's common stock, voting separately as a class;

  . a majority of the outstanding shares of DemandStar's Series A preferred stock, voting separately as a class; and

  . a majority of the outstanding shares of DemandStar's common stock and Series A preferred, voting together as a class.

   Under Delaware law, directors are generally elected by a plurality of the votes cast by the shareholders entitled to vote at a shareholders' meeting at which a quorum is present either in person or by proxy, unless a greater number of affirmative votes is required by the certificate of incorporation. Onvia's certificate of incorporation does not alter these voting requirements.

   Under Florida law, directors are generally elected by a plurality of the votes cast by the shareholders entitled to vote at a shareholders' meeting at which a quorum is present either in person or by proxy, unless a greater number of affirmative votes is required by the articles of incorporation. DemandStar's articles of incorporation provide that directors are to be elected by a plurality of the votes cast by DemandStar's shareholders entitled to vote at a shareholders' meeting at which a quorum is present either in person or by proxy.

Rights of dissenting shareholders

   Generally, shareholders of a Delaware corporation who dissent from a merger or consolidation of the corporation for which a stockholders' vote is required are entitled to appraisal rights, requiring the surviving corporation to purchase the dissenting shares at fair value. There are, however, generally no statutory rights of appraisal with respect to shareholders of a Delaware corporation whose shares of stock are either:

  . listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

  . held of record by more than 2,000 shareholders where such shareholders receive only shares of stock of the corporation surviving or resulting from the merger or consolidation (or cash in lieu of fractional interests therein).

   Generally, shareholders of a Florida corporation who dissent from a merger or consolidation of the corporation are entitled to appraisal rights.


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Inspection of shareholders list

   Delaware law allows any stockholder to inspect the stockholders' list for a purpose reasonably related to such person's interest as a stockholder. Under Florida law, any shareholder can inspect the shareholders' list for any proper purpose reasonably related to such shareholder's interest.

Dividends

   Subject to any restrictions contained in a corporation's certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of surplus (defined as net assets minus stated capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Onvia's certificate of incorporation contains no restrictions on the declaration or payment of dividends.

   Under the Florida law, a corporation may make distributions to shareholders as long as, after giving effect to such distribution, the corporation would be able to pay its debts as they become due in the usual course of business and, subject to the articles of incorporation, the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Under Florida law, a corporation's redemption of its own capital stock is deemed to be a distribution. DemandStar's articles of incorporation and bylaws provide that dividends may be declared by the board of directors except when it is insolvent or when payment of the dividends would render it insolvent.

Bylaws

   Under Delaware law, the authority to adopt, amend, or repeal the bylaws of a Delaware corporation is held exclusively by the stockholders unless such authority is conferred upon the board of directors in the corporation's certificate of incorporation. Onvia's certificate of incorporation provides that the board of directors may adopt, amend or repeal the bylaws.

   Under the Florida law, a corporation's board of directors may amend or repeal the corporation's bylaws unless the articles of incorporation or another section of the Florida law reserves the power to amend the bylaws exclusively to the shareholders, or the shareholders, in amending or repealing the bylaws provide expressly that the board of directors may not amend or repeal the bylaws or a specific bylaw provision. Also, under the Florida law, a corporation's shareholders may amend or repeal the corporation's bylaws even though the bylaws may also be amended or repealed by its board of directors. DemandStar's articles provide that the by-laws, including the shareholder notice procedure, may be amended only by the DemandStar board or by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of voting stock, voting together as a single class.

Preemptive rights

   Stockholders of a Delaware corporation have only such preemptive rights as may be provided in its certificate of incorporation. Onvia's certificate of incorporation does not provide for preemptive rights.

   Under Florida law, shareholders have only such preemptive rights as may be provided in the articles of incorporation. DemandStar's articles of incorporation do not provide for preemptive rights.


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Transactions involving officers or directors

   A Delaware corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, such loan or guarantee may reasonably be expected to benefit the corporation. With respect to any other contract or transaction between the corporation and one or more of its directors or officers, such transactions are neither void nor voidable if either:

  . the director's or officer's interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith, or

  . the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

   Under Florida law, a corporation can engage in the same transactions with directors under the same circumstances as provided under the Delaware law.

Filling vacancies on the board of directors

   Under Delaware law, vacancies on the board of directors and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless

  . otherwise provided in the certificate of incorporation or bylaws of the corporation; or

  . the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy.

Onvia's certificate of incorporation provides that vacancies resulting from death arising from death, resignation, disqualification, removal or other causes shall be filled by the affirmative vote of either:

  . The holders of a majority of the voting power of the then-outstanding shares of voting stock of Onvia entitled to vote generally in the election of directors voting together as a single class; or

  . a majority of the remaining directors then in office (even though less than a quorum).

   Florida law provides that a vacancy on the board of directors and newly created directorships shall be filled by the affirmative vote of a majority of the remaining directors, or by the shareholders, unless the articles of incorporation provide otherwise. DemandStar's bylaws provide that only the remaining board of directors can fill vacancies and newly created directorships.

Limitation of liability of directors

   Under Delaware law, a corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' liability for monetary damages for breaches of their fiduciary duty of care. Under Delaware law, a director's liability cannot be eliminated or limited:

  .  for breaches of the duty of loyalty;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . for the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions; or

  . for transactions from which such director derived an improper personal benefit.

Onvia's certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Onvia's bylaws provide that Onvia shall indemnify its directors and permit Onvia to obtain

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

insurance on behalf of any director for any liability arising out of his or her actions in his or her capacity, regardless of whether the bylaws would permit indemnification.

   Under Florida law, a director is not personally liable for monetary damages to the corporation or any other person for any act or omission as a director, unless the director breached or failed to perform his statutory duties as a director and such breach or failure:

  . constitutes a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

  . constitutes a transaction from which the director derived an improper personal benefit;

  .  results in an unlawful distribution pursuant to Section 607.0834;

  . in a derivative action or an action by a shareholder, constitutes a conscious disregard for the best interests of the corporation or willful misconduct; or

  . in a proceeding other than a derivative action or an action by a shareholder, constitutes recklessness or an act or omission which was committed in bad faith or with a malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

DemandStar's articles of incorporation and bylaws limit director liability to the fullest extent permitted by law.

Interested stockholder transactions

   A provision of Delaware law prohibits certain transactions between a Delaware corporation and an "interested stockholder." An "interested stockholder" for purposes of this Delaware law provision is a stockholder that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of a Delaware corporation or its affiliate or associate. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock unless:

  . the business combination is approved by the corporation's board of directors prior to the stock acquisition date;

  . the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which such stockholder became an interested stockholder; or

  . the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of disinterested stockholders.

   In addition, since Onvia is based in Seattle, Washington, Onvia is subject to Washington laws that could have the effect of delaying, deferring or preventing the change of control of Onvia. Chapter 23B.19 of the Washington Business Corporation Act prohibits, with some exceptions, a 10% or greater stockholder from engaging in any of the following transactions, among others, without approval of our board of directors for five years after the date on which the individual or entity became a 10% stockholder:

  .  a merger or consolidation with Onvia;

  . the sale or lease of Onvia's assets to the 10% stockholder with a value greater than the fair market value of 5% of Onvia's total assets or 5% of Onvia's total outstanding capital stock; and

  . the receipt by the 10% stockholder of a disproportionate benefit as a stockholder.

After five-year period, the transactions above may take place as long as they comply with fair price provisions of Washington law.

   Florida law contains an "affiliated transactions" statute which provides that certain transactions involving a corporation and a shareholder owning 10% or more of the corporation's outstanding voting shares, an

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

"interested shareholder", must generally be approved by the affirmative vote of the holders of 66 2/3% of the disinterested shareholders. The transactions covered by the statute include, with certain exceptions, mergers and consolidations to which the corporation and the interested shareholder are parties. Under the Florida law, a 66 2/3% vote is not required in any of the following circumstances:

  . the transaction was approved by a majority of the corporation's disinterested directors;

  . the corporation did not have more than 300 shareholders of record at any time during the preceding three years;

  . the interested shareholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for the past five years;

  . the interested shareholder is the beneficial owner of at least 90% of the corporation's outstanding voting shares, exclusive of those acquired in a transaction not approved by a majority of disinterested directors; and

  . the consideration received by each shareholder in connection with the transaction satisfies the "fair price" provisions of the statute.

This statute applies to any Florida corporation unless the original articles of incorporation or an amendment to the articles of incorporation or bylaws contain a provision expressly electing not to be governed by this statute, or an amendment to the articles of incorporation expressly electing not to be governed by the "affiliated transactions" statute or bylaws is approved by the affirmative vote of a majority of disinterested shareholders, but is not effective until 18 months after approval. Neither DemandStar's articles of incorporation nor its bylaws contain such a provision.

Control share acquisitions

   Florida law contains a "control share acquisition" statute which provides that a person who acquires shares in an issuing public corporation in excess of certain specified thresholds, pursuant to Section 607.0902, will generally not have any voting rights with respect to such shares, unless the voting rights are approved by a majority of the disinterested shareholders. This statute does not apply to acquisitions of shares of a corporation if, prior to the pertinent acquisition of shares, the corporation's articles of incorporation or bylaws provide that the corporation shall not be governed by the statute. Under the Florida law, a corporation is permitted to adopt a provision in its articles of incorporation or bylaws providing for the redemption by the corporation of such acquired shares in certain circumstances. Unless otherwise provided in the corporation's articles of incorporation or bylaws prior to the pertinent acquisition of shares, and in the event that such shares are accorded full voting rights by the shareholders of the corporation and the acquiring shareholder acquires a majority of the voting power of the corporation, all shareholders who did not vote in favor of according voting rights to such acquired shares are entitled to dissenters' rights to receive fair value of their shares. For a more detailed description of dissenters' rights, see "Dissenters' Rights of DemandStar Shareholders."

   Delaware does not have any provision comparable to Florida's control share acquisition statute.

Shareholder derivative suits

   Under Delaware law, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law.

   Under Florida law, a person may not bring a derivative action unless the person was a shareholder of the corporation at the time the challenged transaction occurred or unless the person acquired the shares by operation of law from a person who was a shareholder at such time. Florida law also provides that a shareholder must allege and verify in a complaint that a demand was made to the board of directors to obtain

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

court action and that the demand was refused or ignored. Under Florida law, a derivative proceeding may be settled or discontinued only with court approval, and the court may dismiss a derivative proceeding if the court finds that a determination has been made in good faith that the maintenance of the action is not in the best interests of the corporation. Florida law further provides that if an action was brought without reasonable cause the court may require the plaintiff to pay the corporation's reasonable expenses, including reasonable attorney's fees, incurred in defending the proceeding.

Preferred stock

   Onvia's certificate of incorporation and DemandStar's articles of incorporation authorize their respective boards of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, powers and rights of the shares to be included in each series. Onvia's certificate of incorporation authorizes the issuance of 15,000,000 shares of preferred stock. DemandStar's articles of incorporation authorize the issuance of 10,000,000 shares of preferred stock.

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

                 DISSENTERS' RIGHTS OF DEMANDSTAR SHAREHOLDERS

Dissenters' rights of appraisal

   Under Sections 607.1301 through 607.1320 of the Florida Business Corporation Act, or the FBCA, any holder of DemandStar's common stock who does not wish to accept the merger consideration may dissent from the merger and elect to have the fair value of such shareholder's shares of common stock,exclusive of any element of value arising from the accomplishment or expectation of the merger, judicially determined and paid to such shareholder in cash, together with a fair rate of interest, if any, provided that such shareholder complies with the provisions of Sections 607.1301 through 607.1320.

   The following discussion is not a complete statement of the law pertaining to appraisal rights under the FBCA, and is qualified in its entirety by the full text of sections 607.1302 through 607.1320, a copy of which is attached hereto as Appendix D. This discussion and sections 607.1302 through 607.1320 of the FBCA should be reviewed carefully by any holder who wishes to exercise statutory dissenters' rights or wishes to preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights.

   Only a holder of record of shares of common stock issued and outstanding immediately prior to the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the shareholder of record, fully and correctly, as such shareholder's name appears on such stock certificates, should specify the shareholder's name and mailing address, the number of shares of common stock owned and that such shareholder intends thereby to demand appraisal of such shareholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a shareholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners.

   A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in timely manner to perfect appraisal rights.

   The shares of common stock with respect to which dissenting shareholders exercise their dissenters' rights are referred to in this section as "dissenting shares." Shares of DemandStar's common stock must satisfy each of the following requirements to qualify as dissenting shares under the FBCA:

  . the shares of common stock must have been outstanding on the record date;

  . the shares of common stock must not have been voted in favor of the merger;

  . the holder of such shares of common stock must make a written demand that DemandStar repurchase such shares of common stock at fair value, determined as of the close of business on the day prior to the Shareholders' Authorization Date, as defined below, excluding any appreciation or depreciation as a consequence of the proposed merger; and

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

  . the holder of such shares of common stock must deposit certificates for the certificated shares with DemandStar. Neither a vote by proxy or in person against the merger nor an abstention constitutes a demand for or a waiver of dissenters' rights under the FBCA.

   Before the "Shareholders' Authorization Date," which is defined in Section 607.1301(3) as the date on which the shareholders' vote authorizing the merger was taken, DemandStar must send to each shareholder a copy of Sections 607.1301 through 607.1320 of the FBCA. Shareholders who want to assert their dissenters' rights must deliver notice of intent to demand payment to DemandStar before the Shareholders' Authorization Date, and must not vote their shares in favor of the merger.

   Within 10 days following the Shareholders' Authorization Date, DemandStar must mail to each of its shareholders who filed a notice to demand payment, a written notice of the shareholders' approval of the merger. Within 20 days after the date DemandStar sends notice of the merger approval, holders of dissenting shares must file a written notice of their election to dissent and a demand for payment of the fair value of their dissenting shares, and must simultaneously deposit the certificates for these shares with DemandStar. Shareholders who fail to file an election to dissent within the 20 day period are bound by the terms of the merger.

   Within 10 days after the expiration of the 20 day period, or within 10 days after the merger is effectuated, whichever is later, but in no case later than 90 days after the Shareholders' Authorization Date, DemandStar must make a written offer to holders of dissenting shares to pay fair value for each of the dissenting shares, accompanied by a balance sheet and a profit and loss statement. If the holders of dissenting shares accept DemandStar's offer within 30 days of the offer, payment of the agreed upon value shall be made within 90 days of DemandStar's offer or the consummation of the merger, whichever is later. Upon payment of the agreed upon value, the holders of dissenting shares shall cease to have any interest in the dissenting shares. The dissenting shares may then be held by DemandStar as authorized but unissued shares, or may be disposed of pursuant to the merger agreement.

   However, if DemandStar fails to offer to pay fair value to a holder of dissenting shares within the period specified above, or if it makes an offer that any Dissenting Shareholder fails to accept within 30 days after the offer is made, DemandStar:

  . must, within 30 days after receipt of written demand for court action from any holder of dissenting shares, provided such demand is given within 60 days after the date on which the merger was effectuated; or

  . may, if no written demand for court action is received by DemandStar from a holder of dissenting shares within 60 days after the date on which the merger is effectuated, file an action requesting that a Circuit Court, for Broward County, Florida, determine the fair value of the dissenting shares. If DemandStar fails to institute court action, a holder of dissenting shares may do so in the name of DemandStar, and all holders of dissenting shares who have not agreed upon fair value must be made parties.

   Within 10 days of a judicial determination of fair value, DemandStar must pay each holder of dissenting shares the fair value as determined by the court. Costs and expenses of a judicial determination of fair value are determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the holders of dissenting shares who are parties to the proceeding, to whom DemandStar has made an offer to pay for the dissenting shares, if the court finds the actions of such holders of dissenting shares in failing to accept such offer arbitrary, vexatious or not in good faith.

   The merger agreement entitles all holders of dissenting shares to all rights afforded to them under Florida law which are described above. If, however, a holder of dissenting shares effectively withdraws its dissent or fails to comply with the procedure to effectuate its consent, then such holder of dissenting shares of DemandStar stock shall automatically convert into Onvia stock as provided in the merger agreement and detailed elsewhere in this proxy statement/prospectus.

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                             STOCKHOLDER PROPOSALS

   Stockholder proposals intended to be included in the proxy statement for the next annual meeting of stockholders of Onvia should be sent to the Secretary of Onvia at 1260 Mercer Street, Seattle, Washington 98109. Onvia's bylaws require that timely notice in writing be provided by stockholders seeking to nominate candidates for election to the board of directors or propose other business at the annual meeting of stockholders. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of Onvia not less than 90 days nor more than 120 days prior to the anniversary date of the prior year's meeting; provided, however, that in the event that

  . the date of the annual meeting is more than 30 days prior to or more than 60 days after such anniversary date, and

  . less than 60 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which the notice of the date of the meeting was given to stockholders or the public.

A copy of Onvia's current bylaws may be obtained from the Secretary of Onvia.

   If the merger is not consummated, proposals of DemandStar shareholders to be presented at DemandStar's next annual meeting of shareholders must be received by DemandStar at its principal executive offices not later than the close of business on the fifth day following the date on which notice of the annual meeting was given to shareholders or made public, whichever occurs first.

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

                                 LEGAL MATTERS

   Certain tax consequences of the merger have been passed upon for Onvia by Venture Law Group, A Professional Corporation and for DemandStar by Greenberg Traurig, P.A.

                                    EXPERTS

   The consolidated financial statements of Onvia and subsidiaries as of December 31, 1998 and 1999 and for the period from March 25, 1997 (inception) through December 31, 1997, and for the years ended December 31, 1998 and 1999 and the financial statements of Globe-1, Incorporated as of and for the year ended December 31, 1999 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The financial statements of Zanova, Inc. as of December 31, 1999 and for the year ended December 31, 1999 included in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The DemandStar.com, Inc. financial statements and schedules included in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding DemandStar's ability to continue as a going concern as discussed in Note 1 to the financial statements.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

   This proxy statement/prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to expectations concerning matters that are not historical facts. Words such as "projects," "believes," "anticipates," "plans," "expects," "intends," and similar words and expressions are intended to identify forward-looking statements. Although each of Onvia and DemandStar believes that such forward-looking statements are reasonable, neither can assure you that such expectations will prove to be correct. Important language regarding factors that could cause actual results to differ materially from such expectations are disclosed herein including, without limitation, in the "Risk Factors" beginning on page 12. All forward-looking statements attributable to Onvia or DemandStar are expressly qualified in their entirety by such language. Neither Onvia nor DemandStar undertakes any obligation to update any forward-looking statements.

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                      WHERE YOU CAN FIND MORE INFORMATION

   Onvia has filed a registration statement under the Securities Act with the Securities and Exchange Commission with respect to Onvia common stock to be issued to stockholders of DemandStar in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Onvia in addition to a proxy statement of DemandStar for its special shareholders' meeting. This proxy statement/prospectus does not contain all the information set forth in the registration statement because some parts of the registration statement are omitted as allowed under the rules and regulations of the Securities and Exchange Commission. Shareholders may inspect and copy the registration statement at the public reference facilities maintained by the Commission listed below.

   Onvia and DemandStar file annual, quarterly and special reports, proxy statements and other information with the Commission. Shareholders may read and copy any reports, statements or other information the companies file, including the registration statement, at the SEC's public reference rooms at:

Judiciary Plaza            Citicorp Center               Seven World Trade Center
Room 1024                  500 West Madison Street       13th Floor
450 Fifth Street, N.W.     Suite 1400                    New York, New York 10048
Washington D.C. 20549      Chicago, Illinois 60661

   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Commission at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each company, including the registration statement. The address of the SEC's website is http://www.sec.gov.

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                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Onvia financial statements

Independent Auditors' Report.............................................   F-3

Consolidated Balance Sheets at December 31, 1998 and 1999................   F-4

Consolidated Statements of Operations for the period from March 25, 1997
 (inception) through December 31, 1997 and for the years ended December
 31, 1998 and 1999.......................................................   F-5

Consolidated Statements of Changes in Stockholders' (Deficit) Equity for
 the period from March 25, 1997 (inception) through December 31, 1997 and
 for the years ended December 31, 1998 and 1999..........................   F-6

Consolidated Statements of Cash Flows for the period from March 25, 1997
 (inception) through December 31, 1997 and for the years ended December
 31, 1998 and 1999.......................................................   F-7

Notes to Consolidated Financial Statements...............................   F-8

Condensed Consolidated Balance Sheets at December 31, 1999 and September
 30, 2000 (unaudited)....................................................  F-25

Condensed Consolidated Statements of Operations for the three months ended September 30, 1999 and 2000 and for the nine months ended
 September 30, 1999 and 2000 (unaudited).................................  F-26

Condensed Consolidated Statements of Cash Flows for the nine months ended
 September 30, 1999 and 2000 (unaudited).................................  F-27

Notes to Condensed Consolidated Financial Statements (unaudited).........  F-28

Globe-1 financial statements

Independent Auditors' Report.............................................  F-34

Balance Sheets at December 31, 1999 (audited) and June 30, 2000
 (unaudited).............................................................  F-35

Statements of Operations for the year ended December 31, 1999 (audited)
 and the six months ended June 30, 1999 and 2000 (unaudited).............  F-36

Statements of Changes in Shareholders' Equity (Deficiency) for the year ended December 31, 1999 (audited) and the six months ended June 30, 2000
 (unaudited).............................................................  F-37

Statements of Cash Flows for the year ended December 31, 1999 (audited)
 and the six months ended June 30, 1999 and 2000 (unaudited).............  F-38

Notes to Financial Statements............................................  F-39

Zanova financial statements

Report of Independent Auditors...........................................  F-44

Balance Sheets at December 31, 1999 (audited) and June 30, 2000
 (unaudited).............................................................  F-45

Statements of Operations for the year ended December 31, 1999 (audited)
 and the six months ended June 30, 1999 and 2000 (unaudited).............  F-46

Statements of Changes in Stockholders' Equity for the year ended December
 31, 1999 (audited) and for the six months ended June 30, 2000
 (unaudited).............................................................  F-47

Statements of Cash Flows for the year ended December 31, 1999 (audited)
 and the six months ended June 30, 1999 and 2000 (unaudited).............  F-48

Notes to Financial Statements............................................  F-49

DemandStar financial statements

Report of Independent Certified Public Accountants.......................  F-55

Balance Sheets at December 31, 1998 and 1999.............................  F-56

Statements of Operations for the years ended December 31, 1998 and 1999..  F-57

Statements of Shareholder's Deficit for the years ended December 31, 1998 and 1999................................................................  F-58

Statements of Cash Flows for the years ended December 31, 1998 and 1999..  F-59

Notes to Financial Statements............................................  F-60

Balance Sheets at December 31, 1999 and September 30, 2000
 (unaudited)...........................................................   F-69

Statements of Operations for the three and nine months ended September
 30, 1999 and 2000 (unaudited).........................................   F-70

Statements of Cash Flows for the three and nine months ended September
 30, 1999 and 2000 (unaudited).........................................   F-71

Notes to Financial Statements (unaudited)..............................   F-72

Onvia unaudited pro forma financial information

Unaudited Pro Forma Statement of Operations for the nine months ended
 September 30, 2000....................................................   F-75

Unaudited Pro Forma Statement of Operations for the year ended December
 31, 1999..............................................................   F-76

Notes to Unaudited Pro Forma Financial Statements......................   F-77

DemandStar unaudited pro forma financial information

Introduction to Unaudited Pro Forma Combined Statement of Operations...   F-78

Unaudited Pro Forma Combined Statement of Operations for the year ended
 December 31, 1999.....................................................   F-79

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders of
Onvia.com, Inc.
Seattle, Washington

   We have audited the accompanying consolidated balance sheets of Onvia.com, Inc. and subsidiary (the Company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, changes in stockholders' (deficit) equity, and cash flows for the period from March 25, 1997 (inception) through December 31, 1997, and for the years ended December 31, 1998, and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the period from March 25, 1997 (inception) through December 31, 1997, and for the years ended December 31, 1998, and 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Seattle, Washington
February 4, 2000 (February 29, 2000, as to Note 13)

                                ONVIA.COM, INC.

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1998 and 1999

                                                           December 31, December 31,
                                                               1998         1999
                                                           ------------ ------------
                         ASSETS
                         ------

Current assets:
  Cash and cash equivalents..............................   $  44,659   $ 38,517,985
  Accounts receivable....................................      47,072        509,555
  Inventory..............................................      65,204      1,359,926
  Prepaid expenses and other current assets..............       2,212      1,064,097
  Note receivable from related party.....................                    350,000
                                                            ---------   ------------
     Total current assets................................     159,147     41,801,563
Property and equipment, net..............................      20,925      6,176,791
Other assets, net........................................                  2,300,478
                                                            ---------   ------------
     Total assets........................................   $ 180,072   $ 50,278,832
                                                            =========   ============

                     LIABILITIES AND
             STOCKHOLDERS' (DEFICIT) EQUITY
             ------------------------------

Current liabilities:
  Accounts payable.......................................   $ 219,852   $  6,719,074
  Accrued expenses.......................................     365,820      6,633,430
  Unearned revenue.......................................      42,425        659,665
  Convertible notes......................................     344,407
  Current portion of long-term debt......................                  4,481,903
                                                            ---------   ------------
     Total current liabilities...........................     972,504     18,494,072
Long-term debt...........................................                  5,171,417
                                                            ---------   ------------
     Total liabilities...................................     972,504     23,665,489
                                                            ---------   ------------

Commitments and contingencies (Note 7)

Stockholders' (deficit) equity:
  Convertible preferred stock; $.0001 par value:
   Series A; 24,000,000 shares authorized; 20,219,496
    shares issued and outstanding; ($11,819,991
    liquidation preference)..............................                 12,740,551
   Series B; 16,000,000 shares authorized; 14,544,170
    shares issued and outstanding; ($25,000,000
    liquidation preference)..............................                 24,969,851
   Series C; 6,000,000 shares authorized; 3,379,402
    shares issued and outstanding; ($23,165,801
    liquidation preference)..............................                 36,522,042
  Common stock; $.0001 par value: 150,000,000 shares
   authorized; 8,000,800 and 29,332,550 shares issued and
   outstanding...........................................         800          2,933
  Additional paid in capital.............................       9,270     24,904,116
  Notes receivable from stockholders.....................                   (155,593)
  Unearned stock compensation............................                (14,194,664)
  Accumulated deficit....................................    (802,502)   (58,175,893)
                                                            ---------   ------------
     Total stockholders' (deficit) equity................    (792,432)    26,613,343
                                                            ---------   ------------
     Total liabilities and stockholders' (deficit)
      equity.............................................   $ 180,072   $ 50,278,832
                                                            =========   ============

                See Notes to Consolidated Financial Statements.

                                ONVIA.COM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

      Period from March 25, 1997 (inception) through December 31, 1997 and
                     Years Ended December 31, 1998 and 1999

                                     March 25, 1997
                                     (inception) to  Year ended   Year ended
                                      December 31,  December 31, December 31,
                                          1997          1998         1999
                                     -------------- ------------ ------------
Revenue.............................   $  62,174     $1,037,271  $ 27,177,082
Cost of goods sold..................      46,894      1,082,448    31,574,214
                                       ---------     ----------  ------------
Gross margin........................      15,280        (45,177)   (4,397,132)
Operating expenses:
  Sales and marketing...............      41,321        206,436    16,285,970
  Technology and development........      12,707        191,968     7,443,881
  General and administrative........      91,624        224,941     4,235,091
  Noncash stock-based compensation..                               10,462,762
                                       ---------     ----------  ------------
    Total operating expenses........     145,652        623,345    38,427,704
                                       ---------     ----------  ------------
Loss from operations................    (130,372)      (668,522)  (42,824,836)
                                       ---------     ----------  ------------
Other income (expense):
  Interest income...................                                  534,299
  Interest expense..................                     (3,608)   (1,075,233)
                                       ---------     ----------  ------------
Net loss............................    (130,372)      (672,130)  (43,365,770)
Beneficial conversion feature on
 convertible preferred stock........                              (14,007,621)
                                       ---------     ----------  ------------
Net loss attributable to common
 stockholders.......................   $(130,372)    $ (672,130) $(57,373,391)
                                       =========     ==========  ============
Basic and diluted net loss per
 common share.......................   $   (0.02)    $    (0.08) $      (4.59)
                                       =========     ==========  ============
Pro forma net loss per common share
 (unaudited)........................                             $      (1.72)
                                                                 ============
Basic and diluted weighted average
 shares outstanding.................   8,000,800      8,000,800    12,507,500
                                       =========     ==========  ============
Pro forma weighted average shares
 outstanding (unaudited)............                               33,420,375
                                                                 ============


                See Notes to Consolidated Financial Statements.

                                ONVIA.COM, INC.

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY

     Period from March 25, 1997 (inception) through December 31, 1997 and
                    Years Ended December 31, 1998 and 1999

                                                                                                          Additional
                    Series A preferred     Series B preferred    Series C preferred    Onvia.com, Inc.      paid in
                          stock                  stock                  stock           common stock        capital
                  ---------------------- ---------------------- --------------------- ------------------  -----------
                    Shares     Amount      Shares     Amount     Shares     Amount      Shares    Amount    Amount
                  ---------- ----------- ---------- ----------- --------- ----------- ----------  ------  -----------
BALANCE, March
25, 1997
(inception).....         --  $       --         --  $       --        --  $       --   8,000,000  $  800  $     9,200
Issuance of
common stock....         --          --         --          --        --          --         --      --           --
Net loss........         --          --         --          --        --          --         --      --           --
                  ---------- ----------- ---------- ----------- --------- ----------- ----------  ------  -----------
BALANCE,
December 31,
1997............         --          --         --          --        --          --   8,000,000     800        9,200
Exchange of
Onvia.com, Inc.
(Subsidiary)
common stock for
Onvia.com, Inc.
common stock....         --          --         --          --        --          --         800     --            70
Net loss........         --          --         --          --        --          --         --      --           --
                  ---------- ----------- ---------- ----------- --------- ----------- ----------  ------  -----------
BALANCE,
December 31,
1998............         --          --         --          --        --          --   8,000,800     800        9,270
Cancellation of
inception
shares..........         --          --         --          --        --          --  (8,000,800)   (800)         800
Issuance of
nonvested common
stock...........         --          --         --          --        --          --  24,104,360   2,410    2,015,159
Conversion of
notes payable
into Series A
preferred
stock...........   2,258,036   1,319,997        --          --        --          --         --      --           --
Issuance of
Series A
preferred stock,
net of offering
costs of
$232,580........  17,961,460  10,267,411        --          --        --          --         --      --           --
Issuance of
Series B
preferred stock,
net of offering
costs of
$30,149.........         --          --  14,544,170  24,969,851       --          --         --      --           --
Issuance of
Series C
preferred stock,
net of offering
costs of
$651,380........         --          --         --          --  3,379,402  22,514,421        --      --           --
Beneficial
conversion
feature related
to convertible
preferred
stock...........         --          --         --          --        --   14,007,621        --      --           --
Payment received
on subscription
receivable......         --          --         --          --        --          --         --      --           --
Issuance of
common stock
warrants........         --          --         --          --        --          --         --      --       241,853
Issuance of
Series A
preferred
warrants........         --    1,153,143        --          --        --          --         --      --           --
Exercise of
stock options
and warrants....         --          --         --          --        --          --   5,428,190     543      725,732
Repurchase of
nonvested common
stock and
acceleration of
stock-based
compensation....         --          --         --          --        --          --    (200,000)    (20)     905,020
Unearned
compensation
relating to
issuance of
stock options...         --          --         --          --        --          --         --      --    14,933,826
Change in
unearned
compensation for
non-employees...         --          --         --          --        --          --         --      --     6,072,456
Amortization of
unearned
compensation on
nonvested common
stock...........         --          --         --          --        --          --         --      --           --
Amortization of
unearned
compensation on
stock options...         --          --         --          --        --          --         --      --           --
Acceleration of
nonvested common
stock...........         --          --         --          --        --          --         --      --           --
Acceleration on
stock options to
consultants.....         --          --         --          --        --          --         --      --           --
Net loss........         --          --         --          --        --          --         --      --           --
                  ---------- ----------- ---------- ----------- --------- ----------- ----------  ------  -----------
BALANCE,
December 31,
1999............  20,219,496 $12,740,551 14,544,170 $24,969,851 3,379,402 $36,522,042 29,332,550  $2,933  $24,904,116
                  ========== =========== ========== =========== ========= =========== ==========  ======  ===========
                   Onvia.com,
                      Inc.
                  (Subsidiary)     Notes
                  common stock   receivable
                  -------------     from       Unearned    Accumulated
                  Shares Amount stockholders compensation    deficit        Total
                  ------ ------ ------------ ------------- ------------- -------------
BALANCE, March
25, 1997
(inception).....    --    $--    $     --    $        --   $        --   $     10,000
Issuance of
common stock....    800     70         --             --            --             70
Net loss........    --     --          --             --       (130,372)     (130,372)
                  ------ ------ ------------ ------------- ------------- -------------
BALANCE,
December 31,
1997............    800     70         --             --       (130,372)     (120,302)
Exchange of
Onvia.com, Inc.
(Subsidiary)
common stock for
Onvia.com, Inc.
common stock....   (800)   (70)        --             --            --            --
Net loss........    --     --          --             --       (672,130)     (672,130)
                  ------ ------ ------------ ------------- ------------- -------------
BALANCE,
December 31,
1998............    --     --          --             --       (802,502)     (792,432)
Cancellation of
inception
shares..........    --     --          --             --            --            --
Issuance of
nonvested common
stock...........    --     --          --      (1,646,144)          --        371,425
Conversion of
notes payable
into Series A
preferred
stock...........    --     --          --             --            --      1,319,997
Issuance of
Series A
preferred stock,
net of offering
costs of
$232,580........    --     --      (15,593)           --            --     10,251,818
Issuance of
Series B
preferred stock,
net of offering
costs of
$30,149.........    --     --          --             --            --     24,969,851
Issuance of
Series C
preferred stock,
net of offering
costs of
$651,380........    --     --          --             --            --     22,514,421
Beneficial
conversion
feature related
to convertible
preferred
stock...........    --     --          --             --    (14,007,621)          --
Payment received
on subscription
receivable......    --     --       10,000            --            --         10,000
Issuance of
common stock
warrants........    --     --          --             --            --        241,853
Issuance of
Series A
preferred
warrants........    --     --          --             --            --      1,153,143
Exercise of
stock options
and warrants....    --     --     (150,000)           --            --        576,275
Repurchase of
nonvested common
stock and
acceleration of
stock-based
compensation....    --     --          --             --            --        905,000
Unearned
compensation
relating to
issuance of
stock options...    --     --          --     (14,933,826)          --            --
Change in
unearned
compensation for
non-employees...    --     --          --      (6,072,456)          --            --
Amortization of
unearned
compensation on
nonvested common
stock...........    --     --          --         654,689           --        654,689
Amortization of
unearned
compensation on
stock options...    --     --          --       2,916,060           --      2,916,060
Acceleration of
nonvested common
stock...........    --     --          --       1,503,136           --      1,503,136
Acceleration on
stock options to
consultants.....    --     --          --       3,383,877           --      3,383,877
Net loss........    --     --          --             --    (43,365,770)  (43,365,770)
                  ------ ------ ------------ ------------- ------------- -------------
BALANCE,
December 31,
1999............    --    $--    $(155,593)  $(14,194,664) $(58,175,893) $ 26,613,343
                  ====== ====== ============ ============= ============= =============

                See Notes to Consolidated Financial Statements.

                                ONVIA.COM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

      Period from March 25, 1997 (inception) through December 31, 1997 and
                     Years Ended December 31, 1998 and 1999

                                       March 25, 1997
                                       (inception) to  Year ended   Year ended
                                        December 31,  December 31, December 31,
                                            1997          1998         1999
                                       -------------- ------------ ------------
Cash flows from operating activities:
  Net loss...........................    $(130,372)    $(672,130)  $(43,365,770)
  Adjustments to reconcile net loss
   to net cash provided (used) by
   operating activities:
    Depreciation and amortization....       10,000         2,158      1,154,388
    Loss on disposal of assets.......                                   448,658
    Noncash stock-based
     compensation....................                                10,462,762
    Amortization of debt discount....                                   271,419
    Noncash interest expense related
     to issuance of common stock
     warrants........................                                   241,853
    Change in certain assets and
     liabilities:
      Accounts receivable............                    (48,268)      (456,875)
      Inventory......................       (2,873)      (64,116)    (1,289,496)
      Prepaid expenses and other
       current assets................       (3,631)        1,177     (1,008,782)
      Other assets...................                                (2,299,748)
      Accounts payable...............        9,130       216,784      6,471,237
      Accrued expenses...............      121,871       246,798      5,360,331
      Unearned revenue...............        2,148        41,644        613,557
                                         ---------     ---------   ------------
        Net cash provided (used) by
         operating activities........        6,273      (275,953)   (23,396,466)

Cash flows from investing activities:
  Additions to property and
   equipment.........................                    (23,083)    (6,495,931)

Cash flows from financing activities:
  Proceeds from convertible debt.....                    344,407        975,590
  Proceeds from issuance of long-term
   debt..............................                                 9,939,177
  Repayments on long-term debt.......                                (1,062,747)
  Proceeds from issuance of nonvested
   common stock......................           70                      162,828
  Proceeds from exercise of stock
   options and warrants..............                                   576,275
  Proceeds from issuance of Series A
   preferred stock, net..............                                10,261,818
  Proceeds from issuance of Series B
   preferred stock, net..............                                24,969,851
  Proceeds from issuance of Series C
   preferred stock, net..............                                22,514,421
                                         ---------     ---------   ------------
        Net cash provided by
         financing activities........           70       344,407     68,337,213
Effect of exchange rate changes on
 cash................................         (736)       (6,319)        28,510
                                         ---------     ---------   ------------
Net increase in cash and cash
 equivalents.........................        5,607        39,052     38,473,326
Cash and cash equivalents, beginning
 of year.............................                      5,607         44,659
                                         ---------     ---------   ------------
Cash and cash equivalents, end of
 year................................    $   5,607     $  44,659   $ 38,517,985
                                         =========     =========   ============

                See Notes to Consolidated Financial Statements.

                                ONVIA.COM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             Years Ended December 31, 1999 and 1998 and Period From
              March 25, 1997 (Inception) Through December 31, 1997

Note 1: Summary of Significant Accounting Policies

 Description of business

   Onvia.com, Inc., formerly known as MegaDepot.com, Inc., (the "Company") was incorporated on March 25, 1997 as MegaDepot, Inc. in the State of Washington. M-Depot Internet Superstore, Inc., a company owned by the majority stockholder of the Company, was incorporated in British Columbia, Canada on June 6, 1997. In June 1998, the Company moved its headquarters from Vancouver, B.C. to Seattle, Washington. On December 28, 1998, MegaDepot, Inc. exchanged shares of its common stock for all of the outstanding common stock of M-Depot Internet Superstore, Inc. (the "Subsidiary"). In February 1999, the Company changed its name from MegaDepot, Inc. to MegaDepot.com, Inc., and in May 1999, changed its name from MegaDepot.com, Inc. to Onvia, Inc. In December 1999, the Subsidiary changed its name to Onvia.com, Inc.

   The Company is an online supplier of goods and services to the small business market. Through its web site customers can order a wide variety of products commonly used by small businesses, such as computer hardware and software, office supplies, office machines, office furniture and phone systems. In addition, customers can order a variety of services commonly used by small businesses, such as long distance phone service, cellular phone service, credit card processing and payroll service. The Company also provides an online business exchange service which connects small business buyers and sellers.

 Basis of consolidation

   The financial statements include the accounts of the Company and its wholly owned subsidiary. As the companies were under common control from inception of the Company, the financial statements are presented on a consolidated or combined basis for all periods presented. All significant intercompany accounts and transactions have been eliminated.

 Fair value of financial instruments

   The Company's financial instruments consist of cash and cash equivalents, accounts receivable, prepaid expenses, other assets, accounts payable, accrued liabilities, convertible notes and long-term debt. Except for long-term debt and convertible notes, the carrying amounts of financial instruments approximate fair value due to their short maturities. The fair values of long-term debt and convertible notes are not materially different from their carrying amounts, based on interest rates available to the Company for similar types of arrangements.

 Significant vendors

   Approximately 78% of inventory purchases were from one supplier for the year ended December 31, 1999. Three suppliers comprised 41%, 29% and 25%, respectively, of total inventory purchases for the year ended December 31, 1998. Two suppliers comprised 69% and 31%, respectively, of total inventory purchases for the period from March 25, 1997 (inception) to December 31, 1997.

 Use of estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial

                                ONVIA.COM, INC.

statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and cash equivalents

   The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

 Inventory

   Inventory is stated at the lower of cost or market. Inventory represents product shipped by the Company's suppliers, which has not been received by customers. The Company does not stock its own inventory or maintain warehouse locations, however, the Company does take ownership at the time of shipment from the supplier until the product is received by the customer. In addition, the Company assumes economic risk related to returned or damaged products.

 Property and equipment

   Equipment is stated at cost. Depreciation expense is recorded using the straight-line method over estimated useful lives ranging from three to five years. Leasehold improvements are depreciated over the lesser of the useful lives or term of the lease.

 Revenue recognition

   Revenue from product sales is recognized upon receipt of product by the customer. The Company acts as principal in those transactions, as orders are initiated directly on the Company's web site, the Company takes title to the goods during shipment, and has economic risk related to collection, customer service and returns. Unearned revenue consists of payments received from customers for product in transit to the customer. Revenue from exchange services is recognized when the transaction occurs, ratably over the duration of the placement, or over the term of the agreement, as applicable, and is insignificant for all periods presented.

 Income taxes

   The Company accounts for income taxes using the asset and liability method under which deferred tax assets, including the tax benefit from net operating loss carryforwards and liabilities are determined based on temporary differences between the book and tax bases of assets and liabilities. A valuation allowance has been established for the full amount of the deferred tax assets.

 Valuation of long-lived assets

   The Company periodically evaluates the carrying value of its long-lived assets, including, but not limited to, property and equipment and other assets. The carrying value of a long-lived asset is considered impaired when the undiscounted net cash flow from such asset is estimated to be less than its carrying value. Management does not believe that there were any long-lived assets, which were subject to impairment at December 31, 1999.

 Detachable stock purchase warrants

   Proceeds from debt issued with detachable stock purchase warrants are allocated between the debt and the warrants based on their relative fair values. The value ascribed to the warrants is recorded as a debt discount and amortized to interest expense over the term of the related debt using the effective interest method.

                                ONVIA.COM, INC.

 Stock-based compensation

   The Company's stock option plan is subject to the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Under the provisions of this standard, employee and director stock-based compensation expense is measured using either the intrinsic-value method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), or the fair value method described in SFAS 123. Companies choosing the intrinsic-value method are required to disclose the pro forma impact of the fair value method on net income. The Company has elected to account for its employee and director stock-based awards under the provisions of APB 25. Under APB 25, compensation cost for stock options is measured as the excess, if any, of the fair value of the underlying common stock on the date of grant over the exercise price of the stock option. The Company is required to implement the provisions of SFAS 123 for stock-based awards to those other than employees and directors. Stock-based compensation expense for all equity instruments is recognized on an accelerated basis based on the related vesting periods.

 Advertising costs and co-branding fees

   The Company expenses advertising costs as incurred. Advertising expense, excluding amounts for co-branding agreements, for the years ended December 31, 1999 and 1998 was $9,932,761 and $22,560, respectively. There was no advertising expense for the period from March 25, 1997 (inception) to December 31, 1997. Fees on co-branding agreements are recorded as services are performed (see Note 7).

 Comprehensive income

   The Company has adopted the provisions of Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") effective January 1, 1998. SFAS No. 130 requires the presentation of comprehensive income and its components. Comprehensive income is the change in equity from transactions and other events and circumstances other than those resulting from investments by owners and distributions to owners. The only component of comprehensive income for the Company is the foreign currency translation adjustment. For the years ended December 31, 1999 and 1998, the foreign currency translation adjustments were immaterial.

 Foreign currency adjustment

   The functional currency of the Subsidiary is the Canadian dollar. Realized foreign currency transaction gains and losses are primarily related to the purchase of products from U.S. suppliers and are included in cost of sales. Assets and liabilities of the Subsidiary have been translated to U.S. dollars at year-end exchange rates. Revenues and expenses have been translated at average monthly exchange rates. During the years ended December 31, 1999 and 1998, foreign currency transaction losses were $0 and $82,426, respectively.

 Commitments and contingencies

   The Company is subject to various legal proceedings that arise in the ordinary course of business. The Company provides for any anticipated losses at the time an estimate can be made. While management believes that the disposition of these matters will not have a material adverse effect on the financial position, results of operations, or cash flows of the Company, the ultimate outcome is inherently uncertain (see Note 13).

 Net loss per share

   Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period, including contingently issuable shares for which all necessary conditions

                                ONVIA.COM, INC.

have been satisfied. Diluted net loss per share is computed by dividing net loss by the weighted average number of common shares and dilutive potential common shares outstanding during the period. For the years ended December 31, 1999 and 1998, 56,744,290 and 589,152 shares respectively, have been excluded from the computation of diluted net loss per share as their effects would be antidilutive. There were no dilutive common stock equivalents for the period from March 25, 1997 (inception) through December 31, 1997.

   Pro forma net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on the date the shares were originally issued (see Note 9).

 Internally developed software

   Effective for fiscal years beginning after December 15, 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company adopted SOP 98-1 on January 1, 1999 and capitalized $828,853 in internally developed software costs during the year ended December 31, 1999. Capitalized software costs are amortized on a straight-line basis over a useful life ranging from one to three years. Amortization related to the capitalized software was $135,738 for the year ended December 31, 1999.

 Start-up costs

   In April 1998, the AICPA issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities." This statement requires companies to expense the costs of start-up activities and organization costs as incurred. The Company adopted SOP 98-5 on January 1, 1999, and there was no material impact on the accompanying financial statements.

 New accounting pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, which will be effective for the Company for the fiscal year and quarters beginning after June 15, 2000, requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company does not expect the effect of adopting the provisions of SFAS No. 133 to have a significant impact on the Company's financial position, results of operations and cash flows.

 Reclassifications

   Certain reclassifications of balances have been made for consistent presentation.

                                ONVIA.COM, INC.

Note 2: Property and Equipment

   Property and equipment consists of the following:

                                                      December 31, December 31,
                                                          1998         1999
                                                      ------------ ------------
   Computer equipment................................   $17,921    $ 3,635,813
   Software..........................................       558      2,512,037
   Furniture and fixtures............................     4,604        797,013
   Leasehold improvements............................                  373,961
                                                        -------    -----------
                                                         23,083      7,318,824
   Less: Accumulated depreciation....................    (2,158)    (1,142,033)
                                                        -------    -----------
                                                        $20,925    $ 6,176,791
                                                        =======    ===========

Note 3: Convertible Notes

   During 1998, the Company issued convertible promissory notes in the amount of $344,407, which accrued interest at 8% and matured one year from issuance. In connection with these notes, the Company issued warrants to the noteholders to purchase up to 833,352 shares of common stock at $0.0025 per share upon the closing of the Company's Series A preferred financing on February 25, 1999. Interest expense of $241,853 was recorded upon issuance of the warrants.

   In February 1999, the Company issued additional convertible promissory notes in the amount of $975,590 to new and existing noteholders. The notes bore interest at 6% and matured one year from issuance.

   On February 25, 1999, the outstanding principal on the convertible notes of $1,319,997 was converted into 2,258,036 shares of the Company's Series A preferred stock in conjunction with the Series A preferred financing described in Note 9.

Note 4: Long-term Debt

   In August 1999, the Company obtained financing for the purchase of software and post-contract software support in the amount of $1,658,614. The debt bears interest at 13.8% per annum and matures in September 2000. Payments of $110,278, including principal and interest, are to be made monthly through September 2000.

   In August 1999, the Company also entered into a subordinated debt arrangement with two lenders to provide financing in the amount of $7,000,000. The obligation bears interest at a coupon interest rate of 13.2% with an effective rate of 24.2% per annum and matures in February 2002. Monthly principal payments of $259,259 are scheduled beginning December 1999 through February 2002. The debt is collateralized by all assets of the Company. In conjunction with the debt financing, the Company issued warrants to purchase 1,165,310 shares of Series A preferred stock at $0.90 per share. The exercise price on these warrants may be reduced based upon certain future events. The debt and warrants were recorded at their fair values of $5,905,770 and $1,094,230, respectively.

   In June 1999, the Company obtained an equipment loan financing in the aggregate amount of up to $3,000,000 for the acquisition of capital equipment. The Company received proceeds of $2,163,888 from its initial drawdown under this line. The loan bears interest at an average rate of 8.5% with an effective rate of 19.6% per annum and matures on August 1, 2002. The principal amount is payable in 36 monthly payments; the first 35 payments of $68,514 and the last payment of $393,097, which is due in August 2002. In December 1999, the Company obtained an additional $775,289 on the equipment line which bears coupon interest at an

                                ONVIA.COM, INC.

average rate of 8.91% and an effective interest rate of 18.1% per annum. The loan matures in December 2002. Principal and interest are payable in 36 monthly payments; the first 35 payments of $24,667 and the last payment of $140,960. The loans are secured by the equipment of the Company. In conjunction with the original loan, the Company issued warrants to purchase 97,328 shares of Series A preferred stock at $1.24 per share. The original debt and warrants were recorded at their fair values of $2,106,045 and $57,843, respectively. As of December 31, 1999, the Company has $274,300 available to borrow on the equipment financing agreement.

   Debt consists of the following at December 31, 1999:

   Note payable.................................................... $   920,625
   Subordinated debt obligation....................................   6,888,887
   Equipment term loan.............................................   2,725,700
                                                                    -----------
                                                                     10,535,212
   Less: Unamortized debt discount.................................    (881,892)
                                                                    -----------
                                                                    $ 9,653,320
                                                                    ===========

   Maturities of long-term debt at December 31, 1999 are as follows:

   Year ending December 31,
   ------------------------
   2000............................................................ $ 5,094,152
   2001............................................................   4,109,690
   2002............................................................   1,331,370
                                                                    -----------
                                                                     10,535,212
   Less: Unamortized debt discount.................................    (881,892)
                                                                    -----------
                                                                      9,653,320
   Less: Current portion, net of discount..........................  (4,481,903)
                                                                    -----------
                                                                    $ 5,171,417
                                                                    ===========

Note 5: Income Taxes

   At December 31, 1999 and 1998, the Company had net operating loss carryforwards of $33,372,573 and $552,154, respectively, which may be used to offset future taxable income. These carryforwards expire at various dates beginning in 2017 through 2019. Should certain changes in the Company's ownership occur, there could be a limitation on the utilization of its net operating losses.

   The effective rate differs from the federal statutory rate as follows:

                                       Period from
                                      March 25, 1997
                                         through      Year ended   Year ended
                                       December 31,  December 31, December 31,
                                           1997          1998         1999
                                      -------------- ------------ ------------
   Tax benefit at statutory rate.....     (34.0)%       (34.0)%      (34.0)%
   Stock-based compensation..........      29.4           4.4          8.1
   Other.............................       0.6           0.2          0.1
   Change in valuation allowance.....       4.0          29.4         25.8
                                          -----         -----        -----
                                            0.0 %         0.0 %        0.0 %
                                          =====         =====        =====

                                ONVIA.COM, INC.

   The Company's net deferred tax assets consist of the following:

                                                    December 31, December 31,
                                                        1998         1999
                                                    ------------ ------------
   Net operating loss carryforwards................  $ 187,732   $ 11,346,675
   Prepaid expenses and other assets currently
    deductible.....................................                  (488,777)
   Accrued expenses not currently deductible.......        484        559,994
   Depreciation different for tax purposes.........     14,920        (46,939)
                                                     ---------   ------------
   Net deferred tax assets.........................    203,136     11,370,953
   Less: Valuation allowance.......................   (203,136)   (11,370,953)
                                                     ---------   ------------
   Net deferred tax asset..........................  $     --    $        --
                                                     =========   ============

   The Company has recorded a 100% valuation allowance equal to the net deferred tax asset balance based upon management's determination that the recognition criteria for realization have not been met.

Note 6: Employee Retirement Plan

   In December 1999, the Board of Directors approved the Onvia.com Savings and Retirement Plan (the "Retirement Plan") which will cover all eligible employees. The Retirement Plan, which will be effective on March 1, 2000, is a qualified salary reduction plan in which all eligible employees may elect to have a percentage of their pre-tax compensation contributed to the Retirement Plan, subject to certain guidelines issued by the Internal Revenue Service. Contributions by the Company are at the discretion of the Board of Directors.

Note 7: Commitments and Contingencies

   Operating leases: The Company is committed under non-cancellable operating leases for its current and former office space. During 1999, the Company subleased certain office space for amounts equal to the rental obligation, which expire in 2001. Future minimum sublease rental receipts are approximately $65,000.

   In December 1999, the Company signed a lease agreement for new corporate office facilities. Monthly lease payments range from $61,625 to $173,188 through the expiration of the agreement in February 2008. Total lease obligations under this agreement aggregate to $14,598,750 over the eight year lease period.

   Total rent expense was $294,307 and $20,330 for the years ended December 31, 1999 and 1998, respectively. Future minimum lease payments required on non-cancelable operating leases are approximately as follows:

   For the years ending December 31,
   ---------------------------------
   2000............................................................ $ 1,970,928
   2001............................................................   2,263,491
   2002............................................................   2,302,894
   2003............................................................   2,479,269
   2004............................................................   2,519,475
   Thereafter......................................................   5,935,124
                                                                    -----------
                                                                    $17,471,181
                                                                    ===========

   Lease deposit: The Company's leasing arrangement for its existing corporate facilities requires a letter of credit of $650,000 to be issued to the landlord. This letter of credit is secured by a deposit of $650,000, which

                                ONVIA.COM, INC.

is recorded in other assets. The letter of credit expires in May 2000; however, the letter of credit is required to be renewed for consecutive one-year periods for the term of the leasing arrangement.

   The Company's leasing arrangement for its new corporate facilities requires a letter of credit of $2,000,000 to be issued to the landlord through February 2008. This letter of credit was obtained in January 2000, is secured by a deposit of $2,000,000 and expires in January 2001. This letter of credit is automatically renewed for consecutive one-year periods through January 2003. Upon the earlier of six months after the effective date of the lease or the date the tenant delivers its notice to commence certain tenant improvements, the $2,000,000 will be increased to $2,500,000.

   Advertising agreement: In 1998, the Subsidiary entered into an agreement to pay 4% of certain revenues to a third party in exchange for advertising services performed in Canadian markets. The agreement is cancellable by either party with 30 days notice. Advertising expenses of $259,500 and $22,560 were incurred under this agreement for the years ended December 31, 1999 and 1998, respectively.

   In December 1999, the Company entered into an agreement with CNET for certain advertising services under which the Company must make payments each time a visitor clicks on a link from the web page of CNET to the web page of the Company. The term of the agreement is for one year starting January 1, 2000 and is cancellable by either party after six months with 30 days notice. Minimum guaranteed payments are $200,000 per month for the first six months and $250,000 per month thereafter.

   Co-branding agreements: During 1999, the Company entered into approximately 20 co-branding agreements. These agreements require monthly license fees, and certain agreements require payments based on sales generated on the co-branded site. These agreements typically lapse over a period of three to twelve months or upon 30 days notice by either party to the agreement. The monthly license fees are expensed as incurred and the related co-branding royalties are expensed in the month the associated sales are generated. The Company recorded $1,970,359 in co-branding fees for the year ended December 31, 1999.

Note 8: Stock Options

   In February 1999, the Company adopted a combined stock option plan (the "1999 Plan") which provides for the issuance of incentive and nonstatutory common stock options to employees, directors and consultants of the Company. The Board of Directors reserved 10,400,000 shares of common stock to be issued in conjunction with the 1999 Plan. In conjunction with the Series B preferred financing discussed in Note 9, the Board of Directors reserved an additional 2,908,830 shares of common stock for issuance under the 1999 Plan. In December 1999, the Board of Directors amended the 1999 Plan to increase the number of shares reserved for issuance to a total of 18,000,000 shares. Pursuant to common stock purchase agreements described in Note 9, 1,146,224 shares were issued from the 1999 Plan option pool. There were 5,678,412 shares available for issuance under the 1999 Plan as of December 31, 1999.

   Stock options are granted at exercise prices and vesting schedules determined by the Board of Directors. All options granted to employees have been approved by the Board of Directors, generally with four year vesting schedules. Options granted to consultants of the Company have been approved by the Board of Directors with varying vesting schedules of up to four years. Stock options expire ten years after the date of grant.

                                ONVIA.COM, INC.

   The following table summarizes stock option activity for the year ended December 31, 1999:

                                                     Options    Weighted-average
                                                   outstanding   exercise price
                                                   -----------  ----------------
   Options granted................................ 11,466,032        $0.89
   Options exercised.............................. (5,299,982)       $0.14
   Options forfeited..............................   (290,668)       $0.35
                                                   ----------
   Outstanding at December 31, 1999...............  5,875,382        $1.60
                                                   ==========
   Options exercisable at December 31, 1999.......    271,874        $0.09
                                                   ==========

   The weighted average fair value of options granted during 1999 was $1.52 per share. During the year ended December 31, 1999, the Company recorded compensation expense of $999,061 related to the issuance of stock options for services provided by consultants, exclusive of the compensation expense from the acceleration of vesting described below, and $1,928,208 on stock options issued to employees. The Company did not issue any stock options during the year ended December 31, 1998 or the period from March 25, 1997 (inception) to December 31, 1997.

   In December 1999, the Board of Directors approved the acceleration of vesting on all outstanding unvested stock options issued to non-employees. The stock options had vesting periods ranging from one to four years from the date of issuance. The Company recognized $3,383,877 in compensation expense in conjunction with this transaction. Further, options to purchase 2,396,554 shares of common stock issued to certain employees were converted to common stock which are subject to a repurchase option at a purchase price equal to the original exercise price of the underlying options upon termination of employment. Individuals paid $324,569 in cash to exercise their options. The repurchase options expire over the remaining vesting period of the original stock option grants. No compensation expense was recognized in conjunction with the conversion.

   The following table summarizes information about stock options outstanding and exercisable at December 31, 1999:

                                               Options outstanding
                                               -------------------
                                                Weighted-average
                                      Number        remaining        Options
   Range of exercise prices         of options  contractual life   exercisable
   ------------------------         ---------- ------------------- -----------
   $ 0.06..........................   726,668         8.84           160,000
   $ 0.13.......................... 1,850,382         9.00           108,542
   $ 0.25..........................    63,332         9.45             3,332
   $ 0.38..........................   809,000         9.59               --
   $ 0.50..........................   212,000         9.70               --
   $ 1.00..........................   422,000         9.80               --
   $ 1.25..........................   567,000         9.86               --
   $ 6.17.......................... 1,225,000         9.96               --
                                    ---------                        -------
                                    5,875,382                        271,874
                                    =========                        =======

   In accordance with SFAS 123, the fair value of each employee option grant is estimated on the date of grant using the minimum value option-pricing model assuming the following weighted average assumptions: average risk free interest rate of 5.50%; volatility of 0%; dividends of $0; and an expected life of four years.

                                ONVIA.COM, INC.

Had the Company determined compensation expense based on the fair value of the option at the grant date for all stock options issued to employees, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                                                   Year ended
                                                                  December 31,
                                                                      1999
                                                                  ------------
   Net loss:
     As reported................................................. $(57,373,391)
     Pro forma................................................... $(57,626,582)
   Net loss per share:
     As reported--basic and diluted.............................. $      (4.59)
     Pro forma--basic and diluted................................ $      (4.61)

   In December 1999, the Board of Directors approved the 2000 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan shall commence on the effective date of the Company's initial public offering. The Directors' Plan authorizes the grant of 600,000 shares of non-qualified stock options to non-employee directors. Initially, 40,000 shares will be granted to all non-employee directors upon the closing of an initial public offering and, thereafter, to each eligible non-employee director on the date such person is first elected or appointed as a non-employee director. Annually, each non-employee director will be granted an additional option to purchase 10,000 shares of common stock, provided such person has been a non-employee director of the Company for at least the prior six months. The initial option grant under the Directors' Plan is exercisable 25% each year for four years on the anniversary of the date of grant. The annual grants are exercisable in full on the day before the first anniversary of the date of grant. The options have a term of ten years and terminate when the non-employee director no longer continues to serve as a director of the Company.

   In December 1999, the Board of Directors approved the 2000 Employee Stock Purchase Plan (the "ESPP"). The ESPP shall commence on the effective date of the Company's initial public offering. The ESPP allows all full-time employees to participate by purchasing the Company's common stock at a discount allowed under guidelines issued by the Internal Revenue Service. A total of 600,000 shares of the Company's common stock has been reserved for issuance under the ESPP. Each year, the number of shares reserved for issuance under the purchase plan will automatically be increased by 1% of the total number of shares of common stock then outstanding or, if less, by 600,000 shares or such lesser number of shares as the Board of Directors determines.

Note 9: Stockholders' (Deficit) Equity

 Authorized shares

   On September 29, 1999, the Articles of Incorporation were amended to increase the number of authorized shares of common stock from 100,000,000 to 124,000,000 and increase the number of authorized shares of preferred stock from 24,000,000 to 40,000,000, of which 24,000,000 are designated as Series A preferred stock and 16,000,000 are designated as Series B preferred stock. On December 20, 1999, the Articles of Incorporation were amended to increase the number of authorized shares of common stock to 150,000,000 and increase the number of authorized shares of preferred stock to 46,000,000.

 Common and preferred stock splits

   On February 16, 1999, the Board of Directors amended the Company's Articles of Incorporation and authorized a two-for-one common stock split. The number of authorized shares of common stock was increased from 20,000,000 shares to 40,000,000 shares. On July 29, 1999, the Board of Directors approved an additional

                                ONVIA.COM, INC.

two-for-one common and preferred stock split. The stock splits were effected in the form of a stock dividend. These stock splits have been presented retroactively in the accompanying financial statements.

 Convertible preferred stock

   On February 25, 1999, the Company issued 17,961,460 shares of Series A convertible voting preferred stock at $0.58 per share resulting in proceeds of $10,251,818, net of issuance costs of $232,580 and stock subscription receivables of $15,593. The Company received a $10,000 payment on this receivable in October 1999. A consulting firm was issued 119,744 shares as a part of this financing round in consideration for past services provided to the Company. Expense of $70,050 was recorded in conjunction with this transaction.

   The $344,407 of convertible promissory notes outstanding as of December 31, 1998 were converted into 589,152 shares of Series A preferred stock as part of this transaction. In addition, convertible promissory notes for $975,590 issued in February 1999 were converted into 1,668,884 shares of Series A preferred stock.

   On September 30, 1999, the Company issued 14,544,170 shares of its Series B preferred stock at $1.72 per share resulting in proceeds of $24,969,851, net of issuance costs of $30,149.

   On December 20, 1999, the Company issued 3,379,402 shares of Series C preferred stock at $6.86 per share resulting in proceeds of $22,514,421, net of issuance costs of $651,380. The Company recorded, immediately upon issuance, a preferred stock dividend of $14,007,621 representing the value of the beneficial conversion feature on the issuance of Series C preferred stock in December 1999. The beneficial conversion feature was calculated at the issuance date of the Series C preferred stock based on the difference between the conversion price of $6.86 per share and the estimated fair value of the common stock at that date.

   Each share of Series A, Series B and Series C preferred stock is convertible on a one for one basis to common stock at the option of the holder or automatically upon registration of the Company's common stock pursuant to a public offering under the Securities Act of 1933 ("an Offering"). The Series A, Series B and Series C preferred stock would be converted upon an Offering at a price of not less than $10.28 per share with aggregate proceeds of not less than $30,000,000, or by the written consent of the holders of eighty percent of the outstanding shares of Series B preferred stock. The conversion price is subject to adjustment in certain instances including stock splits and dividends, reverse stock splits and issuances of additional capital stock below the conversion price then in effect. In the event of the latter, the conversion price in effect is decreased by a formula, which reduces the dilutive effect to the preferred stockholders.

   The holder of each share of preferred stock has the right to one vote for each share of common stock into which such preferred stock can be converted. Preferred stockholders have the same voting rights and powers as common stockholders. Holders of the Company's preferred stock and warrants have registration rights.

   Dividends are based on a rate of $0.05, $0.16 and $0.62 per share per annum on each outstanding share of Series A, Series B and Series C preferred stock, respectively, or, if greater, an amount equal to any dividend paid on any other outstanding shares of the Company. Dividends are not cumulative and are payable when and if declared by the Board of Directors.

   In the event of a liquidation of the Company, the holders of Series C preferred stock will receive a liquidation preference of up to $6.86 per share over the holders of Series A, Series B and common stock. Upon satisfaction of Series C preferences, distributions will be made to Series B preferred stockholders in an amount up to $1.72 per share. Upon satisfaction of Series B preferences, distributions will be made to Series A preferred stockholders in an amount up to $0.58 per share. Upon completion of preference distributions to

                                ONVIA.COM, INC.

Series A, Series B and Series C preferred stockholders, any remaining amounts will be distributed among the common stockholders on a pro rata basis.

 Dividend policy

   The Company has never declared or paid dividends on its capital stock. The Company's existing borrowing agreements prohibit the payment of dividends.

 Issuance and cancellation of common stock

   On March 25, 1997, the Company issued 8,000,000 shares of common stock to the founder in exchange for certain assets with a fair value of $10,000.

   On January 18, 1999, the Company cancelled all 8,000,800 outstanding shares of the Company's common stock, pursuant to the issuance of 22,958,136 shares of nonvested common stock to employees and other outside parties.

 Nonvested common stock

   Prior to December 31, 1998 the Company entered into agreements with certain employees and other outside parties to perform services, which would be settled in cash or equity securities, at the Company's discretion. The Company recorded a liability for the cost of these agreements as of December 31, 1998.

   In January 1999, the Company issued 22,958,136 shares of nonvested common stock to employees and other outside parties for services performed. These shares are subject to a repurchase option, which allows the Company the right to repurchase the shares at the original purchase price upon termination of employment. The repurchase option on the nonvested common stock expires ratably over four years from date of hire or commencement of services on a monthly basis. The expiration of the repurchase option may accelerate upon certain change of control transactions. Noncash stock-based compensation expense of $458,475, $86,084 and $122,673 was recognized for the issuance of these shares during the years ended December 31, 1999 and 1998 and the period from March 25, 1997 (inception) through December 31, 1997, respectively.

   In April 1999, the Company issued 1,026,224 shares of nonvested common stock under the 1999 Plan to the chairman of the Board of Directors in exchange for $12,828. The issued shares had a fair value of $0.40 per share as of the grant date. These shares are subject to a repurchase option which allows the Company the right to repurchase the shares at the original purchase price upon termination of employment or consulting services provided. The repurchase option expires over four years with a 25% cliff after the first year and ratably thereafter on a monthly basis, and may accelerate upon certain change of control transactions. Compensation expense in the amount of $196,213 was recognized for these shares for the year ended December 31, 1999.

   In October 1999, the Company exercised its option to repurchase 200,000 shares of nonvested common stock from a former employee and removed any remaining restrictions on the 200,000 shares still held by the individual. In conjunction with this transaction, the Company recognized $905,000 of compensation expense.

   In December 1999, the Company issued 120,000 shares of nonvested common stock under the 1999 Plan to a member of the Board of Directors in exchange for $150,000. The shares had a fair value of $11.00 per share as of the grant date. These shares are subject to a repurchase option which allows the Company the right to repurchase the shares at the original purchase price upon termination of service as a member of the Board of Directors. The repurchase option expires over four years with a 25% cliff after the first year and ratably

                                ONVIA.COM, INC.

thereafter on a monthly basis, and may accelerate upon certain change of control transactions. Unearned stock-based compensation in the amount of $1,170,000 was recorded at the date of issue.

   In December 1999, the Company waived its repurchase option on the nonvested common shares issued to non-employees. The Company recognized an additional $1,503,136 in compensation expense in connection with this transaction.

 Warrants to purchase Series A preferred stock

   During 1999, the Company issued warrants to purchase up to 1,165,310 shares of its Series A preferred stock at $0.90 per share in conjunction with its subordinated debt financing. These warrants are exercisable immediately upon grant and expire through the later of ten years after date of grant or five years after the closing of an Offering. The exercise price of the warrants is subject to adjustment upon the occurrence of certain corporate events or the Company meeting specified operating criteria. The Series A preferred stock purchase warrants automatically convert into common stock purchase warrants upon the effectiveness of an Offering.

   The Company also issued warrants to purchase up to 97,328 shares of its Series A preferred stock at $1.24 per share in conjunction with its equipment loan financing. These warrants are exercisable immediately upon grant and expire through the later of nine years after date of grant or four years after the closing of an Offering.

   The warrants automatically convert into common stock purchase warrants upon the effectiveness of an Offering.

 Warrants to purchase common stock

   In February 1999, the Company issued warrants to purchase up to 833,352 shares of its common stock in conjunction with its convertible debt financing in 1998. The warrants are exercisable at $0.0025 per share and vest immediately upon issuance. The warrants expire on the earliest of five years from the date of issuance; upon a change of control, as defined; or upon the closing of an initial public offering. In 1999, warrant holders exercised their warrants to purchase 128,208 shares of common stock.

Note 10: Related Party Transactions

   The Company paid a company owned by the principal stockholder of the Company $119,441, $83,761 and $17,497 for the years ended December 31, 1999 and 1998 and the period from March 25, 1997 (inception) through December 31, 1997, respectively, for certain services, including wages, benefits, management fees, office expenses and other miscellaneous expenses. As of December 31, 1999, 1998 and 1997, the Company owed $0, $10,880 and $17,497 to this affiliated entity for services performed during the respective periods. For the years ended December 31, 1999 and 1998 and the period from March 25, 1997 (inception) through December 31, 1997, respectively, the Company had sales of $51,723, $0 and $15,132 to this affiliated entity. In February 1999, the Company entered into an agreement with this affiliated entity to pay $3,300 per month for certain shared costs. This agreement was terminated in August 1999. In August 1999, the Company sub-leased its former office space to this affiliated entity. The lease expires in May 2001 with monthly payments that range between $2,212 and $2,279. The Company is a guarantor of the primary lease in the event that the affiliated entity fails to meet its obligations under the sublease.

   A director and stockholder provided legal and professional services to the Company in the amount of $505,892 during the year ended December 31, 1999. Additionally, as of December 31, 1998, the Company

                                ONVIA.COM, INC.

owed certain employees $44,407 under convertible debt agreements. The Company purchased software for approximately $347,000 from a vendor who has a common stockholder with the Company.

   In October 1999, the Company received a promissory note from a principal stockholder in the amount of $350,000, collateralized by 350,000 shares of the Company's common stock. The note bears interest at 6% per annum. The principal and interest are payable upon demand at the earlier of October 2004 or the expiration of any lock-up period after an Offering. The note becomes due if certain change of control events take place.

   In December 1999, the Board of Directors authorized the issuance of promissory notes to senior executives in an aggregate amount of up to $1,000,000, collateralized by shares of the Company's common stock held by them. When issued, the notes will bear interest at 6% per annum. The principal and interest are payable upon demand at the earlier of four years from the date of issuance or the expiration of any lock-up period following a public offering. The notes become due if certain change of control events takes place.

   In December 1999, the Company received a promissory note from an employee in the amount of $150,000, collateralized by 150,000 shares of the Company's common stock. The note bears interest at 6% per annum. The principal and interest are payable upon demand at the earlier of December 2004 or the expiration of any lock-up period after an Offering in which the employee is a selling stockholder. The note becomes due if certain change of control events take place.

                                ONVIA.COM, INC.

Note 11: Segment Information

   Statement of Financial Accounting Standards No. 131 (SFAS No. 131) "Disclosures about Segments of an Enterprise and Related Information" establishes reporting and disclosure standards for an enterprise's operating segments. The Company uses identical principles to account for segment information as used in the accompanying financial statements. Operating segments are defined as components of an enterprise for which separate financial information is available and regularly reviewed by management. Management operates its business based upon geographic area. Intercompany transactions are insignificant and have been recorded at cost as part of the parent's investment in its Subsidiary. Operating results by business segment are as follows:

                                          US         Canada        Totals
                                     ------------  -----------  ------------
   Period from March 25, 1997
    (inception) to December 31,
    1997:
   Net revenue...................... $        --   $    62,174  $     62,174
   Net loss.........................     (112,518)     (17,854)     (130,372)
   Total assets.....................          193       11,717        11,910

   Year ended December 31, 1998:
   Net revenue...................... $    153,356  $   883,915  $  1,037,271
   Net loss.........................     (406,795)    (265,335)     (672,130)
   Total assets.....................       67,402      112,670       180,072
   Property and equipment...........       17,319        3,606        20,925
   Depreciation and amortization....        1,288          870         2,158
   Interest expense.................          --         3,608         3,608
   Additions to property and
    equipment.......................       19,477        3,606        23,083

   Year ended December 31, 1999:
   Net revenue...................... $ 21,994,442  $ 5,182,640  $ 27,177,082
   Net loss.........................  (41,141,420)  (2,224,350)  (43,365,770)
   Total assets.....................   48,889,980    1,388,852    50,278,832
   Property and equipment...........    5,914,305      262,486     6,176,791
   Other assets.....................    2,274,386       26,092     2,300,478
   Depreciation and amortization....    1,097,997       56,391     1,154,388
   Interest income..................      534,299          --        534,299
   Interest expense.................    1,075,233          --      1,075,233
   Noncash compensation expense.....   10,281,324      181,438    10,462,762
   Additions to property and
    equipment.......................    7,443,642      307,800     7,751,442
   Additions to other assets........    2,274,386       26,092     2,300,478

Note 12: Supplemental Cash Flow Information

 Noncash investing and financing activities are as follows:

   On March 25, 1997, the Company issued 8,000,000 shares of common stock to the founder in exchange for certain assets with a fair value of $10,000.

   On February 25, 1999, the Company issued warrants to purchase 833,352 shares of its common stock at $.0025 per share. The noncash value allocated to these warrants was $241,853.

   On February 25, 1999, the outstanding convertible debt of the Company in the amount of $1,319,997 was converted into shares of its Series A preferred stock.

                                ONVIA.COM, INC.

   On June 15, 1999 and August 5, 1999, the Company issued warrants to purchase its Preferred A stock in conjunction with its debt financings on these dates. The value allocated to the warrants was $1,153,143.

   On August 13, 1999, the Company purchased software of $1,255,511 and post-contract support of $403,103 in exchange for a promissory note.

   On December 20, 1999, a senior executive exercised stock options in exchange for a note of $150,000.

 Supplemental cash flow information:

   Cash paid for interest during the year ended December 31, 1999 was $736,605. The Company paid no cash for interest in the year ended December 31, 1998 or the period from March 25, 1997 (inception) to December 31, 1997.

Note 13: Subsequent Events

   On January 27, 2000, the Board of Directors authorized the Company's reincorporation in the State of Delaware and authorized an amendment to the Delaware Certificate of Incorporation to issue 265,000,000 shares, each with a par value of $0.0001 per share. 250,000,000 shares would be common stock and 15,000,000 shares would be undesignated preferred stock. The Company's reincorporation in Delaware was effective on February 22, 2000 and included a two-for-one split of the Company's outstanding shares of common stock and preferred stock. Common and preferred stock issued and stock option information in these financial statements have been restated to reflect this split.

   On February 4, 2000, the Company entered into a common stock purchase agreement with Internet Capital Group, an existing investor, where Internet Capital Group agrees to purchase at the closing of an initial public offering the greater of $40,000,000 or one-third of the number of shares sold to the public. The shares will be valued at the offering price.

   In February 2000, the Company entered into a strategic relationship with America Online (AOL), under which AOL will provide its customers with access to the Company's services and products, through an interactive co-branded web site. As part of this relationship, the Company will provide to AOL a web-based buying directory to act as the engine for AOL's business-to-business ecommerce platform. In addition, AOL will promote the co-branded site and will pay a percentage of the advertising revenue earned from the co-branded web site. The Company has agreed to make fixed payments of $18,160,804 to AOL under this agreement, $3,087,340 of which was paid following the execution of the agreement and $5,275,712 of which is due upon the closing of the Offering, or any other debt or equity financing with proceeds to the Company of at least $10,000,000. The remainder is payable in six equal quarterly payments commencing in May 2000. The Company is also required to make additional payments to AOL if the number of new customers that it acquires from AOL exceeds a specified level.

   In February 2000, the Company received promissory notes from four employees totaling $325,000 collateralized by 325,000 shares of the Company's common stock. The notes bear interest at 6% per annum. The principal and interest are payable upon demand at the earlier of February 2005 or the expiration of any lock-up period after an Offering in which the employees are selling stockholders. The notes become due if certain change of control events take place.

   In February 2000, a former associate of the chief executive officer of the Company filed an action against the Company and the chief executive officer of the Company alleging a breach of a partnership arrangement. In this action, the plaintiff asserts that he is entitled to 50% of the chief executive officer's interest in the

                                ONVIA.COM, INC.

Company and 50% of the assets and business of the Company. Management is currently investigating the claims and believes that the claims against the Company are without merit. Nevertheless, litigation is inherently uncertain and should litigation ensue, there can be no assurance that the Company would prevail in such a suit. Any cash award or settlement paid to the plaintiff could have a material negative impact on the Company's operating results and financial condition. Any shares of common stock awarded or issued to the plaintiff by the Company would be dilutive to the Company's stockholders.

   On February 8, 2000, the Company amended its corporate office facilities lease. This amendment extended the original lease term from eight to ten years and increased the lease payments to amounts ranging from $217,917 to $257,000 per month. Total lease obligations under this agreement aggregate to $28,185,250 over the ten year lease period. The letter of credit requirements in the lease were also increased from $2,000,000 to $3,000,000 and from $2,500,000 to $3,500,000.

   Subsequent to December 31, 1999 and through February 29, 2000, the Company granted 1,826,000 options to employees to purchase common stock at exercise prices ranging from $9.50 to $21.00 per share.

                        ONVIA.COM, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                      September 30, December 31,
                                                          2000          1999
                                                      ------------- ------------
                                                            (in thousands)
                                                       (unaudited)
                       ASSETS
                       ------

Current assets:
  Cash and cash equivalents..........................   $ 120,386     $ 38,518
  Short-term investments.............................      71,207          --
  Accounts receivable, net...........................       4,405          510
  Inventory..........................................       3,856        1,360
  Prepaid expenses and other current assets..........       7,180        1,414
                                                        ---------     --------
    Total current assets.............................     207,034       41,802
Property and equipment, net..........................      18,955        6,177
Other assets, net....................................       9,234        2,300
Goodwill, net........................................      41,569
                                                        ---------     --------
    Total assets.....................................   $ 276,792     $ 50,279
                                                        =========     ========

        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------

Current liabilities:
  Accounts payable...................................   $  17,259     $  6,719
  Accrued expenses and other.........................      31,816        7,294
  Current portion of long-term debt..................       3,663        4,482
                                                        ---------     --------
    Total current liabilities........................      52,738       18,495
Long-term debt.......................................       4,027        5,171
                                                        ---------     --------
    Total liabilities................................      56,765       23,666
                                                        ---------     --------

Commitments and contingencies (Note 8)

Stockholders' equity:
  Common stock and additional paid in capital........     377,446       98,984
  Unearned stock compensation........................      (8,364)     (14,195)
  Accumulated deficit................................    (149,055)     (58,176)
                                                        ---------     --------
    Total stockholders' equity.......................     220,027       26,613
                                                        ---------     --------
    Total liabilities and stockholders' equity.......   $ 276,792     $ 50,279
                                                        =========     ========

   See accompanying notes to the condensed consolidated financial statements.

                        ONVIA.COM, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                         Three months
                                        ended September    Nine months ended
                                              30,            September 30,
                                       ------------------  ------------------
                                         2000      1999      2000      1999
                                       --------  --------  --------  --------
                                        (In thousands,      (In thousands,
                                       except per share    except per share
                                       data) (Unaudited)   data) (Unaudited)
Revenue............................... $ 45,332  $  8,128  $ 96,094  $ 13,169
Cost of goods sold....................   47,010     9,657   103,542    15,709
                                       --------  --------  --------  --------
  Gross margin........................   (1,678)   (1,529)   (7,448)   (2,540)
Operating expenses:
  Sales and marketing.................   15,630     5,152    53,597     6,520
  Technology and development..........    8,046     2,227    18,685     2,681
  General and administrative..........    3,433     1,019     9,395     2,422
  Noncash stock-based compensation....    1,986       524     6,726     1,714
  Amortization of goodwill............    2,695       --      2,695       --
                                       --------  --------  --------  --------
    Total operating expenses..........   31,790     8,922    91,098    13,337
                                       --------  --------  --------  --------
Loss from operations..................  (33,468)  (10,451)  (98,546)  (15,877)
Interest income (expense), net........    2,948      (374)    7,183      (325)
                                       --------  --------  --------  --------
Net loss..............................  (30,520)  (10,825)  (91,363)  (16,202)
Reduction of beneficial conversion of
 convertible preferred stock..........      --        --        287       --
                                       --------  --------  --------  --------
Net loss attributable to common
 stockholders......................... $(30,520) $(10,825) $(91,076) $(16,202)
                                       ========  ========  ========  ========
Basic and diluted net loss per common
 share................................ $  (0.39) $  (0.83) $  (1.48) $  (1.42)
                                       ========  ========  ========  ========
Basic and diluted weighted average
 shares outstanding...................   77,832    12,982    61,663    11,390
                                       ========  ========  ========  ========



   See accompanying notes to the condensed consolidated financial statements.

                        ONVIA.COM, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            Nine months ended
                                                              September 30,
                                                            ------------------
                                                              2000      1999
                                                            --------  --------
                                                             (In thousands)
                                                               (Unaudited)
Cash flows from operating activities:
  Net loss................................................. $(91,363) $(16,202)
  Adjustments to reconcile net loss to net cash provided by
   (used in) operating activities:
    Depreciation and amortization..........................    5,565       637
    Noncash stock-based compensation.......................    6,726     1,714
    Amortization of goodwill...............................    2,695       --
    Amortization of debt discount..........................      492        70
    Noncash interest expense related to issuance of common
     stock warrants........................................      --        242
    Change in certain assets and liabilities, net of
     effects from purchase transactions:
      Accounts receivable, net.............................   (3,786)     (142)
      Inventory............................................   (2,496)     (463)
      Prepaid expenses and other current assets............   (5,691)   (1,236)
      Other assets.........................................   (4,347)   (1,019)
      Accounts payable.....................................    7,547     2,902
      Accrued expenses and other...........................   25,499     2,748
                                                            --------  --------
        Net cash used in operating activities..............  (59,159)  (10,749)
Cash flows from investing activities:
  Purchase of short-term investments.......................  (71,207)      --
  Cash acquired in purchase transactions...................    3,723       --
  Direct costs of purchase transactions....................   (1,862)      --
  Additions to property and equipment......................  (15,671)   (4,133)
  Additions to capitalized internally developed software...   (3,823)      --
                                                            --------  --------
        Net cash used in investing activities..............  (88,840)   (4,133)
Cash flows from financing activities:
  Proceeds from convertible debt...........................      --        975
  Proceeds from issuance of long-term debt.................      --      9,164
  Repayments on long-term debt.............................   (3,729)     (509)
  Proceeds from exercise of stock options and warrants.....      114       --
  Net proceeds from issuance of Series A preferred stock...      --     10,252
  Net proceeds from issuance of Series B preferred stock...      --     20,970
  Net proceeds from issuance of common stock...............  233,839        13
  Repurchase of preferred stock............................     (476)      --
                                                            --------  --------
        Net cash provided by financing activities..........  229,748    40,865
Effect of exchange rate changes on cash....................      119         9
                                                            --------  --------
Net increase in cash and cash equivalents..................   81,868    25,992
Cash and cash equivalents, beginning of period.............   38,518        45
                                                            --------  --------
Cash and cash equivalents, end of period................... $120,386  $ 26,037
                                                            ========  ========

   See accompanying notes to the condensed consolidated financial statements.

                        ONVIA.COM, INC. AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Basis of Presentation

   The accompanying condensed consolidated financial statements include the accounts of Onvia.com, Inc. and its wholly owned subsidiaries, collectively referred to as the "Company". The unaudited interim condensed consolidated financial statements and related notes thereto have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. The accompanying interim condensed consolidated financial statements and related notes thereto should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Registration Statement on Form S-1 (No. 333-93273), ("Registration Statement"), including the related prospectus dated February 29, 2000.

   The information furnished is unaudited, but reflects, in the opinion of management, all adjustments, consisting of only normal recurring items, necessary for a fair presentation of the results for the interim periods presented. Interim results are not necessarily indicative of results for a full year.

2. Net Loss Per Share

   Historical basic and diluted earnings per share are calculated using the weighted average shares of common stock outstanding, reduced for shares subject to repurchase by the Company. For the nine months ended September 30, 2000 and 1999, stock options, warrants and nonvested common stock totaling 13,225,100 and 55,804,706 shares respectively, are excluded from the calculation of diluted net loss per share as they would be anti-dilutive.

3. Stockholders' Equity

 Initial Public Offering

   In March 2000, the Company completed its initial public offering (the "Offering") and issued 9,200,000 shares of its common stock to the public at a price of $21.00 per share. The Company received net proceeds of $177.9 million. Concurrent with this Offering, the Company issued an additional 2,666,666 shares of its Common Stock to Internet Capital Group at a price of $21.00 for net proceeds of $56.0 million.

4. Segment Information

   The operating business segments reported below are the segments of the Company for which separate financial information is available and for which operating profit and loss amounts are evaluated and used by the chief operating decision maker for making operating decisions, assessing performance and deciding on how to effectively allocate resources. The Company evaluates its operations based on the geography of its two operations, the United States and Canada. The operating segment information for 1999 and 2000 has been reported in accordance with the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."

                        ONVIA.COM, INC. AND SUBSIDIARIES

                                                      U.S.    Canada    Totals
                                                    --------  -------  --------
                                                         (In thousands)
Three months ended September 30, 2000
  Revenue.......................................... $ 41,450  $ 3,882  $ 45,332
  Net loss.........................................  (28,607)  (1,913)  (30,520)
  Total assets.....................................  273,702    3,090   276,792
  Property and equipment, net......................   18,376      579    18,955
  Other assets.....................................    9,192       42     9,234
  Goodwill.........................................   41,569             41,569
  Depreciation and amortization....................    1,983       63     2,046
  Amortization of goodwill.........................    2,695              2,695
  Interest income, net.............................    2,939        9     2,948
  Noncash compensation expense.....................    1,880      106     1,986

Three months ended September 30, 1999
  Revenue.......................................... $  6,576  $ 1,552  $  8,128
  Net loss.........................................  (10,322)    (503)  (10,825)
  Total assets.....................................   37,481      718    38,199
  Property and equipment, net......................    4,606      221     4,827
  Other assets.....................................      946       25       971
  Depreciation and amortization....................      512       13       525
  Interest expense, net............................     (374)              (374)
  Noncash compensation expense.....................      504       20       524

Nine months ended September 30, 2000
  Revenue.......................................... $ 85,980  $10,186  $ 96,094
  Net loss.........................................  (86,008)  (5,355)  (91,363)
  Total assets.....................................  273,702    3,090   276,792
  Property and equipment, net......................   18,276      579    18,955
  Other assets.....................................    9,192       42     9,234
  Goodwill.........................................   41,569             41,569
  Depreciation and amortization....................    5,411      154     5,565
  Amortization of goodwill.........................    2,695              2,695
  Interest income, net.............................    7,164       19     7,183
  Noncash compensation expense.....................    6,401      325     6,726

Nine months ended September 30, 1999
  Revenue.......................................... $  9,917  $ 3,252  $ 13,169
  Net loss.........................................  (15,216)    (986)  (16,202)
  Total assets.....................................   37,481      718    38,199
  Property and equipment, net......................    4,606      221     4,827
  Other assets.....................................      946       25       971
  Depreciation and amortization....................      615       22       637
  Interest expense, net............................     (322)      (3)     (325)
  Noncash compensation expense.....................    1,628       86     1,714

5. Acquisitions

 Zanova, Inc.

   On July 11, 2000, the Company completed its acquisition of Zanova, Inc. ("Zanova"). Zanova provides custom e-business solutions and web-based applications that allow businesses to build commerce enabled web

                        ONVIA.COM, INC. AND SUBSIDIARIES
sites. Pursuant to the terms of the Agreement and Plan of Merger and related Certificate of Merger, collectively the "Merger Agreements", each share of Zanova common stock was converted into the right to receive 0.211132 shares of the Company's common stock. In addition, the Company assumed all issued and outstanding options and warrants to purchase shares of Zanova common stock using an exchange ratio of 0.211132.

   Pursuant to the exchange ratios applied in the acquisition, the Company issued 2,470,520 shares of the Company's common stock with a fair market value of approximately $16.9 million and exchanged options and warrants to purchase 281,219 shares of the Company's common stock with a fair market value of approximately $1.1 million. The Company incurred transaction costs consisting primarily of professional fees of approximately $627,000, resulting in a total purchase price of approximately $18.5 million. Under the terms of the Merger Agreements, 247,057 shares of common stock issued are being held in an escrow account to secure and collateralize the obligations of Zanova shareholders to the Company. The results of operations of Zanova have been consolidated in the Company's results of operations since July 11, 2000, the date of acquisition.

   The total purchase price paid for the Zanova acquisition was allocated as follows (in thousands):

                                                                        Zanova
                                                                        -------
   Assets acquired at fair value....................................... $   738
   Liabilities acquired at fair value..................................    (322)
   Goodwill............................................................  18,118
                                                                        -------
     Total............................................................. $18,534
                                                                        =======

 Globe-1, Incorporated

   On August 10, 2000, the Company completed its acquisition of Globe-1, Incorporated ("Globe-1"). Globe-1 provides electronic procurement services in a proprietary government-to-business exchange. Pursuant to the terms of the Agreement and Plan of Merger, "Merger Agreement", each share of Globe-1 common stock was converted into the right to receive 0.15957 shares of the Company's common stock. In addition, the Company assumed each issued and outstanding warrant to purchase shares of Globe-1 common stock using an exchange ratio of 0.15957.

   Pursuant to the exchange ratios applied in the acquisition, the Company issued 2,351,705 shares of the Company's common stock with a fair market value of approximately $21.6 million and exchanged warrants to purchase 531,054 shares of the Company's common stock with a fair market value of approximately $3.0 million. The Company incurred transaction costs consisting primarily of professional fees of approximately $204,000, resulting in a total purchase price of approximately $24.8 million. Under the terms of the Merger Agreement, 285,000 shares of common stock issued are being held in an escrow account to secure and collateralize the obligations of Globe-1 shareholders to the Company. The results of operations of Globe-1 have been consolidated in the Company's results of operations since August 10, 2000, the date of acquisition.

                        ONVIA.COM, INC. AND SUBSIDIARIES

   The total purchase price paid for the Globe-1 acquisition was allocated as follows (in thousands):

                                                                        Globe-1
                                                                        -------
   Cash................................................................ $ 3,563
   Assets acquired at fair value.......................................     452
   Liabilities acquired at fair value..................................    (669)
   Goodwill............................................................  21,422
                                                                        -------
     Total............................................................. $24,768
                                                                        =======

 Hardware.com, Inc.

   On September 15, 2000, the Company completed its acquisition of Hardware.com, Inc. ("Hardware.com"). A total of 149,250 shares of the Company's common stock with a fair market value of approximately $1.0 million were issued to certain former holders preferred stock of Hardware.com. In connection with the acquisition, the Company recorded net liabilities of approximately $4.5 million, resulting in a total purchase price of approximately $5.5 million. The total consideration exceeded the fair value of the net assets acquired by approximately $4.8 million, which has been recorded as goodwill. Under the terms of the Agreement and Plan of Merger and related Certificate of Merger, 44,775 shares of common stock issued are being held in an escrow account to secure and collateralize the obligations of Hardware.com stockholders to the Company. The results of operations of Hardware.com have been consolidated in the Company's results of operations since September 15, 2000, the date of acquisition.

   Michael D. Pickett, the Company's Chairman and director since February 1999, was also Hardware.com's Chairman and Chief Executive Officer. Mr. Pickett received no payment of consideration as a result of the acquisition. However, Mr. Pickett became the Company's President and Chief Operating Officer in connection with the acquisition.

 All Acquisitions

   The acquisitions were accounted for as purchase business combinations which means that the purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair values on the date of acquisition.

   At September 30, 2000, total goodwill and the related accumulated amortization in the Zanova, Globe-1 and Hardware.com acquisitions totaled $41.6 million and $2.7 million, respectively. Goodwill is amortized over the estimated useful lives of three years.

   The following summary, prepared on an unaudited pro forma basis, reflects the condensed consolidated results of operations for the nine months ended September 30, 2000 and 1999 assuming Zanova, Globe-1 and Hardware.com had been acquired at the beginning of the periods presented (in thousands, except per share data):

                                                           Nine months ended
                                                             September 30,
                                                           -------------------
                                                             2000       1999
                                                           ---------  --------
   Revenue................................................ $  97,443  $ 13,616
   Net loss...............................................  (117,729)  (28,835)
   Basic and diluted net loss per share................... $   (1.77) $  (1.76)

   The pro forma results are not necessarily indicative of what would have occurred if the acquisitions had been in effect for the periods presented and are not intended to be a projection of future results.

6. Co-Branded Site Agreement with Visa USA Inc.

   In July 2000, the Company entered into a custom co-branded site agreement with Visa USA Inc. ("Visa") to create VisaBusiness.com, a site specifically designed to help Visa's small business cardholders earn

                        ONVIA.COM, INC. AND SUBSIDIARIES
incremental revenue through the use of the Company's exchange services. As part of the agreement, Visa will also promote the co-branded site to its Member Banks. Visa has agreed to make annual fixed payments totaling approximately $7.3 million to the Company over the three year term of the agreement, not including annual sponsorship fees or Member Bank fees. Due to the nature of the service, the Company recognizes the license revenue on a straight-line basis over the term of the agreement. The Company will pay Visa specified percentages of transaction fees generated at the co-branded site and will record expense as transactions occur. As of September 30, 2000, the Company has recorded approximately $4.2 million in deferred revenue related to this agreement and has recognized approximately $235,000 in revenue during the three months ended September 30, 2000.

7. New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, which will be effective for the Company for the fiscal quarter beginning January 1, 2001, requires the Company to recognize all derivatives as either assets or liabilities in the Company's balance sheet and measure those instruments at fair value. The Company does not expect the effect of adopting the provisions of SFAS No. 133 to have a significant impact on the balance sheet, results of operations or cash flows.

   In March 2000, the FASB issued Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation--an interpretation of APB Opinion No. 25" ("Interpretation No. 44"). Interpretation No. 44 became effective July 1, 2000. The interpretation clarifies the application of APB Opinion No. 25 for certain issues, specifically, (a) the definition of an employee, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. The adoption of Interpretation No. 44 did not have a significant impact on its financial position or results of operations.

   In May 2000, the Emerging Issues Task Force (EITF) reached a consensus on EITF Issue 00-14, "Accounting for Certain Sales Incentives." This consensus provides guidance on the recognition, measurement, and income statement classification for sales incentives offered voluntarily by a vendor without charge to customers that can be used in, or that are exercisable by a customer as a result of, a single exchange transaction. This consensus must be adopted no later than October 1, 2000. The Company does not expect the adoption of this consensus to have a material impact on its financial position or results of operations.

   In July 2000, the EITF reached a consensus on EITF Issue 00-10, "Accounting for Shipping and Handling Fees and Costs." This consensus requires that all amounts billed to a customer in a sale transaction related to shipping and handling, if any, represent revenue and should be classified as revenue. The Company already classifies shipping charges to customers as revenue. The EITF did not reach a consensus with respect to the classification of costs related to shipping and handling. The Company classifies fulfillment costs such as outbound shipping to customers and credit card fees as cost of sales.

8. Commitments and Contingencies

   In February 2000, the Company entered into a strategic relationship with America Online ("AOL"), under which AOL will provide its customers with access to the Company's services and products, through an interactive co-branded web site. As part of this relationship, the Company will provide to AOL a web-based buying directory to act as the engine for AOL's business-to-business e-commerce platform. In addition, AOL will promote the co-branded site and will pay a percentage of the advertising revenue earned from the co-branded web site. The Company has agreed to make fixed payments of $18.2 million to AOL under this

                        ONVIA.COM, INC. AND SUBSIDIARIES
agreement. The Company is also required to make additional payments to AOL if the number of new customers that it acquires from AOL exceeds a specified level. Approximately $3.1 million of this amount was paid following the execution of the agreement. The Company believes that performance is below anticipated levels, and accordingly the Company has not made certain contractual payments under the agreement. As of September 30, 2000, the Company owed AOL approximately $8.5 million, which is included in accrued expenses and other. During the quarter ended September 30, 2000, the Company continued to record the AOL contractual costs on a straight-line basis over 18 months resulting in sales and marketing expense of $2.3 million and $6.1 million for the three and nine months ended September 30, 2000, respectively.

   On November 14, 2000, Onvia and AOL entered into a restructuring agreement, which waives any current or past due contractual payments due to AOL. As a result of the new agreement, Onvia and AOL will continue with an abbreviated form of their relationship through May 14, 2001, after which neither party will have any contractual commitment to the other. As a result of the restructuring agreement, Onvia reversed sales and marketing expense of $2.3 million during the fourth quarter of 2000.

   In February 2000, a potential investor filed a lawsuit in the Supreme Court of British Columbia, Canada against the Company and its chief executive officer for 50% of the Company's assets and 50% of the executive's equity interest in the Company. The lawsuit alleges that the potential investor and the Company's chief executive officer planned to form a company similar to Onvia.com. Based upon investigations to date, the Company believes that the allegations against it are without merit and that the outcome will not harm its business. The Company believes that it has valid defenses to this claim and intends to vigorously defend the action. Any cash award or settlement paid by the Company could have a material negative impact on the Company's operating results and financial condition.

   In July 2000, the British Columbia Securities Commission notified the Company that its directed share program offered to certain shareholders at the time of the Company's Offering did not meet Canadian disclosure requirements. The Company has recorded an estimate of the settlements as of September 30, 2000. In October 2000, the Company tendered rescission rights to selected shareholders as a remedy to this violation. The Company believes that its obligation under these rescission rights will be approximately $850,000.

   From time to time the Company is subject to various other legal proceedings that arise in the ordinary course of its business. Although the Company cannot predict the outcomes of these proceedings with certainty, the Company does not believe that the disposition of these matters will have a material adverse effect on its financial position, results of operations or cash flows.

9. Reorganization

   In September 2000, the Company implemented a reorganization plan designed to maximize operational efficiencies and reduce operating costs. As part of this plan, the Company reduced its workforce by 87 employees, which represented approximately 18 percent of the Company's employee base and included employees from all areas of the Company. The Company recorded employee severance costs of approximately $490,000, to be paid through December 31, 2000. These accrued severance benefits are included in accrued expenses and other at September 30, 2000. In addition, the Company accelerated the vesting on 162,917 stock options and shares of non-vested common stock, which resulted in an additional noncash compensation charge of approximately $487,000.

   In December 2000, Onvia entered into a strategic agreement with firstsource corp., whereby firstsource will, through a private label solution, provide product purchasing and fulfillment services for Onvia's web site. As a result of the agreement, Onvia has reduced its workforce by approximately 180 employees. Onvia will record a restructuring charge of approximately $4.0 million during the fourth quarter of 2000, which consists primarily of employee severance costs and the write off of related capitalized software.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Globe-1, Incorporated
Bellevue, Washington

   We have audited the accompanying balance sheet of Globe-1, Incorporated (the Company) as of December 31, 1999, and the related statement of operations, changes in shareholders' equity (deficiency), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of Globe-1, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Seattle, Washington
September 29, 2000

                             GLOBE-1, INCORPORATED

                                 BALANCE SHEETS

                December 31, 1999, and June 30, 2000 (Unaudited)

                                                      December 31,  June 30,
                                                          1999        2000
                                                      ------------ -----------
                                                                   (Unaudited)
                       ASSETS
                       ------

CURRENT ASSETS:
  Cash and cash equivalents..........................  $  93,302   $ 3,324,181
  Accounts receivable................................     33,962       138,591
  Other receivables..................................        --        118,200
                                                       ---------   -----------
    Total current assets.............................    127,264     3,580,972
PROPERTY AND EQUIPMENT, net..........................    175,621       652,453
OTHER ASSETS.........................................        --          7,124
                                                       ---------   -----------
    TOTAL............................................  $ 302,885   $ 4,240,549
                                                       =========   ===========

  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
  -------------------------------------------------

CURRENT LIABILITIES:
  Accounts payable...................................  $  29,690   $    62,520
  Accrued expenses and other.........................     39,472       133,473
  Deferred stock-based compensation..................    574,530        32,642
                                                       ---------   -----------
    Total current liabilities........................    643,692       228,635

COMMITMENTS AND CONTINGENCIES (Note 6)

SHAREHOLDERS' EQUITY (DEFICIENCY):
  Common stock, no par value--Authorized, 20,000,000
   and 40,000,000 shares; issued and outstanding,
   10,058,962 shares.................................    254,812     1,889,829
  Convertible Series A preferred stock, no par
   value--Authorized, 10,000,000 shares; issued and
   outstanding, 4,335,940 shares ($3,989,065
   liquidation preference)...........................        --      3,742,360
  Accumulated deficit................................   (595,619)   (1,620,275)
                                                       ---------   -----------
    Total shareholders' equity (deficiency)..........   (340,807)    4,011,914
                                                       ---------   -----------
    TOTAL............................................  $ 302,885   $ 4,240,549
                                                       =========   ===========


                       See notes to financial statements.

                             GLOBE-1, INCORPORATED

                            STATEMENTS OF OPERATIONS

   Year Ended December 31, 1999, and Six Months Ended June 30, 1999 and 2000
                                  (Unaudited)

                                            December 31, June 30,   June 30,
                                                1999       1999       2000
                                            ------------ --------  -----------
                                                             (Unaudited)
REVENUE....................................  $ 360,248   $141,273  $   338,545
COST OF REVENUE............................     76,650     26,790       89,517
                                             ---------   --------  -----------
    Gross profit...........................    283,598    114,483      249,028

OPERATING EXPENSES:
  General and administrative...............    239,441    114,636      962,095
  Sales and marketing......................    153,908     82,137      314,465
  Product development......................      2,230        --        38,456
                                             ---------   --------  -----------
    Total operating expenses...............    395,579    196,773    1,315,016
                                             ---------   --------  -----------
    Operating loss.........................   (111,981)   (82,290)  (1,065,988)
OTHER INCOME (EXPENSE).....................     (2,680)       --        41,332
                                             ---------   --------  -----------
    NET LOSS...............................  $(114,661)  $(82,290) $(1,024,656)
                                             =========   ========  ===========




                       See notes to financial statements.

                             GLOBE-1, INCORPORATED

           STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)

  Year Ended December 31, 1999, and Six Months Ended June 30, 2000 (Unaudited)

                                                 Series A preferred
                              Common stock             stock
                          --------------------- -------------------- Accumulated
                            Shares     Amount    Shares     Amount     deficit       Total
                          ---------- ---------- --------- ---------- -----------  -----------
BALANCE, January 1,
 1999...................  10,058,962 $  254,812       --  $      --  $  (480,958) $  (226,146)
Net loss................         --         --        --         --     (114,661)    (114,661)
                          ---------- ---------- --------- ---------- -----------  -----------
BALANCE, December 31,
 1999...................  10,058,962    254,812       --         --     (595,619)    (340,807)
Issuance of common stock
 warrants for services..         --   1,419,088       --         --          --     1,419,088
Issuance of Series A
 preferred stock, net...         --         --  4,335,940  3,742,360         --     3,742,360
Issuance of common stock
 warrants to Series A
 preferred
 shareholders...........         --     215,929       --         --          --       215,929
Net loss................         --         --        --         --   (1,024,656)  (1,024,656)
                          ---------- ---------- --------- ---------- -----------  -----------
BALANCE, June 30, 2000
 (unaudited)............  10,058,962 $1,889,829 4,335,940 $3,742,360 $(1,620,275) $ 4,011,914
                          ========== ========== ========= ========== ===========  ===========




                       See notes to financial statements.

                             GLOBE-1, INCORPORATED

                            STATEMENTS OF CASH FLOWS

   Year Ended December 31, 1999, and Six Months Ended June 30, 1999 and 2000
                                  (Unaudited)

                                             December 31, June 30,   June 30,
                                                 1999       1999       2000
                                             ------------ --------  -----------
                                                              (Unaudited)
OPERATING ACTIVITIES:
  Net loss.................................   $(114,661)  $(82,290) $(1,024,656)
  Adjustments to reconcile net loss to net
   cash provided (used) by operating
   activities:
    Depreciation and amortization..........       8,521      3,145        9,946
    Stock-based compensation...............     272,314    124,995      870,075
    Cash provided (used) by changes in
     operating assets and liabilities:
      Accounts receivable..................      50,188     26,497     (104,629)
      Other receivables....................         --         --      (118,200)
      Deferred revenue.....................      (9,334)    (6,667)         --
      Accounts payable.....................      23,440     11,643       32,830
      Accrued expenses and other...........      18,909     11,322       94,001
                                              ---------   --------  -----------
        Net cash provided (used) by
         operating activities..............     249,377     88,645     (240,633)

INVESTING ACTIVITIES:
  Purchase of property and equipment.......    (161,965)   (69,563)    (486,777)

FINANCING ACTIVITIES:
  Borrowings under line of credit..........      12,584     12,107          --
  Repayments under line of credit..........     (12,584)    (1,099)         --
  Issuance of Series A preferred stock,
   net.....................................         --         --     3,742,360
  Issuance of common stock warrants to
   Series A preferred shareholders.........         --         --       215,929
                                              ---------   --------  -----------
        Net cash provided by financing
         activities........................         --      11,008    3,958,289
                                              ---------   --------  -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS..      87,412     30,090    3,230,879
CASH AND CASH EQUIVALENTS:
  Beginning of period......................       5,890      5,890       93,302
                                              ---------   --------  -----------
  End of period............................   $  93,302   $ 35,980  $ 3,324,181
                                              =========   ========  ===========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Cash paid for interest...................   $   1,562   $    628  $       204

                       See notes to financial statements.

                             GLOBE-1, INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

   Year Ended December 31, 1999, and Six Months Ended June 30, 1999 and 2000
                                  (Unaudited)

Note 1: Summary of Significant Accounting Policies

   Description of business: Globe-1, Incorporated (the Company) was incorporated March 27, 1996, in the state of Washington as a Subchapter S corporation. On January 1, 1999, the Company revoked its Subchapter S status and registered as a C corporation, also in the state of Washington.

   The Company is a government to business exchange that provides procurement services by electronically distributing government agency bid solicitations and notices to targeted companies in its established vendor pool.

   The Company is subject to certain business risks that could affect future operations and financial performance. These risks include changes in technology and increased competition.

   Unaudited interim financial statements: The financial statements as of June 30, 2000, and for the six-month periods ended June 30, 1999 and 2000, are unaudited and reflect all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of the Company's management, necessary for a fair presentation of financial position, results of operations, and cash flows. All financial statement disclosures related to the six-month periods ended June 30, 1999 and 2000, are unaudited.

   Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash and cash equivalents: The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. The Company maintains its cash in interest-bearing and noninterest-bearing cash accounts and money market funds. The Company's money market accounts are carried at cost which approximates fair market value.

   Internally developed software: The Company adopted Statement of Position
(SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, on January 1, 1999. SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company capitalized $151,958 in internally developed software costs during the year ended December 31, 1999, and $6,065 and $29,874 during the six-month periods ended June 30, 1999 and 2000, respectively. Capitalized software costs are amortized on a straight-line basis over useful lives ranging from three to five years. Amortization related to capitalized software was $2,230 for the year ended December 31, 1999, and $4,460 for the six-month period ended June 30, 2000, respectively, and is recorded as a product development expense.

   Property and equipment: Property and equipment are stated at cost. Depreciation expense is recorded using the straight-line method for financial statement purposes and accelerated methods for federal income tax purposes over estimated useful lives of two to five years.

   Stock-based compensation: The Company has elected to account for its employee and director stock-based awards under the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Under APB Opinion No. 25, compensation cost for stock options and warrants is measured as the excess, if any, of the fair value of the underlying common stock on the date of grant over the

                             GLOBE-1, INCORPORATED
exercise price of the stock option or warrant. The Company is required to implement the provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, for stock-based awards to nonemployees. The Company accounts for nonemployee stock-based awards under the fair value method as prescribed by SFAS No. 123, using a Black-Scholes pricing model with the following underlying assumption: risk-free interest rates of 6.29% in 1999 and 6.59% in 2000; expected lives of three to four years; and stock price volatility of 70% in 1999 and 96% in 2000.

   Revenue recognition: The Company generates revenue primarily through delivery of procurement services. Such revenue is recognized as services are performed.

   Income taxes: Upon the election to revoke its Subchapter S corporation status, the Company began accounting for income taxes under SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets, including net operating losses and liabilities are determined based on temporary differences between the book and tax bases of assets and liabilities based on tax rates expected to be in effect when the temporary differences reverse. The Company provides a valuation allowance for deferred tax assets that cannot be currently recognized due to the Company's losses and uncertainty of future profitability.

Note 2: Property and Equipment

   Property and equipment consist of the following:

                                                        December 31,  June 30,
                                                            1999        2000
                                                        ------------ -----------
                                                                     (Unaudited)
   Computers...........................................   $ 22,055    $100,421
   Furniture and fixtures..............................      1,718      13,116
   Office equipment....................................      9,450      25,835
   Software............................................    155,998     532,167
                                                          --------    --------
                                                           189,221     671,539
   Accumulated depreciation............................    (13,600)    (19,086)
                                                          --------    --------
                                                          $175,621    $652,453
                                                          ========    ========

Note 3: Line of Credit

   During 1998, the Company entered into a line-of-credit arrangement for $30,000, with interest at prime plus 1%. There were no amounts outstanding under the line of credit at December 31, 1999, or June 30, 2000.

   On May 15, 2000, the Company entered into a line-of-credit arrangement for $500,000 with a maturity date of November 25, 2000. Interest shall accrue on advances at prime plus 1.25%. There were no amounts outstanding under the line of credit at June 30, 2000. To facilitate this transaction, the Company issued warrants to purchase 21,739 shares of common stock at $.92 per share.

                             GLOBE-1, INCORPORATED

Note 4: Income Taxes

   The tax effects of temporary differences and net operating loss carryforwards that give rise to the Company's deferred tax assets and liabilities are as follows:

                                                        December 31,  June 30,
                                                            1999        2000
                                                        ------------ -----------
                                                                     (Unaudited)
   Deferred tax assets:
     Net operating loss carryforwards..................   $    --     $ 302,000
     Stock-based compensation..........................     93,000      170,000
                                                          --------    ---------
       Gross deferred tax assets.......................     93,000      472,000
   Deferred tax liabilities:
     Depreciation......................................    (54,000)     (76,000)
                                                          --------    ---------
       Net deferred tax assets.........................     39,000      396,000
   Valuation allowance.................................    (39,000)    (396,000)
                                                          --------    ---------
   Deferred tax assets.................................   $    --     $     --
                                                          ========    =========

   The Company has not recorded any benefit from temporary differences and net operating loss carryforwards, as realization of such benefits is not reasonably assured. The Company's net operating loss carryforwards of $888,000 as of June 30, 2000, expire in 2020. The net change in the valuation allowance during the year ended December 31, 1999, and the six months ended June 30, 2000, was $39,000 and $357,000, respectively.

Note 5: Shareholders' Equity

   Authorized shares: On March 16, 2000, the Board of Directors increased the number of authorized shares of common stock from 20,000,000 to 40,000,000 and authorized the issuance of 10,000,000 shares of preferred stock, of which 4,347,827 shares are designated as Series A preferred stock. On July 17, 2000, the number of Series A preferred stock was increased to 4,891,305.

   Preferred stock: In 2000, the Company issued 4,335,940 shares of Series A preferred stock for $3,773,136, net of issuance costs of $30,776. These shares are convertible at the option of the holder into common stock at the Series A conversion price, initially $.92 per share, and are automatically convertible at the option of the holders or upon an initial public offering. Dividends are payable when and if declared by the Board of Directors. In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Series A preferred stock will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of common stock, the amount of $.92 per share, plus an amount equal to all declared but unpaid dividends on the preferred stock. Each share of Series A preferred stock has voting rights and powers equivalent to each full share of common stock to which the respective shares of preferred stock would be convertible on the record date for the vote. Related to this issuance, the Company recorded a receivable of $118,200 for amounts not collected as of June 30, 2000. These amounts have since been received.

   The Company also issued warrants to purchase shares of common stock to these preferred stock shareholders at exercise prices ranging from $.08 to $.92 per share. Proceeds from the respective preferred stock issuances were allocated between the preferred stock and the common stock warrants based on their relative fair values.

                             GLOBE-1, INCORPORATED

   Common stock warrants: In 2000, the Company issued warrants to purchase common stock to employees and nonemployees for services rendered in 2000 or prior, to satisfy deferred stock-based compensation of $1,411,964. These warrants vest immediately and have five-year terms from the date of grant. The exercise prices range from $.02 to $.083 per share. Noncash stock-based compensation of $272,315, $124,995, and $226,413 was recognized for the year ended December 31, 1999, and the six-month periods ended June 30, 1999 and 2000, respectively. Of these amounts, $138,572, $61,795, and $56,178 were capitalized for the year ended December 31, 1999, and the six-month periods ended June 30, 1999 and 2000, respectively, as costs incurred for development of internal software.

   The Company recorded $32,642 of deferred stock-based compensation as of June 30, 2000, related to services performed by a nonemployee. In the third quarter of 2000, the Company issued 25,000 warrants to purchase common stock at an exercise price of $.10 per share to satisfy such obligation.

   Stock option plan: In March 2000, the Board of Directors approved a stock option plan with 3,000,000 shares of the Company's common stock to be reserved for issuance to employees, directors, and nonemployees.

Note 6: Commitments and Contingencies

   Operating leases: The Company has a month-to-month lease for its corporate facilities which terminated April 15, 2000. Upon such termination, the Company entered into a new lease agreement that terminates on March 31, 2005. Rent expense under the Company's operating leases was $13,056 for the year ended December 31, 1999, and $7,616 and $30,757 for the six-month periods ended June 30, 1999 and 2000, respectively.

   Future minimum rental payments required under the noncancellable operating leases are as follows for the years ending December 31:

   2000................................................................ $ 93,080
   2001................................................................  135,972
   2002................................................................  139,812
   2003................................................................  143,643
   2004................................................................  147,480
   Thereafter..........................................................   37,110
                                                                        --------
                                                                        $697,097
                                                                        ========

   On September 22, 2000, the Company signed an agreement to sublease these facilities starting October 1, 2000, to a third party at monthly payments of $11,091 through April 15, 2001.

   Litigation: In the normal course of business, various legal claims and other contingent matters may arise. Management believes that any liability that may arise from such matters would not have a material adverse effect on the Company's results of operations, cash flows, or financial position.

Note 7: Related Party Transactions

   Certain shareholders provided consulting services to the Company of $17,807 for the year ended December 31, 1999, and $7,585 and $51,613 for the six-month periods ended June 30, 1999 and 2000, respectively. Of these amounts, approximately $3,000 and $1,200 remained unpaid as of December 31, 1999, and June 30, 2000, respectively.

                             GLOBE-1, INCORPORATED

   The founder of the Company sold certain equipment to the Company since inception. Amounts due to the founder for these sales were $26,955 and $6,245 as of December 31, 1999, and June 30, 2000, respectively, and are included in accrued expenses and other on the balance sheets.

Note 8: Subsequent Events

   On July 25, 2000, the Company entered into a merger agreement with Onvia.com, Inc. to sell all the issued and outstanding shares of the Company in exchange for approximately 2.85 million shares of Onvia.com, Inc. common stock. The merger was approved by the Company's shareholders on July 23, 2000, and was consummated on August 10, 2000.

   Prior to the close of the merger, the Company repurchased 315,594 shares of common stock from Robert E. Gilmore, founder, for $500,000.

   In the third quarter of 2000, the Company granted 220,000 options to purchase common stock to two employees under its stock option plan. These options were fully vested and had an exercise price of $.10 per share. The Company recognized $256,258 of expense at the date of grant. These options were exercised immediately.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Zanova, Inc.

   We have audited the accompanying balance sheet of Zanova, Inc. (formerly iTool.com, Inc.) as of December 31, 1999, and the related statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zanova, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the year ended December 31, 1999 in conformity with generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming that Zanova, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred operating losses since its inception. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

March 5, 2000, except for Note 1 as
 to which the date is March 23, 2000

                                  ZANOVA, INC.

                                 BALANCE SHEETS

                                                      December 31,   June 30,
                                                          1999         2000
                                                      ------------  -----------
                                                                    (Unaudited)

                       ASSETS
                       ------

Current assets:
  Cash............................................... $ 2,066,803   $   160,566
  Accounts receivable, less allowance for doubtful
   accounts of $22,614 and $-0- at December 31, 1999
   and June 30, 2000, respectively...................      43,539        11,970
  Prepaid expenses...................................      26,051         3,075
  Accounts receivable--other.........................       7,500           --
                                                      -----------   -----------
    Total current assets.............................   2,143,893       175,611
Property and equipment:
  Machinery and equipment............................     351,487       498,967
  Furniture and fixtures.............................      36,666        41,597
  Leasehold improvements.............................      17,577        17,577
                                                      -----------   -----------
                                                          405,730       558,141
  Less accumulated depreciation......................     (56,308)     (134,007)
                                                      -----------   -----------
                                                          349,422       424,134
Other assets.........................................     147,573       138,058
                                                      -----------   -----------
    Total assets..................................... $ 2,640,888   $   737,803
                                                      ===========   ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------

Current liabilities:
  Accounts payable................................... $   122,486   $    18,665
  Accrued compensation...............................      30,973        55,624
  Deferred revenue...................................     125,000       247,917
                                                      -----------   -----------
    Total current liabilities........................     278,459       322,206
Stockholders' equity:
  Common stock, $0.001 par value, 20,000,000 shares
   authorized, 11,581,630 and 11,701,630 shares
   issued and outstanding at December 31, 1999 and
   June 30, 2000, respectively.......................      11,582        11,702
Additional paid in capital...........................   4,752,608     5,195,303
Accumulated deficit..................................  (2,401,761)   (4,791,408)
                                                      -----------   -----------
    Total stockholders' equity.......................   2,362,429       415,597
                                                      -----------   -----------
Total liabilities and equity......................... $ 2,640,888   $   737,803
                                                      ===========   ===========


                            See accompanying notes.

                                  ZANOVA, INC.

                            STATEMENTS OF OPERATIONS

                                                        Six months ended June
                                           Year ended            30,
                                            December    ----------------------
                                            31, 1999       2000        1999
                                           -----------  -----------  ---------
                                                             (Unaudited)
Revenues:
  Website hosting and design.............. $   164,842  $   178,684  $  12,111
  License fees............................     173,000       79,657     93,000
  Other professional services.............         --        32,220        --
                                           -----------  -----------  ---------
    Total revenue.........................     337,842      290,561    105,111
Operating Expenses:
  General and administrative..............     374,520      771,205     55,413
  Selling and marketing...................     509,795      592,382     62,398
  Product development.....................   1,361,444    1,353,460    288,250
                                           -----------  -----------  ---------
    Total operating expenses..............   2,245,759    2,717,047    406,061
Operating loss............................  (1,907,917)  (2,426,486)  (300,950)
Other (expense) income:
  Interest income.........................      15,587       34,014          8
  Interest expense........................     (16,398)      (1,800)    (7,475)
  Other income............................         274        4,625        --
                                           -----------  -----------  ---------
Total other (expense) income..............        (537)      36,839     (7,467)
                                           -----------  -----------  ---------
Loss before income taxes..................  (1,908,454)  (2,389,647)  (308,417)
Provision for income taxes................         --           --         --
                                           -----------  -----------  ---------
Net loss.................................. $(1,908,454) $(2,389,647) $(308,417)
                                           ===========  ===========  =========


                            See accompanying notes.

                                  ZANOVA, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                     January 1, 1999 Through June 30, 2000

                                              Additional
                          Members'   Common    Paid-in    Accumulated
                           Equity     Stock    Capital      Deficit       Total
                          ---------  -------  ----------  -----------  -----------
Balance at January 1,
 1999...................  $ 414,500  $   --   $      --   $  (493,307) $   (78,807)
Contributed capital.....      3,774      --          --           --         3,774
Conversion of member
 equity to common
 stock..................   (418,274)      10     418,264          --           --
Issuance of common stock
 (pre-split)............        --         7   1,027,997          --     1,028,004
1000 to 1 stock split...        --    10,528     (10,528)         --           --
Issuance of common stock
 (post-split)...........        --     1,037   3,316,875          --     3,317,912
Net loss for period.....        --       --          --    (1,908,454)  (1,908,454)
                          ---------  -------  ----------  -----------  -----------
Balance at December 31,
 1999...................        --    11,582   4,752,608   (2,401,761)   2,362,429
Issuance of common stock
 (unaudited)............        --       123     453,942          --       454,065
Repurchase and
 cancellation of common
 stock (unaudited)......        --        (3)    (11,247)         --       (11,250)
Net loss for period
 (unaudited)............        --       --          --    (2,389,647)  (2,389,647)
                          ---------  -------  ----------  -----------  -----------
Balance at June 30, 2000
 (unaudited)............  $     --   $11,702  $5,195,303  $(4,791,408) $   415,597
                          =========  =======  ==========  ===========  ===========


                            See accompanying notes.

                                  ZANOVA, INC.

                            STATEMENTS OF CASH FLOWS

                                                        Six months ended June
                                                                 30,
                                            December    ----------------------
                                            31, 1999       2000        1999
                                           -----------  -----------  ---------
                                                             (Unaudited)
OPERATING ACTIVITIES
Net loss.................................. $(1,908,454) $(2,389,647) $(308,417)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Depreciation..........................      52,290       77,698      9,909
    Bad debt expense......................      22,614          --         --
    Investments taken as payment for
     license fees.........................
                                               (25,000)         --         --
    Changes in operating assets and
     liabilities:
      Accounts receivable.................     (62,216)      31,569      3,937
      Prepaid expenses and other assets...    (156,124)      39,991        --
      Accounts payable and accrued
       compensation.......................
                                                85,100      (79,170)   (66,628)
      Deferred revenue....................     125,000      122,917        --
                                           -----------  -----------  ---------
        Net cash used in operating
         activities.......................  (1,866,790)  (2,196,642)  (361,199)

INVESTING ACTIVITIES
Purchases of property and equipment.......    (362,864)    (152,410)   (26,645)
                                           -----------  -----------  ---------
Net cash used in investing activities.....    (362,864)    (152,410)   (26,645)

FINANCING ACTIVITIES
Cash contributions from members...........       3,774          --       3,774
Proceeds from issuance of common stock....   4,345,916      454,065        --
Payment for repurchase of common stock....         --       (11,250)       --
Proceeds from member loans................         --           --     367,678
Repayment of member loans.................     (73,900)         --         --
                                           -----------  -----------  ---------
Net cash provided by financing
 activities...............................   4,275,790      442,815    371,452
                                           -----------  -----------  ---------
Increase (decrease) in cash...............   2,046,136   (1,906,237)   (16,392)
Cash, beginning of period.................      20,667    2,066,803     20,667
                                           -----------  -----------  ---------
Cash, end of period....................... $ 2,066,803  $   160,566  $   4,275
                                           ===========  ===========  =========

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid............................. $    16,398  $     1,800  $   7,475

                            See accompanying notes.

                                  ZANOVA, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1999
  (The information for the six months ended June 30, 2000 and June 30, 1999 is unaudited)

1. The Business

   Zanova, Inc. (formerly iTool.com) (the Company), a Delaware corporation, was incorporated on May 26, 1999 and is the successor entity to iTOOL Technologies, LLC, effective June 22, 1999. On March 23, 2000, the Company changed its name from iTool.com to Zanova, Inc. The Company's main revenue source is the licensing of its proprietary and/or licensed software (iTool product) and providing the related Website hosting services to end users. The Company was sold on July 11, 2000 (see Note 8).

2. Summary of Significant Accounting Policies

 Basis of Presentation

   The accompanying financial statements of the Company include the historical operating results of Zanova, Inc. and iTOOL Technologies, L.L.C. (iTOOL LLC), the limited liability company it operated as prior to its reorganization into a C Corp. form, for all periods presented. ITOOL LLC was merged into the Company on June 18, 1999. Prior to the merger the Company had been an inactive corporate entity which was formed exclusively to become the new ownership entity for the business. The ownership structure of the Company at the time of the merger was identical to that of iTOOL LLC, accordingly, the merger represents a change in the ownership structure and had no impact on the business. Accordingly, the accompanying financial statements have been presented on an as if pooling basis to reflect the common control of Zanova, Inc. and iTOOL LLC for all periods presented.

   The combined financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred operating losses since inception and to date, has been funded through debt and equity infusions from certain principal stockholders and private placements of the Company's common stock. The inability of the Company to attract additional capital and ultimately, to achieve profitability, raises substantial doubt about the Company's ability to continue as a going concern.

   The Company's ultimate ability to continue as a going concern depends on the market acceptance of products utilizing its propriety technology, and the achievement of operating profits and positive cash flow. Management is in the process of pursuing additional equity financing through a private placement of the Company's common stock. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

 Interim Financial Information

   The information furnished for the six months ended June 30, 1999 and 2000 is unaudited, but reflects, in the opinion of management, all adjustments, consisting of only normal recurring items, necessary for a fair presentation of the results for the interim periods presented. Interim results are not necessarily indicative of the results expected for a full year or any future period.

 Reclassifications

   Certain amounts in the 1999 financial statements have been reclassified to conform with the 2000 presentation.

                                  ZANOVA, INC.

 Use of Estimates

   These financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   The company considers all liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents and are stated at cost, which approximates market.

 Property and Equipment

   Property and equipment is stated at historical cost and is depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to five years.

 Fair Value of Financial Instruments

   At December 31, 1999, the Company has the following financial instruments:
Cash and cash equivalents, accounts receivable, investments available for sale, accounts payable and accrued expenses. The carrying value of these financial instruments approximates their fair value based on their liquidity or short-term nature.

 Income Taxes

   Zanova, Inc. was incorporated as a C corporation on May 26, 1999 and accounts for income taxes according to Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes." On June 22, 1999 iTOOL LLC was merged with Zanova, Inc. and the merger was accounted for on an as if pooling basis to reflect the common control of Zanova, Inc. and iTOOL LLC. During the period the Company was a limited liability company from August 27, 1998 (inception) to June 22, 1999, any tax liability or tax benefits for federal and state income taxes in the United States resulting from the Company's operations during this period were passed through to the members of iTOOL LLC. Given that the Company is accounting for income taxes under SFAS No. 109, deferred income taxes, net of valuation allowances, are recorded to reflect the future tax consequences attributable to differences between the tax basis of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled.

 Long-Lived Assets

   The Company accounts for its long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS No. 121) which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company has recorded no impairments during the periods presented in the accompanying financial statements.

                                  ZANOVA, INC.

 Stock-Based Employee Compensation

   The Company grants stock options for a fixed number of shares to employees with an exercise price equal to or greater than the fair value of the shares at the date of grant. Management of the Company determines the fair value of the underlying shares. The Company has adopted the disclosure-only provisions of the Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," accordingly recognizing no compensation expense for the fixed term employee stock option grants.

   The Company also granted options to certain employees based upon the attainment of certain performance objectives. Given the variable nature of these grants the Company will record compensation expense for the difference between the exercise price and fair market value of the underlying common stock during the performance period.

 Revenue Recognition

   The Company has adopted Statement of Position 97-2 "Software Revenue Recognition" as amended by Statement of Position 98-4. Accordingly, revenue allocable to software licenses is recognized upon delivery of the software product to the end-user, unless the fee is not fixed or determinable or collectability is not probable. In software arrangements that include more than one element, the Company allocates the total arrangement fee among each deliverable based on the relative fair value of each of the deliverables determined based on vendor-specific objective evidence.

 New Accounting Pronouncements

   In December 1999, the Securities Exchange Commission issued Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements. The effective date of SAB 101 for the Company is no later than the fourth fiscal quarter of the year ending December 31, 2000. The Company is currently evaluating the effect of this SAB on its financial statements.

   In March 2000, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25 (Interpretation No. 44). Interpretation No. 44 became effective July 1, 2000. The interpretation clarifies the application of APB Opinion No. 25 for certain issues, specifically, (a) the definition of an employee, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously compensation award in a business combination. The adoption of Interpretation No. 44 is not expected to have a significant impact on the Company's financial position or results of operations.

3. Related Party Transactions

   The Company received, and was charged its proportionate share of, various services from APPSware Holdings, Inc. (a majority owner of the Company), including administrative, facilities, technical support and other services. Such charges were approximately $114,185 and $288,200 for the six months ended June 30, 2000 and 1999, respectively, and $555,000 for the year ended December 31, 1999. Of these charges approximately $11,455 and $27,000 remained unpaid as of June 30, 2000 and December 31, 1999, respectively.

   The Company recognized $12,747 in revenue for services provided to APPSware Holding, Inc. for the six month period ended June 30, 2000. Of this revenue $11,970 remained uncollected as of June 30, 2000.

                                  ZANOVA, INC.

4. Income Taxes

   The Company accounts for income taxes under FASB Statement No.109 "Accounting for Income Taxes." Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. As discussed in Note 1, on June 22, 1999 iTOOL LLC was merged into Zanova, Inc., at which time it became subject to federal and state income taxes. On the merger date, Zanova, Inc. had deferred tax assets of $15,958 for the effect of cumulative temporary differences of iTOOL LLC as of the merger date which were fully reserved through a valuation allowance.

   Components of the Company's net deferred tax assets and liabilities as of December 31, 1999 are as follows:

                                                          Current   Noncurrent
                                                         ---------  ----------
   Deferred tax assets:
     Deferred revenue................................... $  47,038   $    --
     Write-down of investment...........................    22,578        --
     Startup costs......................................       --      13,980
     Bad debt reserve...................................     8,510        --
       Net operating loss carryforward..................   537,260        --
                                                         ---------   --------
                                                           615,386     13,980
   Valuation allowance..................................  (615,386)    (1,048)
                                                         ---------   --------
                                                               --      12,932
   Deferred tax liabilities:
     Book basis in excess of tax basis for property &
      equipment.........................................       --     (12,932)
                                                         ---------   --------
                                                               --     (12,932)
                                                         ---------   --------
       Net deferred tax asset (liability)............... $     --    $    --
                                                         =========   ========

   For financial reporting purposes, the majority of the assets have been offset by a valuation allowance of $616,434. The valuation allowance is a result of the Company's operating losses. The primary reason for the valuation allowance in 1999 was current period losses and $42,408 of deferred start-up costs existing at the date of the C-Corp election (resulted in recording of $15,958 of deferred tax assets at election which were fully reserved). At December 31, 1999, the Company has a net operating loss carryforward of approximately $1,428,000 for federal and state income tax purposes that begins to expire in the years 2019 and 2004 for federal and state purposes, respectively.

5. Stockholder's Equity

   iTOOL LLC was formed on August 27, 1998, at which time the members contributed $414,500. The contribution consisted of cash, fixed assets and contributed services. On May 26, 1999 iTool.com was incorporated with 10,000 shares of common stock, par value $.001 per share being authorized. Pursuant to an Agreement and Plan of Merger dated June 18, 1999, a merger was consummated between iTOOL LLC and Zanova, Inc. in which Zanova, Inc. issued 9,845 common stock shares for 100 percent of the members interest in iTOOL LLC. On June 21, 1999 the stockholders of the Company approved an amendment to the Company's certificate of incorporation to increase the authorized common shares from 10,000 to 20,000. On June 21, 1999 the Company's Board of Directors approved a 1,000 to 1 stock split to shareholders of record as of the close of business on June 30, 1999, in the form of a stock dividend. The stock split resulted in the issuance of 10,534,455 additional shares of common stock, and a transfer of $10,534 from paid-in-capital. As a result of

                                  ZANOVA, INC.

the stock split, the shareholders approved a second amendment to the Company's certificate of incorporation increasing the authorized common stock shares from 20,000 to 20,000,000. All references to per share amounts throughout this report reflect this stock split.

   During January 2000, the Company canceled 3,000 shares of common stock which were repurchased from a shareholder for $11,250, the amount originally paid by the shareholder in fiscal year 1999. During March 2000, the Company issued 123,000 shares of common stock for net proceeds of $454,065.

6. Stock Options and Warrants

   The Company has a stock option and incentive plan whereby options to purchase shares of the Company's common stock are granted at a price equal to the estimated fair value of the stock on the date of the grant as determined by the committee administering the plan. The Plan provides for the granting of both fixed and variable options for financial accounting purposes. Options may be exercised upon vesting, which generally occurs over a period of three years. Options expire upon the earlier of five years from the grant date or 90 days after termination of employment. The Company has reserved 1,300,000 shares of common stock for issuance under the stock option plan.

   Pro forma information regarding net income is required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the minimum value method with the following assumptions: risk-free interest rates of 5.50 percent; dividend yields of 0.0 percent; and an expected life of an option of five years.

   Option valuation models require the input of highly subjective assumptions including the expected life of an option. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options was amortized to expense over the vesting period of the options outstanding. The Company's pro forma net loss in 1999, is $1,954,510.

   Summary information related to the fixed options which vest ratably over three years and expire five years after the date of grant are as follows:

                                    Number of  Number of             Weighted-
                                     Shares     Options               Average
                                      Under   Immediately   Option   Exercise
                                     Option   Exercisable   Price      Price
                                    --------- ----------- ---------- ---------
   Options outstanding at January
    1, 1999........................       --              $      --    $ --
     Granted....................... 1,059,168              1.75-3.75    2.49
     Canceled......................       --                     --      --
     Exercised.....................       --                     --      --
                                    ---------             ----------   -----
   Options outstanding at December
    31, 1999....................... 1,059,168   222,057    1.75-3.75    2.49
     Granted.......................   181,500       --          3.75    3.75
     Canceled......................   208,702              1.75-3.75    3.32
     Exercised.....................       --                     --      --
                                    ---------             ----------   -----
   Options outstanding at June 30,
    2000........................... 1,031,966   239,470    1.75-3.75    2.55
                                    =========             ==========   =====

                                  ZANOVA, INC.

   The Company has also granted options for up to 105,000 shares of common stock at $3.75 per share to certain employees based upon the attaining of certain performance objectives. Under the plan these shares become exercisable if certain sales related performance criteria are met by December 31, 2000. As of June 30, 2000, the 105,000 options granted which were based on the attainment of certain performance objectives were canceled.

   The weighted-average fair value of options granted during 1999 was $0.63. The weighted-average remaining contractual life for options outstanding at December 31, 1999 was 4.69 years. The weighted average exercise price for exercisable options was $1.75.

   In connection with the sale of its common shares the Company issued certain immediately vested warrants to the third party who sold the common shares. The warrants were issued at a strike price of 20 percent greater than the sale price of the related common shares and expire five years after the date of issuance. At December 31, 1999 there were 140,000 warrants to purchase common shares at $2.10 per share and 200,000 warrants to purchase common shares at $4.50 per share.

7. Commitments and Contingencies

   In the ordinary course of business, the Company may become a party to pending or threatened litigation. Management does not believe the resolution of such matters will have a material adverse impact on the Company's financial position.

   The Company is obligated under a noncancelable operating lease for office space used by the Company. The following is a schedule by year of future minimum rental payments required under the operating lease which has a remaining noncancelable lease term in excess of one year as of December 31, 1999.

     2000.............................................................. $148,248
     2001..............................................................  148,248
     2002..............................................................  148,248
     2003..............................................................  148,248
     2004..............................................................   24,708
                                                                        --------
                                                                        $617,700
                                                                        ========

   Total rent expense was $73,234 and $-0- for the six months ended June 30, 2000 and 1999, respectively, and $51,972 for the year ended December 31, 1999.

8. Subsequent Events

   On June 9, 2000, the Company entered into a purchase agreement with Onvia, Inc., to sell all the issued and outstanding shares of the Company in exchange for approximately 2,470,520 shares of Onvia, Inc. common stock. The merger was approved by the Company's stockholders on July 5, 2000 and was consummated on July 11, 2000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholder of DemandStar.com, Inc.:

   We have audited the accompanying balance sheet of Information On Demand, Inc. (the Predecessor, a Florida corporation) as of December 31, 1998, and the related statements of operations, shareholder's deficit and cash flows for the year then ended, and for the period from January 1, 1999, to June 17, 1999, and the accompanying balance sheet of DemandStar.com, Inc., a Florida corporation (the Company), as of December 31, 1999, and the related statements of operations, shareholder's deficit and cash flows for the period from June 18, 1999, to December 31, 1999. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, and for the period from January 1, 1999, to June 17, 1999, and the financial position of the Company as of December 31, 1999, and the results of its operations and its cash flows for the period from June 18, 1999, to December 31, 1999, in conformity with generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ Arthur Andersen LLP

Orlando, Florida
February 4, 2000

   The Purchase Method of Accounting was used to record assets acquired and liabilities assumed by the Company. Such accounting results in increased amortization reported in future periods. Accordingly, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects since those financial statements report financial position, results of operations, and cash flows of these two separate entities.

                              DEMANDSTAR.COM, INC.

                                 BALANCE SHEETS

                                                                                          Information On
                                                                                           Demand, Inc.
                                                                                           (Predecessor)   DemandStar.com, Inc.
                                                                                         December 31, 1998  December 31, 1999
                                                                                         ----------------- --------------------
                                         ASSETS
                                         ------

Current Assets:
  Cash..................................................................................     $  17,564         $   127,733
  Accounts receivable...................................................................         1,691               8,593
  Prepaid assets........................................................................           --               92,844
                                                                                             ---------         -----------
      Total current assets..............................................................        19,255             229,170
                                                                                             ---------         -----------
Property and Equipment, net (Note 2)....................................................           --              108,855
                                                                                             ---------         -----------
Other Assets:
  Deposits..............................................................................           --                8,900
  Intangible assets (Note 3):
    Customer lists and vendor database, net of accumulated amortization of $53,031 at
     December 31, 1999..................................................................           --              245,268
    Goodwill, net of accumulated amortization of $155,503 at December 31, 1999..........           --              719,198
                                                                                             ---------         -----------
      Total other assets................................................................           --              973,366
                                                                                             ---------         -----------
      Total assets......................................................................     $  19,255         $ 1,311,391
                                                                                             =========         ===========

                         LIABILITIES AND SHAREHOLDER'S DEFICIT
                         -------------------------------------

Current Liabilities:
  Accounts payable and accrued liabilities..............................................     $ 123,399         $   191,558
  Current portion of note payable (Note 7)..............................................           --              200,000
  Deferred revenue......................................................................       104,469             139,252
                                                                                             ---------         -----------
      Total current liabilities.........................................................       227,868             530,810
                                                                                             ---------         -----------
Note payable, less current portion (Note 7).............................................           --            1,106,885
Commitments and Contingencies (Notes 3 and 8)
Shareholder's Deficit (Note 4):
  Common stock: $.0001 par value, 100,000,000 shares authorized and 1,250,000 shares
   issued and outstanding as of December 31, 1999.......................................           --                  125
  Additional paid-in capital............................................................           --              812,413
  Shareholder's capital.................................................................        72,098                 --
  Accumulated deficit...................................................................      (280,711)         (1,138,842)
                                                                                             ---------         -----------
      Total shareholder's deficit.......................................................      (208,613)           (326,304)
                                                                                             ---------         -----------
      Total liabilities and shareholder's deficit.......................................     $  19,255         $ 1,311,391
                                                                                             =========         ===========

        The accompanying notes are an integral part of these statements.

   The Purchase Method of Accounting was used to record assets acquired and liabilities assumed by the Company. Such accounting results in increased amortization reported in future periods. Accordingly, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects since those financial statements report financial position, results of operations, and cash flows of these two separate entities.

                              DEMANDSTAR.COM, INC.

                            STATEMENTS OF OPERATIONS

                                                                                Information On Demand, Inc.   DemandStar.com,
                                                                                       (Predecessor)               Inc.
                                                                                ---------------------------- -----------------
                                                                                             For the period   For the period
                                                                                For the year      from             from
                                                                                   ended     January 1, 1999   June 18, 1999
                                                                                December 31,       to               to
                                                                                    1998      June 17, 1999  December 31, 1999
                                                                                ------------ --------------- -----------------
Revenue........................................................................  $  33,718      $ 132,135       $   196,855
Operating Expenses:
  Marketing and advertising....................................................     12,350         15,866           304,800
  Research and development.....................................................    125,010        136,279           136,100
  General and administrative...................................................    177,069        250,349           651,520
  Depreciation and amortization................................................        --             --            215,969
                                                                                 ---------      ---------       -----------
    Total operating expenses...................................................    314,429        402,494         1,308,389
                                                                                 ---------      ---------       -----------
Operating loss.................................................................   (280,711)      (270,359)       (1,111,534)
Interest expense...............................................................        --             --             27,308
                                                                                 ---------      ---------       -----------
Loss before income tax benefit.................................................   (280,711)      (270,359)       (1,138,842)
                                                                                 ---------      ---------       -----------
Income tax benefit (Note 6)....................................................        --             --                --
                                                                                 ---------      ---------       -----------
    Net loss...................................................................  $(280,711)     $(270,359)      $(1,138,842)
                                                                                 =========      =========       ===========
Basic and diluted loss per common share........................................                                 $     (0.91)
                                                                                                                ===========
Weighted average number of common shares outstanding...........................                                   1,250,000
                                                                                                                ===========



        The accompanying notes are an integral part of these statements.

                              DEMANDSTAR.COM, INC.

                      STATEMENTS OF SHAREHOLDER'S DEFICIT

                                               Information On Demand, Inc.
                                                    (The Predecessor)
                                           -----------------------------------
                                           Shareholder's Accumulated
                                              Capital      Deficit     Total
                                           ------------- ----------- ---------
Balance, January 1, 1998..................   $    --      $     --   $     --
  Issuance of common stock................     72,098           --      72,098
  Net loss................................        --       (280,711)  (280,711)
                                             --------     ---------  ---------
Balance, December 31, 1998................     72,098      (280,711)  (208,613)
  Issuance of common stock................     50,441           --      50,441
  Net loss................................        --       (270,359)  (270,359)
                                             --------     ---------  ---------
Balance, June 17, 1999....................   $122,539     $(551,070) $(428,531)
                                             ========     =========  =========

                                  DemandStar.com, Inc. (the Company)
                          ---------------------------------------------------
                            Common Stock   Additional
                          ----------------  Paid-In   Accumulated
                           Shares   Amount  Capital     Deficit      Total
                          --------- ------ ---------- -----------  ----------
Issuance of common stock
 at inception............ 1,250,000  $125   $799,875  $       --   $  800,000
  Net loss...............       --    --         --    (1,138,842) (1,138,842)
  Compensation from stock
   options...............       --    --      12,538          --       12,538
                          ---------  ----   --------  -----------  ----------
Balance, December 31,
 1999.................... 1,250,000  $125   $812,413  $(1,138,842) $ (326,304)
                          =========  ====   ========  ===========  ==========


        The accompanying notes are an integral part of these statements.

   The Purchase Method of Accounting was used to record assets acquired and liabilities assumed by the Company. Such accounting results in increased amortization reported in future periods. Accordingly, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects since those financial statements report financial position, results of operations, and cash flows of these two separate entities.

                              DEMANDSTAR.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                                         Information On Demand, Inc.
                                                                                (Predecessor)             DemandStar.com, Inc.
                                                                     ------------------------------------ --------------------
                                                                                            For the             For the
                                                                          For the         period from         period from
                                                                        year ended     January 1, 1999 to   June 18, 1999 to
                                                                     December 31, 1998   June 17, 1999     December 31, 1999
                                                                     ----------------- ------------------ --------------------
Cash Flows From Operating Activities:
  Net loss..........................................................     $(280,711)        $(270,359)         $(1,138,842)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization...................................           --                --               215,969
    Compensation from stock options.................................           --                --                12,538
    Changes in operating assets and liabilities, net of effects from acquisition:
      Increase in accounts receivable...............................        (1,691)           (2,663)              (8,593)
      Increase in prepaid assets....................................           --                --               (92,844)
      Increase in deposits..........................................           --                --                (8,900)
      Increase in accounts payable and accrued liabilities..........       123,399           146,634              191,558
      Increase (decrease) in deferred revenue.......................       104,469            66,232              (33,748)
                                                                         ---------         ---------          -----------
        Net cash used in operating activities.......................       (54,534)          (60,156)            (862,862)
                                                                         ---------         ---------          -----------
Cash Flows From Investing Activities:
  Cash paid for acquisition.........................................           --                --            (1,000,000)
  Capital expenditures..............................................           --             (3,064)            (116,290)
                                                                         ---------         ---------          -----------
        Net cash used in investing activities.......................           --             (3,064)          (1,116,290)
                                                                         ---------         ---------          -----------
Cash Flows From Financing Activities:
  Contributions of capital..........................................        72,098            50,441                  --
  Proceeds from issuance of common stock............................           --                --               800,000
  Borrowings under note payable.....................................           --                --             1,306,885
                                                                         ---------         ---------          -----------
        Net cash provided by financing activities...................        72,098            50,441            2,106,885
                                                                         ---------         ---------          -----------
Net increase (decrease) in cash.....................................        17,564           (12,779)             127,733
Cash, beginning of period...........................................           --             17,564                  --
                                                                         ---------         ---------          -----------
Cash, end of period.................................................     $  17,564         $   4,785          $   127,733
                                                                         =========         =========          ===========
Supplemental disclosure:
  Cash paid for interest............................................     $     --          $     --           $       --
                                                                         =========         =========          ===========

        The accompanying notes are an integral part of these statements.

                              DEMANDSTAR.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1999 and 1998

1. Organization and Summary of Significant Accounting Policies:

 Organization and Funding

   Information On Demand, Inc. (the Predecessor) was formed as a Florida corporation in June 1997 and commenced operations in January 1998. No financial statements of the Predecessor have been presented for 1997, as there was no activity during 1997. The Predecessor was an S corporation. On June 1, 1999, H.T.E., Inc. (HTE), formed a wholly-owned subsidiary, HTE-IOD, Inc., by purchasing 1,250,000 shares for $800,000 and advancing $200,000 of cash. On June 18, 1999, HTE-IOD, Inc. purchased the business and certain net assets of the Predecessor. See Note 3. On August 23, 1999, HTE-IOD, Inc. changed its name to Information On Demand, Inc. and on December 21, 1999, its name was changed to DemandStar.com, Inc. (the Company). The Company is a provider of Internet-based procurement systems for governmental agencies, which operates primarily in Florida. Businesses that provide goods and services to agencies enrolled in the Company's program are provided the opportunity to register with the Company as registered vendors for an annual fee. The Company operates as a single business unit.

 Summary of Significant Accounting Policies

 Basis of Presentation

   The accompanying financial statements as of December 31, 1999, and for the period from June 18, 1999, to December 31, 1999, reflect the financial position and results of operations and cash flows of the Company. The accompanying financial statements as of December 31, 1998, and for the year ended December 31, 1998, and for the period from January 1, 1999, to June 17, 1999, reflect the financial position and results of operations and cash flows of the Predecessor. The accompanying financial statements of the Predecessor are not necessarily comparable to the accompanying financial statements of the Company, due to the 1999 acquisition. See Note 3. On December 17, 1999, the Company's board of directors approved a 1,250-to-1 stock split for the Company's common stock, effective December 21, 1999. All share and per share information contained herein have been adjusted to reflect the split.

 Liquidity/Going Concern

   The accompanying financial statements have been prepared assuming the Company will continue as a going concern. Accordingly, the financial statements do not include any adjustments that might result from the Company's inability to continue as a going concern. The Predecessor and the Company have generated losses since inception and have relied on capital contributions and loans from shareholders to fund operations. Management expects to continue to generate losses during the next twelve months and, based on the current operating budget, does not anticipate having sufficient cash on hand or available through current lending arrangements to fund operations. To address this funding need, in December 1999, the Company's board of directors authorized management to (i) file a registration statement with the U.S. Securities and Exchange Commission on Form S-1 to pursue a rights offering of the Company's common stock, (ii) execute an investment and distribution agreement with HTE covering HTE's purchase of Series A preferred stock (See Note 4), and (iii) execute a Conditional Series B Stock Purchase Agreement with HTE and certain Company employees and directors (See Note 4). Management believes that the funds generated by the transactions noted above will be sufficient to fund operations for at least the next twelve months. In the event all the funding is not received, management believes it can revise its operating plan to reduce costs to such a level that the Company will be able to fund operations for the next twelve months.

                              DEMANDSTAR.COM, INC.

 Property and Equipment

   Property and equipment are recorded at cost. Depreciation and amortization are recorded for financial statement purposes on a straight-line basis over the estimated useful lives of the assets. Repair and maintenance costs, which do not extend the useful lives of the related assets are expensed as incurred. The estimated useful lives of property and equipment are as follows:

                                                                          Years
                                                                          -----
     Computer equipment..................................................  3-5
     Leasehold improvements..............................................    2
     Furniture and fixtures..............................................    7

Depreciation and amortization expense related to property and equipment of approximately $7,400 is included in depreciation and amortization expense in the accompanying statement of operations for the period from June 18, 1999, to December 31, 1999, of the Company. No depreciation expense was incurred by the Predecessor in 1998 and 1999.

 Intangible Assets

   Intangible assets represent identifiable assets, such as customer lists and vendor database, along with amounts paid in excess of the fair market value of net assets purchased in the acquisition and is being amortized using the straight-line method over a period of 36 months. Amortization expense related to intangible assets of approximately $208,500 is included in depreciation and amortization expense in the accompanying statement of operations for the period from June 18, 1999, to December 31, 1999, of the Company. No amortization expense was incurred by the Predecessor in 1998 and 1999.

 Deferred Revenue and Revenue Recognition

   DemandStar.com, Inc. earns revenues primarily by providing notification of agency bid proposals to vendors of governmental agencies. Revenue for such notification is deferred and recognized ratably over the terms of agreements with these vendors, as services are typically billed at the beginning of the agreement term. The typical term for these agreements is one year.

   Revenue for fax on demand and document fulfillment services is recognized when the requested documents are provided to vendors.

 Income Taxes

   The Predecessor elected to be taxed as an S corporation for both federal and state income tax reporting purposes. Accordingly, the losses related to periods presented for the Predecessor are includable in the personal income tax returns of the Predecessor's shareholder. The operating results of the Company are included in the consolidated federal and state income tax returns of HTE. The Company's income tax provision is computed as if it were filing separate federal and state tax returns. The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates. Changes in tax laws or rates will be recognized in the future years in which they occur.

                              DEMANDSTAR.COM, INC.

 Stock-Based Compensation

   The Company measures compensation expense for stock options issued to employees using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25). Under APB No. 25, if the exercise price of the Company's stock options equals or exceeds the estimated fair value of the underlying stock on the date of the grant, no compensation expense is generally recognized. For stock options granted to non-employees, compensation cost is measured using the fair value based method. Additionally, the Company has provided pro forma disclosures of net income and earnings per share as if the fair value based method had been applied to all stock options issued by the Company as required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). See Note 5. As the stock options issued to employees have had no intrinsic value at the date of grant, no compensation expense related to stock options issued has been recorded.

 Fair Value of Financial Instruments

   The carrying values of cash, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to the short-term maturities of these assets and liabilities. The fair value of the note payable is approximately $1,045,000. The fair value was estimated as the discounted amount of future cash flows using a discount rate of 8%.

 Net Loss Per Share

   The Company's basic and diluted net loss per share are found in the accompanying statements of operations. Basic and diluted per share information are the same as the Company generated a net loss and had no outstanding potential common stock instruments. Earnings per share information for the Predecessor has not been presented as this information is not meaningful given the Predecessor's capital structure.

 Research and Development

   Research and development expense includes expenses incurred by the Company or Predecessor for research, design and development of proprietary technology. Research and development costs are expensed as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, completion of a working model of the Company's product and general release have substantially coincided. As a result, the Company and Predecessor have not capitalized any software development costs because such costs have not been significant.

 Long-Lived Assets

   The Company reviews its long-lived assets, intangible assets and goodwill for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. Due to the Company's current operating and cash flow loss combined with its historical operating and cash flow loss, the Company has reviewed its long-lived assets, intangible assets and goodwill for impairment. Management believes the expected future cash flows (undiscounted and without interest charges) is sufficient to recover the carrying amount of its long-lived assets, intangible assets and goodwill as stated in the accompanying balance sheet. An impairment loss shall be recognized if the sum of the expected future cash flows (undiscounted and without interest charges) for the Company is less than the carrying amount of the asset. If an impairment loss is recognized, the reduced carrying amount of the asset shall be accounted for its new cost. For a depreciable asset, the new cost shall be depreciated over the asset's remaining useful life. There has been no material impairment reflected in the accompanying financial statements.

                              DEMANDSTAR.COM, INC.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Comprehensive Income

   Comprehensive income is equal to net loss presented in the accompanying financial statements.

2. Property and Equipment

   Property and equipment as of December 31, 1999, consisted of the following:

     Computer equipment............................................... $ 94,607
     Leasehold improvements...........................................   20,382
     Furniture and fixtures...........................................    1,301
                                                                       --------
                                                                        116,290
     Less--Accumulated depreciation...................................   (7,435)
                                                                       --------
                                                                       $108,855
                                                                       ========

3. Business Combination

   On June 18, 1999, the Company purchased the business and certain net assets of the Predecessor for $1 million in cash. The Company could pay up to an additional $2,000,000 in cash over a three-year period from the purchase date for the purchase if certain financial targets set forth in the Agreement for Sale and Purchase of Assets are attained. The net assets acquired consisted of $1,173,000 of intangible assets and $173,000 of deferred revenue for vendor agreements. The purchase was accounted for using the purchase method of accounting and, accordingly, the operating results from June 18, 1999, to December 31, 1999, of the purchased business have been included in the accompanying statement of operations of the Company for the same period and will continue to be reflected going forward.

4. Shareholder's Deficit

   On December 22, 1999, the Company filed a registration statement with the U.S. Securities and Exchange Commission on Form S-1 in contemplation of a rights offering to HTE shareholders and employees and the sale of Series A and Series B preferred stock. Immediately following the consummation of the rights offering, the Company's authorized preferred stock will consist of 10,000,000 shares with a par value of $.01 per share, of which 2,000,000 shares are designated as Series A preferred stock, 4,000,000 shares are designated as Series B preferred stock, and 4,000,000 shares are undesignated. As of December 31, 1999, no preferred stock was issued or outstanding.

   Under the terms of the rights offering, the Company intends to distribute rights to the shareholders and employees of HTE that will entitle each holder to purchase shares of common stock at $1 per share.

                             DEMANDSTAR.COM, INC.

5. Stock Compensation Plan

   In December 1999, the Company's board of directors approved the 1999 Employee Incentive Compensation Plan (the Plan). The Plan provides that awards may be granted to the Company's key officers, employees, consultants, advisors and directors or others designated by the board of directors at the fair market value at the date of grant. Awards under the Plan may take the form of stock options, share appreciation rights or restricted stock. The Plan limits the number of shares which may be issued pursuant to incentive stock options to 4,000,000 shares. As of December 31, 1999, the Company had not awarded share appreciation rights or restricted stock under the Plan.

   A summary of the status of the Company's outstanding stock options, each of which is fixed with respect to number of shares and exercise price, including employee stock options discussed above, as of December 31, 1999, and changes during the period ending on that date is presented below:

                                                          1999
                                          ------------------------------------
                                               Employees       Non-Employees
                                          ------------------- ----------------
                                                    Weighted-        Weighted-
                                                     Average          Average
                                                    Exercise         Exercise
                                           Shares     Price   Shares   Price
                                          --------- --------- ------ ---------
Outstanding at inception.................       --    $ --       --    $ --
  Granted................................ 1,310,000    1.00   90,000    1.00
  Exercised..............................       --      --       --      --
  Forfeited..............................       --      --       --      --
                                          ---------   -----   ------   -----
Outstanding at end of year............... 1,310,000   $1.00   90,000   $1.00
                                          =========   =====   ======   =====
Options exercisable at year end..........   167,500   $1.00   22,500   $1.00
Weighted-average fair value of options
 granted during the year.................             $0.26            $0.52

   The following table summarizes information about fixed stock options outstanding at December 31, 1999:

                                               Options Outstanding                    Options Exercisable
                                  ---------------------------------------------- -----------------------------
                                      Number                                         Number
                                  Outstanding at Weighted-Average   Weighted-    Exercisable at   Weighted-
                         Exercise  December 31,     Remaining        Average      December 31,     Average
          Type            Price        1999      Contractual Life Exercise Price      1999      Exercise Price
          ----           -------- -------------- ---------------- -------------- -------------- --------------
Employees...............  $1.00     1,310,000           9.9           $1.00         167,500         $1.00
Non-Employees...........  $1.00        90,000          10.0           $1.00          22,500         $1.00

                              DEMANDSTAR.COM, INC.

   The fair value of options granted during the fiscal year ended December 31, 1999, reported below has been estimated at the date of grant using a Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company's options have characteristics significantly different from those of traded options, and changes in the subjective assumptions can materially affect the fair value estimate. The fair value of each option grant was estimated on the date of grant based on the following weighted-average assumptions for options granted during 1999:

                                                              Stock Option Plan
                                                             -------------------
                                                             For the Period from
                                                              June 18, 1999 to
                                                              December 31, 1999
                                                             -------------------
   Weighted-average expected life (in years)................         4.9
   Weighted-average risk-free interest rate.................        6.15%
   Volatility--employees....................................           0%
   Volatility--non-employees................................          60%
   Dividend yield...........................................         --

   The compensation from stock options of $12,538 was related to options granted to a consultant and was calculated at the fair value using the Black-Scholes options valuation model as described above. This expense is included in general and administrative expenses in the statement of operations for the period from June 18, 1999, to December 31, 1999. Had compensation cost related to employees for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method under SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                             For the Period from
                                                              June 19, 1999 to
                                                              December 31, 1999
                                                             -------------------
   Net loss attributable to common shareholders:
     As reported............................................     $(1,138,842)
     Pro forma..............................................      (1,195,778)
   Basic and diluted earnings per share:
     As reported............................................     $     (0.91)
     Pro forma..............................................           (0.96)

   The effects of applying SFAS No. 123 on pro forma disclosures of net income and earnings per share for fiscal 1999 are not likely to be representative of the pro forma effects on net income and earnings per share in future years.

6. Income Taxes

   No provision for income taxes has been recorded in the accompanying financial statements for the Predecessor, as the taxable losses related to the periods presented are includable in the personal income tax returns of the Predecessor's shareholder.

                              DEMANDSTAR.COM, INC.

   The provision for income taxes for the period from June 18, 1999, to December 31, 1999, differs from the amount computed by applying the U.S. federal corporate tax rate of 34 percent to income before provision for income taxes as follows:

   U.S. federal income tax rate..........................................  34.0%
   Valuation allowance................................................... (34.0)
                                                                          -----
   Effective tax rate....................................................   0.0%
                                                                          =====

   Deferred income taxes consisted of the following as of December 31, 1999:

                                                Current  Noncurrent    Total
                                                -------  ----------  ---------
   Deferred tax assets:
     Deferred revenues......................... $ 9,952  $     --    $   9,952
     Net operating loss (NOL) carryforwards....     --     422,248     422,248
                                                -------  ---------   ---------
       Total assets............................   9,952    422,248     432,200
                                                -------  ---------   ---------
   Valuation allowance.........................  (9,952)  (422,248)   (432,200)
                                                -------  ---------   ---------
       Net deferred tax assets................. $   --   $     --    $     --
                                                =======  =========   =========

The Company had NOL carryforwards as of December 31, 1999, of approximately $1,093,000 available to offset future taxable income. The NOL carryforwards expire in 2019. Utilization of the NOL is dependent on generating sufficient future taxable income. Due to uncertainties regarding the Company's ability to realize the benefits of its deferred tax assets through future operations, a valuation allowance has been established that completely offsets the NOL as of December 31, 1999.

7. Related Party Transactions

   The Predecessor used office space owned by the shareholder for which rent of approximately $6,300 and $4,200 was paid for the year ended December 31, 1998, and for the period from January 1, 1999 to June 17, 1999, respectively. This rent charge is included in general and administrative expenses in the accompanying statements of operations of the Predecessor. During the period from June 18, 1999, to December 31, 1999, the Company paid approximately $21,800 to a member of the board of directors for legal services provided by the member to the Company, which is included in general and administrative expenses in the accompanying statement of operations of the Company.

   HTE charges the Company a management fee for finance, accounting, management and basic processing services based on a percentage of total expenses. The total of these charges was $52,000 for the period from June 18, 1999, to December 31, 1999, which is included in general and administrative expenses in the accompanying statement of operations of the Company.

   Certain payroll and other administrative costs of HTE were allocated to the Company based on actual time and expenses incurred on the Company's behalf. These costs totaled approximately $131,500 for the period from June 18, 1999, to December 31, 1999.

   During 1999, the Company borrowed money from HTE to acquire the business and certain net assets of the Predecessor and fund its operations under an informal lending arrangement. On October 31, 1999, the Company entered into an unsecured loan agreement which has a principal amount of $1,750,000 (the Loan) with HTE. Borrowings outstanding under the Loan as of December 31, 1999, totaled $1,306,885 with an

                              DEMANDSTAR.COM, INC.

available balance of $443,115. Interest at a rate of eight percent, which totaled approximately $27,300, was charged by HTE and is included in accounts payable and accrued liabilities in the accompanying balance sheet as of December 31, 1999. The unpaid principal balance is due at the earlier of the following maturity schedule which is payable on the anniversary of the note through 2004 or the date of the effectiveness of a secondary public offering of the Company's common stock yielding gross proceeds of at least $10,000,000.

   Scheduled principal reductions of the Loan, by year, were as follows as of December 31, 1999:

      Year Ending December 31,                                         Amount
      ------------------------                                       ----------
      2000.......................................................... $  200,000
      2001..........................................................    250,000
      2002..........................................................    350,000
      2003..........................................................    450,000
      2004..........................................................     56,885
                                                                     ----------
                                                                     $1,306,885
                                                                     ==========

8. Commitments and Contingencies

 Operating Leases

   The Company leases office space and equipment under certain long-term non-cancelable operating lease agreements with varying terms and conditions.

   Future aggregate minimum rental payments under these agreements are as follows:

      Year Ending December 31,                                          Amount
      ------------------------                                         --------
      2000............................................................ $185,918
      2001............................................................  126,740
      2002............................................................   32,551
      2003............................................................    7,106
      2004............................................................    2,690
                                                                       --------
                                                                       $355,005
                                                                       ========

   Rent expense under operating leases totaled approximately $23,500 and $20,200 for the Predecessor for the year ended December 31, 1998, and the period from January 1, 1999, to June 17, 1999, respectively. The Company had rent expense under operating leases totaling approximately $79,700 for the period from June 18, 1999, to December 31, 1999, which is included in general and administrative expenses in the accompanying statement of operations of the Company.

 Employment Agreements

   In December 1999, the former sole shareholder of the Predecessor voluntarily resigned and concurrently entered into a one-year consulting arrangement whereby the Company is obligated to pay him $150,000.

9. Subsequent Events

   In January 2000, HTE purchased 500,000 shares of Series A Preferred Stock for $1,000,000. In February 2000, HTE exercised its option to purchase an additional 250,000 shares of Series A Preferred Stock for $500,000 in cash. Each share of Series A Preferred Stock shall be convertible into one share of fully paid

                              DEMANDSTAR.COM, INC.

common stock at either the election of the holder of the Series A Preferred Stock or automatically upon the sale of substantially all of the Company's assets or a merger of the Company. The conversion price for such conversion shall be $2.00 per each share of DemandStar common stock received as a result of such conversion. Upon liquidation of the Company, HTE, as sole shareholder of the Series A Preferred Stock, generally shall be entitled to receive $2.00 per share or a total liquidation preference of $1,500,000.

   The Company also intends to enter into an agreement for the conditional purchase of Series B Preferred Stock with HTE and certain employees and directors of the Company (collectively the Buyers). Under the terms of this agreement, in the event the rights offering raises less than $5,000,000, the Buyers will agree to purchase 2,000,000 shares of Series B Preferred Stock for $2,000,000. The Series B Preferred Stock will accrue dividends on the liquidation amount of the stock at the rate of 6% per annum. The dividends are cumulative, but shall not be payable unless and until declared by the board of directors. The dividends are payable through accretion of the liquidation preference or additional shares of Series B Preferred Stock until June 15, 2002, at which time dividends will be payable in cash.

   Following the second anniversary of the later of (i) the closing date of the rights offering or (ii) June 30, 2000, the Company may be required to mandatorily redeem all or a portion of the Series B Preferred Stock at the election of the holders of the Series B Preferred Stock. The redemption price will equal the liquidation value of the shares being redeemed plus all accrued and unpaid cash dividends. In order to induce the Buyers to enter into the conditional Series B Preferred Stock purchase agreement, the Company, in January 2000, issued warrants entitling the Buyers to purchase an aggregate of 1,000,000 shares of the Company's common stock at an exercise price of $2.00 per share.

   In January and February 2000, the following stock options were granted under the Company's 1999 Employee Incentive Compensation Plan:

                                                           Number of    Exercise
   Description                                Type      Options Granted  Price
   -----------                            ------------- --------------- --------
   Officer............................... Qualified         100,000      $1.00
   Two officers.......................... Non-qualified     100,000      $1.00
   Various employees..................... Non-qualified     670,000      $1.00
                                                            -------
   Total Granted.........................                   870,000
                                                            =======

   In February 2000, HTE's board of directors granted, under its Employee Incentive Compensation Plan, 100 shares of DemandStar common stock to each of DemandStar's 36 employees (exclusive of officers and directors) and 106 of HTE's management employees, for an aggregate of 14,200 shares.

                              DEMANDSTAR.COM, INC.

                                 BALANCE SHEETS

                                                        DemandStar.com, Inc.
                                                           (The Company)
                                                     ---------------------------
                                                     December 31,  September 30,
                                                         1999          2000
                                                     ------------  -------------
                                                                    (Unaudited)
                       ASSETS
                       ------

Current Assets:
  Cash.............................................. $   127,733    $ 1,899,195
  Accounts receivable...............................       8,593         18,803
  Prepaid assets....................................      92,844        368,791
                                                     -----------    -----------
    Total current assets............................     229,170      2,286,789
                                                     -----------    -----------
Property and equipment, net.........................     108,855        867,945
                                                     -----------    -----------
Other Assets:
  Deposits..........................................       8,900          8,900
  Customer lists and vendor database, net...........     245,268        170,693
  Goodwill, net.....................................     719,198        500,523
                                                     -----------    -----------
    Total other assets..............................     973,366        680,116
                                                     -----------    -----------
    Total assets.................................... $ 1,311,391    $ 3,834,850
                                                     ===========    ===========

        LIABILITIES AND SHAREHOLDERS' EQUITY
        ------------------------------------

Current Liabilities:
  Accounts payable and accrued liabilities.......... $   191,558    $   951,905
  Due to HTE........................................         --          10,401
  Current portion of note payable...................     200,000        200,000
  Deferred revenue..................................     139,252        523,454
                                                     -----------    -----------
    Total current liabilities.......................     530,810      1,685,760
                                                     -----------    -----------
Note payable, less current portion..................   1,106,885      1,550,000
                                                     -----------    -----------
Shareholders' Equity:
  Common stock......................................         125            764
  Preferred stock...................................         --       1,500,000
  Additional paid-in capital........................     812,413      6,595,701
  Accumulated deficit...............................  (1,138,842)    (7,497,375)
                                                     -----------    -----------
    Total shareholders' (deficit) equity............    (326,304)       599,090
                                                     -----------    -----------
    Total liabilities and shareholders' (deficit)
     equity......................................... $ 1,311,391    $ 3,834,850
                                                     ===========    ===========

      The accompanying notes are an integral part of these balance sheets.

   The Purchase Method of Accounting was used to record assets acquired and liabilities assumed by the Company. Such accounting results in increased amortization reported in future periods. Accordingly, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects since those financial statements report results of operations and cash flows of these two separate entities.

                              DEMANDSTAR.COM, INC.

                            STATEMENTS OF OPERATIONS
                                  (Unaudited)

                         (The Predecessor)                        (The Company)
                         ----------------- -----------------------------------------------------------
                                                          Information
                                            Information   on Demand,
                                            on Demand,   Inc. for the  DemandStar.com, DemandStar.com,
                          Information On   Inc. for the   period from   Inc. for the    Inc. for the
                         Demand, Inc. for  three months  June 1, 1999   three months     nine months
                          the period from      ended          to            ended           ended
                         January 1,1999 to September 30, September 30,  September 30,   September 30,
                           June 17, 1999       1999          1999           2000            2000
                         ----------------- ------------- ------------- --------------- ---------------
Revenue.................     $ 132,135       $  92,794     $  92,891     $   206,883     $   435,480
Operating expenses
Marketing and
 advertising............        15,866         101,138       107,888       1,481,740       3,257,784
Research and
 development............       136,279          55,043        55,609         211,930         449,388
General and
 administrative.........       250,349         159,935       177,677       1,102,283       2,720,737
Depreciation and
 amortization...........           --          110,783       110,783         129,472         359,996
                             ---------       ---------     ---------     -----------     -----------
Total operating
 expenses...............       402,494         426,899       451,957       2,925,425       6,787,905
                             ---------       ---------     ---------     -----------     -----------
Operating loss..........      (270,359)       (334,105)     (359,066)     (2,718,542)     (6,352,425)
Interest income
 (expense), net.........           --          (10,900)      (10,900)         44,057          (6,108)
                             ---------       ---------     ---------     -----------     -----------
Loss before income tax
 benefit................      (270,359)       (345,005)     (369,966)     (2,674,485)     (6,358,533)
Income tax benefit......           --              --            --              --              --
                             ---------       ---------     ---------     -----------     -----------
Net loss................     $(270,359)      $(345,005)    $(369,966)    $(2,674,485)    $(6,358,533)
                             =========       =========     =========     ===========     ===========
Basic and diluted loss
 per common share.......                                                 $     (0.35)    $     (1.31)
                                                                         ===========     ===========
Weighted average number
 of common shares
 outstanding............                                                   7,638,480       4,845,283
                                                                         ===========     ===========



        The accompanying notes are an integral part of these statements.

   The Purchase Method of Accounting was used to record assets acquired and liabilities assumed by the Company. Such accounting results in increased amortization reported in future periods. Accordingly, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects since those financial statements report results of operations and cash flows of these two separate entities.

                              DEMANDSTAR.COM, INC.

                            STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                        (The
                                    Predecessor)          (The Company)
                                   -------------- ------------------------------
                                   Information On Information On
                                    Demand, Inc.   Demand, Inc.
                                   for the period for the period DemandStar.com,
                                        from           from       Inc. for the
                                     January 1,      June 1,       nine months
                                      1999 to        1999 to          ended
                                      June 17,    September 30,   September 30,
                                        1999           1999           2000
                                   -------------- -------------- ---------------
Cash flows from operating
 activities:
  Net loss.......................    $(270,359)    $  (369,966)    $(6,358,533)
  Adjustments to reconcile net
   loss to net cash used in
   operating activities:
    Depreciation and
     amortization................          --          110,783         359,996
    Compensation from stock
     transactions................          --              --           34,266
    Changes in operating assets
     and liabilities:
      Increase in accounts
       receivable................       (2,663)        (22,240)        (10,210)
      Increase in prepaid
       assets....................          --              --         (275,947)
      Increase in accounts
       payable and accrued
       liabilities...............      146,634         144,856         760,347
      Increase in due to HTE.....          --          486,321          10,401
      Increase (decrease) in
       deferred revenue..........       66,232         (66,484)        384,202
                                     ---------     -----------     -----------
        Net cash (used in)
         provided by operating
         activities..............      (60,156)        283,270      (5,095,476)
                                     ---------     -----------     -----------
Cash flows from investing
 activities:
  Cash paid for acquisition......          --       (1,000,000)            --
  Capital expenditures...........       (3,064)        (79,103)       (825,838)
                                     ---------     -----------     -----------
        Net cash used in
         investing activities....       (3,064)     (1,079,103)       (825,838)
                                     ---------     -----------     -----------
Cash flows from financing
 activities:
  Contributions of capital.......       50,441             --              --
  Proceeds from issuance of
   common stock, net of offering
   costs.........................          --          800,000       5,749,661
  Proceeds from issuance of
   Series A preferred stock......          --              --        1,500,000
  Borrowings under note payable..          --              --          443,115
                                     ---------     -----------     -----------
        Net cash provided by
         financing activities....       50,441         800,000       7,692,776
                                     ---------     -----------     -----------
Net (decrease) increase in cash..      (12,779)          4,167       1,771,462
Cash, beginning of period........       17,564             --          127,733
                                     ---------     -----------     -----------
Cash, end of period..............    $   4,785     $     4,167     $ 1,899,195
                                     =========     ===========     ===========

        The accompanying notes are an integral part of these statements.

                              DEMANDSTAR.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          September 30, 1999 and 2000

   The financial statements included herein have been prepared by DemandStar.com, Inc. (the "Company" or "DemandStar"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the financial statements for the year ended December 31, 1999, and the notes thereto, included in the Company's registration statement on Form S-1, as amended (Registration No. 333-93445).

   The unaudited financial statements included herein include normal recurring adjustments and reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. The interim results are not indicative of results for a full year.

   Information On Demand, Inc. (the "Predecessor") was formed as a Florida corporation in June 1997 and commenced operations in January 1998. The Predecessor was an S corporation. On June 1, 1999, H.T.E., Inc. ("HTE"), formed a wholly-owned subsidiary, HTE-IOD, Inc., by purchasing 1,250,000 shares for $800,000 and advancing $200,000 of cash. On June 18, 1999, HTE-IOD, Inc. purchased the business and certain net assets of the Predecessor. On August 23, 1999, HTE-IOD, Inc. changed its name to Information On Demand, Inc. and on December 21, 1999, its name was changed to DemandStar.com, Inc. The registration statement on Form S-1 filed by the Securities and Exchange Commission (the "SEC") in connection with the Company's public rights offering (File No. 333-93445), as amended, was declared effective by the SEC on March 27, 2000 and expired on May 1, 2000. The offering period for the rights offering commenced on March 27, 2000 and expired on May 1, 2000, with the offering closing May 5, 2000. Each right was exercisable for one share of common stock at an exercise price of $1.00 per share. Upon closing, rights to purchase an aggregate of 4,998,050 registered shares of common stock and an aggregate of 1,376,030 restricted shares of common stock were exercised for an aggregate purchase price of $6,374,080. After deducting reasonable estimated total expenses incurred in connection with the offering of $624,419, the Company's net proceeds from the offering were $5,749,661.

   The Company is a provider of Internet based procurement systems for business to government eCommerce over the Internet. The Company's electronic marketplace enables governmental agencies to purchase goods and services more efficiently and makes it easier for commercial vendors to do business with government agencies. Membership in the Company's Internet-based procurement network is provided free to governmental agencies that enter into an agreement to distribute all of their formal bids and request for proposals through the Internet site. Businesses pay an annual subscription fee to be registered vendors in the Company's procurement network.

1. Loss Per Share

   The Company's basic and diluted net loss per share are found in the accompanying statement of operations. Basic and diluted per share information are the same as the Company generated a net loss for the period. Options to purchase approximately 3,381,700 shares were outstanding as of September 30, 2000, but were not included in the computation of diluted loss per share because they are antidilutive. Loss per share information for the Predecessor has not been presented as this information is not meaningful given the Predecessor's capital structure.

2. Due to HTE

   Due to HTE represents amounts owed to HTE in excess of the loan agreement discussed below. This amount results from timing of payments. HTE charged the Company a management fee for finance, accounting, management and basic processing services based on a percentage of total expenses for the first quarter and actual hours incurred thereafter. The total of these charges was approximately $74,500 for the nine months ended September 30, 2000, which are included in general and administrative expenses in the accompanying statement of operations of the Company. The amount owed to HTE as of September 30, 2000 is $10,401.

3. Related Party Transactions

   The Predecessor used office space owned by the shareholder for which rent of approximately $4,200 was paid for the period January 1, 1999 to June 17, 1999. This rent charge is included in general and administrative expenses in the accompanying statement of operations of the Predecessor.

4. Note Payable

   During 1999 and 2000, the Company borrowed money from HTE to acquire the business and certain net assets of the Predecessor and to fund its operations. On October 31, 1999, the Company issued an unsecured note in the principal amount of $1,750,000 in favor of HTE (the "Loan"). As of September 30, 2000, borrowings under the Loan totaled $1,750,000, with no available balance. Interest at a rate of eight percent, which totaled approximately $107,500, was charged by HTE during the nine months ended September 30, 2000, pursuant to the terms of the Loan. Approximately $134,800 related to accrued interest is included in accounts payable and accrued liabilities in the accompanying balance sheet as of September 30, 2000. Principal and interest due under the Loan are payable in annual installments on each anniversary of the note, with the entire remaining outstanding balance due upon the earlier of the maturity date of the Loan or the date of the effectiveness of a secondary public offering of the Company's common stock yielding gross proceeds of at least $10,000,000. On October 31, 2000, the repayment terms of the unsecured note were modified, as more fully described in the subsequent events disclosure in
Note 6.

   In accordance with the modification agreement scheduled principal reductions of the Loan will be as follows as of September 30, 2000:

     October 31,                                                        Amount
     -----------                                                      ----------
      2001........................................................... $  450,000
      2002...........................................................    350,000
      2003...........................................................    450,000
      2004...........................................................    500,000
                                                                      ----------
                                                                      $1,750,000
                                                                      ==========

5. Income Taxes

   The Predecessor elected to be taxed as an S corporation for both federal and state income tax reporting purposes. Accordingly, the losses related to periods presented for the Predecessor are includable in the personal income tax returns of the Predecessor's shareholder. The operating results of the Company were included in the consolidated federal and state income tax returns of HTE prior to May 1, 2000. The Company's income tax provision is computed as if it were filing separate federal and state tax returns. The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates. Changes in tax laws or rates will be recognized in the future years in which they occur.

   Due to uncertainties regarding the Company's ability to realize the benefits of its deferred tax assets through future operations, a valuation allowance has been established that completely offsets the net operating loss as of September 30, 2000.

6. Subsequent Events

   On October 31, 2000, a modification agreement to the $1,750,000 unsecured note in favor of HTE (the "Loan") was entered into between the Company and HTE. Effective November 1, 2000, the modified payment terms include (i) an increase in the interest rate from eight percent to ten percent, (ii) the deferral of the October 31, 2000 payment of principal and interest to October 31, 2001 and
(iii) a one -time modification fee of $10,000 payable January 15, 2001. In exchange for the modifications agreed to by HTE, in the event that, prior to October 31, 2001, the Company issues a new equity security in a third- party transaction in which equity capital in excess of $3,000,000 is raised, the Company agrees to issue HTE within thirty days of third-party financing, in full and complete satisfaction of the October 31, 2000 note payment, that amount of such new equity security which is equivalent in " fair market value" to the amounts due on the October 31, 2000 note payment, taking into account the interest increase provided for in the modification agreement. For purposes thereof, "fair market value" shall mean the face value of such new security issued in the third party financing. In the event the Company does not issue a new equity security as a result of third party financing prior to October 31, 2001, the deferred note payment plus all additional accrued interest due as a result of the deferral shall be paid in cash on October 31, 2001, in addition to the normal scheduled principal and interest payment.

                        ONVIA.COM, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                      Nine Months Ended September 30, 2000

                            Onvia.com,                    Pro Forma
                               Inc.    Globe-1  Zanova   Adjustments Pro Forma
                            ---------- -------  -------  ----------- ---------
                                 (in thousands, except per share data)
Revenue...................   $ 96,094  $   339  $   291              $  96,724
Cost of goods sold........    103,542       90                         103,632
                             --------  -------  -------              ---------
  Gross margin............     (7,448)     249      291                 (6,908)
Operating expenses
  Sales and marketing.....     53,597      314      592                 54,503
  Technology and
   development............     18,685       38    1,354                 20,077
  General and
   administrative.........      9,395      149      771                 10,315
  Goodwill amortization...      2,695                      $ 6,586       9,281
  Noncash stock-based
   compensation...........      6,726      814                           7,540
                             --------  -------  -------    -------   ---------
    Total operating
     expenses.............     91,098    1,315    2,717      6,586     101,716
                             --------  -------  -------    -------   ---------
Loss from operations......    (98,546)  (1,066)  (2,426)    (6,586)   (108,624)
Interest income, net......      7,183       41       36                  7,260
                             --------  -------  -------    -------   ---------
Net loss..................    (91,363)  (1,025)  (2,390)    (6,586)   (101,364)
Reduction of beneficial
 conversion feature.......        287                                      287
                             --------  -------  -------    -------   ---------
Net loss attributable to
 common stockholders......   $(91,076) $(1,025) $(2,390)   $(6,586)  $(101,077)
                             ========  =======  =======    =======   =========
Basic and diluted net loss
 per common share.........   $  (1.48)                               $   (1.52)
                             ========                                =========
Basic and diluted weighted
 average common shares
 outstanding..............     61,663                        4,823      66,486
                             ========                      =======   =========



           See notes to the unaudited pro forma financial statements.

                        ONVIA.COM, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                          Year Ended December 31, 1999

                             Onvia.com,                   Pro Forma
                                Inc.    Globe-1 Zanova   Adjustments Pro Forma
                             ---------- ------- -------  ----------- ---------
                                  (in thousands, except per share data)
Revenue.....................  $ 27,177   $ 360  $   338              $ 27,875
Cost of goods sold..........    31,574      77                         31,651
                              --------   -----  -------              --------
  Gross margin..............    (4,397)    283      338                (3,776)
Operating expenses
  Sales and marketing.......    16,286     155      510                16,951
  Technology and
   development..............     7,444            1,361                 8,805
  General and
   administrative...........     4,235     106      375                 4,716
  Goodwill amortization.....                              $ 13,171     13,171
  Noncash stock-based
   compensation.............    10,463     134                         10,597
                              --------   -----  -------   --------   --------
    Total operating
     expenses...............    38,428     395    2,246     13,171     54,240
                              --------   -----  -------   --------   --------
Loss from operations........   (42,825)   (112)  (1,908)   (13,171)   (58,016)
Interest expense, net.......      (541)     (3)                          (544)
                              --------   -----  -------   --------   --------
Net loss....................   (43,366)   (115)  (1,908)   (13,171)   (58,560)
Beneficial conversion
 feature....................   (14,008)                               (14,008)
                              --------   -----  -------   --------   --------
Net loss attributable to
 common stockholders........  $(57,374)  $(115) $(1,908)  $(13,171)  $(72,568)
                              ========   =====  =======   ========   ========
Basic and diluted net loss
 per common share...........  $  (4.59)                              $  (4.19)
                              ========                               ========
Basic and diluted weighted
 average common shares
 outstanding................    12,508                       4,823     17,331
                              ========                    ========   ========


           See notes to the unaudited pro forma financial statements.

                        ONVIA.COM, INC. AND SUBSIDIARIES

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

1. General

   The unaudited pro forma statements of operations for the year ended December 31, 1999 and the nine months ended September 30, 2000 have been prepared as if the merger between Onvia.com, Inc. (Onvia) and Globe-1, Incorporated and Zanova, Inc. (the "acquired entities") had occurred as of the beginning of the periods presented.

2. Basis of Presentation

   These unaudited pro forma statements of operations are based on estimates and assumptions. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information as necessary to comply with the disclosure requirements of the Securities and Exchange Commission. The unaudited pro forma statements of operations do not purport to be indicative of the financial position or results of operations of the combined entity or indicative of future periods' results of operations that actually would have been realized had the entities been a single entity during these periods. The financial information for the acquired entities has been included in the financial statements for Onvia as of the date of their respective acquisitions.

3. Pro Forma Loss Per Share

   The pro forma basic net loss per share is based on the combined weighted average number of shares of the Onvia's common stock outstanding during the period and the number of shares of Onvia's common stock issued in the exchange. Historical basic and diluted earnings per share are calculated using the weighted average shares of common stock outstanding, reduced for shares subject to repurchase by Onvia. For the year ended December 31, 1999 and the nine months ended September 30, 2000, the effects of stock options, warrants and nonvested common stock are excluded from the calculation of diluted net loss per share, as they would be anti-dilutive.

4. Pro Forma Adjustments

   The purchase prices were calculated based upon the average common stock value at the announcement of the mergers. To consummate the transaction of Globe-1, Onvia issued 2,351,705 shares of Onvia's common stock, assumed all of the outstanding options and warrants of Globe-1, and incurred approximately $200,000 of transaction costs; this consideration has an aggregate value of $24.8 million. To consummate the transaction of Zanova, Onvia issued 2,470,520 shares of Onvia's common stock, assumed all of the outstanding options and warrants of Zanova, and incurred approximately $627,000 of transaction costs; this consideration has an aggregate value of $18.5 million.

   The $39.5 million excess of the purchase prices over the estimated fair value of assets and liabilities acquired in connection with the mergers was recorded as goodwill. The purchase price allocation is based on management's estimates of the fair value of the net tangible and intangible assets. The book value of the tangible assets acquired and liabilities assumed approximate fair value. The estimated useful life of the goodwill is 3 years.

                              DEMANDSTAR.COM, INC.

                           INTRODUCTION TO UNAUDITED
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

   The following unaudited pro forma combined statement of operations for the year ended December 31, 1999, has been prepared to reflect the results of operations of DemandStar.com Inc. ("DemandStar" or "the Company") as if the acquisition of Information On Demand, Inc. ("IOD" or "the Predecessor") in June 1999 was completed on January 1, 1999.

   The acquisition of IOD was treated under the purchase method of accounting for financial reporting purposes. DemandStar purchased the business and certain net assets of IOD for $1 million in cash. The Company could pay up to an additional $2,000,000 in cash over a three-year period from the purchase date for the purchase if certain financial targets set forth in the Agreement for Sale and Purchase of Assets are attained. The net assets acquired consisted of $1,173,000 of intangible assets and $173,000 of deferred revenue for vendor agreements. As a result of this acquisition, the Form of Services Agreement ("the Agreement") was initiated by H.T.E., Inc. (HTE) and DemandStar. The Agreement states that HTE will provide to DemandStar management and administrative services through its employees. These services include financial reporting, accounting, auditing, tax, office services, payroll, human resources, as well as management consulting services. Since no services were provided to the Predecessor by HTE prior to the acquisition, no allocation of expenses has been made related to the Agreement. The costs incurred by the Predecessor and recorded by the Predecessor for these services are comparable to the costs charged by HTE to DemandStar for the services based on the level of activity. The costs for these services are included in the general and administrative expenses of the Predecessor since they were performed internally by the employees of the Predecessor.

   The Company believes that the assumptions used in preparing the unaudited pro forma combined statement of operations contained herein provide a reasonable basis on which to present the unaudited pro forma combined financial data. The unaudited pro forma combined statement of operations is provided for informational purposes only and should not be construed to be indicative of the results of operations or financial position of the Company had the transaction occurred on the date indicated and are not intended to project the Company's results of operations for any future period. The unaudited pro forma combined statement of operations should be read in conjunction with the separate historical financial statements of the Company and IOD and in conjunction with the related assumptions and notes to this unaudited pro forma combined statement of operations. The historical financial statements of IOD for the period from January 1, 1999, to June 17, 1999, were used in preparing the unaudited pro forma combined statement of operations for the year ended December 31, 1999.

   The unaudited pro forma combined statement of operations does not reflect the expected increase in the level of expenses as a result of planned increases to the marketing strategy, expansion of product features and functionality, or increases in general and administrative expenses to support the Company's growth. Such items are not reflected because they are not factually determinable or estimable.

                              DEMANDSTAR.COM, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1999

                          Information On
                           Demand, Inc.   DemandStar. com, Acquisition      Pro Forma
                           (Predecessor)        Inc.       Adjustments      Combined
                          --------------- ---------------- ------------    -----------
                          For the period   For the period
                               from        from June 18,   For the year      For the
                          January 1, 1999     1999 to         ended        year ended
                            to June 17,     December 31,   December 31,     December
                               1999             1999           1999         31, 1999
                          --------------- ---------------- ------------    -----------
Revenue.................     $ 132,135      $   196,855     $     --       $   328,990
Operating expenses:
  Marketing and
   advertising..........        15,866          304,800           --           320,666
  Research and
   development..........       136,279          136,100           --           272,379
  General and
   administrative.......       250,349          651,520           --           901,869
  Depreciation and
   amortization.........           --           215,969       182,467 (a)      398,436
                             ---------      -----------     ---------      -----------
    Total operating
     expenses...........       402,494        1,308,389       182,467        1,893,350
Operating loss..........      (270,359)      (1,111,534)     (182,467)      (1,564,360)
Interest expense........           --            27,308        18,209 (b)       45,517
                             ---------      -----------     ---------      -----------
Loss before income tax
 benefit................      (270,359)      (1,138,842)     (200,676)      (1,609,877)
Income tax benefit (Note
 6).....................           --               --            --               --
                             ---------      -----------     ---------      -----------
Net loss................     $(270,359)     $(1,138,842)    $(200,676)     $(1,609,877)
                             =========      ===========     =========      ===========
Basic and diluted loss
 per common share.......                    $     (0.91)                   $     (1.29)
                                            ===========                    ===========
Weighted average number
 of common shares
 outstanding............                      1,250,000                      1,250,000
                                            ===========                    ===========

--------
(a) To reflect the increase in amortization expense related to the customer list and vendor database and goodwill recorded under the purchase method of accounting. At the purchase date, the Company recorded $298,299 for customer lists and vendor database and $874,701 for goodwill. The Company amortizes intangibles over 3 years.

(b) To reflect the additional interest expense on the note payable to H.T.E., Inc., for the $200,000 advance from H.T.E., Inc., assuming the funds were advanced on January 1, 1999.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                ONVIA.COM, INC.

                         DRAGON ACQUISITION CORPORATION

                                      AND

                              DEMANDSTAR.COM, INC.

                         Dated as of November 20, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I THE MERGER

  1.1  The Merger..........................................................  A-7

  1.2  Effective Time; Closing.............................................  A-7

  1.3  Effect of the Merger................................................  A-8

  1.4  Certificate of Incorporation; Bylaws................................  A-8

  1.5  Directors and Officers..............................................  A-8

  1.6  Effect on Capital Stock.............................................  A-8

  1.7  Surrender of Certificates...........................................  A-9

  1.8  No Further Ownership Rights in Target Stock......................... A-10

  1.9  Lost, Stolen or Destroyed Certificates.............................. A-11

  1.10 Tax and Accounting Consequences..................................... A-11

  1.11 Taking of Necessary Action; Further Action.......................... A-11

ARTICLE II REPRESENTATIONS AND WARRANTIES OF TARGET........................ A-11

  2.1  Organization of Target.............................................. A-11

  2.2  Target Capital Structure............................................ A-12

  2.3  Obligations With Respect to Capital Stock........................... A-12

  2.4  Authority........................................................... A-13

  2.5  SEC Filings; Target Financial Statements............................ A-14

  2.6  Absence of Certain Changes or Events................................ A-14

  2.7  Taxes............................................................... A-15

  2.8  Title to Properties; Absence of Liens and Encumbrances.............. A-16

  2.9  Intellectual Property............................................... A-16

  2.10 Compliance; Permits; Restrictions................................... A-18

  2.11 Litigation.......................................................... A-19

  2.12 Employee Benefit Plans.............................................. A-19

  2.13 Environmental Matters............................................... A-22

  2.14 Agreements, Contracts and Commitments............................... A-23

  2.15 Affiliates.......................................................... A-24

  2.16 Statements; Proxy Statement/Prospectus.............................. A-24

  2.17 State Anti-Takeover Statutes........................................ A-24

  2.18 Board Approval...................................................... A-24

  2.19 Brokers', Finders' and Financial Advisory Fees...................... A-24

  2.20 Fairness Opinion.................................................... A-24

  2.21 No Illegal or Improper Transactions................................. A-25

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........ A-25

  3.1  Organization of Parent and Merger Sub............................... A-25

  3.2  Parent and Merger Sub Capital Structure............................. A-25

                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page
                                                                            ----
  3.3  Authority........................................................... A-25

  3.4  SEC Filings; Parent Financial Statements............................ A-26

  3.5  Valid Issuance...................................................... A-27

  3.6  Proxy Statement/Prospectus.......................................... A-27

  3.7  Litigation.......................................................... A-27

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME............................. A-27

  4.1  Conduct of Business by Target....................................... A-27

  4.2  Conduct of Business by Parent....................................... A-29

ARTICLE V ADDITIONAL AGREEMENTS............................................ A-29

  5.1  Proxy Statement/Prospectus; Registration Statement; Other Filings... A-29

  5.2  Meeting of Target Stockholders...................................... A-30

  5.3  Confidentiality: Access to Information.............................. A-31

  5.4  No Solicitation..................................................... A-31

  5.5  Public Disclosure................................................... A-33

  5.6  Reasonable Efforts; Notification.................................... A-33

  5.7  Third Party Consents................................................ A-34

  5.8  Stock Options, Warrants and Restricted Stock........................ A-34

  5.9  Certain Employee Benefit Matters.................................... A-35

  5.10 Indemnification..................................................... A-35

  5.11 Legends............................................................. A-35

  5.12 Letter of Target's Accountants...................................... A-35

  5.13 Bridge Financing.................................................... A-36

  5.14 Board Observer...................................................... A-36

ARTICLE VI CONDITIONS TO THE MERGER........................................ A-36

  6.1  Conditions to Obligations of Each Party to Effect the Merger........ A-36

  6.2  Additional Conditions to Obligations of Target...................... A-37

  6.3  Additional Conditions to the Obligations of Parent and Merger Sub... A-37

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.............................. A-39

  7.1  Termination......................................................... A-39

  7.2  Notice of Termination Effect of Termination......................... A-41

  7.3  Fees and Expenses................................................... A-41

  7.4  Amendment........................................................... A-42

  7.5  Extension; Waiver................................................... A-42

ARTICLE VIII GENERAL PROVISIONS............................................ A-42

  8.1  Non-Survival of Representations and Warranties...................... A-42

  8.2  Notices............................................................. A-42

                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page
                                                                            ----
  8.3  Interpretation; Certain Defined Terms............................... A-43

  8.4  Counterparts........................................................ A-44

  8.5  Entire Agreement; Third Party Beneficiaries......................... A-44

  8.6  Severability........................................................ A-44

  8.7  Other Remedies; Specific Performance................................ A-44

  8.8  Governing Law....................................................... A-44

  8.9  Rules of Construction............................................... A-44

  8.10 Assignment.......................................................... A-44

  8.11 No Waiver; Remedies Cumulative...................................... A-44

  8.12 Waiver of Jury Trial................................................ A-45

                               INDEX OF EXHIBITS

 Exhibit A   Form of Target Voting Agreement

 Exhibit B   Form of Convertible Promissory Note

 Exhibit C   Form of Certificate of Designation

 Exhibit D-1 Form of Ramos Employment Agreement Amendment

 Exhibit D-2 Form of Ramos Option Agreement Amendment

 Exhibit D-3 Form of Ramos Option Agreement Amendment

 Exhibit E-1 Form of Jordan Employment Agreement Amendment

 Exhibit E-2 Form of Jordan Option Agreement Amendment

 Exhibit E-3 Form of Jordan Option Agreement Amendment

 Exhibit F-1 Form of North Employment Agreement Amendment

 Exhibit F-2 Form of North Option Agreement Amendment

 Exhibit F-3 Form of North Option Agreement Amendment

 Exhibit G   Form of Lockup Agreement

                          AGREEMENT AND PLAN OF MERGER

   This AGREEMENT AND PLAN OF MERGER is made and entered into as of November 20, 2000 (this "Agreement"), among Onvia.com, Inc. a Delaware corporation ("Parent"), Dragon Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and DemandStar.com, Inc., a Florida corporation ("Target").

                                    RECITALS

   A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("Delaware Law") and the Florida Business Corporation Act ("Florida Law"), Parent, Merger Sub and Target intend to enter into a business combination transaction.

   B. The Board of Directors of Target (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Target and advisable and fair to, and in the best interests of, Target and its stockholders, (ii) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Target adopt and approve this Agreement and approve the Merger.

   C. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and advisable and fair to, and in the best interests of, Parent and its stockholders and (ii) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

   D. Contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of Target are entering into Voting Agreements with Parent in substantially the form attached hereto as Exhibit A (the "Target Voting Agreements").

   E. The parties intend by executing this Agreement to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

   NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

   1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Florida Law, Merger Sub shall be merged with and into Target (the "Merger"), the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

   1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing articles of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Florida in accordance with the relevant provisions of Florida Law (the "Articles of Merger") (the time of such filing (or such later time as may be agreed in writing by Target and Parent and specified in the Articles of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of Venture Law Group, 4750 Carillon Point, Kirkland, Washington, at a time and date to be specified by the parties, which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

   1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Florida Law. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4 Articles of Incorporation; Bylaws.

   (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read: "The name of the corporation is DemandStar.com, Inc."

   (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof or as provided by law.

   1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial corporate officers of the Surviving Corporation shall be the corporate officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

   1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

   (a) Conversion of Target Common Stock. Each (i) share of common stock, par value $0.0001 per share, of Target ("Target Common Stock"), and (ii) share of Series A Preferred Stock, par value $.01 per share ("Series A Preferred" and, together with the Target Common Stock, the "Target Stock"), participating on an as converted basis pursuant to the Articles of Incorporation of Target, issued and outstanding immediately prior to the Effective Time, other than any shares of Target Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares as defined in and to the extent provided in Section 1.6(f), will be canceled and extinguished and automatically converted (subject to Sections 1.6(d) and (e)) into the right to receive a number of shares of common stock, par value $0.0001 per share, of Parent ("Parent Common Stock") multiplied by the Exchange Ratio (as defined in the next sentence), upon surrender of the certificate representing such share of Target Common Stock in the manner provided in Section 1.7. The "Exchange Ratio" shall be the fraction (A) having a numerator equal to 6,000,000 and (B) having a denominator equal to the aggregate number of shares of Target Stock outstanding immediately prior to the Effective Time plus any vested Target Option (as defined in Section 2.2) outstanding immediately prior to the Effective Time (1) including all Target Options that become vested as a result of this Agreement and the transactions contemplated hereby, including, without limitation, upon consummation of the Merger, and (2) excluding Target Options that would otherwise become vested upon consummation of the Merger but that will not become vested as a result of the Agreements entered into pursuant to Section 6.3(d).

   (b) Cancellation of Target-Owned and Parent-Owned Stock. Each share of Target Stock held by Target or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Target or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

   (c) Capital Stock of Merger Sub. Each share of common stock, $0.000l par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of the common stock of Merger Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.

   (d) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Target Stock), merger (with respect to Parent, a merger in which more than 50% of the voting power of Parent is disposed of), share exchange (with respect to Parent, a share exchange in which more than 50% of the voting power of Parent is disposed of), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Target Stock occurring on or after the date hereof and prior to the Effective Time.

   (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Target Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing sale price of one share of Parent Common Stock for the five (5) most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq Stock Market.

   (f) Dissenting Shares.

     (i) Notwithstanding any provision of this Agreement to the contrary, any shares of Target Stock held by a holder who has exercised such holder's dissenters' rights in accordance with Sections 607.1301, 607.1302 and
  607.1320 of Florida Law, and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by Florida Law.

     (ii) Notwithstanding the provisions of Section 1.6(a), if any holder of shares of Target Stock who demands his dissenters' rights with respect to such shares under Section 1.6(a) shall effectively withdraw or lose (through failure to perfect or otherwise) his rights to receive payment for the fair market value of such shares under Florida Law, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Target Common Stock and payment for fractional shares as provided in Section 1.6(e), without interest, upon surrender of the certificate or certificates representing such shares.

     (iii) Target shall give Parent (i) prompt notice of any written demands for payment with respect to any shares of capital stock of Target pursuant to Sections 607.1302, 1607.1302 and 607.1320 of Florida Law, withdrawals of such demands, and any other instruments served pursuant to Florida Law and received by the Target, and (ii) the opportunity to participate at its own expense in all negotiations and proceedings with respect to demands for dissenters' rights under Florida Law. Target shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for dissenters' rights with respect to Target Stock or offer to settle or compromise any such demands.

   1.7 Surrender of Certificates.

   (a) Exchange Agent. Parent shall select a bank or trust company reasonably acceptable to Target to act as the exchange agent (the "Exchange Agent") in the Merger.

   (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to
Section 1.6 in exchange for outstanding shares of Target Stock, (ii) cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(e), and (iii) any dividends or distributions to which holders of shares of Target Stock may be entitled pursuant to Section 1.7(d).

   (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Target Stock, whose shares were converted into shares of Parent Common Stock: (i), a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as Parent may reasonably specify), (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(e), and (iii) any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Target Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Target Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(e) and any dividends or distributions payable pursuant to
Section 1.7(d).

   (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor, along with payment in lieu of fractional shares pursuant to Section 1.6(e) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such shares of Parent Common Stock.

   (e) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

   (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Target Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

   1.8 No Further Ownership Rights in Target Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(e) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

   1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Target Stock, represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum and with customary provisions as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

   1.10 Tax and Accounting Consequences.

   (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

   (b) It is intended by the parties hereto that the Merger shall be accounted for as a purchase transaction under generally accepted accounting principles.

   1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF TARGET

   Target represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure schedules delivered by Target to Parent dated as of the date hereof referencing the representations and warranties in this Agreement by Section number and certified by a duly authorized officer of Target (the "Target Disclosure Schedules"), as follows:

   2.1 Organization of Target.

   (a) Target and each of its subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to Target, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

   (b) Target has set forth in the Target Disclosure Schedules a true and complete list of all of Target's subsidiaries as of the date of this Agreement, together with a list of each partnership, joint venture or other business entity in which Target holds an interest, whether voting, equity or otherwise (collectively, the "Joint Ventures"), indicating the jurisdiction of organization of each such entity and Target's equity interest therein. Except as set forth on such list, neither Target nor any of its subsidiaries owns any equity interest in any corporation, partnership or joint venture arrangement or other business entity that is material to Target.

   (c) Target has delivered or made available to Parent a true and correct copy of the Articles of Incorporation and Bylaws of Target and similar governing instruments of each of its subsidiaries and each Joint Venture, each as amended to date, and each such instrument is in full force and effect. Neither Target nor any of its subsidiaries nor, to the knowledge of Target, any Joint Venture is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

   2.2 Target Capital Structure. The authorized capital stock of Target consists of 100,000,000 shares of Common Stock, par value $0.0001 per share, of which there were 7,638,480 shares issued and outstanding as of November 15, 2000 (none of which were held by Target in its treasury), and 10,000,000 shares of Preferred Stock, par value $0.01 per share, of which there are authorized 2,000,000 shares of Series A Preferred, of which there were 750,000 shares issued and outstanding as of November 15, 2000, and 4,000,000 shares of Series B Preferred, of which there were no shares issued and outstanding as of November 15, 2000. All outstanding shares of Target Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Target or any agreement or document to which Target is a party or by which it or its assets is bound. As of November 15, 2000, (i) Target had reserved an aggregate of 4,000,000 shares of Target Common Stock for issuance pursuant to Target's 1999 Employee Incentive Compensation Plan, and (ii) there were options ("Target Options") outstanding to purchase an aggregate of 3,332,700 shares of Target Common Stock pursuant to Target's 1999 Employee Incentive Compensation Plan. As of November 15, 2000, there are warrants ("Target Warrants") outstanding to purchase 1,000,000 shares of Target Common Stock and 1,000,000 shares of Target Common Stock are reserved for issuance upon the exercise of the Target Warrants. All shares of Target Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The Target Disclosure Schedules list for each person who held Target Options or Target Warrants to acquire shares of Target Common Stock as of November 15, 2000, the name of the holder of such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant had vested at such date, the vesting schedule for such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration, if any. Except as set forth in Schedule 2.2 of the Target Disclosure Schedules, consummation of the Merger, whether coupled with a termination of employment or not, will not result in the acceleration of any vesting of any such Target Options or Target Warrants.

   2.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of Target equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Target owns free and clear of all claims and encumbrances, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Target or any Joint Venture, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Target or any of its subsidiaries or, to the knowledge of Target, any Joint Venture is a party or by which it is bound obligating Target or any of its subsidiaries or, to the knowledge of Target, any Joint Venture to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Target or any of its subsidiaries or any Joint Venture or obligating Target or any of its subsidiaries or any Joint Venture to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, except as otherwise contemplated by the Voting Agreement, there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Target is a party or by which it is bound with respect to any equity security of any class of Target or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries or any Joint Venture.

   2.4 Authority.

   (a) Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated has been duly authorized by all necessary corporate action on the part of Target, subject only to the approval and adoption of this Agreement and the approval of the Merger by Target's stockholders and the filing of the Articles of Merger pursuant to Florida Law. The following votes are required for Target's stockholders to approve and adopt this Agreement and approve the Merger: (x) an affirmative vote of the holders of a majority of the outstanding shares of Target Stock, (y) an affirmative vote of the holders of a majority of the shares of Series A Preferred, and (z) an affirmative vote of the holders of a majority of the Target Common Stock. This Agreement has been duly executed and delivered by Target and, assuming the due execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of Target, enforceable against Target in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Target does not, and the performance of this Agreement by Target will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Target or the equivalent organizational documents of any of its subsidiaries,
(ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Target's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Target or any of its subsidiaries or by which Target or any of its subsidiaries or any of their respective properties is bound or affected, or
(iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Target's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the material properties or assets of Target or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation, in each case that is material to Target, to which Target or any of its subsidiaries is a party or by which Target or any of its subsidiaries or its or any of their respective assets are bound or affected. The Target Disclosure Schedules list all consents, waivers and approvals under any of Target's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a loss of benefits to Target, Parent or the Surviving Corporation as a result of the Merger that would be reasonably likely to result in a Material Adverse Effect (as defined in Section 8.3(c)) with respect to Target, Parent or the Surviving Corporation.

   (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity"), is required to be obtained or made by Target in connection with the execution and delivery of this or the consummation of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Florida, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.16) with the Securities and Exchange Commission ("SEC"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Target or Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

   2.5 SEC Filings; Target Financial Statements

   (a) Target has filed all forms, reports and documents required to be filed by Target with the SEC since March 27, 2000, and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Target may file subsequent to the date hereof) are referred to herein as the "Target SEC Reports." As of their respective dates, the Target SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Target SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Target's subsidiaries or Joint Ventures is required to file any forms, reports or other documents with the SEC or similar regulatory body.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Target SEC Reports (the "Target Financials"), including each Target SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Target and its subsidiaries as at the respective dates thereof and the consolidated results of Target's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Target contained in Target SEC Reports as of December 31, 1999 is hereinafter referred to as the "Target Balance Sheet." Except as disclosed in the Target Financials, since the date of the Target Balance Sheet neither Target nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Target and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Target Balance Sheet in the ordinary course of business consistent with past practices and liabilities under this Agreement or incurred in connection with the transactions contemplated hereby.

   (c) Target has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Target with the SEC pursuant to the Securities Act or the Exchange Act.

   2.6 Absence of Certain Changes or Events. Since the date of the Target Balance Sheet there has not been: (i) any Material Adverse Effect with respect to Target and its subsidiaries and Joint Ventures, taken as a whole, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Target's capital stock, or any purchase, redemption or other acquisition by Target of any of Target's capital stock or any other securities of Target or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Target's capital stock, (iv) any granting by Target or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers, directors or managers or employees who earn more than $50,000 per year, or any payment by Target or any of its subsidiaries of any bonus to any of their officers, directors or managers or employees who earn more than $50,000 per year, or any granting by Target or any of its subsidiaries of any increase in severance or termination pay or any entry by Target or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Target of the nature contemplated hereby, (v) any material change or alteration in the policy of Target relating to the granting of stock options to its employees and consultants, (vi) entry by Target or any of its subsidiaries or, to the knowledge of Target, any Joint Venture into, or material modification, amendment or cancellation of, any licensing, distribution, sponsorship, advertising, merchant program or other similar agreement or which either is not terminable by Target or its subsidiaries or Joint Venture, as the case may be, without penalty upon no more than 45 days' prior notice or provides for payments by or to Target or its subsidiaries or a Joint Venture in an amount in excess of $25,000 over the term of the agreement,
(vii) any material change by Target in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any revaluation by Target of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business.

   2.7 Taxes

   (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

   (b) Tax Returns and Audits.

     (i) Target and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by or on behalf of Target and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Target and each of its subsidiaries have paid (where required by law or otherwise accrued) all Taxes shown to be due on such Returns.

     (ii) Target and each of its subsidiaries have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

     (iii) There is no material Tax deficiency outstanding, proposed or assessed against Target or any of its subsidiaries, nor has Target or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that is still in effect.

     (iv) No audit or other examination of any Return of Target or any of its subsidiaries by any Tax authority is presently in progress, nor has Target or any of its subsidiaries been notified of any request for such an audit or other examination.

     (v) No adjustment of Tax relating to any Returns filed by Target or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Target or any of its subsidiaries or any representative thereof.

     (vi) Neither Target nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Target Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Target, other than any liability for unpaid Taxes that may have accrued since the date of the Target Balance Sheet in connection with the operation of the business of Target and its subsidiaries in the ordinary course.

     (vii) There is no contract, agreement, plan or arrangement to which Target is a party, including but not limited to the provisions of this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Target or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

     (viii) Neither Target nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Target.

     (ix) Neither Target nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

     (x) Except as may be required as a result of the Merger, Target and its subsidiaries have not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

     (xi) Target has made available to Parent or its legal or accounting representatives copies of all foreign, federal and state income tax and all state sales and use tax Returns for Target and each of its subsidiaries filed for all periods since its inception.

     (xii) There are no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of Target or any of its subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

     (xiii) Since April 16, 1997, neither Target nor any subsidiary of Target has been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

   2.8 Title to Properties; Absence of Liens and Encumbrances

   (a) Target owns no real property interests. The Target Disclosure Schedules list all real property leases to which Target is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against Target in an amount greater than $25,000.

   (b) Target has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Target Financials and except for Liens for Taxes and rents not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

   2.9 Intellectual Property.

   (a) For the purposes of this Agreement, the following terms have the following definitions:

     (i) "Intellectual Property" shall mean any or all of the following and all rights in, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world;
  (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

     (ii) "Target Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Target or one of its subsidiaries.

     (iii) "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

     (iv) "Target Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Target or one of its subsidiaries.

   (b) No Target Intellectual Property or product or service of Target is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Target, or which may affect the validity, use or enforceability of such Target Intellectual Property, which in any such case would be reasonably likely to have a Material Adverse Effect on Target.

   (c) Each material item of Target Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property, except where the failure to do so would not be reasonably likely to have a Material Adverse Effect on Target.

   (d) Target or one of its subsidiaries owns and has good and exclusive title to, or has license sufficient for the conduct of its business as currently conducted and as proposed to be conducted to, each material item of Target Intellectual Property used in connection with the conduct of its business as currently conducted and as proposed to be conducted free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Target or one of its subsidiaries is the exclusive owner of all trademarks and trade names used in connection with and material to the operation or conduct of the business of Target and its subsidiaries, including the sale of any products or the provision of any services by Target and its subsidiaries.

   (e) Target or one of its subsidiaries owns exclusively, and has good title to, all copyrighted works that are Target products or which Target otherwise expressly purports to own.

   (f) To the extent that any material Intellectual Property has been developed or created by a third party for Target or any of its subsidiaries, Target or its subsidiaries, as the case may be, has a written agreement with such third party with respect thereto and Target or its subsidiary thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license sufficient for the conduct of its business as currently conducted and as proposed to be conducted to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

   (g) The Target Disclosure Schedules list all material contracts, licenses and agreements to which Target is a party (i) with respect to Target Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Target.

   (h) All material contracts, licenses and agreements relating to the Target Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements in accordance with its terms, the effect of which would have a Material Adverse Effect on Target. Target is in material compliance with, and has not materially breached any term of any of such contracts, licenses and agreements and, to the knowledge of Target, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Target's rights under such contracts, licenses and agreements to the same extent Target would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Target would otherwise be required to pay.

   (i) The operation of the business of Target as such business currently is conducted, including Target's design, development, marketing and sale of the products or services of Target (including with respect to products currently under development) has not, does not and will not infringe or misappropriate in any material manner the Intellectual Property of any third party or, to the knowledge of Target, constitute unfair competition or trade practices under the laws of any jurisdiction.

   (j) Target has not received written notice from any third party, and to the knowledge of Target, no other overt threat from any third party, that the operation of the business of Target or any act, product or service of Target, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

   (k) To the knowledge of Target, no person has or is infringing or misappropriating any Target Intellectual Property.

   (l) Target and its subsidiaries have taken reasonable steps to protect Target's and its subsidiaries' rights in Target's and such subsidiaries' confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to Target or such subsidiaries, and, without limiting the foregoing, Target and its subsidiaries have and enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement in substantially the form provided to Parent, and except under confidentiality obligations, there has not been disclosure by Target or one of its subsidiaries of any such trade secrets or confidential information.

   2.10 Compliance with Laws; Permits; Restrictions.

   (a) Neither Target nor any of its subsidiaries nor, to the knowledge of Target, any Joint Venture is in any material respect in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Target or any of its subsidiaries or any Joint Venture or by which Target or any of its subsidiaries or any Joint Venture or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target or any of its subsidiaries or any Joint Venture is a party or by which Target or any of its subsidiaries or any Joint Venture or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not be reasonably likely to result in a Material Adverse Effect on Target. No investigation or review by any Governmental Entity is pending or, to Target's knowledge, has been threatened in a writing delivered to Target against Target or any of its subsidiaries or, to the knowledge of Target, any Joint Venture, nor, to the knowledge of Target, has any Governmental Entity indicated an intention to conduct an investigation of Target or any of its subsidiaries or any Joint Venture. There is no material agreement, judgment, injunction, order or decree binding upon Target or any of its subsidiaries or, to the knowledge of Target, any Joint Venture which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Target or any of its subsidiaries or any Joint Venture, any acquisition of material property by Target or any of its subsidiaries or any Joint Venture or the conduct of business by Target as currently conducted. Target has complied in all material respects with all applicable federal, state and local laws and regulations relating to the collection and use of user information gathered in the course of Target's operations, and Target has at all times complied with the rules, policies and procedures established by Target from time to time with respect to the foregoing. All content and services distributed through Target's website are being distributed in compliance in all material respects with applicable law.

   (b) Target and its subsidiaries and, to the knowledge of Target, the Joint Ventures hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of Target and its subsidiaries and the Joint Ventures as currently conducted (collectively, the "Target Permits"). Target and its subsidiaries and, to the knowledge of Target, the Joint Ventures are in compliance in all material respects with the terms of the Target Permits.

   2.11 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Target, threatened against, relating to or affecting Target or any of its subsidiaries or any Joint Venture, before any Governmental Entity or any arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Target or the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to Target the legal right of Target to design, offer or sell any of its services or products in the present manner or style thereof.

   2.12 Employee Benefit Plans.

   (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

     (i) "Affiliate" shall mean any other person or entity under common control with Target within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

     (ii) "Target Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Target or any Affiliate for the benefit of any Employee and pursuant to which Target or any Affiliate has any material liability;

     (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

     (iv) "DOL" shall mean the Department of Labor;

     (v) "Employee" shall mean any current, former, or retired employee, officer, or director of Target or any Affiliate;

     (vi) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Target or any Affiliate and any Employee or consultant;

     (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

     (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

     (ix) "HIPAA" shall mean the Health Insurance Portability Amendments Act;

     (ix) "IRS" shall mean the Internal Revenue Service;

     (x) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

     (xi) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

     (xii) "Pension Plan" shall mean each Target Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

   (b) Schedule. The Target Disclosure Schedules contain an accurate and complete list of each Target Employee Plan and each Employee Agreement. Target does not have any intention or commitment to establish any new Target Employee Plan, to modify any Target Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Target Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt any Target Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing. The Target Disclosure Schedules also contain a list of all Target employees as of the date hereof, each such person's date of hire and each such person's annual compensation. The Target Disclosure Schedules list all employees on a leave of absence (whether paid or unpaid), the reasons therefor, the expected return date, and also list all employees who have requested a leave of absence to commence at any time after the date of this Agreement, the reason therefor, and the expected length of such leave.

   (c) Documents. Target has provided or made available to Parent: (i) correct and complete copies of all material documents embodying to each Target Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Target Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Target Employee Plan or related trust; (iv) if the Target Employee Plan is funded, the most recent annual and periodic accounting of Target Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Target Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Target Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Target Employee Plan; (vii) all material written agreements and contracts relating to each Target Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Target Employee Plan and any proposed Target Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Target; and (ix) all registration statements and prospectuses prepared in connection with each Target Employee Plan.

   (d) Employee Plan Compliance. (i) Target has performed in all material respects all obligations required to be performed by it under, is not in default or violation of; and has no knowledge of any material default or violation by any other party to each Target Employee Plan, and each Target Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code;
(ii) each Target Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is qualified and has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination with respect to its qualified status from the date of adoption of such Plan and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under
Section 408 of ERISA or Section 4975(d) of the Code, has occurred with respect to any Target Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Target, threatened or reasonably anticipated (other than routine claims for benefits) against any Target Employee Plan or against the assets of any Target Employee Plan; (v) each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Target or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Target, threatened by the IRS or DOL with respect to any Target Employee Plan; and (vii) neither Target nor any Affiliate is subject to any penalty or tax with respect to any Target Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980B of the Code.

   (e) Pension Plans. Target does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

   (f) Multiemployer Plans. At no time has Target contributed to or been requested to contribute to any Multiemployer Plan.

   (g) No Post-Employment Obligations. No Target Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Target has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

   (h) COBRA; FMLA; HIPAA. Neither Target nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA (including all notice requirements thereof), the requirements of FMLA or any similar provisions of state law applicable to its Employees, the requirements of HIPAA, the requirements of the Women's Health and Cancer Rights Act, as amended, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, as amended, or any similar provisions of state law applicable to employees of Target or any Affiliate.

   (i) Effect of Transaction.

     (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Target Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

     (ii) No payment or benefit which will or may be made by Target or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

   (j) Employment Matters. Target and each Affiliate: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable in any material respect for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to Target's knowledge, threatened or reasonably anticipated claims or actions against Target under any worker's compensation policy or long-term disability policy which would be reasonably likely to have a Material Adverse Effect on Target. To Target's knowledge, no Employee of Target has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Target and disclosing to Target or using trade secrets or proprietary information of any other person or entity. Target and its Affiliates have not incurred any liability under, and have complied in all respect with, the Worker Adjustment Retraining Notification Act ("WARN Act") and no fact or event exists that could give rise to liability under the WARN Act.

   (k) Labor. No work stoppage or labor strike against Target is pending, or to Target's knowledge, threatened or reasonably anticipated. Target does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Target, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Target. Neither Target nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Target is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Target.

   (l) International Employee Plan. No Employee Plan has been adopted or maintained by Target, whether informally or formally, for the benefit of Employees outside the United States.

   (m) Change of Control Payments. The Target Disclosure Schedules sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees of Target as a result of or in connection with the Merger.

   2.13 Environmental Matters.

   (a) Hazardous Material. Except as would not result in material liability to Target, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "Hazardous Material") are present, as a result of the actions of Target or any of its subsidiaries or any affiliate of Target, or, to Target's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Target or any of its subsidiaries has at any time owned, operated, occupied or leased.

   (b) Hazardous Materials Activities. Except as would not result in a material liability to Target (in any individual case or in the aggregate) (i) neither Target nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law, and (ii) neither Target nor any of its subsidiaries has disposed of; transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively

"Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

   (c) Permits. Target and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Target Environmental Permits") material to and necessary for the conduct of Target's and its subsidiaries' Hazardous Material Activities and other businesses of Target and its subsidiaries as such activities and businesses are currently being conducted.

   2.14 Agreements, Contracts and Commitments. Except as otherwise set forth in the Target Disclosure Schedules, neither Target nor any of its subsidiaries is a party to or is bound by:

   (a) any employment agreement, contract or commitment with any employee or member of Target's Board of Directors, other than those that are terminable by Target or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Target's or any of its subsidiaries' ability to terminate employees at will, or any consulting agreement;

   (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

   (c) any agreement of indemnification outside the ordinary course of Target's business or any guaranty;

   (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Target or any of its subsidiaries or a Joint Venture to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

   (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Target or any of its subsidiaries or a Joint Venture after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Target has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Target's subsidiaries or a Joint Venture;

   (f) any licensing, distribution, sponsorship, advertising, merchant program, encoding services, hosting or other similar agreement to which Target or one of its subsidiaries or a Joint Venture is a party which may not be canceled by Target or its subsidiaries or a Joint Venture, as the case may be, without penalty in excess of $25,000 upon notice of 45 days or less or which provides for payments by or to Target or its subsidiaries or a Joint Venture in an amount in excess of $25,000 over the term of the agreement;

   (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology; or

   (h) any other agreement, contract or commitment currently in effect that is material to Target's business as presently conducted.

   Neither Target nor any of its subsidiaries, nor to Target's knowledge any Joint Venture or any other party to a Target Contract (as defined below), is in breach, violation or default under, and neither Target nor any of its subsidiaries nor, to the knowledge of Target, any Joint Venture has received written notice (or to its knowledge, any other form of notice) that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Target or any of its subsidiaries or a Joint Venture is a party or by which it is bound that are required to be disclosed in the Target

Disclosure Schedules pursuant to clauses (a) through (h) above or pursuant to
Section 2.9 hereof (any such agreement, contract or commitment, a "Target Contract") in such a manner as would permit any other party to cancel or terminate any such Target Contract or seek damages or other remedies the effect of which would have a Material Adverse Effect on Target.

   2.15 Affiliates. Set forth on the Target Disclosure Schedules is a list of those persons who may be deemed to be, in Target's reasonable judgment, affiliates of Target within the meaning of Rule 145 promulgated under the Securities Act (each a "Target Affiliate").

   2.16 Statements; Proxy Statement/Prospectus. The information supplied by Target for inclusion in the Registration Statement (as defined in Section 3.3(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Target for inclusion in the proxy statement/prospectus to be sent to the stockholders of Target in connection with the meeting of Target's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "Target Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/Prospectus is first mailed to Target's stockholders or at the time of the Target Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Target or any of its affiliates, officers or directors should be discovered by Target which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Target shall promptly inform Parent and provide the necessary information for inclusion in any such amendment or supplement. Notwithstanding the foregoing, Target makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

   2.17 State Anti-Takeover Statutes. No "fair price," "business combination," "moratorium," "control share acquisition," "interested shareholder," "affiliated transaction" or other anti-takeover statute or similar statute or regulation enacted by any state, and no supermajority voting provision contained in the Company's Articles of Incorporation or Bylaws, apply to the Merger or the other transactions contemplated by this Agreement.

   2.18 Board Approval. The Board of Directors of Target has, as of the date of this Agreement, unanimously (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is advisable and fair to, and in the best interests of Target and its stockholders and (iii) determined to recommend that the stockholders of Target approve and adopt this Agreement and approve the Merger.

   2.19 Brokers', Finders' and Financial Advisory Fees. Except for fees payable to its financial advisor, which fees shall not exceed $125,000, Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. A copy of the engagement letter between Target and its financial advisor has been previously provided to Parent or will be provided prior to the Effective Time.

   2.20 Fairness Opinion. Target's Board of Directors has received an opinion from Janney Montgomery Scott LLC as of the date hereof, to the effect that, as of the date hereof, , the terms of the Merger are fair to the stockholders of Target from a financial point of view.

   2.21 No Illegal or Improper Transactions. Neither Target nor any of its directors, officers, employees or Target Affiliates, has directly or indirectly used funds or other assets of Target or made any promise or undertaking in such regard, for: (a) illegal contributions, gifts, entertainment or other expenses relating to any political activity; (b) illegal payments to or for the benefit of governmental officials or employees, whether domestic or foreign, or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) illegal payments to or for the benefit or any person, firm, corporation or other entity, or any director, officer, employee, agent or representative thereof; or (d) the establishment of a secret or unrecorded fund; and there have been no false or fictitious entries made in the books or records of Target with respect to the foregoing.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

   Parent and Merger Sub represent and warrant to Target, subject to the exceptions specifically disclosed in writing in the Disclosure Schedules delivered by Parent to Target dated as of the date hereof referencing the representations and warranties in this Agreement by Section number and certified by a duly authorized officer of Parent (the "Parent Disclosure Schedules"), as follows:

   3.1 Organization of Parent and Merger Sub

   (a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to Parent, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

   (b) Parent has delivered or made available to Target a true and correct copy of the Certificate of Incorporation and Bylaws of Parent, each as amended to date, and each such instrument is in full force and effect. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

   3.2 Parent and Merger Sub Capital Structure. The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock, of which there were 86,707,052 shares issued and outstanding as of November 14, 2000, and 15,000,000 shares of Preferred Stock, none of which are issued and outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.0001 par value, all of which, as of the date hereof, are issued and outstanding and are held by Parent. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

   3.3 Authority.

   (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing of the Articles of Merger pursuant to Florida Law. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Target, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not: (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or the Articles of Incorporation or Bylaws of Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of a material lien or encumbrance on any of the material properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, in each case that is material to Parent, to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected.

   (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 (or any similar successor form thereto) Registration Statement (the "Registration Statement") with the SEC in accordance with the Securities Act, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Florida, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and
(iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

   3.4 SEC Filings; Parent Financial Statements.

   (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since February 29, 2000, and has made available to Target such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

   (c) Parent has heretofore furnished to Target a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

   3.5 Valid Issuance. The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

   3.6 Proxy Statement/Prospectus. The information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to Target's stockholders or at the time of the Target Stockholders' Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform Target and provide the necessary information for inclusion in any such amendment or supplement. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Target which is contained in any of the foregoing documents.

   3.7 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries or any joint venture of Parent, before any Governmental Entity or any arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to Parent the legal right of Parent to design, offer or sell any of its services or products in the present manner or style thereof.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

   4.1 Conduct of Business by Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Target and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

   In addition, except as permitted by the terms of this Agreement, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Target shall not do any of the following and shall not permit its subsidiaries or any Joint Venture to do any of the following:

   (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, or permit the payment of the exercise price of any options to be paid by any means other than cash, check or wire transfer of immediately available funds;

   (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan;

   (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Target Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

   (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

   (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Target or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

   (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance delivery and/or sale of shares of Target Common Stock pursuant to the exercise of stock options or warrants outstanding on November 15, 2000; and (ii) the issuance of options to purchase up to 200,000 shares of Target Common Stock, with options to purchase no more than 25,000 of such shares to be granted to any one person, pursuant to Target's 1999 Employee Incentive Compensation Plan;

   (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

   (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Target or enter into any joint ventures, strategic partnerships or alliances;

   (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Target; provided, however, that Target may accept and execute an assignment of lease from H.T.E., Inc., a Florida corporation ("H.T.E."), relative to the property used and currently occupied by Target in Orange County, Florida;

   (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Target, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

   (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice;

   (l) Modify, amend or terminate any material contract or agreement to which Target or any subsidiary thereof is a party, including any joint venture agreement, or waive, release or assign any material rights or claims thereunder;

   (m) Enter into any licensing, distribution, sponsorship, advertising, merchant program, encoding services, hosting or other similar contracts, agreements, or obligations which may not be canceled without penalty by Target or its subsidiaries upon notice of 45 days or less or which provide for payments by or to Target or its subsidiaries in an amount in excess of $25,000 over the term of the Agreement or which involve any exclusive terms of any kind;

   (n) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

   (o) Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

   (p) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

   (q) Agree in writing or otherwise to take any of the actions described in
Section 4.1 (a) through (p) above.

   4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, without the prior written consent of Target, Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following: cause, permit or propose any amendments to its Certificate of Incorporation or Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries) in a manner that would have an adverse impact on Target's stockholders.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

   5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings As promptly as practicable after the execution of this Agreement, Target and Parent will prepare, and file with the SEC, the Proxy Statement/Prospectus and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Target and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and Target will cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Target and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement
(the "Other Filings"). Each of Target and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of Target and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Other Filing, Target or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Target, such amendment or supplement.

   5.2 Meeting of Target Stockholders.

   (a) Promptly after the date hereof, Target will take all action necessary in accordance with Florida Law and its Articles of Incorporation and Bylaws to convene the Target Stockholders' Meeting to be held as promptly as practicable after the declaration of effectiveness of the Registration Statement for the purpose of voting upon this Agreement and the Merger. Target will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NASD or Florida Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Target may adjourn or postpone Target Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Target's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Target Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Target Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Target's Stockholders' Meeting. Target shall ensure that the Target Stockholders' Meeting is called, noticed, convened, held and conducted, and subject to Section 5.2(c) that all proxies solicited by Target in connection with the Target Stockholders' Meeting are solicited, in compliance with Florida Law, its Articles of Incorporation and Bylaws, the rules of the NASD and all other applicable legal requirements. Target's obligation to call, give notice of, convene and hold the Target Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Target of any Acquisition Proposal (as defined in Section 5.4(a)), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Target with respect to the Merger.

   (b) Subject to Section 5.2(c): (i) the Board of Directors of Target shall recommend that Target's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Target Stockholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Target has recommended that Target's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Target Stockholders' Meeting; and (iii) neither the Board of Directors of Target nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Target that Target's stockholders vote in favor of and adopt and approve this Agreement and the Merger.

   (c) Nothing in this Agreement shall prevent the Board of Directors of Target from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Superior Offer (as defined below), or an offer reasonably believed by the Board of Directors of Target to be a Superior Offer, is made to Target and is not withdrawn, (ii) neither Target nor any of its representatives shall have violated any of the restrictions set forth in
Section 5.4, and (iii) the Board of Directors of Target or any committee thereof concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Target or any committee thereof to comply with its fiduciary obligations to Target's stockholders under Florida Law. Nothing contained in this Section 5.2(c) shall limit Target's obligation to hold and convene the Target Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Target shall have been withdrawn, amended or modified). For purposes of this Agreement, the term "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target pursuant to which the stockholders of Target immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Target of assets representing in excess of 50% of the fair market value of Target's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Target), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Target, in each case on terms that the Board of Directors of Target determines, in its reasonable judgment (based upon a written opinion of an investment bank of nationally recognized reputation) to be more favorable to Target stockholders than the terms of the Merger (after taking into account all relevant factors, including all conditions to the offer, the timing of the transaction contemplated by the offer, the risk of nonconsummation thereof and the need for any required governmental or other consents, filings or approvals); provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Target's Board of Directors to be obtained by such third party on a timely basis.

   5.3 Confidentiality; Access to Information.

   (a) The parties acknowledge that Target and Parent have previously executed a Mutual Nondisclosure Agreement dated October 30, 2000 and a letter agreement dated November 3, 2000 (such agreements collectively, the "Confidentiality Agreements"), which Confidentiality Agreements will continue in full force and effect (for the period of time therein specified) in accordance with their terms.

   (b) Target will afford Parent and its representatives reasonable access to information concerning Target's business that Parent may reasonably request in order to permit, and solely for the purpose of permitting, Parent to confirm the accuracy of the representations and warranties made by Target in Article
II. Parent will afford Target and its representatives reasonable access to information concerning Parent's business that Target may reasonably request in order to permit, and solely for the purpose of permitting, Target to confirm the accuracy of the representations and warranties made by Parent in Article
III. All information and knowledge learned pursuant to this Section 5.3(b) shall be subject to the Confidentiality Agreements. No information or knowledge obtained by Parent or Target in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

   5.4 No Solicitation.

   (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Target and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) subject to Section 5.2(c), approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the approval of this Agreement by the required Target stockholder vote, this Section 5.4(a) shall not prohibit Target from furnishing nonpublic information regarding Target and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither Target nor any representative of Target and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4, (2) the Board of Directors of Target concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Target to comply with its fiduciary obligations to Target's stockholders under Florida Law, (3) prior to furnishing any such nonpublic information to, or entering into discussions with, such person or group, Target gives Parent written notice of the identity of such person or group and of Target's intention to furnish nonpublic information to, or enter into discussions with, such person or group and Target receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Target, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, Target furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Target to Parent); provided, further, that nothing herein shall prevent the Board of Directors of Target from taking, and disclosing to Target's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Target and its subsidiaries will, and will cause their respective officers, directors, affiliates, employees, investment bankers, attorneys and other advisors and representatives to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Target or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Target or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by Target. In addition to the foregoing, Target shall (i) provide Parent with at least twenty-four (24) hours prior notice of any meeting of Target's Board of Directors at which Target's Board of Directors is reasonably expected to consider a Superior Proposal, (ii) provide Parent with at least two (2) business days or forty-eight (48) hours prior written notice of a meeting of Target's Board of Directors at which Target's Board of Directors is reasonably expected to recommend a Superior Offer to its stockholders and together with such notice a copy of the documentation relating to such Superior Offer that exists at such time and (iii) provide Parent with reasonable notice of the material terms of the Superior Offer and reasonable opportunity to make a counter-offer prior to any commitment by Target with respect to the Superior Offer.

   For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Target by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 30% interest in the total outstanding voting securities of Target or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 30% or more of the total outstanding voting securities of Target or any of its subsidiaries; (B) any merger, consolidation, business combination or similar transaction involving Target; (C) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of Target; or (D) any liquidation or dissolution of Target.

   (b) In addition to the obligations of Target set forth in paragraph (a) of this Section 5.4, Target as promptly as practicable shall advise Parent orally and in writing of any request for non-public information which Target reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Target reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (to the extent known), and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Target will keep Parent informed in all material respects of any material amendments or proposed amendments to any such Acquisition Proposal or any requests for additional information or additional inquiries regarding additional information.

   5.5 Public Disclosure. Parent and Target will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the execution of this Agreement.

   5.6 Reasonable Efforts; Notification.

   (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Target and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or any of its affiliates to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or Target or the holding separate of the shares of Target Stock or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Target Stock.

   (b) Target shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Target to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   (c) Parent shall give prompt notice to Target of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and Target will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

   5.8 Stock Options, Warrants and Restricted Stock.

   (a) At the Effective Time, each outstanding Target Option under Target's 1999 Employee Incentive Compensation Plan, whether or not exercisable, will be assumed by Parent. Each Target Option assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in Target's 1999 Employee Incentive Compensation Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Target Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such Target Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and
(ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Target Option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such Target Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

   (b) It is intended that Target Options assumed by Parent shall qualify following the Effective Time as "incentive stock options" as defined in Section 422 of the Code to the extent Target Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this
Section 5.8 shall be applied consistent with such intent.

   (c) Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Target Stock Options as soon as is reasonably practicable after the Effective Time, and in any event within forty-five (45) days after the Effective Time, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

   (d) Each Target Warrant that by its terms survives the Merger, to the extent outstanding at the Effective Time, whether or not exercisable and whether or not vested at the Effective Time, shall remain outstanding at the Effective Time. At the Effective Time, such Target Warrants shall, by virtue of the Merger and without any further action on the part of Target or the holder of any of such Target Warrants (unless further action may be required by the terms of any of such Target Warrants), be assumed by Parent and each Target Warrant assumed by Parent shall be exercisable upon the same terms and conditions as under the applicable warrant agreements with respect to such Target Warrants, except that (i) each such Target Warrant shall be exercisable for that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) into which the number of shares of Target Common Stock subject to such Target Warrant would be converted under Section 1.6(a), and (ii) the exercise price per share of Parent Common Stock shall be an amount equal to the exercise price per share of Target Common Stock subject to such Target Warrant in effect immediately prior to the Effective Time divided by the Exchange Ratio (the exercise price per share, so determined, being rounded to the nearest full cent). From and after the Effective Time, all references to Target in the warrant agreements underlying such Target Warrants shall be deemed to refer to Parent. Parent further agrees that, notwithstanding any other term of this
Section 5.8(d) to the contrary, if required under the terms of Target Warrants or if otherwise appropriate under the terms of Target Warrants, it will execute a supplemental agreement with the holders of Target Warrants to effectuate the foregoing. No payment shall be made for fractional shares. Parent shall (A) on or prior to the Effective Time, reserve for issuance the number of shares of Parent Common Stock that will become subject to warrants to purchase Parent Common Stock ("Parent Warrants") pursuant to this Section 5.8(d), and (B) from and after the Effective Time, upon exercise of the Parent Warrants in accordance with the terms thereof, make available for issuance all shares of Parent Common Stock covered thereby.

   (e) Shares of Target Stock that are subject to repurchase by Target in the event a Target employee ceases to be employed by Target ("Target Restricted Stock") shall be converted into the right to receive Parent Common Stock on the same basis as provided in Section 1.6. Shares of Target Restricted Stock shall be replaced with shares of Parent Common Stock, subject to the same restrictions as the original Target Restricted Stock. Such replacement shares of Parent Common Stock shall be issued to and registered in the name of the holder, but shall be held by Parent pending satisfaction of the applicable vesting schedules pursuant to existing agreements in effect at the Effective Time. Target hereby assigns to the Surviving Corporation all repurchase rights relating to the Target Restricted Stock, effective at the Effective Time. A listing of the holders of Target Restricted Stock, together with the number of shares of Target Restricted Stock held by each, is set forth on Schedule 5.8(e) of the Target Disclosure Schedules.

   5.9 Certain Employee Benefit Matters. Target shall take all necessary action to cause any 401(k) plan sponsored or maintained by Target to be terminated at least one day prior to the Closing Date.

   5.10 Indemnification.

   (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Target pursuant to any indemnification agreements between Target and its directors and officers as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under Target's Articles of Incorporation or Bylaws as in effect on the date hereof. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Articles of Incorporation and Bylaws of Target as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Target, unless such modification is required by law.

   (b) For a period of three years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Target's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Target; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 125% of the annual premium currently paid by Target for such coverage (or such coverage as is available for such 125% of such annual premium).

   (c) This Section 5.10 shall survive the consummation of the Merger, is intended to benefit Target, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the indemnified parties.

   5.11 Legends. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Target Affiliate pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock.

   5.12 Letter of Target's Accountants. Target shall use its reasonable efforts to cause to be delivered to Parent, and Parent shall use its reasonable efforts to cause to be delivered Target, "cold comfort" letters of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement") from their respective independent accountants, one dated the date on which the Registration Statement shall become effective and one dated as of the date the Effective Time occurs, each addressed to the other party, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement; provided that the other party provides to the accountant of the party causing the cold comfort letter to be issued a letter with the information required by the AICPA Statement.

   5.13 Bridge Financing

   (a) On the dates set forth below, Parent shall lend Target the amounts set forth below:

                                                          Aggregate     Fully-
                                              Funding      Funding     Diluted
   Funding Date                                Amount       Amount    Percentage
   ------------                             ------------ ------------ ----------
   December 1, 2000........................ US$2,000,000 US$2,000,000     15%
   January 1, 2001......................... US$1,000,000 US$3,000,000      4%
   February 1, 2001........................ US$1,000,000 US$4,000,000      4%
   March 1, 2001........................... US$1,000,000 US$5,000,000      2%

   (b) Each loan made by Parent to Target pursuant to this Section 5.13 shall be on the terms and conditions contained in the form of Convertible Promissory Note attached hereto as Exhibit B. Each loan shall be evidenced by a separate convertible promissory note, with the terms "Funding Date", "Funding Amount" and "Fully-Diluted Percentage" completed in such forms using the table in
Section 5.13(a) for the corresponding Funding Date. As set forth in the form of Convertible Promissory Note attached hereto as Exhibit B, if any such loan or loans become repayable by its or their terms following termination of this Agreement, Target shall immediately upon such event file the form of Certificate of Designation attached hereto as Exhibit C to create only such number of shares of Series C Preferred as required to permit conversion of all such Convertible Promissory Notes in accordance with their terms. Each occurrence of the bracketed term "Price Per Share" in such Certificate of Designation shall be completed using the quotient of (i) the "Aggregate Funding Amount" following the most recent "Funding Date" at which funds were provided, each determined using the table in Section 5.13(a), divided by (ii) the aggregate number of shares of Series C Preferred required to permit conversion of such Convertible Promissory Notes in accordance with their terms.

   5.14 Board Observer. For a period of eighteen (18) months following the Effective Time, O.F. Ramos (the "Observer") shall have the right to attend meetings of the Parent's Board of Directors and the right to participate therein, but shall not have the right (a) to vote at such meetings or (b) to attend meetings or portions of meetings of Parent's Board of Directors from which directors who are also employees of Parent have been excluded. The Observer shall be entitled to the same notice of such meetings and information relating to same as is given to members of Parent's Board of Directors. If O.F. Ramos declines or is unable to serve as the Observer, then Bernard B. Markey shall be designated as the Observer.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

   6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

   (a) Target Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law by the stockholders of Target.

   (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

   (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

   (d) Tax Opinions. Parent and Target shall each have received written opinions from their respective tax counsel (Venture Law Group, A Professional Corporation, and Greenberg Traurig, P.A., respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or Target does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

   6.2 Additional Conditions to Obligations of Target. The obligation of Target to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Target:

   (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent and Merger Sub, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on Parent and Merger Sub as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties for purposes of clause (ii),
(1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Parent Disclosure Schedules made or purported to have been made after the date of this Agreement shall be disregarded). Target shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

   (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Target shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

   (c) Trading of Additional Shares. Parent shall have taken any required actions so that shares of Parent Common Stock issuable in the Merger are eligible for trading on The Nasdaq Stock Market.

   6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

   (a) Representations and Warranties. Each representation and warranty of Target contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Target, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on Target as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Target Disclosure Schedules made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Target by an authorized officer of Target.

   (b) Agreements and Covenants. Target shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Target by the Chief Executive Officer and the Chief Financial Officer of Target.

   (c) Certificate Regarding Options. Parent shall have received a certificate signed on behalf of Target by the Secretary and Chief Financial Officer of Target setting forth the number of Target Options vested as of the Effective Time, determined in accordance with Section 1.6(a)(ii)(B).

   (d) Employment and Option Agreement Amendments. Each of O.F. Ramos, Edward
S. Jordan and William Knox North shall have entered into amendments to their employment and option agreements with Target, in forms attached hereto as: (i) Exhibits D-1, D-2 and D-3 in the case of Mr. Ramos, (ii) Exhibits E-1, E-2 and E-3 in the case of Mr. Jordan, and (iii) Exhibits F-1, F-2 and F-3 in the case of Mr. North.

   (e) Amendment Agreements. Each of Bernard B. Markey, L.A. Gornto, Jr. and Edward Moses shall have amended their existing employment, consulting and option agreements with Target effective, with such amendments effective as of the Effective Time, to provide that (i) each such individual shall provide such transition consulting services as are requested in writing on behalf of Parent by the President or Vice President--Corporate Development of Parent until the close of business on the one hundred and eightieth (180th) day after the Closing Date, with such individuals to be compensated for such consulting services at a rate of one hundred dollars (US$100) per hour for each hour of services so rendered, (ii) each such individual's Target Options that are exercisable at the Effective Time of the Merger (including options vesting as a result of the Merger) shall be exercisable until the close of business on the two hundred and seventieth (270th) day after the Closing Date, and (iii) other than as specified in (i), (ii) and the provided, however, clause in this sentence, those option, employment and consulting agreements shall be of no further force and effect as of the Effective Time and each such individual shall not be entitled to receive any payments or benefits of any kind thereunder after the Effective Time; provided, however, amounts owed, and the number of Target Options vested (including options vesting as a result of the Merger), as of the Effective Time shall not be affected by such amendment, with such amendment to be in form and substance reasonably satisfactory to Parent.

   (f) H.T.E. Matters.

     (i) H.T.E. and Target shall have terminated that certain Registration Rights Agreement dated as of December 21, 1999, with such termination to be effective immediately prior to the Effective Time if and only if the Merger occurs, with such termination to be in form and substance reasonably satisfactory to Parent.

     (ii) H.T.E. and Target shall have entered into an agreement terminating H.T.E.'s right to receive securities as a result of the transactions contemplated by this Agreement (including, without limitation, securities issuable as a result of the loans and potential conversion of promissory notes entered into pursuant to Section 5.13) pursuant to that certain Modification to Promissory Note dated as of into as of October 31, 2000, by and between H.T.E. and Target which modified that certain Promissory Note dated as of October 31, 1999 in the original principal amount of $1,750,000 executed by Target in favor of H.T.E., with such agreement to be in form and substance reasonably satisfactory to Parent. A termination agreement satisfying the requirements of Section 4(b) of any Convertible Promissory Note entered into pursuant to Section 5.13 shall satisfy this condition.

   (g) Lockup Agreements. H.T.E., each Target Affiliate (including, without limitation, each director and officer of Target) shall have entered into Lockup Agreements with Parent in the form attached hereto as Exhibit G.

   (h) Dissenting Stockholders. Holders of not more than 5% of Target's issued and outstanding capital stock as of Effective Time shall have elected to, or continue to have contingent rights to, exercise dissenters' rights under Florida Law as to such shares and the time for exercising those rights under Florida Law shall have expired.

   (i) Fairness Opinion. Target shall have received an opinion from its financial adviser, who shall be reasonably acceptable to Parent, stating that in the opinion of such financial adviser, the terms of the Merger are fair to the stockholders of Parent from a financial point of view.

   (j) Termination Agreement. Target shall have provided Parent with evidence satisfactory to Parent of the termination of all employment, consulting and option agreements and arrangements with Ronald Brown.

   (k) Consents. Target shall have obtained all consents, waivers and approvals under any of Target's or any of its subsidiaries' agreements, contracts, licenses or leases required in connection with the consummation of the transactions contemplated hereby, which, individually or in the aggregate, if not obtained, would result in a material loss of benefits to Target, Parent or the Surviving Corporation as a result of the Merger, including those consents, waivers and approvals identified on Schedule 6.3(f) of the Target Disclosure Schedules. Parent shall have received the consents required under that certain Second Amended and Restated Investors' Rights Agreement dated as of December 20, 1999, Parent, the investors listed on Exhibit A thereto and the holders of Parent Common Stock listed on Exhibit B thereto in connection with the assumption of the registration rights contained in the Target Warrants.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

   7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the terminating party or parties, whether before or after the requisite approval of the stockholders of
Target:

   (a) by mutual written consent of Parent and Target (which consent shall not be unreasonably withheld (i) in the case of Parent, if the conditions set forth in Section 6.2(a) or 6.2(b) would not reasonably be expected to be satisfied prior to the Termination Date (as defined in Section 7.1(b)) through the exercise of Parent's commercially reasonable efforts or (ii) in the case of Target, if the conditions set forth in Section 6.3(a) or 6.3(b) would not reasonably be expected to be satisfied prior to the Termination Date through the exercise of Target's commercially reasonable efforts);

   (b) by either Target or Parent if the Effective Time shall not have occurred on or before June 30,
2001 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 5.6) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

   (c) by either Target or Parent if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.6) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree or ruling or other action such party shall have used its reasonable best efforts to obtain, in accordance with
Section 5.6), in the case of each of (i) and (ii) which is necessary to fulfill the condition set forth in Section 6.1(c) and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.6 has been the cause of such action or inaction;

   (d) by either Target or Parent if the required approval of the stockholders of Target contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Target stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Target where the failure to obtain Target stockholder approval shall have been caused by the action or failure to act of Target and such action or failure to act constitutes a breach by Target of this Agreement);

   (e) by Parent if a Triggering Event (as defined below) shall have occurred;

   (f) by Target, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Target may not terminate this Agreement under this Section 7.1(f) for twenty (20) days after delivery of written notice from Target to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Target may not terminate this Agreement pursuant to this Section 7.1(f) if it shall have materially breached this Agreement or if such breach by Parent is cured during such 20-day period, provided that such cure shall be completed on or prior to the Termination
Date); or

   (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Target set forth in this Agreement, or if any representation or warranty of Target shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Target's representations and warranties or breach by Target is curable by Target through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) for twenty (20) days after delivery of written notice from Parent to Target of such breach, provided Target continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if it shall have materially breached this Agreement or if such breach by Target is cured during such 20-day period, provided that such cure shall be completed on or prior to the Termination
Date).

   For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Target or any committee thereof having authority to bind the Board shall for any reason have withheld or withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) Target shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Target in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of Target shall have failed to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five (5) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal or following the time at which Parent becomes aware of the existence of an Acquisition Proposal; (iv) the Board of Directors of Target or any committee thereof having authority to bind the Board shall have approved or publicly recommended any Acquisition Proposal;
(v) Target shall have entered into any letter of intent or similar document or any agreement, contract or commitment relating to any Acquisition Proposal;
(vi) a tender or exchange offer relating to securities of Target in excess of 15% of its outstanding voting securities shall have been commenced by a person unaffiliated with Parent and Target shall not have sent to its stockholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten
(10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Target's Board of Directors recommends rejection of such tender or exchange offer; or (vii) Target shall have intentionally breached its obligations under Section 5.4.

   7.2 Notice of Termination Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability hereunder on the part of Target, Parent, Merger Sub or their respective officers or directors, except (i) as set forth in Section 5.13(b), this Section 7.2, Section 7.3 and Article VIII (Miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreements or the Convertible Promissory Notes entered into pursuant to Section 5.13, all of which obligations shall survive termination of this Agreement in accordance with their terms.

   7.3 Fees and Expenses.

   (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Target shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the filing of the required materials under the HSR Act and the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

   (b) Termination Payments.

     (i) In the event that this Agreement is terminated by Parent pursuant to
  Section 7.1(e), Target shall promptly, but in no event later than one day after the date of such termination, pay Parent a fee equal to $600,000 in immediately available funds (the "Termination Fee") and shall pay Parent an amount equal to Parent's documented expenses incurred in connection with the transactions contemplated by this Agreement.

     (ii) In the event that (A) this Agreement is terminated by Parent or Target, as the case may be, pursuant to Section 7.1(d) or by Parent pursuant to Section 7.1(g), Target shall promptly, but in no event later than one business day after the date of such termination, pay Parent an amount equal to the sum of Parent's documented expenses incurred in connection with the transactions contemplated by this Agreement and the Termination Fee; or (B) this Agreement is terminated by Target pursuant to
  Section 7.1(f), Parent shall promptly, but in no event later than one business day after the date of such termination, pay Target an amount equal to the sum of Target's documented expenses incurred in connection with the transactions contemplated by this Agreement and the Termination Fee.

     (iii) In the event that (A) this Agreement is terminated by Parent or Target, as the case may be, pursuant to Section 7.1(b), and (B) at any time after the date of this Agreement and at or before the Termination Date an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Board of Directors of Target, Target shall promptly, but in no event later than one business day after the date of such termination, pay Parent an amount equal to Parent's documented expenses incurred in connection with the transactions contemplated by this Agreement, and furthermore, in the event that within twelve (12) months following such termination pursuant this Section 7.3(b)(iii) Target shall enter into a definitive agreement with a third party with respect to an Acquisition Transaction or shall consummate an Acquisition Transaction with a third party, Target shall contemporaneously with such execution or consummation, as the case may be, pay Parent a fee equal to the Termination Fee.

     (iv) Target acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Target fails promptly to pay the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against Target for the amounts set forth in this Section 7.3(b), Target shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this
  Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     (v) The remedies available pursuant to this Section 7.3(b) shall be in addition to, but without duplication in any way of, the remedies referred to in clause (ii) of Section 7.2.

   7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Target.

   7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

   8.1 Non-Survival of Representations and Warranties. The representations and warranties of Target, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

   8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

   (a) if to Parent or Merger Sub:

     Onvia.com, Inc.
     1260 Mercer Street
     Seattle, WA 98109
     Attention: Chief Strategy Officer
     Telephone No.: (206) 282-5170
     Telecopy No.: (206) 373-8961

  with a copy at the same address to the attention of the Legal Counsel and with a copy to:

     Venture Law Group
     A Professional Corporation
     4750 Carillon Point
     Kirkland, WA 98033
     Attention: Mark J. Handfelt
     Telephone No.: (425) 739-8700
     Telecopy No.: (425) 739-8750

   (b) if to Target:

     DemandStar.com, Inc.
     Attention: O. F. Ramos, President and CEO
     1200 S. Pine Island Road, Suite 600
     Plantation, FL 33324
     Telephone No.: (954) 577-6500
     Telecopy No.: (954) 577-3812

  with a copy to:

     Greenberg Traurig, P.A.
     111 North Orange Avenue, 20th Floor
     Orlando, FL 32801
     Attention: Randolph H. Fields
     Telephone No.: (407) 420-1000
     Telecopy No.: (407) 420-5909

  and with a copy to:

     L. A. Gornto, Jr., Esq.
     149 S. Ridgewood Avenue, Suite 300
     Daytona Beach, FL 32114
     Telephone No.: (904) 257-1899
     Telecopy No.: (904) 257-1833

   8.3 Interpretation; Certain Defined Terms.

   (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitations." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

   (b) For purposes of this Agreement the term "knowledge" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter.

   (c) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with a party hereto means any change, event, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such party and its subsidiaries taken as a whole, except (i) any continued or increased operating losses (provided that obligations of Target set forth in Section 4.1 are complied with) or (ii) to the extent that any such change, event or effect is attributable to or results from (x) changes in general economic conditions or changes affecting the industry generally in which such party operates, or (y) changes in trading prices for such party's capital stock.

   (d) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, Target (including any limited liability Target or joint stock Target), firm or other enterprise, association, organization, entity or Governmental Entity.

   (e) For purposes of this Agreement, "subsidiary" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

   8.4 Counterparts. This Agreement may be executed in one or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

   8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Target Disclosure Schedules and the Parent Disclosure Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreements shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.10.

   8.6 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable for any reason, the parties agree that such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of the remaining provisions of this Agreement, if
(i) such invalidity, illegality or unenforceability does not materially affect the intent or economic bargain detailed herein; or (ii) the parties agree to substitute for the invalid, illegal or unenforceable provision a valid, legal and enforceable provision which most closely approximates the intent and economic effect of the invalid provision.

   8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

   8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

   8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

   8.11 No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

   8.12 Waiver of Jury Trial. EACH OF PARENT, TARGET AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, TARGET OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                 [Remainder of page intentionally left blank.]

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          PARENT:

                                          ONVIA.COM, INC.

                                                  /s/ Michael D. Pickett
                                          By: _________________________________

                                                     Michael D. Pickett
                                          Name: _______________________________

                                                         President
                                          Title: ______________________________

                                          MERGER SUB:

                                          DRAGON ACQUISITION CORPORATION

                                                  /s/ Michael D. Pickett
                                          By: _________________________________

                                                     Michael D. Pickett
                                          Name: _______________________________

                                                         President
                                          Title: ______________________________

                                          TARGET:

                                          DEMANDSTAR.COM, INC.

                                                   /s/ Bernard B. Markey
                                          By: _________________________________

                                                     Bernard B. Markey
                                          Name: _______________________________

                                                          Chairman
                                          Title: ______________________________



                      [SIGNATURE PAGE TO MERGER AGREEMENT]

                                                                      APPENDIX B

                                VOTING AGREEMENT

                    LIST OF STOCKHOLDERS THAT HAVE EXECUTED
                   VOTING AGREEMENTS AND IRREVOCABLE PROXIES

                                                                       Number of
                Name of Stockholder                   Class of Stock    Shares
                -------------------                 ------------------ ---------
L.A. Gornto, Jr. .................................. Common Stock        275,000
H.T.E., Inc. ...................................... Series A Preferred  750,000
                                                    Common Stock       1,250,000
Edward S. Jordan................................... Common Stock        250,000
Bernard B. Markey.................................. Common Stock        113,000
D. Van Morris...................................... Common Stock        101,000
Edward A. Moses.................................... Common Stock        15,833
William Knox North................................. Common Stock        457,173
O.F. Ramos......................................... Common Stock        277,424
Trudy Sulzer....................................... None                  -0-
                                                    ------------------ ---------
  Total (including Series A Preferred on an as
   converted basis)................................                    3,489,430

                (Form of Voting Agreement and Irrevocable Proxy)

                              DEMANDSTAR.COM, INC.

                                VOTING AGREEMENT

   This Voting Agreement (the "Agreement") is made and entered into as of November 20, 2000, between Onvia.com, Inc., a Delaware corporation ("Acquiror"), and the undersigned stockholder ("Holder") of DemandStar.com, Inc., a Florida corporation ("Target").

                                    RECITALS

   Pursuant to an Agreement and Plan of Merger dated as of November 20, 2000 (the "Merger Agreement") by and among Acquiror, Dragon Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Acquiror ("Sub"), and Target, Sub is merging with and into Target (the "Acquisition") and Target, as the surviving corporation of the Acquisition, will thereby become a wholly owned subsidiary of Acquiror. Pursuant to the Merger Agreement and a request from Acquiror, in order to induce Acquiror to enter into the Merger Agreement, Target has agreed to use its best efforts to solicit the proxy of certain significant stockholders of Target on behalf of Acquiror, and to cause certain significant stockholders of Target to execute and deliver to Acquiror Voting Agreements in the form hereof. The Holder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding Common Stock and Preferred Stock, of Target as is indicated on the final page of this Agreement (the "Shares").

   In consideration of the execution of the Merger Agreement by Acquiror, Holder agrees not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of Target acquired by Holder hereafter and prior to the Expiration Date (as defined in Section 1(a) below), and agrees to vote the Shares and any other such shares of capital stock of Target so as to facilitate consummation of the Acquisition.

                                   AGREEMENT

   The parties agree as follows:

   1. Agreement to Retain Shares.

   (a) Transfer and Encumbrance. Holder agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge (except in connection with a bona fide loan transaction, provided that any pledgee agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber the Shares or any New Shares (as defined in Section 1(b)) prior to the Expiration Date and also agrees to be subject to the Proxy (as defined in Section 3)) or otherwise dispose of or encumber the Shares or any New Shares, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of
(i) such date and time as the Acquisition shall become effective in accordance with the terms and provisions of the Merger Agreement, (ii) June 30, 2001, and
(iii) six months after the date of termination of the Merger Agreement.

   (b) New Shares. Holder agrees that any shares of capital stock of Target that Holder purchases or with respect to which Holder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

   2. Agreement to Vote Shares. At every meeting of the stockholders of Target called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Target with respect to any of the following, Holder shall vote the Shares and any New Shares

(i) in favor of approval of the Merger Agreement and the Acquisition and any matter that could reasonably be expected to facilitate the Acquisition, and
(ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Acquisition) between Target and any person or entity other than Acquiror or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Target under the Merger Agreement or which could result in any of the conditions to Target's obligations under the Merger Agreement not being fulfilled. This Agreement is intended to bind Holder as a stockholder of Target only with respect to the specific matters set forth herein.

   3. Irrevocable Proxy. Concurrently with the execution of this Agreement, Holder agrees to deliver to Acquiror a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the extent provided in
Section 607.0722(b)(5) of the Florida Business Corporation Act, covering the total number of Shares and New Shares beneficially owned or as to which beneficial ownership is acquired (as such term is defined in Rule 13d-3 under the Exchange Act) by Holder set forth therein.

   4. Representations, Warranties and Covenants of Holder. Holder hereby represents, warrants and covenants to Acquiror that Holder (i) is the beneficial owner of the Shares, which at the date of this Agreement and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of Target other than the Shares (excluding shares as to which Holder currently disclaims beneficial ownership in accordance with applicable law); and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

   5. Additional Documents. Holder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Acquiror, to carry out the purpose and intent of this Agreement.

   6. Consent and Waiver. Holder hereby gives any consents or waivers that are reasonably required for the consummation of the Acquisition under the terms of any agreement to which Holder is a party or pursuant to any rights Holder may have.

   7. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

   8. Miscellaneous.

   (a) Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 8(a) shall be binding upon the parties and their respective successors and assigns.

   (b) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

   (c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

   (d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

   (e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or three business days after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

   (f) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable for any reason, the parties agree that such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of the remaining provisions of this Agreement, if
(i) such invalidity, illegality or unenforceability does not materially affect the intent or economic bargain detailed herein; or (ii) the parties agree to substitute for the invalid, illegal or unenforceable provision a valid, legal and enforceable provision which most closely approximates the intent and economic effect of the invalid provision.


                  [Remainder of page intentionally left blank]

   The parties have caused this Agreement to be duly executed on the date first above written.

                                          ACQUIROR

                                          ONVIA.COM, INC.

                                          By: _________________________________

                                          Name: _______________________________
                                                         (print)

                                          Title: ______________________________

                                          Address: ____________________________
                                                 ______________________________

                                          HOLDER

                                          By: _________________________________

                                          Name: _______________________________
                                                         (print)

                                          Title: ______________________________

                                          Holder's Address for Notice:
                                          _____________________________________
                                          _____________________________________
                                          _____________________________________

                                          Shares beneficially owned:



                                          Class of Shares     Number of Shares
                                          ---------------     ----------------



                      [Signature Page to Voting Agreement]

                                                                       EXHIBIT A

                               IRREVOCABLE PROXY

                                TO VOTE STOCK OF

                              DEMANDSTAR.COM, INC.

   The undersigned stockholder of DemandStar.com, Inc., a Florida corporation ("Target"), hereby irrevocably (to the full extent permitted by Section 607.0722(b)(5) of the Florida Business Corporation Law) appoints the members of the Board of Directors of Onvia.com, Inc., a Delaware corporation ("Acquiror"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Target that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Target issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy and in accordance with the third paragraph hereof. The Shares beneficially owned by the undersigned stockholder of Target as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the expiration Date (as defined below).

   This Proxy is irrevocable (to the extent permitted by Section 607.0722(b)(5) of the Florida Business Corporation Law) is granted pursuant to that certain Voting Agreement of even date herewith, by and among Acquiror and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of Acquiror entering into that certain Agreement and Plan of Merger, of even date herewith, by and among Target, Acquiror and Dragon Acquisition Corporation, a Florida corporation ("Sub") and wholly owned subsidiary of Acquiror (the "Merger Agreement"). The Agreement provides for the merger of Sub with and into Target (the "Acquisition"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Acquisition shall become effective in accordance with the terms and provisions of the Merger Agreement, (ii) June 30, 2001, and (ii) six months after the date of termination of the Merger Agreement.

   The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 607.0722(b)(5) of the Florida Business Corporation Law), at every annual, special or adjourned meeting of the stockholders of Target and in every written consent in lieu of such meeting (i) in favor of approval of the Acquisition and the Merger Agreement and in favor of any matter that could reasonably be expected to facilitate the Acquisition, and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Acquisition) between Target and any person or entity other than Acquiror or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Target under the Merger Agreement or which could result in any of the conditions to Target's obligations under the Merger Agreement not being fulfilled. The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

   Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

                  [Remainder of page intentionally left blank]

                                     B-A-1

   This Proxy is irrevocable (to the extent provided in Section 607.0722(b)(5) of the Florida Business Corporation Law).

   Dated: November 20, 2000

                                          _____________________________________
                                          (Signature of Holder)

                                          _____________________________________
                                          (Print Name of Holder)

                                          Shares beneficially owned:

                 Class of Shares Number of Shares
                 --------------- ----------------


                                     B-A-2

                                                                      APPENDIX C

                   OPINION OF FINANCIAL ADVISOR TO DEMANDSTAR

                            JANNEY MONTGOMERY SCOTT

                               INVESTMENT BANKING

                                Established 1832

November 17, 2000

Board of Directors
DemandStar.com Inc.
1200 Pine Island Rd., Suite 600
Plantation, FL 33324

Dear Members of the Board:

   You have requested our opinion with respect to the fairness, from a financial point of view, to the shareholders of DemandStar.com, Inc. (the "Company") of the consideration to be received by such shareholders pursuant to the Agreement and Plan of Merger (the "Agreement") dated November 17, 2000 by and among Onvia.com, Inc. ("Onvia") and the Company.

   Under the terms of the Agreement, the Company's shareholders will receive
0.6 shares of common stock of Onvia for each share of common stock of the Company (the "Merger Consideration"). A wholly-owned subsidiary of Onvia would be merged with and into the Company (the "Merger"). The terms and conditions of the Merger are more fully set forth in the Agreement.

   In reaching our opinion, we (i) reviewed certain historical and projected financial information relating to the Company; (ii) reviewed selected financial and stock market data for Onvia and certain other publicly traded companies;
(iii) reviewed the financial terms of certain recent business combinations;
(iv) performed discounted cash flow analysis for the Company; (v) reviewed the terms of the Agreement and certain related documents in draft form; and (vi) performed such other analyses, and considered such other factors, as we deemed appropriate. In addition, we held discussions with the management of the Company regarding the Company's business, operating results, financial condition and prospects.

   In connection with our review, we have relied upon the accuracy and completeness of all information provided to us by the Company and its representatives, and we have not attempted to independently verify any such information. We have also relied upon the assessment of the management of the Company regarding the Company's business and prospects, and assumed that the budgets and financial projections of the Company were prepared by management on the basis of reasonable assumptions and reflected the best currently available estimates and good faith judgments of the future financial performance of the Company. We have also assumed that the final terms of the Agreement and certain related documents reviewed by us in draft form will not vary materially from the drafts reviewed by us. We have not made an independent evaluation or appraisal of the Company's assets and liabilities. Our opinion is necessarily based on financial, market, economic and other conditions as they exist and can be evaluated as of the date of this letter. We undertake no obligation to update this opinion to reflect any developments occurring after the date hereof.

   Janney Montgomery Scott LLC ("Janney") is acting as financial advisor to the Company in connection with the Merger and will receive customary fees in connection with, and upon completion of, the Merger. In addition, the Company has agreed to indemnify Janney against certain liabilities arising out of the rendering of


                                                            1801 Market Street
                                                            Philadelphia,
                                                            PA 19103-1675
                                                            Tel 215.665.6180
                                                            Fax 215.665.6197

                                                            Members New York
                                                            Stock Exchange,
                                                            Inc.
                                                            Other Principal
                                                            Exchanges

                            JANNEY MONTGOMERY SCOTT

                               INVESTMENT BANKING

this opinion. Janney is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. During the spring of 2000, Janney was identified to certain state securities regulatory authorities as the broker of record in such jurisdictions in connection with the Company's rights offering.

   It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the Merger. This opinion may not be used for any other purpose, and may not be quoted or referred to, in whole or in part, without our prior written consent. This opinion does not address the relative merits of the Merger, any alternatives to the Merger available to the Company or the underlying decision of the Company to proceed with the Merger.

   Based upon the foregoing, we are of the opinion as of the date hereof, that the Merger consideration to be received by the shareholders of the Company pursuant to the Agreement is fair to such shareholders from a financial point of view.

                                          Very truly yours,

                                          /s/ JANNEY MONTGOMERY SCOTT LLC

                                                                      APPENDIX D

                     FLORIDA DISSENTERS' RIGHTS PROVISIONS

   607.1301 Dissenters' rights; definitions.--The following definitions apply to ss. 607.1302 and 607.1320:

   (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

   (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

   (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

   History.--s. 118, ch. 89-154

   607.1302 Right of shareholders to dissent.--

   (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

   (a) Consummation of a plan of merger to which the corporation is a party:

     1. If the shareholder is entitled to vote on the merger, or

     2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

   (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

   (c) As provided in s. 607.0902(l1), the approval of a control-share acquisition;

   (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

   (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

     1. Altering or abolishing any preemptive rights attached to any of his or her shares;

     2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

     3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

     4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

     5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

     6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

     7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidations; or

   (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

   (2) A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

   (3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

   (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

   (5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

   History.--s. 119, ch. 89-154; s 5, ch 94-327; s 31, ch. 97-102.

   607.1320 Procedure for exercise of dissenters' rights.--

   (1)(a) If a proposed corporate action creating dissenters' rights under s.
607.1302 is submitted to a vote at a shareholders' meeting. the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

     1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

     2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

   (b) If proposed corporate action creating dissenters' rights under s.
607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

   (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

   (3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

   (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

   (a) Such demand is withdrawn as provided in this section;

   (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

   (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

   (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

   (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

   (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

   (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

   (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

   (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects. appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

   (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

   (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation. but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

   (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

   History.--s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification under specific circumstances for liabilities including reimbursement for expenses incurred arising under the Securities Act. Onvia's certificate of incorporation and bylaws provide for indemnification of Onvia directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, Onvia has entered into indemnification agreements with some of its officers and directors. Currently, there is no pending litigation or proceeding involving a director for which indemnification is sought, nor is Onvia aware of any threatened litigation that may result in claims for indemnification.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits

   The following exhibits are filed herewith or incorporated herein by reference.

 Exhibit
 Number                                Description
 -------                               -----------
  2.1(1) Agreement and Plan of Merger dated June 9, 2000 among Onvia, Zanova,
          Inc. and Zanova Acquisition Corp.

  2.2(2) Agreement and Plan of Merger dated July 25, 2000 among Onvia, Griffin
          Acquisition Corporation and Globe-1, Incorporated.

  2.3    Agreement and Plan of Merger dated November 20, 2000 among Onvia,
          DemandStar.com, Inc. and Dragon Acquisition Corporation (incorporated by reference to Appendix A of the proxy statement/prospectus filed as part of this Registration Statement).

  3.1(3) Certificate of Incorporation of Onvia.

  3.2(3) Bylaws of Onvia.

  4.1(3) Form of Onvia's common stock certificate.

  4.2(3) Amended and Restated Investors' Rights Agreement dated December 20,
          1999, as amended.

  4.3(3) Warrant to Purchase Shares of Series A Preferred Stock issued by Onvia to Meier Mitchell & Company as of August 5, 1999.

  4.4 Form of Warrant to Purchase Common Stock of Zanova, Inc. (formerly iTool.com, Inc.) (assumed by Onvia).

  4.5    Form of Common Stock Purchase Warrant of Globe-1, Incorporated
          (assumed by Onvia).

  4.6    Form of Warrant Agreement dated December 21, 1999 issued by
          DemandStar.com, Inc. (to be assumed by Onvia upon completion of the merger).

  5.1*   Opinion of Venture Law Group, A Professional Corporation.

  8.1*   Tax Opinion of Venture Law Group, A Professional Corporation.

  8.2*   Tax Opinion of Greenberg Traurig, P.A.

  9.1 Form of Voting Agreement dated November 20, 2000 by and between Onvia and certain holders of DemandStar capital stock (incorporated by reference to Appendix B of this proxy statement/prospectus filed as part of this Registration Statement).

 10.1(3) Form of Indemnification Agreement between Onvia and each of its officers and directors.

  Exhibit
  Number                                Description
  -------                               -----------
 10.2(3)   Loan and Security Agreement between Onvia and Dominion Venture
            Finance L.L.C. dated as of June 15, 1999.

 10.3(3)   Loan and Security Agreement among MMC/GATX Partnership No. 1,
            Comdisco, Inc. and Onvia dated as of August 5, 1999.

 10.4(3)   Office Lease between Firdex Associates and MegaDepot.com, Inc. dated as of April 1999.

 10.5(3)   Office Lease among Stratton Properties, Inc., Glenn S. Ballman and
            MegaDepot.com, Inc. dated as of May 9, 1998.

 10.6(3)   Lease between Onvia and No. 150 Cathedral Ventures Ltd. dated as of
            June 1, 1999.

 10.7(3)   Amended and Restated 1999 Stock Option Plan.

 10.8(3)   Secured Promissory Note issued by Glenn S. Ballman to Onvia dated as of October 14, 1999.

 10.9(3)   Offer Letter dated March 25, 1999 with Mark T. Calvert.

 10.10(3)  Offer Letter dated August 25, 1999 with Douglas H. Kellam.

 10.11(3)  Offer Letter dated July 23, 1999 with Mark A. Pawlosky.

 10.12(3)  Common Stock Purchase Agreement with Glenn S. Ballman dated as of
            January 9, 1999.

 10.13(3)  Common Stock Purchase Agreement with Glenn S. Ballman dated as of
            January 18, 1999.

 10.14(3)  Common Stock Purchase Agreement with Robert D. Ayer dated as of
            January 18, 1999.

 10.15(3)  Common Stock Purchase Agreement with Kristen M. McLaughlin (formerly
            Kristen M. Hamilton) dated as of January 18, 1999.

 10.16(3)  Common Stock Purchase Agreement with William W. Ericson dated as of
            January 18, 1999.

 10.17(3)  Common Stock Purchase Agreement with Michael D. Pickett dated as of
            April 9, 1999.

 10.18(3)  Common Stock Purchase Agreement with Jeffrey C. Ballowe dated as of
            December 8, 1999.

 10.19(3)  Mercer Yale Building Amended and Restated Office Lease Agreement
            between Onvia and Blume Yale Limited Partnership dated as of February 8, 2000.

 10.20(3)  2000 Employee Stock Purchase Plan.

 10.21(3)  2000 Directors' Stock Option Plan.

 10.22(3)  Offer Letter dated October 14, 1999 with James R. Bridges.

 10.23+(3) Interactive Marketing Agreement between America Online, Inc. and
            Onvia dated as of February 4, 2000.

 10.24(3)  Common Stock Purchase Agreement between Internet Capital Group, Inc.
            and Onvia dated as of February 4, 2000.

 10.25(3)  Form of Indemnification Agreement (Delaware).

 10.26(3)  General Security Agreement between Onvia and Imperial Bank dated May
            7, 1999.

 10.27(3)  Form of Secured Promissory Note (Officers).

 10.28(4)  Form of Convertible Promissory Note to be issued by DemandStar to
            Onvia.

 10.29*+   Community E-Commerce Agreement dated as of December 18, 2000 by and between Onvia and firstsource corp.

 10.30     Separation Agreement dated as of December 4, 2000 between Onvia and
            Mark Calvert.

 21.1      List of Subsidiaries.

 23.1      Consent of Deloitte & Touche LLP.

 23.2      Consent of Ernst & Young LLP.

 Exhibit
 Number                                Description
 -------                               -----------
  23.3   Consent of Arthur Andersen LLP.

  23.4*  Consent of Venture Law Group, A Professional Corporation.

  23.5   Consent of Janney Montgomery Scott, LLC.

  24.1 Power of Attorney (see page II-5 of this proxy statement/prospectus as filed on December 21, 2000).

--------
(1) Incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed on July 26, 2000.

(2) Incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed on August 18, 2000.

(3) Incorporated by reference to the Registrant's Registration Statement on Form S-1 dated December 21, 1999, as amended (File No. 333-93273).

(4) Incorporated by reference to Exhibit 3 to Registrant's Schedule 13D filed with respect to DemandStar.com, Inc. on November 29, 2000 (File No. 0-28703).

 + Confidential treatment has been granted as to certain portions of this Exhibit.

 *   To be filed by amendment.

 +   Confidential treatment will be sought for portions of this Exhibit.

   (b) Financial Statement Schedules

   All financial statement schedules are omitted because they are inapplicable or the requested information is shown in the financial statements of the registrant or the related notes to the financial statements.

Item 22. Undertakings

   The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Restated Certificate of Incorporation of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on December 21, 2000.

                                          ONVIA, INC.

                                                  /s/ Glenn S. Ballman
                                          By: _________________________________
                                                      Glenn S. Ballman
                                                Chief Executive Officer and
                                                   Chairman of the Board

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Glenn Ballman, Michael Jacobsen and Andrew Mun, and each of them, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ Glenn S. Ballman             Chief Executive Officer     December 21, 2000
______________________________________  and Chairman of the Board
           Glenn S. Ballman             of Directors (Principal
                                        Executive Officer)

      /s/ Michael D. Pickett           President, Chief Operating  December 21, 2000
______________________________________  Officer, Director
          Michael D. Pickett

     /s/ Michael A. Jacobsen           Vice President of Finance   December 21, 2000
______________________________________  (Principal Financial and
         Michael A. Jacobsen            Accounting Officer)

      /s/ Jeffrey C. Ballowe           Director                    December 21, 2000
______________________________________
          Jeffrey C. Ballowe

      /s/ William W. Ericson           Director                    December 21, 2000
______________________________________
          William W. Ericson

        /s/ Kenneth A. Fox             Director                    December 21, 2000
______________________________________
            Kenneth A. Fox

              Signature                          Title                   Date
              ---------                          -----                   ----

     /s/ Nancy J. Schoendorf           Director                    December 21, 2000
______________________________________
         Nancy J. Schoendorf

       /s/ Steven D. Smith             Director                    December 21, 2000
______________________________________
           Steven D. Smith

                                 EXHIBIT INDEX

 Exhibit
 Number                               Description
 -------                              -----------
   4.4   Form of Warrant to Purchase Common Stock of Zanova, Inc. (formerly
          iTool.com, Inc.) (assumed by Onvia).

   4.5   Form of Common Stock Purchase Warrant of Globe-1, Incorporated
          (assumed by Onvia).

   4.6   Form of Warrant Agreement dated December 21, 1999 issued by
          DemandStar.com, Inc. (to be assumed by Onvia upon completion of the merger).




  10.30  Separation Agreement dated as of December 4, 2000 between Onvia and
          Mark Calvert.

  21.1   List of Subsidiaries.

  23.1   Consent of Deloitte & Touche LLP.

  23.2   Consent of Ernst & Young LLP.

  23.3   Consent of Arthur Andersen LLP.

  23.5   Consent of Janney Montgomery Scott, LLC.